EXHIBIT 10.1

Execution Version

CREDIT AGREEMENT

among

COMPOSECURE, INC., as PARENT,

COMPOSECURE HOLDINGS, L.L.C., as BORROWER,

VARIOUS LENDERS

and

JPMORGAN CHASE BANK, N.A.,
as ADMINISTRATIVE AGENT and COLLATERAL AGENT
_______________________________________

dated as of January 14, 2026

JPMORGAN CHASE BANK, N.A.,

BOFA SECURITIES, INC.

DEUTSCHE BANK SECURITIES INC.

GOLDMAN SACHS BANK USA

TD SECURITIES (USA) LLC

BMO CAPITAL MARKETS CORP.

CITIZENS BANK, N.A.

FIFTH THIRD BANK, NATIONAL ASSOCIATION

ROYAL BANK OF CANADA

THE BANK OF NOVA SCOTIA

and

THE HUNTINGTON NATIONAL BANK,
as JOINT LEAD ARRANGERS AND BOOKRUNNERS

i

ii

iii

iv

v

SCHEDULE 1.01(a)	Unrestricted Subsidiaries
SCHEDULE 1.01(b)	Existing Letters of Credit
SCHEDULE 1.01(d)	Mortgaged Properties
SCHEDULE 1.09	Guaranty and Security Principles
SCHEDULE 1.10	Foreign Guarantor Provisions
SCHEDULE 2.01	Commitments
SCHEDULE 2.18(a)	Reverse Dutch Auction Procedures
SCHEDULE 6.02	Jurisdictions of Local Counsel Opinions
SCHEDULE 6.06(c)	Foreign Security Agreements
SCHEDULE 8.14	Subsidiaries
SCHEDULE 8.18	Labor Matters
SCHEDULE 9.16	Post-Closing Matters
SCHEDULE 10.01(iii)	Existing Liens
SCHEDULE 10.04	Existing Indebtedness
SCHEDULE 10.05(iii)	Existing Investments
SCHEDULE 10.06(viii)	Affiliate Transactions
SCHEDULE 13.03	Notice Addresses

EXHIBIT A 1	Form of Notice of Borrowing
EXHIBIT A 2	Form of Notice of Conversion/Continuation
EXHIBIT B 1	Form of Term Note
EXHIBIT B 2	Form of Revolving Note
EXHIBIT C-1	U.S. Tax Compliance Certificate
EXHIBIT C-2	U.S. Tax Compliance Certificate
EXHIBIT C-3	U.S. Tax Compliance Certificate
EXHIBIT C-4	U.S. Tax Compliance Certificate
EXHIBIT D	Form of Secretary’s Certificate
EXHIBIT E	Form of U.S. Security Agreement
EXHIBIT F	Form of Guaranty
EXHIBIT G	Form of Solvency Certificate
EXHIBIT H	Form of Compliance Certificate
EXHIBIT I	Form of Assignment and Assumption Agreement
EXHIBIT J	Form of Incremental Agreement
EXHIBIT K	Form of Junior Intercreditor Agreement

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THIS CREDIT AGREEMENT, dated as of January 14, 2026, among, CompoSecure, Inc., a Delaware corporation (“Parent”), CompoSecure Holdings, L.L.C., a Delaware limited liability company (the “Borrower”), the Lenders party hereto from time to time and JPMorgan Chase Bank, N.A. (“JPMorgan”), as the Administrative Agent and the Collateral Agent. All capitalized terms used herein and defined in Article 1 are used herein as therein defined.

W I T N E S S E T H:

WHEREAS, on the Closing Date (a) the Borrower has requested that the Lenders extend credit in the form of (i) Initial Term Loans hereunder in the aggregate principal amount of $1,200,000,0000 and (ii) Revolving Loans in an aggregate principal amount at any time outstanding not to exceed $400,000,000 and (b) the Borrower has requested that the Issuing Banks make available Letters of Credit in an aggregate stated amount at any time outstanding not to exceed $75,000,000;

NOW, THEREFORE, the Lenders are willing to extend such credit to each Borrower and each Issuing Bank is willing to issue Letters of Credit for the account of each Borrower and its Subsidiaries on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE 1

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01              Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Acquired Entity” or “Acquired Business” shall mean either (x) the assets constituting a business, division, product line, manufacturing facility or distribution facility of any Person not already a Subsidiary of Parent, which assets shall, as a result of the respective acquisition, become assets of Parent or a Restricted Subsidiary (or assets of a Person who shall be merged with and into Parent or a Restricted Subsidiary of Parent) or (y) a majority of the Equity Interests of any such Person, which Person shall, as a result of the respective acquisition, become a Restricted Subsidiary (or shall be merged with and into Parent or a Restricted Subsidiary of Parent).

“Additional/Replacement Revolving Commitments” shall have the meaning provided in Section 2.14(a).

“Additional Security Documents” shall have the meaning provided in Section 9.11(a).

“Adjusted Consolidated Working Capital” shall mean, at any time, Consolidated Current Assets less Consolidated Current Liabilities at such time.

“Adjusted EURIBOR Rate” means, with respect to any Alternative Currency Term Rate Loan denominated in Euros for any Interest Period, an interest rate per annum equal to (a) the EURIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that if the Adjusted EURIBOR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Administrative Agent” shall mean JPMorgan, in its capacity as Administrative Agent for the Lenders hereunder, and shall include any successor to the Administrative Agent appointed pursuant to Section 12.10.

“Administrative Questionnaire” shall mean an administrative questionnaire in the form supplied by the Administrative Agent.

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

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“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that neither the Administrative Agent nor any Lender (nor any Affiliate thereof) shall be considered an Affiliate of the Borrower or any Subsidiary thereof as a result of this Agreement, the extensions of credit hereunder or its actions in connection therewith. Notwithstanding anything to the contrary in this definition, Resolute Management shall not be deemed an Affiliate of Parent, the Borrower or any Restricted Subsidiary of Parent.

“Agents” shall mean the Administrative Agent, the Collateral Agent, and any other agent with respect to the Credit Documents, including, without limitation, the Lead Arrangers.

“Aggregate Commitments” shall mean, at any time, the aggregate amount of the Revolving Commitments of all Lenders.

“Aggregate Exposures” shall mean, at any time, the sum of (a) the aggregate Outstanding Amount of all Revolving Loans plus (b) the LC Exposure, each determined at such time.

“Agreement” shall mean this Credit Agreement, as may be amended, amended and restated, modified, supplemented, extended or renewed from time to time.

“All-In Yield” means, as to any Indebtedness, the yield thereof, whether in the form of interest rate, margin, original issue discount, upfront fees or a Term SOFR Rate, Base Rate or other applicable floor, in each case, incurred or payable by the Borrower generally to all the lenders of such Indebtedness; provided that original issue discount and upfront fees shall be equated to interest rate assuming a four year life to maturity (or, if less, the stated life to maturity at the time of its incurrence of the applicable indebtedness); provided, further, that “All-In Yield” shall not include (x) prepayment or redemption premiums, amendment fees, arrangement fees, structuring fees, commitment fees, underwriting fees, unused line fees, ticking fees and similar fees (regardless of whether paid in whole or in part to any or all lenders) or other fees not paid generally to all lenders of such indebtedness or (y) consent fees paid generally to consenting lenders.

“Alternative Currency” shall mean Canadian Dollars, Euros and Pounds Sterling and, subject to Section 2.16, any other currency.

“Alternative Currency Daily Rate” means, for any day, with respect to any Credit Extension:

(a)                 denominated in Pounds Sterling, the rate per annum equal to SONIA determined pursuant to the definition thereof; and

(b)                denominated in any other Alternative Currency (to the extent such Loans denominated in such currency will bear interest at a daily rate), the daily rate per annum as designated with respect to such Alternative Currency at the time such Alternative Currency is approved by the Administrative Agent and the relevant Lenders pursuant to Section 2.16(a) plus the adjustment (if any) determined by the Administrative Agent and the relevant Lenders pursuant to Section 2.16(a);

provided, that, if any Alternative Currency Daily Rate shall be less than the Floor, such rate shall be deemed to be equal to the Floor for purposes of this Agreement. Any change in an Alternative Currency Daily Rate shall be effective from and including the date of such change without further notice.

“Alternative Currency Daily Rate Loan” means a Loan that bears interest at a rate based on the definition of “Alternative Currency Daily Rate.” All Alternative Currency Daily Rate Loans must be denominated in an Alternative Currency.

“Alternative Currency Equivalent” shall mean, at any time, with respect to any amount denominated in U.S. Dollars, the equivalent amount thereof in the applicable Alternative Currency, as determined by the Administrative

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Agent or an Issuing Bank, as the case may be, at such time on the basis of the Exchange Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with U.S. Dollars.

“Alternative Currency Loan” shall mean an Alternative Currency Daily Rate Loan or an Alternative Currency Term Rate Loan, as applicable.

“Alternative Currency Term Rate” means, for any Interest Period, with respect to any Credit Extension:

(a)                       denominated in Euros, the Adjusted EURIBOR Rate;

(b)                      denominated in Canadian Dollars, Term CORRA; and

(c)                       denominated in any other Alternative Currency (to the extent such Loans denominated in such currency will bear interest at a term rate), the term rate per annum as designated with respect to such Alternative Currency at the time such Alternative Currency is approved by the Administrative Agent and the relevant Lenders pursuant to Section 2.16(a) plus the adjustment (if any) determined by the Administrative Agent and the relevant Lenders pursuant to Section 2.16(a);

provided, that, if any Alternative Currency Term Rate shall be less than the Floor, such rate shall be deemed to be equal to the Floor for purposes of this Agreement.

“Alternative Currency Term Rate Loan” means a Loan that bears interest at a rate based on the definition of “Alternative Currency Term Rate.” All Alternative Currency Term Rate Loans must be denominated in an Alternative Currency.

“AML Legislation” means the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” applicable laws, whether within Canada or elsewhere, including any regulations, guidelines or orders thereunder.

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Authority” means, with respect to any Alternative Currency, the applicable administrator for the Relevant Rate for such Alternative Currency or any Governmental Authority having jurisdiction over the Administrative Agent or such administrator.

“Applicable Increased Term Loan Spread” shall mean, with respect to any then outstanding Initial Term Loans at the time of the incurrence of any new Tranche of dollar-denominated Incremental Term Loans pursuant to Section 2.14 which new Tranche is subject to an All-In Yield that is greater than the All-In Yield applicable to such then outstanding Initial Term Loans by more than 0.50% and subject to the other terms and conditions set forth in Section 2.14(a)(viii), the margin per annum (expressed as a percentage) mutually determined by the Administrative Agent and the Borrower in good faith (and notified by the Administrative Agent to the Lenders) as the margin per annum required to cause the All-In Yield applicable to such then outstanding Initial Term Loans to equal (i) the All-In Yield applicable to such new Tranche of Incremental Term Loans minus (ii) 0.50%. Each mutual determination of the “Applicable Increased Term Loan Spread” by the Administrative Agent and the Borrower shall be conclusive and binding on all Lenders absent manifest error.

“Applicable Margin” shall mean:

(a) with respect to any Initial Term Loans, (i) 2.25% per annum for Term SOFR Loans and (ii) 1.25% per annum for Base Rate Loans; and

(b) with respect to Revolving Loans, (i) from the Closing Date until the third Business Day that immediately follows the date on which a Compliance Certificate is delivered pursuant to Section 9.01(d) in respect of the first full fiscal quarter ending after the Closing Date, 2.25% per annum for Term SOFR Loans, Alternative Currency Daily

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Rate Loans and Alternative Currency Term Rate Loans and 1.25% per annum for Base Rate Loans and (ii) thereafter, the applicable percentage per annum set forth below, as determined by reference to the Consolidated First Lien Net Leverage Ratio, as set forth in the then most recent Compliance Certificate received by the Administrative Agent pursuant to Section 9.01(d):

Applicable Margin
Pricing Level	Consolidated First Lien Net Leverage Ratio	Term SOFR Loans, Alternative Currency Daily Rate Loans, Alternative Currency Term Rate Loans	Base Rate Loans
1	>3.20:1:00	2.25%	1.25%
2	≤3.20:1:00 and >2.70:1.00	2.00%	1.00%
3	≤2.70:1.00	1.75%	0.75%

Any increase or decrease in the Applicable Margin resulting from a change in the Consolidated First Lien Net Leverage Ratio shall become effective as of the third Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 9.01(d); provided, however, that “Pricing Level 1” for the table set forth above shall apply without regard to the Consolidated First Lien Net Leverage Ratio (x) at any time after the date on which any annual or quarterly financial statement was required to have been delivered pursuant to Section 9.01(a) or Section 9.01(b) but was not delivered (or the Compliance Certificate related to such financial statements was required to have been delivered pursuant to Section 9.01(d) but was not delivered), commencing with the third Business Day immediately following such date and continuing until the third Business Day immediately following the date on which such financial statements (or, if later, the Compliance Certificate related to such financial statements) are delivered, or (y) at the election of the Majority Lenders under the applicable Tranche at such time, at all times if an Event of Default shall have occurred and be continuing.

The Applicable Margins for (x) any Tranche of Incremental Term Loans shall be (i) in the case of Incremental Term Loans added to an existing Tranche, the same as the Applicable Margins for such existing Tranche, and (ii) otherwise, as specified in the applicable Incremental Agreement; provided that (a) on and after the date of such incurrence of any Tranche of Incremental Term Loans which gives rise to a determination of an Applicable Increased Term Loan Spread in accordance with Section 2.14, the Applicable Margins for any Tranche of Initial Term Loans shall be the higher of (1) the Applicable Increased Term Loan Spread for such Tranche of Initial Term Loans determined in accordance in Section 2.14 and (2) the Applicable Margin for such Type and Tranche of Initial Term Loans as otherwise determined above in the absence of this clause (x), (y) any Tranche of Refinancing Term Loans shall be the applicable percentages per annum provided pursuant to the relevant Refinancing Term Loan Amendment and (z) any Extension Series of Extended Term Loans shall be the applicable percentages per annum provided pursuant to the relevant Extension Amendment.

“Applicable Prepayment Percentage” shall mean, (a) with respect to any Excess Cash Flow Payment Period, 50%; provided that if the Consolidated First Lien Net Leverage Ratio is (i) less than or equal to 3.20 to 1.00 and greater than 2.70 to 1.00 (as set forth in a Compliance Certificate delivered pursuant to Section 9.01(d) for the fiscal year or four fiscal quarter period, as applicable, then last ended), the Applicable Prepayment Percentage shall instead be 25% and (ii) less than or equal to 2.70 to 1.00 (as set forth in a Compliance Certificate delivered pursuant to Section 9.01(d), for the fiscal year or four fiscal quarter period, as applicable, then last ended), the Applicable Prepayment Percentage shall instead be 0% and (b) with respect to any Asset Sale, 100%; provided that if the Consolidated First Lien Net Leverage Ratio, calculated on a Pro Forma Basis after giving effect to such Asset Sale, is (i) less than or equal to 3.20 to 1.00 and greater than 2.70 to 1.00 (as set forth in a Compliance Certificate delivered pursuant to Section 9.01(d) for the fiscal year or four fiscal quarter period, as applicable, then last ended), the Applicable Prepayment Percentage shall instead be 50% and (ii) less than or equal to 2.70 to 1.00 (as set forth in a Compliance Certificate delivered pursuant to Section 9.01(d), for the fiscal year or four fiscal quarter period, as applicable, then last ended), the Applicable Prepayment Percentage shall instead be 0%.

“Applicable Proceeds” means the Applicable Prepayment Percentage of the Net Sale Proceeds from an Asset Sale.

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“Applicable Time” shall mean, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the applicable Issuing Bank, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment and, in the case of borrowing requests and payments by Borrower, notified in writing to Borrower. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account of the Administrative Agent (i) in the case of Loans in Dollars, payments received by the Administrative Agent in Dollars, no later than 12:00 p.m. New York City time, (ii) in the case of Loans in Euros or Pounds Sterling, payments received by the Administrative Agent in Euros or Pounds Sterling, no later than 12:00 p.m., London time and (iii) in the case of Loans in Canadian Dollars, payments received by the Administrative Agent in Canadian Dollars, no later than 12:00 p.m. New York City time.

“Approved Commercial Bank” shall mean a commercial bank with a consolidated combined capital and surplus of at least $5,000,000,000.

“Approved Fund” means, in relation to any Tranche, any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans or similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) an existing Lender of such Tranche, (b) an Affiliate of an existing Lender of such Tranche or (c) an entity or an Affiliate of an entity that administers or manages an existing Lender of such Tranche.

“Asset Sale” shall mean any sale, transfer or other disposition by Parent or any of its Restricted Subsidiaries to any Person (including by way of redemption by such Person) of any property or asset (including, without limitation, any capital stock or other securities of, or Equity Interests in, another Person) pursuant to Sections 10.02(ii) or (xii)(b).

“Assignment and Assumption Agreement” shall mean an Assignment and Assumption Agreement substantially in the form of Exhibit I (appropriately completed) or such other form as shall be acceptable to the Administrative Agent and the Borrower (such approval by the Borrower not to be unreasonably withheld, delayed or conditioned).

“Auction” shall have the meaning set forth in Section 2.18(a).

“Auction Manager” shall have the meaning set forth in Section 2.18(a).

“Audited Financial Statements” shall have the meaning provided in Section 6.09.

“Available Amount” shall mean, on any date (the “Determination Date”), an amount equal to:

(a)       the sum of, without duplication:

(1)       (A) the greater of (x) $275,000,000 and (y) 50% of Consolidated EBITDA plus (B) an amount (which shall not be less than zero in the aggregate) equal to 50% of the Consolidated Net Income of Parent for the period (taken as one accounting period) from January 1, 2026 to the end of the most recently ended fiscal quarter for which internal consolidated financial statements of Parent are available at the time of such measurement (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(2)       100% of the aggregate net cash proceeds and the fair market value of property other than cash received by Parent after the Closing Date (A) as a contribution to its common equity capital (other than Contribution Amounts or any Specified Equity Contribution) or (B) from the issue or sale of the Equity Interests of Parent (other than any (x) Disqualified Stock, (y) Excluded Contributions or (z) Equity Interests sold to a Restricted Subsidiary of Parent or pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of Parent or a Restricted Subsidiary of Parent or to the extent such net cash proceeds are applied to any other basket or exception under this Agreement), or from the issue or sale of

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Disqualified Stock of Parent or debt securities of Parent or the Borrower (other than Disqualified Stock or debt securities issued or sold to a Restricted Subsidiary of Parent), in each case that have been converted into or exchanged for Equity Interests of Parent (other than Disqualified Stock); plus

(3)       100% of the aggregate amount of cash proceeds and the fair market value of property other than cash received by Parent or a Restricted Subsidiary of Parent from (A) the sale or disposition (other than to Parent or a Restricted Subsidiary of Parent) of Investments made after the Closing Date the permissibility of which was contingent upon the utilization of the Available Amount and from repayments, repurchases and redemptions of such Investments from Parent and its Restricted Subsidiaries by any Person (other than Parent or its Restricted Subsidiaries); (B) a return, profit, distribution or similar amounts from an Investment made after the Closing Date the permissibility of which was contingent upon the utilization of the Available Amount, to the extent that such amounts were not otherwise included in the Consolidated Net Income of Parent for such period, (C) the sale (other than to Parent or any of its Restricted Subsidiaries) of the Equity Interests of an Unrestricted Subsidiary; (D) a distribution or dividend from an Unrestricted Subsidiary, to the extent that such amounts were not otherwise included in the Consolidated Net Income of Parent for such period; and (E) any Investment that was made after the Closing Date in a Person that is not a subsidiary at such time that subsequently becomes a Restricted Subsidiary of Parent; plus

(4)       in the event that any Unrestricted Subsidiary of Parent designated as such in reliance on the Available Amount after the Closing Date is redesignated as a Restricted Subsidiary or has been merged or consolidated with or into or transfers or conveys its assets to, or is liquidated into, Parent or a Restricted Subsidiary of Parent, in each case after Closing Date, the fair market value of Parent’s Investment in such Subsidiary as of the date of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), after deducting any Indebtedness associated with the Unrestricted Subsidiary so designated or combined or any Indebtedness associated with the assets so transferred or conveyed (limited, to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary constituted an Investment not made entirely in reliance on the Available Amount, to the percentage of such fair market value that is proportional to the portion of such Investment that was made in reliance on the Available Amount); plus

(5)       the amount of Leverage Excess Proceeds; plus

(6)       the amount of Declined Proceeds;

minus (b) the sum of:

(1)       the aggregate amount of the consideration paid by Parent and its Restricted Subsidiaries in reliance upon the Available Amount under Section 9.13(a) in connection with Permitted Acquisitions consummated on or after the Closing Date and on or prior to the Determination Date;

(2)       the aggregate amount of all Dividends made by Parent and its Restricted Subsidiaries pursuant to Section 10.03(xiv) on or after the Closing Date and on or prior to the Determination Date;

(3)       the aggregate amount of all Investments made by Parent and its Restricted Subsidiaries pursuant to Section 10.05(xviii) on or after the Closing Date and on or prior to the Determination Date; and

(4)       the aggregate amount of repayments, repurchases, redemptions or defeasances of Indebtedness in reliance on the Available Amount pursuant to Section 10.07(a) on or after the Closing Date and on or prior to the Determination Date.

“Available RP Capacity Amount” means, as of any date of determination, the aggregate amount of Dividends available to be made on such date of determination in reliance on Sections 10.03(iii), (iv), (xiii), (xiv), (xv), (xvi), (xviii), and (xx).

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“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean(a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” shall have the meaning provided in Section 11.05.

“Bankruptcy Proceedings” shall have the meaning provided in Section 13.04(g).

“Base Rate” shall mean, for any day, a fluctuating rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1%, and (c) Term SOFR Rate with a one month Interest Period commencing two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1.00%; provided that, for the purpose of this definition, the Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Term SOFR Rate, respectively. For the avoidance of doubt, if the Base Rate as determined pursuant to the foregoing would be less than 0.00%, such rate shall be deemed to be 0.00% for purposes of calculating such rate.

“Base Rate Loan” shall mean each Loan which is designated or deemed designated as a Base Rate Loan by the Borrower at the time of the incurrence thereof or conversion thereto.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d 3 and Rule 13d 5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will not be deemed to have beneficial ownership of any securities that such “person” has the right to acquire or vote only upon the happening of any future event or contingency (including the passage of time) that has not yet occurred. The terms “Beneficially Owns” and “Beneficially Owned” and other similar terms have a corresponding meaning.

“Beneficial Ownership Certification” means a certification regarding individual beneficial ownership solely to the extent expressly required by the Beneficial Ownership Regulation in form and substance consistent with the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“BIA” shall mean the Bankruptcy and Insolvency Act (Canada).

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“Borrower” shall have the meaning provided in the first paragraph of this Agreement. For the avoidance of doubt, if any Credit Party has been joined pursuant to Section 9.12 of this Agreement, such entity will also be a “Borrower.”

“Borrowing” shall mean the borrowing of (a) the same Type of Term Loan pursuant to a single Tranche from all the Lenders having Commitments with respect to such Tranche on a given date (or resulting from a conversion or conversions on such date), having, in the case of Term SOFR Loans, the same Interest Period, or (b) the same Type of Revolving Loan by the Borrower from all the Lenders having Commitments on a given date (or resulting from a conversion or conversions on such date), having, in the case of Term SOFR Loans or Alternative Currency Term Rate Loans, the same Interest Period; provided that (x) Base Rate Loans incurred pursuant to Section 3.01 shall be considered part of the related Borrowing of Term SOFR Loans or CORRA Loans, as applicable, and (y) any Incremental Term Loans incurred pursuant to Section 2.14(a) shall be considered part of the related Borrowing of the then outstanding Tranche of Term Loans (if any) to which such Incremental Term Loans are added pursuant to, and in accordance with the requirements of, Section 2.14(c).

“Business Day” shall mean (i) for all purposes other than as covered by clause (ii) below, any day except Saturday, Sunday and any day which shall be in New York City or Toronto, Ontario a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close and (ii) solely with respect to Loans denominated in an Alternative Currency:

(a)                 if such day relates to any interest rate settings as to an Alternative Currency Loan denominated in Canadian Dollars, any fundings, disbursements, settlements and payments in Canadian Dollars in respect of any such Alternative Currency Loan, or any other dealings in Canadian Dollars to be carried out pursuant to this Agreement in respect of any such Alternative Currency Loan, means a Business Day other than a day on which commercial banks in Toronto are authorized or required by law to remain closed;

(b)                if such day relates to any interest rate settings as to an Alternative Currency Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Alternative Currency Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Alternative Currency Loan, means a Business Day that is also a TARGET Day; and

(c)                 if such day relates to any interest rate settings as to an Alternative Currency Loan denominated in Pounds Sterling, means a Business Day other than a day on which banks are closed for general business in London because such day is a legal holiday under the laws of the United Kingdom.

“Canadian Anti-Terrorism Laws” shall mean any Canadian law, judgment, order, executive order, decree, ordinance, rule or regulation related to terrorism financing, money laundering or sanctions including Part II.1 of the Criminal Code (Canada), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), and regulations promulgated pursuant to the Special Economic Measures Act (Canada), the United Nations Act (Canada) and the Justice for Victims of Corrupt Foreign Officials Act (Canada).

“Canadian Credit Party” shall mean any Credit Party that is incorporated, formed or otherwise organized under the laws of Canada or any province or territory thereof.

“Canadian DB Pension Plan” means a Canadian Pension Plan which contains a “defined benefit provision”, as that term is defined in subsection 147.1(1) of the Income Tax Act (Canada).

“Canadian Dollars” or “C$” shall mean the lawful currency of Canada.

“Canadian Pension Plan” means a “registered pension plan” as that term is defined in subsection 248(1) of the Income Tax Act (Canada).

“Canadian Security Agreement” shall mean that certain Canadian Security Agreement to be executed by each Canadian Credit Party and delivered to the Collateral Agent after the Closing Date in a form to be agreed between the

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Borrower and the Administrative Agent and based on the form of U.S. Security Agreement with necessary conforming changes (as amended, amended and restated, modified, supplemented, extended or renewed from time to time), covering all of each such Canadian Credit Party’s present and future Collateral referred to therein.

“Canadian Subsidiary” shall mean each Subsidiary of Parent that is incorporated, formed or otherwise organized under the laws of Canada or any province or territory thereof.

“Capital Expenditures” shall mean, with respect to any Person, all expenditures by such Person which are required to be capitalized in accordance with U.S. GAAP and, without duplication, the amount of Capitalized Lease Obligations incurred by such Person; provided that Capital Expenditures shall not include (i) the purchase price paid in connection with a Permitted Acquisition, (ii) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for such existing equipment being traded in at such time, (iii) expenditures made in leasehold improvements, to the extent reimbursed by the landlord, (iv) expenditures to the extent that they are actually paid for by a third party (excluding any Credit Party or any of its Restricted Subsidiaries) and for which no Credit Party or any of its Restricted Subsidiaries has provided or is required to provide or incur, directly or indirectly, any consideration or monetary obligation to such third party or any other Person (whether before, during or after such period) and (v) property, plant and equipment taken in settlement of accounts.

“Capitalized Lease Obligations” shall mean, with respect to any Person, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the notes thereto) in accordance with U.S. GAAP, provided that no obligation will be deemed a “Capital Lease Obligation” for any purpose under this Agreement if such obligation would not, as of December 15, 2018, have been required to be capitalized and reflected as a liability on a balance sheet in accordance with U.S. GAAP.

“Capital Stock” shall mean, (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company, membership interests and (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Collateralize” shall mean to pledge and deposit with or deliver to the Administrative Agent for deposit into the LC Collateral Account, for the benefit of the Administrative Agent or the Issuing Banks (as applicable) and the Lenders, cash, Cash Equivalents (if reasonably acceptable to the Administrative Agent and the Issuing Bank) or, if the Administrative Agent or Issuing Bank benefiting from such collateral shall agree in its sole discretion, other credit support (including by backstop with a letter of credit satisfactory to the applicable Issuing Bank or by being deemed reissued under another agreement acceptable to the applicable Issuing Bank) applicable as collateral for the LC Exposure or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash in accordance with Section 2.12(j). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” shall mean:

(i)       U.S. Dollars, Canadian dollars, Pounds Sterling, euros, the national currency of any participating member state of the European Union or, in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(ii)       readily marketable direct obligations of any member of the European Economic Area, Switzerland, or Japan, or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of such country, and, at the time of acquisition thereof, having a credit rating of at least Aa3 (or the equivalent grade) by Moody’s or AA- by S&P;

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(iii)       marketable general obligations issued by (a) any state of the United States or any political subdivision thereof or any instrumentality thereof that are guaranteed by the full faith and credit of such state or (b) Canada or any agency or instrumentality thereof that are guaranteed by the full faith and credit of Canada, and in each case, at the time of acquisition thereof, having a credit rating of at least Aa3 (or the equivalent grade) by Moody’s or AA- by S&P;

(iv)       securities or any other evidence of Indebtedness or readily marketable direct obligations issued or directly and fully guaranteed or insured by (a) the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) or (b) Canada or any agency or instrumentality thereof (provided that the full faith and credit of Canada is pledged in support of those securities), in each case, having maturities of not more than twenty-four months from the date of acquisition;

(v)       certificates of deposit and eurodollar time deposits with maturities of twenty-four months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding twenty-four months and overnight bank deposits, in each case, with any Lender party to this Agreement or any commercial bank or trust company having, or which is the principal banking subsidiary of a bank holding company having, a long-term unsecured debt rating of at least “A” or the equivalent thereof from S&P or “A2” or the equivalent thereof from Moody’s;

(vi)       repurchase obligations with a term of not more than thirty days for underlying securities of the types described in clauses (iv) and (v) above entered into with any financial institution meeting the qualifications specified in clause (v) above;

(vii)       commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within twenty-four months after the date of acquisition;

(viii)       money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (i) through (vii) of this definition; and

(ix)       Indebtedness or preferred stock issued by Person having a credit rating of at least A-2 (or the equivalent grade) by Moody’s or A by S&P, maturing within twenty-four months after the date of acquisition.

“CCAA” shall mean the Companies’ Creditors Arrangement Act (Canada).

“CFC” shall mean a Subsidiary of Parent that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change of Control” shall be deemed to occur if:

(a)       any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act, but excluding any employee benefit plan of such Person or “group” and its subsidiaries and any Person and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than one or more Permitted Holders, shall have acquired Beneficial Ownership of Equity Interests of Parent representing, directly or indirectly, more than 50% of the aggregate total ordinary voting power for the election of members of the board of directors of Parent (determined on a fully diluted basis), unless the Permitted Holders otherwise have the right (pursuant to contract, proxy, ownership of Equity Interests or otherwise), directly or indirectly, to designate or appoint more than 50% of the members of the board of directors of Parent; or

(b)       Parent shall cease to own, directly or indirectly, 100% of the Equity Interests of the Borrower.

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Notwithstanding anything to the contrary in this definition or any provision of Section 13d-3 of the Exchange Act, (i) no Person or “ group” shall be deemed to Beneficially Own Equity Interests to be acquired by such Person or “ group” pursuant to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting agreement related thereto) until the consummation of the acquisition of the Equity Interests in connection with the transactions contemplated by such agreement, (ii) if any group includes one or more Permitted Holders, the issued and outstanding Equity Interest of Parent owned, directly or indirectly, by any Permitted Holders that are part of such group shall not be treated as being Beneficially Owned by such group or any other member of such group for purposes of determining whether a Change of Control has occurred, (iii) a Person or group will not be deemed to beneficially own the Equity Interests of another Person as a result of its ownership of Equity Interests or other securities of such other Person’s parent entity (or related contractual rights) unless it owns 50% or more of the total voting power of the Equity Interests entitled to vote for the election of directors of such parent entity having a majority of the aggregate votes on the board of directors (or similar body) of such parent entity and (iv) the right to acquire Equity Interests (so long as such Person does not have the right to direct the voting of the Equity Interests subject to such right) or any veto power or consent rights with respect to a Person or Equity Interests will not cause a party to be a Beneficial Owner.

Notwithstanding the preceding, a conversion of Parent, the Borrower or any other Restricted Subsidiary from a limited liability company, corporation, limited partnership or other form of entity to a limited liability company, corporation, limited partnership or other form of entity or an exchange of all of the outstanding Capital Stock in one form of entity for Capital Stock for another form of entity shall not constitute a Change of Control, so long as following such conversion or exchange the “persons” (as that term is used in Section 13(d)(3) of the Exchange Act) who Beneficially Owned the Capital Stock of such entity immediately prior to such transactions continue to Beneficially Own in the aggregate more than 50% of the Voting Equity Interests of such entity, or continue to Beneficially Own sufficient Equity Interests in such entity to elect a majority of its directors, managers, trustees or other persons serving in a similar capacity for such entity, and in either case no “person” Beneficially Owns more than 50% of the Voting Equity Interests of such entity. Furthermore, the transfer of assets between or among Parent and any Restricted Subsidiary shall not itself constitute a Change of Control.

“Closing Date” shall mean January 14, 2026.

“CME Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean all property (whether real, personal or otherwise) with respect to which any security interests have been granted (or purported to be granted) pursuant to any Security Document (including any Additional Security Documents), including, without limitation, all “Collateral” (or similar term) as described in the Security Agreements and all Mortgaged Properties; provided that in no event shall the term “Collateral” include any Excluded Collateral.

“Collateral Agent” shall mean the Administrative Agent acting as collateral agent for the Secured Creditors pursuant to the Security Documents, and any successor to the Collateral Agent appointed pursuant to Section 12.10.

“COMI Regulation” shall have the meaning set forth in Section 8.20.

“Commitment” shall mean, (a) with respect to any Revolving Lender, such Revolving Lender’s Revolving Commitment or LC Commitment, Additional/Replacement Revolving Commitment or any Extended Revolving Commitment and (b) with respect to any Term Lender, any of the commitments of such Term Lender, whether an Initial Term Loan Commitment, Extended Term Loan Commitment, Refinancing Term Loan Commitment or an Incremental Term Loan Commitment of such Lender.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

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“Compliance Certificate” shall mean a certificate of the Responsible Officer of Parent substantially in the form of Exhibit H hereto, or otherwise in form and substance reasonably satisfactory to the Administrative Agent.

“Conforming Changes” means, with respect to the use, administration of or any conventions associated with any Alternative Currency Daily Rate, Alternative Currency Term Rate (other than Term CORRA or Daily Simple CORRA), SOFR or any proposed Successor Rate for an Alternative Currency or Term SOFR Rate, as applicable, any conforming changes to the definitions of “Base Rate,” “SOFR,” “Term SOFR Rate,” “Alternative Currency Daily Rate,” “Alternative Currency Term Rate,” “Interest Period” (and, in each case, the definitions of any component thereof) timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definition of “Business Day,” timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice for such Alternative Currency (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate for such Alternative Currency exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement and any other Credit Document).

“Consolidated Current Assets” shall mean, at any time, the consolidated current assets of Parent and its Restricted Subsidiaries at such time (other than (i) cash and Cash Equivalents, amounts related to current or deferred Taxes based on income or profits, assets held for sale, loans to third parties that are permitted under this Agreement, pension assets, deferred bank fees and derivative financial instruments and (ii) in the event that a Securitization Financing is accounted for off-balance sheet, (x) gross accounts receivable comprising Securitization Assets sold pursuant to such Securitization Financing less (y) collection against the amount sold pursuant to clause (x)).

“Consolidated Current Liabilities” shall mean, at any time, the consolidated current liabilities of Parent and its Restricted Subsidiaries at such time, but excluding the current portion of any Indebtedness under this Agreement, the current portion of any other long-term Indebtedness which would otherwise be included therein, accruals of consolidated interest expense (excluding consolidated interest expense that is due and unpaid), accruals for current or deferred Taxes based on income or profits, accruals of any costs or expenses related to restructuring reserves to the extent permitted to be included in the calculation of Consolidated EBITDA, the current portion of pension liabilities, liabilities associated with customer prepayments and deposits and reserves recorded for expected future losses on customer contracts.

“Consolidated Depreciation and Amortization Expense” shall mean, with respect to any Person, for any period, the total amount of depreciation and amortization expense, including (i) amortization of deferred financing fees and debt issuance costs, commissions, fees and expenses (including other fees and charges (including (interest expense) related to any Securitization Financing or any Receivables Facility)), (ii) amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits and (iii) amortization of intangibles (including, without limitation, amortization of turnaround costs, goodwill and organizational costs) (excluding any such adjustment to the extent that it represents an accrual of or reserve for cash expenditures in any future period except to the extent such adjustment is subsequently reversed), in each case of such Person and its Restricted Subsidiaries for such period on a consolidated basis in accordance with U.S. GAAP.

“Consolidated EBITDA” shall mean, with respect to any Person for any period, the Consolidated Net Income of such Person for such period; plus (without duplication):

(i)       provision for Taxes based on income, profits or capital (including state franchise Taxes and similar Taxes in the nature of income tax) of such Person and its Restricted Subsidiaries for such period, foreign withholding Taxes, giving effect to any payroll tax credits, income tax credits and similar credits and including an amount equal to the tax distributions actually made to the holders of the Equity Interests of such Person or its Restricted Subsidiaries or any direct or indirect parent of such Person or its Restricted Subsidiaries in respect of such period in accordance with Section 10.03 (vi)(B) as though such amounts had been paid as income Taxes directly by such Person, in each case, to the extent that such provision for Taxes was deducted in computing such Consolidated Net Income; plus

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(ii)       the Consolidated Depreciation and Amortization Expense of such Person and its Restricted Subsidiaries for such period, to the extent such expenses were deducted in computing such Consolidated Net Income; plus

(iii)       the Consolidated Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Consolidated Fixed Charges were deducted in computing such Consolidated Net Income; plus

(iv)       any other consolidated non-cash losses, charges and expenses of such Person and its Restricted Subsidiaries, including any write-offs or write-downs, for such period, to the extent that such consolidated non-cash charges were included in computing such Consolidated Net Income; provided that if any such non-cash charge represents an accrual or reserve for anticipated cash charges in any future period, (I) such Person may determine not to add back such non-cash charge in the period for which Consolidated EBITDA is being calculated and (II) to the extent such Person does decide to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period; plus

(v)       any losses from foreign currency transactions and foreign translations (including losses related to currency remeasurements of Indebtedness) of such Person and its Restricted Subsidiaries for such period, to the extent that such losses were taken into account in computing such Consolidated Net Income; plus

(vi)       (a) the Specified Permitted Adjustments and (b) any other cost savings, operating expense reductions, operating improvements and synergies permitted to be added back to this definition pursuant to the definition of “Pro Forma Cost Savings” (including, without limitation, expenses attributable to the implementation of such cost savings initiatives and costs and expenses related to employment of terminated employees incurred by such Person during such period to the extent such costs and expenses were deducted in computing Consolidated Net Income); plus

(vii)       losses in respect of post-retirement benefits of such Person, as a result of the application of ASC 715, Compensation-Retirement Benefits, to the extent that such losses were deducted in computing such Consolidated Net Income; plus

(viii)       the amount of all payments by such Person in respect of the reimbursement of expenses and payment of any indemnification obligations or break or termination fees owed under any applicable Management Agreement to the extent permitted under Section 10.06; plus

(ix)       any proceeds from business interruption insurance received by such Person during such period, to the extent the associated losses arising out of the event that resulted in the payment of such business interruption insurance proceeds were included in computing Consolidated Net Income; plus

(x)       (I) any fees and expenses (including, for the avoidance of doubt, credit insurance) related to a Qualified Securitization Financing or any Receivables Facility, to the extent such fees and expenses are included in computing Consolidated Net Income and (II) the amount of loss or discount on sales of Securitization Assets to a Securitization Subsidiary in connection with a Securitization Financing, in each case to the extent included in computing Consolidated Net Income; plus

(xi)       [reserved];

(xii)       any contingent or deferred payments (including, without limitation, indemnification payments, adjustments of purchase or acquisition price, earn outs, noncompetes, consulting payments and similar obligations) incurred in connection with the acquisition or disposition of any business, assets or Restricted Subsidiary of Parent or any other Investment, to the extent paid or accrued during such period; plus

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(xiii)       the amount of any interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any Restricted Subsidiary of such Person that is not a Wholly-Owned Restricted Subsidiary of such Person; plus

(xiv)       adjustments, exclusions and add-backs (i) consistent with Regulation S-X, (ii) adjustments of the nature or type used in connection with the calculation of “Pro Forma Net Adjusted EBITDA” as set forth in the investor presentation, dated January 2026 relating to Parent and the Transaction, and other adjustments of a similar nature to the foregoing and (iii) contained in any due diligence quality of earnings report from time to time prepared with respect to the target of an acquisition or Investment by a nationally recognized accounting firm; plus

(xv)       with respect to any joint venture that is not a Restricted Subsidiary, an amount equal to the proportion of those items described in clauses (i), (ii) and (iii) above relating to such joint venture corresponding to such Person’s and its Restricted Subsidiaries’ proportionate share of such joint venture’s Consolidated Net Income (determined as if such joint venture were a Restricted Subsidiary) solely to the extent Consolidated Net Income of such joint venture was reduced thereby; minus

(xvi)       the amount of any gain in respect of post-retirement benefits as a result of the application of ASC 715, to the extent such gains were taken into account in computing such Consolidated Net Income; minus

(xvii)       any gains from foreign currency transactions (including gains related to currency remeasurements of Indebtedness) of such Person and its Restricted Subsidiaries for such period, to the extent that such gains were taken into account in computing such Consolidated Net Income; minus

(xviii)       non-cash gains increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business and other than reversals of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period;

provided, that Parent may, in its sole discretion, elect to not make any adjustment for any item pursuant to the foregoing clauses (i) through (xviii) above if any such item individually is less than $2,000,000 in any fiscal quarter.

Unless otherwise specified herein, any reference to Consolidated EBITDA shall be deemed to mean the Consolidated EBITDA of Parent and its Restricted Subsidiaries calculated for the most recent period of four consecutive fiscal quarters for which internal financial statements are available immediately preceding the date on which such calculation is made, calculated on a Pro Forma Basis for such period.

Notwithstanding anything to the contrary contained herein, it is understood and agreed that Consolidated EBITDA shall be, at any time of determination occurring on or after the Closing Date (as calculated on a Pro Forma Basis), $174,200,000, $97,600,000, $130,200,000 and $137,300,000 for the fiscal quarters ended on or about December 31, 2024, March 31, 2025, June 30, 2025, September 30, 2025, respectively, in each case, as may be further adjusted (without duplication) on a Pro Forma Basis, and giving pro forma effect to any adjustment set forth herein.

“Consolidated First Lien Net Leverage Ratio” shall mean, at any time, the ratio of (i) Consolidated First Lien Secured Debt at such time to (ii) Consolidated EBITDA for the Test Period then most recently ended for which Section 9.01 Financials were required to have been delivered (or at the option of the Borrower, internally available financial statements). If the Consolidated First Lien Net Leverage Ratio is being determined for a given Test Period, Consolidated First Lien Secured Debt shall be measured on the last day of such Test Period, with Consolidated EBITDA being determined for such Test Period.

“Consolidated First Lien Secured Debt” shall mean, at any time, (i) the sum of all Consolidated Indebtedness at such time that is secured by a Lien on any assets of Parent or any of its Restricted Subsidiaries less (ii) the aggregate principal amount of Indebtedness of Parent and its Restricted Subsidiaries at such time that is secured solely by a Lien

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on the assets of Parent and its Restricted Subsidiaries that is junior to the Lien securing the Obligations, and less (iii) the aggregate amount of unrestricted cash and Cash Equivalents (in each case, free and clear of all Liens, other than nonconsensual Liens permitted by Section 10.01 and Liens created under any Credit Document, any Permitted Pari Passu Loan Documents, any Permitted Pari Passu Notes Documents, any Refinancing Note Documents or Refinancing Term Loan Amendment in respect of Refinancing Notes or Refinancing Term Loans that rank pari passu with the Term Loans and any Permitted Junior Debt Documents (to the extent that such cash and Cash Equivalents also secure the Indebtedness hereunder on a senior priority basis)) included on the consolidated balance sheet of Parent and its Restricted Subsidiaries at such time, in each case, calculated on a Pro Forma Basis.

“Consolidated Fixed Charges” shall mean, for any period of four consecutive fiscal quarters for which Section 9.01 Financials were required to have been delivered (or at the option of the Borrower, internally available financial statements), for Parent and its Restricted Subsidiaries on a consolidated basis, the sum, without duplication, of the Consolidated Interest Charges for such period to the extent paid in cash (or accrued and payable on a current basis in cash), including, without limitation, amortization of original issue discount, the interest component of all payments associated with Capitalized Lease Obligations, and the net of the effect of all payments made or received pursuant to Interest Rate Protection Agreements in respect of interest rates (other than in connection with the early termination thereof, and excluding any non-cash interest expense attributable to the mark-to-market valuation of Interest Rate Protection Agreements or other derivatives pursuant to GAAP) and excluding amortization or write-off of deferred financing fees, debt issuance costs, commissions, discounts, fees and expenses, including any expensing of bridge, commitment fees or other financing fees, costs of surety bonds, charges owed with respect to letters of credit, bankers’ acceptances or similar facilities, the non-cash portion of interest expense resulting from the reduction in the carrying value under purchase accounting of Parent’s and its Subsidiaries’ outstanding Indebtedness and commissions, discounts, yield and other fees and charges (including any interest expense) related to any Securitization Financing; provided that, for purposes of calculating Consolidated Interest Charges, no effect will be given to the discount and/or premium resulting from the bifurcation of derivatives under ASC 815, Derivatives and Hedging, as a result of the terms of the Indebtedness to which such Consolidated Interest Charges applies less the consolidated interest income of Parent and its Restricted Subsidiaries for such period, whether received or accrued, to the extent such income was included in determining Consolidated Net Income; provided that in the case of any Person that became a Restricted Subsidiary of such Person after the commencement of such four-quarter period, the interest expense of such Person paid in cash prior to the date on which it became a Restricted Subsidiary of such Person will be disregarded. Notwithstanding the foregoing, for purposes of calculating Consolidated Fixed Charges for any period that includes a fiscal quarter (or portion thereof) prior to the Closing Date, Consolidated Fixed Charges shall be calculated from the period from the Closing Date to the date of determination divided by the number of days in such period and multiplied by 365. For purposes of this definition, interest on Capitalized Lease Obligations will be deemed to accrue at the interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligations in accordance with GAAP.

“Consolidated Indebtedness” shall mean, as of any date of determination, the sum of (without duplication) (i) all Capitalized Lease Obligations of Parent and its Restricted Subsidiaries, (ii) all Indebtedness of Parent and its Restricted Subsidiaries of the type described in clause (i)(A) of the definition of “Indebtedness” and (iii) all Contingent Obligations of Parent and its Restricted Subsidiaries in respect of Indebtedness of any third Person of the type referred to in the preceding clauses (i) and (ii), in each case, determined on a consolidated basis in accordance with U.S. GAAP and calculated on a Pro Forma Basis; provided that Consolidated Indebtedness shall not include Indebtedness in respect of any notes or other debt securities that have been defeased or satisfied and discharged in accordance with the applicable indenture or with respect to which the required deposit has been made in connection with a call for repurchase or redemption to occur within the time period set forth in the applicable indenture, in each case to the extent such transactions are permitted by Section 10.07(a). For the avoidance of doubt, it is understood that obligations under any Receivables Facility and any Qualified Securitization Financing do not constitute Consolidated Indebtedness.

“Consolidated Interest Charges” shall mean, for any period of four consecutive fiscal quarters for which Section 9.01 Financials were required to have been delivered (or at the option of the Borrower, internally available financial statements), for Parent and its Restricted Subsidiaries on a consolidated basis, all cash interest, premium payments, debt discount, charges and related fees and expenses, net of interest income, of Parent and its Restricted Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with U.S. GAAP (including

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commissions, discounts, yield and other fees (including related interest expenses) related to any Qualified Securitization Financing or any Receivables Facility), excluding (a) up-front or financing fees, transaction costs, commissions, expenses, premiums or charges, (b) costs associated with obtaining, or breakage costs in respect of swap or hedging agreements, (c) amortization of deferred financing costs and (d) all cash dividends, whether paid or accrued, on any series of preferred stock or any series of Disqualified Stock of such Person or any of its Restricted Subsidiaries, excluding items eliminated in consolidation, in each case, determined on a consolidated basis in accordance with U.S. GAAP. Notwithstanding the foregoing, for purposes of calculating Consolidated Interest Charges for any period that includes a fiscal quarter (or portion thereof) prior to the Closing Date (other than as a component of Consolidated EBITDA), Consolidated Interest Charges shall be calculated from the period from the Closing Date to the date of determination divided by the number of days in such period and multiplied by 365.

“Consolidated Net Income” shall mean, with respect to any specified Person for any period, the aggregate of the net income (loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with U.S. GAAP; provided that:

(i)       any after-tax effect of all extraordinary (as determined in accordance with U.S. GAAP prior to giving effect to Accounting Standards Update No. 2015-01, Income Statement—Extraordinary and Unusual Items (Subtopic 225-20), Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items), nonrecurring or unusual gains or losses or income or expenses or charges (including related to the Transaction) or any restructuring charges or reserves, including, without limitation, any expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternate uses, retention, severance, system establishment cost, contract termination costs, costs to consolidate facilities and relocate employees, advisor fees and other out of pocket costs and non-cash charges to assess and execute operational improvement plans and restructuring programs, will be excluded;

(ii)       any expenses, costs or charges incurred, or any amortization thereof for such period, in connection with any equity issuance, Investment, New Project, acquisition, disposition, recapitalization or incurrence or repayment of, or amendment or waiver of the operative documents with respect to, Indebtedness permitted under this Agreement, including a refinancing thereof (in each case whether or not successful) (including any such costs and charges incurred in connection with the Transaction), and all gains and losses realized in connection with any business disposition or any disposition of assets outside the ordinary course of business or the disposition of securities or the early extinguishment of Indebtedness or derivative instruments, together with any related provision for taxes on any such gain, loss, income or expense will be excluded;

(iii)       the net income (or loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be excluded; provided that the income of such Person will be included to the extent of the amount of dividends or similar distributions paid in cash (or converted to cash) to the specified Person or a Restricted Subsidiary of the Person;

(iv)       the net income (or loss) of any Person and its Restricted Subsidiaries will be calculated without deducting the income attributed to, or adding the losses attributed to, the minority equity interests of third parties in any non-Wholly-Owned Restricted Subsidiary except to the extent of the dividends paid in cash (or convertible into cash) during such period on the shares of Equity Interests of such Restricted Subsidiary held by such third parties;

(v)       solely for the purpose of determining the amount available under clause (a)(1)(B) of the definition of “Available Amount,” the net income (but not loss) of any Restricted Subsidiary (other than the Borrower or any Guarantor) will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that the Consolidated Net Income of such Person will be increased by the amount of dividends or distributions or

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other payments actually paid in cash (or converted to cash) by any such Restricted Subsidiary to such Person in respect of such period, to the extent not already included therein;

(vi)       the cumulative effect of any change in accounting principles will be excluded;

(vii)       (a) any non-cash expenses, charges or expenses realized or resulting from the grant or periodic remeasurement of stock options, restricted stock grants or other equity incentive programs (including any stock appreciation and similar rights), other management or employee benefit plnan or agreement and (b) any costs, charges or expenses realized, resulting from or incurred pursuant to any management equity plan or stock option plan or other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent, in the case of clause (b) above, that such costs or expenses are funded with cash proceeds contributed to the common equity capital of Parent or a Restricted Subsidiary of Parent, will be excluded;

(viii)       the effect of any non-cash impairment charges or write-ups, write-downs or write-offs of assets or liabilities resulting from the application of U.S. GAAP and the amortization of intangibles and other fair value adjustments resulting from any non-cash impairment charges or write-ups, write-downs or write-offs, in each case, arising from the application of U.S. GAAP, including pursuant to ASC 805, Business Combinations, ASC 350, Intangibles-Goodwill and Other, or ASC 360, Property, Plant and Equipment, as applicable, will be excluded;

(ix)       any net after-tax income or loss from disposed, abandoned or discontinued or transferred or closed operations and any net after-tax gains or losses on disposed, abandoned or discontinued, transferred or closed operations will be excluded;

(x)       any increase in amortization or depreciation, or effect of any adjustments to inventory, property, plant or equipment, software, goodwill and other intangibles, debt line items, deferred revenue or rent expense, any one time cash charges (such as purchased in process research and development or capitalized manufacturing profit in inventory) or any other effects, in each case, resulting from purchase accounting will be excluded;

(xi)       an amount equal to the tax distributions actually made to the holders of the Equity Interests of such Person or any direct or indirect parent of such Person in respect of such period under Section 10.03(vi)(B) will be included as though such amounts had been paid as income taxes directly by such Person for such period;

(xii)       unrealized gains and losses relating to foreign currency translation or foreign currency transactions, including those relating to mark-to-market of Indebtedness resulting from the application of U.S. GAAP, including pursuant to ASC 830, Foreign Currency Matters, (including any net loss or gain resulting from hedge arrangements for currency exchange risk) will be excluded;

(xiii)       any net gain or loss in connection with the early extinguishment of Indebtedness or obligations under Interest Rate Protection Agreements or Other Hedging Agreements (including of ASC 815, Derivatives and Hedging) shall be excluded;

(xiv)       the amount of any restructuring, business optimization, acquisition and integration costs and charges or reserves (including, without limitation, retention, severance, systems establishment costs, excess pension charges, information technology costs, rebranding costs, recruiting and signing bonuses and expenses, contract termination costs, including future lease commitments, costs related to the start-up (including entry into new market/channels and new service offerings), preopening, opening, closure or relocation, reconfiguration or consolidation of facilities and costs to relocate employees, systems, facilities or equipment conversion costs, consulting fees, costs associated with tax projects and audits, inventory, distribution, marketing or sales optimization programs, retention, severance, systems establishment costs, contract termination costs, future lease commitments and excess pension charges) or other fees related to any

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of the foregoing (including any such costs, charges or reserves and fees incurred in connection with the Transactions) will be excluded;

(xv)       accruals and reserves that are established or adjusted within 36 months after the Closing Date that are so required to be established as a result of the Transaction in accordance with U.S. GAAP shall be excluded;

(xvi)       all amortization and write-offs of deferred financing fees, debt issuance costs, commissions, fees and expenses, costs of surety bonds, charges owed with respect to letters of credit, bankers’ acceptances or similar facilities, and expensing of any bridge, commitment or other financing fees (including in connection with a transaction undertaken but not completed), will be excluded;

(xvii)       all discounts, commissions, fees and other charges (including interest expense) associated with any Qualified Securitization Financing will be excluded;

(xviii)       (i) the non-cash portion of “straight-line” rent expense will be excluded and (ii) the cash portion of “straight-line” rent expense that exceeds the amount expensed in respect of such rent expense will be included;

(xix)       losses, charges and expenses that are covered by indemnification or other reimbursement provisions in connection with any asset disposition will be excluded to the extent actually reimbursed, or, so long as such Person has made a determination that a reasonable basis exists for indemnification or reimbursement, but only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days);

(xx)       non-cash charges or income relating to adjustments to deferred tax asset valuation allowances will be excluded;

(xxi)       cash dividends or returns of capital from Investments (such return of capital not reducing the ownership interest in the underlying Investment), in each case received during such period, to the extent not otherwise included in Consolidated Net Income for that period or any prior period subsequent to the Closing Date will be included;

(xxii)       non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP and related interpretation shall be excluded; and

(xxiii)       (i) revenues, royalties and commissions otherwise deferred under GAAP, shall be included in the relevant period and (ii) the amount of previously deferred revenues, royalties and commissions recognized under GAAP during the relevant period shall be excluded;

provided, that Parent may, in its sole discretion, elect to not make any adjustment for any item pursuant to the foregoing clauses (i) through (xxiii) above if any such item individually is less than $2,000,000 in any fiscal quarter.

“Consolidated Senior Secured Debt” shall mean, at any time, (i) the sum of all Consolidated Indebtedness at such time that is secured by a Lien on any assets of Parent or any of its Restricted Subsidiaries less (ii) the aggregate amount of unrestricted cash and Cash Equivalents (in each case, free and clear of all Liens, other than nonconsensual Liens permitted by Section 10.01 and Liens created under any Credit Document, any Permitted Pari Passu Loan Documents, any Permitted Pari Passu Notes Documents, any Refinancing Note Documents or Refinancing Term Loan Amendment in respect of Refinancing Notes or Refinancing Term Loans that rank pari passu with the Term Loans and any Permitted Junior Debt Documents (to the extent that such cash and Cash Equivalents also secure the Indebtedness hereunder on a senior priority basis)) included on the consolidated balance sheet of Parent and its Restricted Subsidiaries at such time, in each case, calculated on a Pro Forma Basis.

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“Consolidated Senior Secured Net Leverage Ratio” shall mean, at any time, the ratio of (i) Consolidated Senior Secured Debt at such time to (ii) Consolidated EBITDA of Parent and its Restricted Subsidiaries for the Test Period then most recently ended for which Section 9.01 Financials were required to have been delivered (or at the option of the Borrower, internally available financial statements). If the Consolidated Senior Secured Net Leverage Ratio is being determined for a given Test Period, Consolidated Senior Secured Debt shall be measured on the last day of such Test Period, with Consolidated EBITDA being determined for such Test Period.

“Consolidated Total Assets” shall mean, as of any date of determination, the amount that would, in conformity with U.S. GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of Parent and the Restricted Subsidiaries at such date.

“Consolidated Total Net Leverage Ratio” shall mean, at any time, the ratio of (x) Consolidated Indebtedness at such time less the aggregate amount of unrestricted cash and Cash Equivalents (in each case, free and clear of all Liens, other than nonconsensual Liens permitted by Section 10.01 and Liens created under any Credit Document, any Permitted Pari Passu Loan Documents, any Permitted Pari Passu Notes Documents, any Refinancing Note Documents or Refinancing Term Loan Amendment in respect of Refinancing Notes or Refinancing Term Loans that rank pari passu with the Term Loans and any Permitted Junior Debt Documents (to the extent that such cash and Cash Equivalents also secure the Indebtedness hereunder on a senior priority basis)) included on the consolidated balance sheet of Parent and its Restricted Subsidiaries at such time to (y) Consolidated EBITDA of Parent and its Restricted Subsidiaries for the Test Period then most recently ended for which Section 9.01 Financials were required to have been delivered (or at the option of the Borrower, internally available financial statements). If the Consolidated Total Net Leverage Ratio is being determined for a given Test Period, Consolidated Indebtedness shall be measured on the last day of such Test Period, with Consolidated EBITDA being determined for such Test Period.

“Contingent Obligation” shall mean, as to any Person, any obligation of such Person as a result of such Person being a general partner of any other Person, unless the underlying obligation is expressly made non-recourse as to such general partner, and any obligation of such Person guaranteeing or intended to guarantee any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any such obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Contract Consideration” shall have the meaning provided to such term in the definition of “Excess Cash Flow.”

“Contribution Amounts” shall mean the aggregate amount of capital contributions applied by Parent to permit the incurrence of Contribution Indebtedness pursuant to Section 10.04(ix).

“Contribution Indebtedness” shall mean Indebtedness of Parent or any Restricted Subsidiary in an aggregate principal amount not greater than the aggregate amount of cash contributions (other than the proceeds from the issuance of Disqualified Stock, Excluded Contributions, contributions by Parent or any Restricted Subsidiary or any Specified Equity Contribution) made to the capital of Parent or such Restricted Subsidiary after the Closing Date (whether through the issuance or sale of capital stock or otherwise), in each case, to the extent not otherwise applied to increase the Available Amount or any other basket or exception under this Agreement; provided that such Contribution Indebtedness is so designated as Contribution Indebtedness pursuant to a certificate of a Responsible Officer of Parent promptly following incurrence thereof.

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“CORRA” means the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or any successor administrator).

“CORRA Administrator” means the Bank of Canada (or any successor administrator).

“CORRA Available Tenor” means, as of any date of determination and with respect to the then current CORRA Benchmark, as applicable, (x) if such CORRA Benchmark is a term rate, any tenor for such CORRA Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such CORRA Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such CORRA Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such CORRA Benchmark that is then-removed from the definition of “CORRA Interest Period”, pursuant to Section 3.08(d).

“CORRA Benchmark” means the Term CORRA Reference Rate or Daily Simple CORRA, as the case may be; provided that if a CORRA Benchmark Transition Event has occurred with respect to the Term CORRA Reference Rate, Daily Simple CORRA, or the then-current CORRA Benchmark, then “CORRA Benchmark” means the applicable CORRA Benchmark Replacement to the extent that such CORRA Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.08(a).

“CORRA Benchmark Replacement” means, with respect to any CORRA Benchmark Transition Event:

(a)       where a CORRA Benchmark Transition Event has occurred with respect to Term CORRA Reference Rate, Daily Simple CORRA; and

(b)       where a CORRA Benchmark Transition Event has occurred with respect to a CORRA Benchmark other than the Term CORRA Reference Rate, the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the CORRA Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current CORRA Benchmark for Canadian Dollar-denominated syndicated credit facilities and (ii) the related CORRA Benchmark Replacement Adjustment.

If the CORRA Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than 0.00%, the CORRA Benchmark Replacement will be deemed to be 0.00% for the purposes of this Agreement and the other Credit Documents.

“CORRA Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current CORRA Benchmark with a CORRA Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such CORRA Benchmark with the applicable CORRA Unadjusted Benchmark Replacement by the CORRA Relevant Governmental Body, or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such CORRA Benchmark with the applicable CORRA Unadjusted Benchmark Replacement for Canadian Dollar-denominated syndicated credit facilities at such time.

“CORRA Benchmark Replacement Date” means a date and time determined by the Administrative Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current CORRA Benchmark:

(a)	in the case of clause (a) or (b) of the definition of “CORRA Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such CORRA Benchmark (or the published component used in
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the calculation thereof) permanently or indefinitely ceases to provide all CORRA Available Tenors of such CORRA Benchmark (or such component thereof); or

(b)	in the case of clause (c) of the definition of “CORRA Benchmark Transition Event,” the first (1st) date on which such CORRA Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such CORRA Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any CORRA Available Tenor of such CORRA Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “CORRA Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any CORRA Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current CORRA Available Tenors of such CORRA Benchmark (or the published component used in the calculation thereof).

“CORRA Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current CORRA Benchmark:

(a)	a public statement or publication of information by or on behalf of the administrator of such CORRA Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all CORRA Available Tenors of such CORRA Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any CORRA Available Tenor of such CORRA Benchmark (or such component thereof);
(b)	a public statement or publication of information by the regulatory supervisor for the administrator of such CORRA Benchmark (or the published component used in the calculation thereof), the Bank of Canada, an insolvency official with jurisdiction over the administrator for such CORRA Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such CORRA Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such CORRA Benchmark (or such component), which states that the administrator of such CORRA Benchmark (or such component) has ceased or will cease to provide all CORRA Available Tenors of such CORRA Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any CORRA Available Tenor of such CORRA Benchmark (or such component thereof); or
(c)	a public statement or publication of information by the regulatory supervisor for the administrator of such CORRA Benchmark (or the published component used in the calculation thereof) announcing that all CORRA Available Tenors of such CORRA Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “CORRA Benchmark Transition Event” will be deemed to have occurred with respect to any CORRA Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current CORRA Available Tenor of such CORRA Benchmark (or the published component used in the calculation thereof).

“CORRA Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a CORRA Benchmark Replacement Date has occurred if, at such time, no CORRA Benchmark Replacement has replaced the then-current CORRA Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 3.08 and (b) ending at the time that a CORRA Benchmark Replacement has replaced the then-current CORRA Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 3.08.

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“CORRA Conforming Changes” means, with respect to the use or administration of a CORRA Benchmark or the use, administration, adoption or implementation of any CORRA Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day”, the definition of “CORRA Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of Notices of Borrowing, Notices of Conversion/Continuation, notices of repayment, the applicability and length of lookback periods, the applicability of Section 3.08 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents).

“CORRA Determination Date” has the meaning specified in the definition of “Daily Simple CORRA”.

“CORRA Interest Period” means (a) with respect to each Term CORRA Loan, the initial period (subject to availability) of one (1) or three (3) months commencing on and including the date specified in the Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, applicable to such Term CORRA Loan and ending on and excluding the last day of such initial period, and thereafter, each successive period (subject to availability) of approximately one (1) month or three (3) months (or such other period as the Administrative Agent and the Lenders permit) as selected by the Borrower and notified to the Administrative Agent in writing commencing on and including the last day of the prior CORRA Interest Period; and (b) with respect to each Daily Simple CORRA Loan, the initial period (subject to availability) of approximately one (1) month or three (3) months commencing on and including the date on which the Notice of Borrowing or Notice of Conversion/Continuation is made, as the case may be, applicable to such Daily Simple CORRA Loan and ending on and excluding the last day of such initial period, and thereafter, each successive period (subject to availability) of approximately one (1) month or three (3) months (or such other period as the Administrative Agent and the Lenders permit) commencing on and including the last day of the prior CORRA Interest Period; provided however that:

(a)	in the case of a CORRA Rollover, the last day of each CORRA Interest Period shall also be the first (1st) day of the next CORRA Interest Period; and
(b)	notwithstanding any of the foregoing, the last day of each CORRA Interest Period shall be on or before the applicable Maturity Date.

“CORRA Loans” means Term CORRA Loans or, upon a CORRA Benchmark Replacement pursuant to clause (a) of such definition, Daily Simple CORRA Loans.

“CORRA Rate Day” has the meaning specified in the definition of “Daily Simple CORRA”.

“CORRA Relevant Governmental Body” means the Bank of Canada, or a committee officially endorsed or convened by the Bank of Canada, or any successor thereto.

“CORRA Rollover” means with respect to any Term CORRA Loan or Daily Simple CORRA Loan, the continuation of all or a portion of such Loan (subject to the terms and conditions hereof) for an additional CORRA Interest Period subsequent to the initial or any subsequent CORRA Interest Period applicable thereto.

“CORRA Rollover Date” means the date of commencement of a new CORRA Interest Period applicable to a Term CORRA Loan or a Daily Simple CORRA Loan that is being continued.

“CORRA Unadjusted Benchmark Replacement” means the applicable CORRA Benchmark Replacement excluding the related CORRA Benchmark Replacement Adjustment.

“Covered Entity” shall mean any of the following:

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(i)       a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)       a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)       a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” shall have the meaning provided in Section 13.27(a).

“Credit Documents” shall mean this Agreement and, after the execution and delivery thereof pursuant to the terms of this Agreement, each Note, each Guaranty, each Security Document, any Junior Intercreditor Agreement, any Pari Passu Intercreditor Agreement, each Incremental Agreement, each Refinancing Term Loan Amendment, each Refinancing Revolving Amendment and each Extension Amendment.

“Credit Event” shall mean the making of any Loan.

“Credit Extension” shall mean, as the context may require, (i) a Credit Event or (ii) the issuance, amendment (other than an amendment thereof that does not increase the face value amount of the Letter of Credit), extension or renewal of any Letter of Credit by any Issuing Bank; provided that “Credit Extensions” shall not include conversions and continuations of outstanding Loans.

“Credit Party” shall mean Parent, the Borrower and each Subsidiary Guarantor.

“Daily Simple CORRA” means, for any day (a “CORRA Rate Day”), a rate per annum equal to CORRA for the day (such day “CORRA Determination Date”) that is five (5) Business Days prior to (i) if such CORRA Rate Day is a Business Day, such CORRA Rate Day or (ii) if such CORRA Rate Day is not a Business Day, the Business Day immediately preceding such CORRA Rate Day, in each case, as such CORRA is published by the CORRA Administrator on the CORRA Administrator’s website. Any change in Daily Simple CORRA due to a change in CORRA shall be effective from and including the effective date of such change in CORRA without notice to the Borrower. If by 5:00 p.m. (Toronto time) on any given CORRA Determination Date, CORRA in respect of such CORRA Determination Date has not been published on the CORRA Administrator’s website and a CORRA Benchmark Replacement Date with respect to the Daily Simple CORRA has not occurred, then CORRA for such CORRA Determination Date will be CORRA as published in respect of the first preceding Business Day for which such CORRA was published on the CORRA Administrator’s website, so long as such first preceding Business Day is not more than five (5) Business Days prior to such CORRA Determination Date.

“Daily Simple CORRA Loan” means a Loan that bears interest at a rate based on Daily Simple CORRA.

“Daily Simple CORRA Margin” means, with respect to Daily Simple CORRA Loans, the applicable percentage rate per annum indicated below the references to “Alternative Currency Term Rate Loans” in the pricing grid in the definition of “Applicable Margin”.

“Daily Simple SOFR” with respect to any applicable determination date, shall mean the secured overnight financing rate published on such date by the NYFRB, as the administrator of the benchmark (or a successor administrator) on the NYFRB’s Website (or any successor source).

“Debt Fund Affiliate” shall mean any Affiliate of the Sponsor (other than Parent and its Restricted Subsidiaries) that is a bona fide diversified debt fund at the time of the relevant sale or assignment thereto pursuant to Section 2.20 and so long as the individuals who are employees, officers or directors of the Sponsor and who are primarily responsible for the advisement or management of such Affiliate do not include any individual who is primarily responsible for the advisement or management of Parent and its Restricted Subsidiaries, and the individuals who are employees, officers or directors of the Sponsor and who are primarily responsible for the advisement and management of Parent and its Restricted Subsidiaries do not have the right to direct the credit decisions of such Affiliate.

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“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States, the CCAA, the BIA, WURA and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws (such laws include any applicable corporations legislation to the extent the relief sought under such corporations legislation relates to or involves the compromise, settlement, adjustment or arrangement of debt) of the United States, Canada or other applicable jurisdictions from time to time in effect.

“Declined Proceeds” shall have the meaning provided in Section 5.02(k).

“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean, any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) other than via an Undisclosed Administration, had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower and each other Lender promptly following such determination.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Designated Interest Rate Protection Agreement” shall mean each Interest Rate Protection Agreement and Other Hedging Agreements entered into by Parent or any of its Restricted Subsidiaries with a Secured Bank Product Provider secured by the Security Documents. Notwithstanding the foregoing, in no event shall any agreement evidencing any Excluded Swap Obligation with respect to a Guarantor constitute a Designated Interest Rate Protection Agreement with respect to such Subsidiary Guarantor.

“Designated Non-cash Consideration” shall mean the fair market value of non-cash consideration received by Parent or one of its Restricted Subsidiaries in connection with an asset sale that is so designated as Designated Non-cash Consideration pursuant to an officers’ certificate, setting forth the basis of such valuation, less the amount

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of cash and Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Treasury Services Agreement” shall mean each Treasury Services Agreement entered into by Parent or any of its Restricted Subsidiaries with a Secured Bank Product Provider secured by the Security Documents.

“Determination Date” shall have the meaning provided in the definition of the term “Available Amount.”

“Disqualified Lender” shall mean (a) competitors of the Borrower, and any person controlling any such competitor, in each case identified in writing by the Borrower to the Administrative Agent at any time (at any time when JPMorgan is serving as Administrative Agent, by e-mail to JPMDQ_Contact@jpmorgan.com), (b) institutions previously designated in writing by the Borrower to the Lead Arrangers or the Administrative Agent (or their counsel) on or prior to the Closing Date and (c) any affiliates of any such competitors, controlling persons or institutions reasonably identifiable as affiliates solely on the basis of their names (other than bona fide fixed income investors or debt funds that are affiliates of competitors described in clauses (a) and (b) above) or identified by the Borrower in writing to the Administrative Agent at any time (at any time when JPMorgan is serving as Administrative Agent, by e-mail to JPMDQ_Contact@jpmorgan.com) (it being understood that any update pursuant to clause (a) or clause (c) above shall not become effective until the third Business Day following the Administrative Agent’s receipt of such notice, and, in any event, shall not apply retroactively or to any entity that is party to a completed or pending trade as of the date of such notice).

“Disqualified Stock” shall mean, with respect to any Person, any capital stock of such Person other than common Equity Interests or Qualified Preferred Stock of such Person.

“Dividend” shall mean, with respect to any Person, that such Person has paid a dividend, distribution or returned any equity capital to its stockholders, partners or members or authorized or made any other payment or delivery of property (other than common equity of such Person) to its stockholders, partners or members as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for a consideration any shares of any class of its capital stock or any partnership or membership interests outstanding on or after the Closing Date (or any options or warrants issued by such Person with respect to its Equity Interests).

“Dollar Equivalent” shall mean, at any time, (a) with respect to any amount denominated in U.S. Dollars, such amount, and (b) with respect to any amount denominated in any currency other than U.S. Dollars, the equivalent amount thereof in U.S. Dollars as determined by the Administrative Agent or an Issuing Bank, as the case may be, at such time on the basis of the Exchange Rate (determined in respect of the most recent Revaluation Date) for the purchase of U.S. Dollars with such currency.

“Domestic Subsidiary” shall mean, as to any Person, any Subsidiary of such Person incorporated or organized under the laws of the United States, any state thereof or the District of Columbia.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Transferee” shall mean and include any existing Lender of such Tranche, any Approved Fund or any commercial bank, an insurance company, a finance company, a financial institution, any fund that invests in loans

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or any other “accredited investor” (as defined in Regulation D of the Securities Act) but in any event excluding (i) any natural person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of one or more natural persons), (ii) any Disqualified Lender and (iii) except to the extent provided in Sections 2.18, 2.19 and 2.20, the Sponsor, Parent, the Borrower and their respective Subsidiaries and Affiliates (other than Debt Fund Affiliates).

“EMU” shall mean the economic and monetary union as contemplated in the EU Treaty.

“EMU Legislation” shall mean the legislative measures of the EMU for the introduction of, changeover to, or operation of the Euro in one or more member states.

“Environment” shall mean ambient air, indoor air, surface water, groundwater, drinking water, land surface and sub-surface strata and natural resources such as wetlands, flora and fauna.

“Environmental Claims” shall mean all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, notices of noncompliance or violation, investigations and/or proceedings alleging liability for or obligation to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law.

“Environmental Law” shall mean any applicable federal, state, provincial, foreign, territorial or local statute, law, rule, regulation, ordinance, code, binding guideline and rule of common law, now or hereafter in effect and in each case as amended relating to protection of health and safety as related to exposure to Hazardous Materials or the protection of the Environment, management of or limits on greenhouse gas emissions, the Release or threatened Release of Hazardous Materials, the protection of natural resources or natural resource damages, and all applicable environmental permits.

“Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest, but excluding, for the avoidance of doubt, any Indebtedness convertible into or exchangeable for the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and, unless the context indicates otherwise, the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any successor Section thereof.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) which together with the Parent or a Restricted Subsidiary of Parent would be deemed to be a “single employer” within the meaning of Section 414(b) or (c) of the Code and solely with respect to Section 412 of the Code, Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” shall mean (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, but excluding any event for which the 30-day notice period is waived with respect to a Plan, (b) any failure to make a required contribution to any Plan that would result in the imposition of a Lien or other encumbrance or the failure to satisfy the minimum funding standards set forth in Section 412 or 430 of the Code or Section 302 or 303 of ERISA, or the arising of such a Lien or encumbrance, with respect to a Plan, (c) the incurrence by Parent, a Restricted Subsidiary of Parent, or an ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal (including under Section 4062(e) of ERISA) of any of Parent, a Restricted Subsidiary of Parent, or an ERISA Affiliate from any Plan or Multiemployer Plan, (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 of ERISA, or the receipt by Parent, a Restricted Subsidiary of Parent, or an ERISA Affiliate from the PBGC or a plan administrator of any notice of intent to terminate any Plan or Multiemployer Plan or to appoint a trustee to administer any Plan, (e) the adoption of any amendment to a Plan that would require the provision of security pursuant to the Code, ERISA or other applicable law, (f) the receipt by Parent, a Restricted Subsidiary of Parent, or an ERISA Affiliate of any written notice concerning statutory liability arising from the withdrawal or partial withdrawal of Parent, a Restricted Subsidiary of Parent, or an ERISA Affiliate from a Multiemployer Plan or a written determination

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that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, (g) the occurrence of any non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to which Parent or any Restricted Subsidiary is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which Parent or any Restricted Subsidiary could reasonably be expected to have liability, (h) the occurrence of any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of any Plan or the appointment of a trustee to administer any Plan, (i) the filing of any request for or receipt of a minimum funding waiver under Section 412(c) of the Code with respect to any Plan or Multiemployer Plan, (j) a determination that any Plan is in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code), (k) the receipt by Parent, a Restricted Subsidiary of Parent or any ERISA Affiliate of any notice that a Multiemployer Plan is, or is expected to be, in endangered or critical status under Section 305 of ERISA, or (l) any other extraordinary event or condition with respect to a Plan or Multiemployer Plan which would reasonably be expected to result in a Lien or any acceleration of any statutory requirement to fund all or a substantial portion of the unfunded accrued benefit liabilities of such plan.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EU Treaty” shall mean the Treaty on European Union.

“EURIBOR Rate” means, with respect to any Alternative Currency Term Rate Loan denominated in Euros and for any Interest Period, the EURIBOR Screen Rate, two TARGET Days prior to the commencement of such Interest Period.

“EURIBOR Screen Rate” means the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters as published at approximately 11:00 a.m. Brussels time on such date of determination. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Borrower.

“Euro” shall mean the single currency of the Participating Member States introduced in accordance with the provisions of Article 109(i)4 of the EU Treaty.

“Event of Default” shall have the meaning provided in Article 11.

“Excess Cash Flow” shall mean, for any period, the remainder of (a) the sum of, without duplication, (i) Consolidated Net Income for such period and (ii) the decrease, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period (but excluding any such decrease in Adjusted Consolidated Working Capital arising from a Permitted Acquisition or dispositions of any Person by Parent and/or the Restricted Subsidiaries during such period), minus (b) the sum of, without duplication, (i) the aggregate amount of all Capital Expenditures made by Parent and its Restricted Subsidiaries during such period to the extent financed with Internally Generated Cash, (ii) without duplication of amounts deducted pursuant to clause (iii) below, the aggregate amount of all cash payments made in respect of all Permitted Acquisitions and other Investments (excluding Investments in Cash Equivalents or in Parent or a Person that, prior to and immediately following the making of such Investment, was and remains a Restricted Subsidiary) permitted under Section 10.05 made by Parent and its Restricted Subsidiaries during such period, in each case to the extent financed with Internally Generated Cash, (iii) without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by Parent or any of its Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions, Investments or Capital Expenditures to be consummated or made during the period of four consecutive fiscal quarters of Parent following the end of such period; provided that to the extent the aggregate amount of Internally Generated Cash actually utilized to finance such Permitted Acquisitions, Investments or Capital Expenditures during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters, (iv) Dividends made in cash during such fiscal year to the extent

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otherwise permitted by Section 10.03(iii), (iv), (v), (viii), (ix), (x) or (xi), to the extent paid for with Internally Generated Cash, (v) (A) the aggregate amount of Scheduled Repayments and other permanent principal payments of Indebtedness of Parent and its Restricted Subsidiaries during such period (other than (x) voluntary prepayments of Term Loans, Refinancing Notes and Indebtedness incurred pursuant to Section 10.04(xxvii) that rank pari passu with the Term Loans, (y) prepayments of revolving loans under any other revolving credit facility secured by a Lien on the Collateral ranking senior or pari passu with the Lien on the Collateral securing the Indebtedness hereunder and (z) prepayments of any other revolving credit facility except to the extent accompanied by a permanent reduction in commitments therefor) in each case to the extent paid for with Internally Generated Cash and (B) prepayments and repayments of Term Loans pursuant to Section 5.02(d) to the extent the Asset Sale giving rise to such prepayment or repayment resulted in an increase to Consolidated Net Income (but not in excess of the amount of such increase), (vi) the portion of Transaction Costs and other transaction costs and expenses related to items (i) through (v) above paid in cash during such fiscal year not deducted in determining Consolidated Net Income, (vii) the increase, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period (but excluding any such increase in Adjusted Consolidated Working Capital arising from a Permitted Acquisition or disposition of any Person by Parent and/or the Restricted Subsidiaries), (viii) cash payments in respect of non-current liabilities to the extent made with Internally Generated Cash, (ix) the aggregate amount of expenditures actually made by Parent and its Restricted Subsidiaries with Internally Generated Cash during such period (including expenditures for the payment of financing fees, taxes, rent and pension and other retirement benefits) to the extent that such expenditures are not expensed during such period, (x) the aggregate amount of any premium, make-whole or penalty payments actually paid with Internally Generated Cash during such period that are required to be made in connection with any prepayment of Indebtedness, (xi) [reserved], clause (xvi) of Section 10.03, and (xii) all non-cash gains to the extent included in Consolidated Net Income for such period (excluding any non-cash gains to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income in any prior period).

“Excess Cash Flow Payment Date” shall mean the date occurring 10 Business Days after the date on which Parent’s annual audited financial statements are required to be delivered pursuant to Section 9.01(b) (commencing with respect to the fiscal year ending on December 31, 2027).

“Excess Cash Flow Payment Period” shall mean, with respect to any Excess Cash Flow Payment Date, the immediately preceding fiscal year of Parent.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Rate” means on any day with respect to any currency other than U.S. Dollars, the rate at which such currency may be exchanged into U.S. Dollars, as set forth at approximately 11:00 a.m. (London time) on such day on the Reuters “FXFIX” Page for such currency; in the event that such rate does not appear on any Reuters “FXFIX” Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower, or, in the absence of such agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m. (New York City time) on such date for the purchase of U.S. Dollars for delivery two Business Days later.

“Excluded Asset” shall mean (a) any fee-owned real property that is not Material Real Property and any real property leasehold interests and, with respect to any Security Documents governed by the laws of Canada or any province or territory thereof, the last day of any term of any lease of real property, (b) interest in any contracts, permits, licenses, leases, accounts, general intangibles (other than any Equity Interests), payment intangibles, chattel paper and letter of credit rights if the grant of a security interest or Lien therein is prohibited as a matter of law, rule or regulation or under the terms of such contracts, permits, licenses, leases, accounts, general intangibles (other than any Equity Interests), payment intangibles, chattel paper and letter of credit rights, in each case after giving effect to any applicable UCC, PPSA and other applicable law, (c) solely to the extent that the treatment of such voting capital stock of such Subsidiary as Collateral would reasonably be expected to have a material adverse tax impact on any Credit Party, the Voting Equity Interests in excess of 65% of the outstanding Voting Equity Interests of any Subsidiary that is (i) a CFC or (ii) a FSHCO, (d) any personal property (as defined in the PPSA) or other assets subject to Capitalized Lease Obligations, purchase money financing and cash to secure letter of credit reimbursement obligations (other than with respect to Letters of Credit) to the extent such Capitalized Lease Obligations, purchase money financing or letters of

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credit are permitted under this Agreement and the terms thereof prohibit a grant of a security interest therein, (e) any personal property (as defined in the PPSA) or other assets sold to a person who is not a Credit Party in compliance with this Agreement and the other Credit Documents, (f) any personal property (as defined in the PPSA) or other assets owned by a Guarantor after the release of the guaranty of the Obligations of such Guarantor pursuant to this Agreement and the other Credit Documents, (g) motor vehicle and other good subject to certificates of title, (h) any application for registration of a trademark filed with the United States Patent and Trademark Office on an intent-to-use basis until such time (if any) as a statement of use or amendment to allege use is accepted by the United States Patent and Trademark Office, at which time such trademark shall automatically become part of the Collateral and subject to the security interest of the Security Documents, (i) Equity Interests in any Person (other than a Borrower or Wholly-Owned Subsidiary) (a) to the extent a pledge thereof is not permitted by the terms of such Person’s charter documents or joint venture or shareholders agreements and other organizational documents and (b) to the extent a pledge thereof is not permitted by any law, rule or regulation, in each case of this clause (i) after giving effect to the applicable anti-assignment provisions of the UCC, PPSA and other applicable law, (j) any letter-of-credit right (to the extent a security interest in such letter-of-credit right cannot be perfected by a UCC or PPSA filing or a similar filing under applicable law or without any perfection actions under applicable law) and any Commercial Tort Claim (as defined in the UCC) with a value (as determined in good faith by the Borrower) of less than $55,000,000, (k) any personal property (as defined in the PPSA) or other assets as to which the Collateral Agent and the Borrower reasonably and mutually agree in writing that the cost of obtaining such a security interest or perfection thereof (including any adverse tax consequences) are excessive in relation to the benefit to the Secured Creditors of the security to be afforded thereby, (l) “margin stock” (within the meaning of Regulation U), (m) (i) payroll and other employee wage and benefit accounts and escrow accounts, fiduciary or trust accounts for the benefit of unaffiliated third parties in each case of this clause (m), to the extent solely used for such purpose, (n) Equity Interests of (i) Unrestricted Subsidiaries, (ii) any not-for-profit Subsidiary, (iii) any captive insurance Subsidiary and (iv) any special purpose securitization vehicle (or similar entity) permitted under this Agreement, (o) any segregated deposits that constitute Permitted Liens under clauses (xi), (xiii), (xiv), (xxi), (xxv), (xxvii), (xxx), (xxxiii), (xxxv), (xxxvii), (xli) or (xlii) of Section 10.01, in each case, that are prohibited from being subject to other Liens and (p) with respect to any Security Documents governed by the laws of Canada or any province or territory thereof, consumer goods (as defined in the PPSA); provided that Excluded Assets shall not include any Proceeds (as defined in the UCC or PPSA), substitutions or replacements of any Excluded Assets referred to in any of clauses (a) through (p) (unless such Proceeds (as defined in the UCC or PPSA), substitutions or replacements would constitute Excluded Assets referred to in any of clauses (a) through (p)).

“Excluded Collateral” shall mean, with respect to (i) a U.S. Credit Party or a Canadian Credit Party means Excluded Assets or (ii) with respect to any Credit Party that is a Foreign Subsidiary, if applicable, the assets specifically described in any applicable Security Document to which such Foreign Subsidiary is a party as excluded from the grant of security.

“Excluded Contributions” means the net cash proceeds, Cash Equivalents and/or other assets (valued at their fair market value as determined in good faith by senior management or the Board of Directors of Parent) received by Parent after the Closing Date from:

(1)                contributions to its common equity capital; and

(2)                the sale (other than to a Subsidiary of Parent or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of any Subsidiary of Parent) of Equity Interests (other than Disqualified Stock) of Parent;

in each case designated as Excluded Contributions.

“Excluded Subsidiary” shall mean any Subsidiary of Parent (other than the Borrower) that is (a) a Foreign Subsidiary organized in a jurisdiction other than a Specified Jurisdiction, (b) an Unrestricted Subsidiary, (c) any Subsidiary (i) the treatment of which Subsidiary as other than an Excluded Subsidiary would reasonably be expected to have a material adverse tax impact on any Credit Party and (ii) that is either a CFC or a FSHCO, (d) subject to Section 12.11(a)(ii), not a Wholly-Owned Subsidiary of Parent or one or more of its Wholly-Owned Restricted Subsidiaries, (e) an Immaterial Subsidiary, (f) established or created pursuant to Section 10.05(xi) and meeting the requirements of the proviso thereto; provided that such Subsidiary shall only be an Excluded Subsidiary for the period immediately prior to such acquisition, (g) prohibited by applicable law, rule, regulation from guaranteeing the facilities

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under this Agreement, or which would require governmental (including regulatory) consent, approval, license or authorization to provide a guarantee in each case, unless, such consent, approval, license or authorization has been received (but without obligation to seek the same), (h) prohibited from guaranteeing the Obligations by any contractual obligation in existence (x) on the Closing Date or (y) at the time of the acquisition of such Subsidiary after the Closing Date (to the extent such prohibition was not entered into in contemplation of such acquisition), (i) [reserved], (j) a not-for-profit Subsidiary or a Subsidiary regulated as an insurance company, (k) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to the Borrower), the cost or other consequences (including any adverse tax consequences) of guaranteeing the Obligations shall be excessive in view of the benefits or value to be obtained by the Lenders therefrom and (l) any special purpose securitization vehicle (or similar entity), including any Securitization Subsidiary; provided that, notwithstanding the above, the Borrower may designate any Restricted Subsidiary that would otherwise constitute an “Excluded Subsidiary” hereunder as a “Subsidiary Guarantor” and cause such Restricted Subsidiary to execute the Guaranty as a “Subsidiary Guarantor” and grant a lien and cause the lien created by the applicable Security Document to be duly perfected (subject to customary limitations in such jurisdiction to be reasonably agreed between the Administrative Agent and the Borrower) and from and after the execution of the Guaranty, such Subsidiary shall no longer constitute an “Excluded Subsidiary” unless released from its obligations under the Guaranty as a “Subsidiary Guarantor” in accordance with the terms hereof and thereof, in each case, subject to the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed; provided that such consent may be withheld if the Administrative Agent reasonably determines that such Subsidiary is organized under the laws of a jurisdiction where (i) the amount and enforceability of the contemplated Guaranty that may be entered into by such Person organized in the relevant jurisdiction is materially and adversely limited by applicable law or contractual limitations, (ii) the security interests (and the enforceability thereof) that may be granted with respect to assets (or various classes of assets), in favor of the Collateral Agent on behalf of the Secured Creditors, located in the relevant jurisdiction is materially and adversely limited by applicable law or (iii) there is any reasonably identifiable and material adverse political risk to the Lenders or the Administrative Agent associated with such jurisdiction); provided, further, that consent of the Administrative Agent shall not be required to the extent such Subsidiary is organized in the United States or a Specified Jurisdiction. For the avoidance of doubt, no Borrower shall be an Excluded Subsidiary.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, (x) as it relates to all or a portion of the Guaranty of such Guarantor, any Swap Obligation if, and to the extent that, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Guarantor becomes effective with respect to such Swap Obligation or (y) as it relates to all or a portion of the grant by such Guarantor of a security interest, any Swap Obligation if, and to the extent that, such Swap Obligation (or such security interest in respect thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the security interest of such Guarantor becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, or any other recipient of any payment, any of the following Taxes that are applicable to a payment made by or on account of any obligation of any Credit Party under any Credit Document, (a) income Taxes imposed on (or measured by) its net income (however denominated) and franchise (and similar) Taxes imposed on it in lieu of income Taxes, in each case as a result of such recipient being organized or having its principal office or applicable lending office in such jurisdiction (or any political subdivision thereof) or as a result of any other present or former connection between it and the jurisdiction imposing such Tax (other than a connection arising from such Administrative Agent, Lender or other recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document), (b) any branch profits Taxes under Section 884(a) of the Code, or any similar Tax, in each case imposed by any jurisdiction described in clause (a) above, (c) Taxes attributable to such recipient’s failure to comply with Section 5.04(b), Section 5.04(c), or Section 5.04(e), (d)

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any Taxes imposed under FATCA, (e) U.S. federal backup withholding Taxes pursuant to Code Section 3406, (f) any Taxes imposed as a result of any Canadian Credit Party not dealing at arm’s length (within the meaning of the Income Tax Act (Canada)) with the Administrative Agent, any Lender, or any other recipient (other than any such non-arm’s length relationship that arises because of such Administrative Agent, Lender, or other recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or enforced any Credit Document),and (g) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the applicable Commitment or, if such Lender did not fund an applicable Loan pursuant to a prior Commitment, on the date such Lender acquires the applicable interest in such Loan (other than pursuant to an assignment request by the Borrower under Section 3.04) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.04(a), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in the applicable Loan or Commitment or to such Lender immediately before it changed its lending office.

“Existing Extended Term Loan Tranche” shall have the meaning provided in Section 2.15(a).

“Existing Husky Credit Agreement” shall mean that certain Credit Agreement, dated as of March 28, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified), by and among Husky IV Holding Limited, a corporation incorporated under the laws of the Province of British Columbia, Husky Injection Molding Systems Ltd., a corporation incorporated under the laws of the Province of British Columbia, Titan Co-Borrower, LLC, a Delaware limited liability company, Deutsche Bank AG New York Branch as the administrative agent and the collateral agent, and the lenders party thereto from time to time.

“Existing Incremental Term Loan Tranche” shall have the meaning provided in Section 2.15(a).

“Existing Indebtedness” shall have the meaning provided in Section 10.04(vii).

“Existing Initial Term Loan Tranche” shall have the meaning provided in Section 2.15(a).

“Existing Letter of Credit” shall mean each letter of credit set forth on Schedule 1.01(b).

“Existing Letter of Credit Issuer” shall mean each Issuing Bank that issued an Existing Letter of Credit.

“Existing Revolving Commitments” has the meaning assigned to such term in Section 2.15(a).

“Existing Term Loan Tranche” shall mean, at any time, any Existing Initial Term Loan Tranche, Existing Extended Term Loan Tranche or Existing Incremental Term Loan Tranche.

“Extendable Bridge Loans” means customary “bridge” loans which by their terms will be converted into loans that have, or extended such that they have, a maturity date later than the Latest Maturity Date of all Tranches of Term Loans then in effect.

“Extended Existing Term Loans” shall have the meaning provided in Section 2.15(a).

“Extended Incremental Term Loan Commitments” shall mean one or more commitments hereunder to convert Incremental Term Loans under an Existing Term Loan Tranche to Extended Incremental Term Loans of a given Extension Series pursuant to an Extension Amendment.

“Extended Incremental Term Loans” shall have the meaning provided in Section 2.15(a).

“Extended Initial Term Loan Commitments” shall mean one or more commitments hereunder to convert Initial Term Loans under an Existing Initial Term Loan Tranche of a given Extension Series pursuant to an Extension Amendment.

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“Extended Initial Term Loans” shall have the meaning provided in Section 2.15(a).

“Extended Revolving Commitments” shall have the meaning assigned to such term in Section 2.15(a).

“Extended Term Loan Commitment” shall mean, collectively, the Extended Initial Term Loan Commitments, the Extended Incremental Term Loan Commitments, the Refinancing Term Loan Commitments or one or more commitments hereunder to convert Extended Term Loans under an Existing Term Loan Tranche of a given Extension Series pursuant to an Extension Amendment.

“Extended Term Loan Maturity Date” shall mean, with respect to any Tranche of Extended Term Loans, the date specified in the applicable Extension Amendment.

“Extended Term Loans” shall mean, collectively, the Extended Existing Term Loans, Extended Initial Term Loans, Extended Incremental Term Loans or the Refinancing Term Loans as the context may require.

“Extending Lender” shall have the meaning provided in Section 2.15(c).

“Extension” shall mean any establishment of Extended Term Loan Commitments and Extended Term Loans pursuant to Section 2.15 and the applicable Extension Amendment.

“Extension Amendment” shall have the meaning provided in Section 2.15(d).

“Extension Election” shall have the meaning provided in Section 2.15(c).

“Extension Request” shall have the meaning provided in Section 2.15(a).

“Extension Series” shall have the meaning provided in Section 2.15(a).

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code as of the date of this Agreement (or any amended or successor version described above), and any intergovernmental agreements between a non-U.S. jurisdiction and the United States (and any related Requirements of Law) implementing the foregoing.

“FCPA” shall mean the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Fee Letter” shall mean the Administrative Agent Fee Letter, dated January 14, 2026, by and among JPMorgan and the Borrower.

“Fees” shall mean all amounts payable pursuant to or referred to in Section 4.01.

“Financial Statements Date” shall have the meaning provided in Section 6.09.

“Fixed Available Incremental First Lien Amount” shall have the meaning assigned to such term in Section 2.14(a)(v)(x)(A).

“Fixed Charge Coverage Ratio” shall mean, with respect to any Person as of any date, the ratio of (1) Consolidated EBITDA of such Person and its Subsidiaries for the Test Period then most recently ended for which Section 9.01 Financials were required to have been delivered (or at the option of the Borrower, internally available financial statements) to (2) the Consolidated Fixed Charges of such Person(s) for such period calculated on a Pro Forma Basis. In the event that Parent, the Borrower or any of their Restricted Subsidiaries incurs or redeems or repays any Indebtedness (other than in the case of revolving credit borrowings or revolving advances under any Qualified Securitization Financing unless the related commitments have been terminated and such Indebtedness has been

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permanently repaid and has not been replaced) or issues or redeems preferred stock or Disqualified Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to, substantially simultaneously with or in connection with the event for which the calculation of the Fixed Charge Coverage Ratio is made, then the Fixed Charge Coverage Ratio shall be calculated on a Pro Forma Basis.

“Fixed GAAP Date” shall mean the Closing Date; provided that at any time after the Closing Date, the Borrower may by written notice to the Administrative Agent elect to change the Fixed GAAP Date to be the date specified in such notice, and upon such notice, the Fixed GAAP Date shall be such date for all periods beginning on and after the date specified in such notice.

“Fixed GAAP Terms” shall mean (a) the definitions of the terms “Capitalized Lease Obligation,” “Consolidated Fixed Charges,” “Fixed Charge Coverage Ratio,” “Consolidated Net Income,” “Consolidated Senior Secured Net Leverage Ratio,” “Consolidated Senior Secured Debt,” “Consolidated Total Net Leverage Ratio,” “Consolidated Total Assets,” “Consolidated Indebtedness,” “Consolidated Interest Charges,” “Consolidated EBITDA,” “Consolidated First Lien Net Leverage Ratio,” “Consolidated First Lien Secured Debt,” and “Indebtedness,” including without limitation any future changes in U.S. GAAP that would require lease (or “synthetic lease”) obligations to be included as Indebtedness on Parent’s balance sheet, (b) all defined terms in this Agreement to the extent used in or relating to any of the foregoing definitions, and all ratios and computations based on any of the foregoing definitions, and (c) any other term or provision of this Agreement that may be specified by the Borrower by written notice to the Administrative Agent from time to time; provided that the Borrower may elect to remove any term from constituting a Fixed GAAP Term.

“Flood Insurance Laws” shall mean, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (v) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Term SOFR Rate, each Alternative Currency Daily Rate and each Alternative Currency Term Rate, as applicable. For the avoidance of doubt, the initial Floor for each of Term SOFR Rate, each Alternative Currency Daily Rate and each Alternative Currency Term Rate shall be 0.00%.

“Foreign Lender” means any Lender that is not a U.S. Person.

“Foreign Pension Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States by Parent or any one or more of its Restricted Subsidiaries primarily for the benefit of employees of Parent or such Restricted Subsidiaries residing outside the United States, including a Canadian Pension Plan, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Foreign Subsidiaries” shall mean each Subsidiary of Parent that is not a Domestic Subsidiary.

“Fronting Exposure” shall mean a Defaulting Lender’s Pro Rata Share of LC Exposure, except to the extent allocated to other Lenders under Section 2.11.

“Fronting Fee” shall have the meaning provided in Section 4.01(c).

“FSHCO” shall mean any Subsidiary that has no material assets other than Equity Interests, or Equity Interests and Indebtedness, in one or more Foreign Subsidiaries that are CFCs or other FSHCOs.

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“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state, provincial, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union, the European Central Bank and the Bank Committee on Banking Regulation and Supervisory Practices of the Bank of International Settlements).

“Guaranteed Creditors” shall mean and include (x) each of the Lender Creditors and (y) any Secured Bank Product Provider or any Person that was a Secured Bank Product Provider on the Closing Date (in the case of Designated Treasury Service Agreements or Designated Interest Rate Protection Agreements existing on the Closing Date) or at the time of entry into a particular Designated Treasury Service Agreements or Designated Interest Rate Protection Agreement.

“Guarantor” shall mean and include Parent, the Borrower (except solely with respect to its own Obligations) and each Subsidiary Guarantor.

“Guaranty” shall have the meaning provided in Section 6.08.

“Guaranty and Security Principles” shall mean the Guaranty and Security Principles set forth on Schedule 1.09.

“Hazardous Materials” shall mean (a) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (b) any other chemical, material or substance prohibited or regulated under any Environmental Law.

“Husky” means Husky Technologies Limited and its subsidiaries.

“IFRS” shall mean the International Financial Reporting Standards as issued by the International Accounting Standards Board.

“Immaterial Subsidiary” shall mean any Restricted Subsidiary of Parent (other than the Borrower) that, as of the date of the most recent financial statements required to be delivered pursuant to Section 9.01(a) or (b) (or at the Borrower’s option, internally available financial statements), does not have, when taken together with all other Immaterial Subsidiaries, after eliminating intercompany obligations and determined on a Pro Forma Basis giving effect to any acquisitions or dispositions of companies, division or lines of business since the start of such four quarter reference period, (a) assets in excess of 10.00% of Consolidated Total Assets; and (b) revenues for the period of four consecutive fiscal quarters ending on such date in excess of 10.00% of the combined revenues of Parent and the Restricted Subsidiaries for such period; provided that, for the avoidance of doubt, such calculations shall be made without giving effect to any accounting rules or regulations with respect to “variable interest entities” that would otherwise preclude the consolidation of the financial results of such entities with those of Parent.

“Incremental Agreement” shall mean each Incremental Agreement in the form of Exhibit J (appropriately completed and with such modifications (not inconsistent with Section 2.14 or the other relevant provisions of this Agreement) as may be reasonably satisfactory to the Borrower and the Administrative Agent) executed in accordance with Section 2.14.

“Incremental Arranger” shall have the meaning provided in Section 2.14(a).

“Incremental Commitment Requirements” shall mean, with respect to any provision of an Incremental Commitment and subject to Section 1.03, the satisfaction of each of the following conditions: (a) no Event of Default then exists or would result therefrom (provided, that with respect to any Incremental Commitment requested with respect to any acquisition or other Investment permitted under this Agreement, such requirement shall be limited to the absence of a Specified Event of Default (it being understood that the Lenders providing such Incremental

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Commitment may impose as a condition to funding any Incremental Commitment the absence of any additional Events of Default, which may be waived at the discretion of such Lenders providing such Incremental Commitment)); (b) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the applicable incurrence date (it being understood and agreed that (x) any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date and (y) any representation or warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such date) (provided, that with respect to any Incremental Commitment requested with respect to any acquisition or other Investment permitted under this Agreement, such requirement shall be limited to the making and truth and correctness of the Specified Representations (it being understood that the Lenders providing such Incremental Commitment may impose as a condition to funding any Incremental Commitment the making and truth and correctness of additional representations and warranties contained herein and in the other Credit Documents, which may be waived at the discretion of such Lenders providing such Incremental Commitment)); (c) the delivery by the relevant Credit Parties of such technical amendments, modifications and/or supplements to the respective Security Documents as are reasonably requested by the Administrative Agent to ensure that the additional Obligations to be incurred pursuant to the Incremental Commitments are secured by, and entitled to the benefits of, the relevant Security Documents, and each of the Lenders hereby agrees to, and authorizes the Collateral Agent to enter into, any such technical amendments, modifications or supplements and (d) the delivery by the Borrower, to the Administrative Agent of an officer’s certificate executed by a Responsible Officer certifying as to compliance with preceding clauses (a) and (b).

“Incremental Commitments” shall mean Revolving Commitment Increases, Additional/Replacement Revolving Commitments and/or Incremental Term Loan Commitments, as applicable.

“Incremental First Lien Prepayment Amount” shall have the meaning assigned to such term in Section 2.14(x)(v)(x)(C).

“Incremental Lender” shall have the meaning provided in Section 2.14(b).

“Incremental Term A Loan” means an Incremental Term Loan under a term “A” loan facility made by any Term A Lender pursuant to an Incremental Term A Loan Commitment.

“Incremental Term A Loan Commitment” shall mean, with respect to each Term A Lender, the Incremental Term Loan Commitment of such Lender to make Incremental Term Loans under a term “A” loan facility.

“Incremental Term Loan” shall have the meaning provided in Section 2.14(a).

“Incremental Term Loan Borrowing Date” shall mean, with respect to each Tranche of Incremental Term Loans, each date on which Incremental Term Loans of such Tranche are incurred pursuant to Section 2.14, which date shall be the date of the effectiveness of the respective Incremental Agreement pursuant to which such Incremental Term Loans are to be made.

“Incremental Term Loan Commitment” shall mean, for each Lender, any commitment to make Incremental Term Loans provided by such Lender pursuant to Section 2.14 on a given Incremental Term Loan Borrowing Date, in such amount as agreed to by such Lender in the Incremental Agreement delivered pursuant to Section 2.14, as the same may be terminated pursuant to Section 4.02 or Article 11.

“Indebtedness” shall mean, as to any Person, without duplication, (i) all indebtedness (including principal, interest, fees and charges) of such Person (A) for borrowed money or (B) for the deferred purchase price of property or services, (ii) the maximum amount available to be drawn under all letters of credit, bankers’ acceptances and similar obligations issued for the account of such Person and all unpaid drawings in respect of such letters of credit, bankers’ acceptances and similar obligations, (iii) all Indebtedness of the types described in clause (i), (ii), (iv), (v) or (vi) of this definition secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such Indebtedness, such Indebtedness shall be deemed to be in an amount equal to the lesser of (x) the aggregate unpaid

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amount of Indebtedness secured by such Lien and (y) the fair market value of the property to which such Lien relates as determined in good faith by such Person), (iv) the aggregate amount of all Capitalized Lease Obligations of such Person, (v) all Contingent Obligations of such Person and (vi) all obligations under any Interest Rate Protection Agreement, any Other Hedging Agreement, any Treasury Services Agreement or under any similar type of agreement. Notwithstanding the foregoing, Indebtedness shall not include (a) trade payables and accrued expenses incurred by any Person in accordance with customary practices and in the ordinary course of business of such Person, (b) obligations, to the extent such obligations would otherwise constitute Indebtedness, under any agreement that has been defeased or satisfied and discharged pursuant to the terms of such agreement, (c) earn-outs and contingent payments in respect of acquisitions except to the extent that the liability on account of any such earn-outs or contingent payment has become fixed, due and payable for more than 30 business days without being paid and is required by U.S. GAAP to be reflected as a liability on the consolidated balance sheet of Parent and its Restricted Subsidiaries, (d) obligations under or in respect of Securitization Financings, (e) reimbursement obligations under commercial, trade or documentary letters of credit (provided that unreimbursed amounts under such letters of credit shall be counted as Indebtedness five business days after such amount is drawn), (f) obligations, to the extent such obligations would otherwise constitute Indebtedness, under any agreement that has been (x) irrevocably defeased in accordance with U.S. GAAP or defeased pursuant to the deposit of cash or Cash Equivalents (in an amount sufficient to satisfy all such Indebtedness obligations at maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such Indebtedness, and subject to no other Liens or (y) irrevocably satisfied and discharged pursuant to the terms of such agreement or (g) amounts owed to dissenting stockholders (including in connection with, or as a result of, exercise of dissenters’ or appraisal rights and the settlement of any claims or action (whether actual, contingent or potential)), pursuant to or in connection with a sale or consolidation, amalgamation, merger or transfer of assets or other transaction not prohibited by Section 10.02. For purposes of this definition, “trade payables” shall include (1) any obligation owed by a Person arising out of arrangements whereby a third party makes payments for the account of such Person directly or indirectly to a trade creditor of such Person in respect of trade payables of such Person and (2) any obligation, contingent or otherwise, of any Person (the “Obligor”) in favor of another Person in respect of obligations set forth in the foregoing clause (1) held by the other Person that arise in connection with sales of goods or services by the Obligor or its Affiliates.

The term “Indebtedness” shall not include any lease, concession or license of property (or guarantee thereof) that would be considered an operating lease under U.S. GAAP as in effect as of December 31, 2018, any prepayments of deposits received from clients or customers in the ordinary course of business or consistent with past practices, or obligations under any license, permit or other approval (or guarantees given in respect of such obligations) incurred prior to the Closing Date or in the ordinary course of business or consistent with past practices. Indebtedness shall be calculated without giving effect to the provisions of ASC 815, Derivatives and Hedging and related interpretations to the extent such provisions would otherwise increase or decrease an amount of Indebtedness for any purpose under this Agreement as a result of accounting for any embedded derivatives created by the terms of such Indebtedness. The term “Indebtedness” shall not include Indebtedness of any parent entity appearing on the balance sheet of such Person solely by reason of push down accounting under U.S. GAAP.

“Indemnified Person” shall have the meaning provided in Section 13.01(a).

“Indemnified Taxes” shall mean all (i) Taxes imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Credit Document, other than Excluded Taxes and (ii) to the extent not otherwise described in clause (i) of this definition, Other Taxes.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing that is, in the good faith determination of the Borrower, qualified to perform the task for which it has been engaged.

“Initial Incremental Term Loan Maturity Date” shall mean, for any Tranche of Incremental Term Loans, the final maturity date set forth for such Tranche of Incremental Term Loans in the Incremental Agreement relating thereto; provided that the initial final maturity date for all Incremental Term Loans of a given Tranche shall be the same date.

“Initial Lender” shall mean each Lender that is an Affiliate of a Lead Arranger and is a Lender on the Closing Date.

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“Initial Term Loan” shall mean the Term Loans made on the Closing Date pursuant to Section 2.01(a).

“Initial Term Loan Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule 2.01 directly below the column entitled “Initial Term Loan Commitment,” as the same may be terminated pursuant to Sections 4.02 and/or Article 11.

“Initial Term Loan Maturity Date” shall mean January 14, 2033.

“Inside Maturity Basket” means (i) the greater of (x) $550,000,000 and (y) 100% of Consolidated EBITDA less (ii) the aggregate principal amount of all Indebtedness incurred in reliance upon the Inside Maturity Basket and outstanding at the time of determination.

“Insolvency or Liquidation Proceeding” means:

(a)       any voluntary or involuntary case or proceeding under any Debtor Relief Law with respect to any Credit Party;

(b)       any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Credit Party or with respect to a material portion of their respective assets, in each case, except as permitted under this Agreement;

(c)       any general composition of liabilities or similar arrangement relating to any Credit Party, whether or not under a court’s jurisdiction or supervision;

(d)       any liquidation, dissolution, reorganization or winding up of any Credit Party, whether voluntary or involuntary, whether or not under a court’s jurisdiction or supervision, and whether or not involving insolvency or bankruptcy; or

(e)       any general assignment for the benefit of creditors or any other marshalling of assets and liabilities of any Credit Party.

“Intellectual Property” shall have the meaning provided in Section 8.19.

“Interest Determination Date” shall mean, with respect to any Term SOFR Loan, the second U.S. Government Securities Business Day prior to the commencement of any Interest Period relating to such Term SOFR Loan.

“Interest Period” shall mean, as to any Borrowing of a Term SOFR Loan or Alternative Currency Term Rate Loan the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as applicable, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is (x) in the case of Alternative Currency Term Rate Loans, one, three, six, or, if agreed to by all Lenders, twelve months or less than one month thereafter, as the Borrower may elect or (y) in the case of Term SOFR Loans, one, three or six months, or if agreed to by all applicable Lenders, any other period, as the Borrower may elect, or the date any Borrowing of a Term SOFR Loan or Alternative Currency Term Rate Loan is converted to a Borrowing of a Base Rate Loan or Alternative Currency Daily Rate Loan in accordance with Section 2.09 or repaid or prepaid in accordance with Section 4.02 or Section 5.01; provided that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

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“Interim Period” shall have the meaning assigned to such term in Section 10.11(b).

“Internally Generated Cash” shall mean cash generated from the Parent and its Restricted Subsidiaries’ operations, the Revolving Borrowings or borrowings under any other revolving credit line and not representing (i) a reinvestment by Parent or any Restricted Subsidiaries of the Net Sale Proceeds of any Asset Sale, (ii) the proceeds of any issuance of any Equity Interests or any Indebtedness of Parent or any Restricted Subsidiary or (iii) any credit received by the Parent or any Restricted Subsidiary with respect to any trade-in of property for substantially similar property or any “like kind exchange” of assets.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s, or BBB- (or the equivalent) by Fitch and BBB (or the equivalent) by S&P, or an equivalent rating by any other ratings agency.

“Investment Grade Securities” means:

(1)       securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents) and in each case with maturities not exceeding five years from the date of acquisition;

(2)       securities that have an Investment Grade Rating;

(3)       investments in any fund that invests at least 95% of its assets in investments of the type described in clauses (1), (2) or (4) of this definition, which fund may also hold immaterial amounts of cash pending investment and/or distribution; and

(4)       instruments of the general type described in clauses (1), (2) or (3) above in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding five years from the date of acquisition.

“Investments” shall have the meaning provided in Section 10.05.

“Issuing Bank” shall mean, as the context may require, (a) JPMorgan Chase Bank, N.A. with respect to Letters of Credit issued by it (including the Existing Letters of Credit issued by it), (b) Bank of America, N.A. with respect to Letters of Credit issued by it (including the Existing Letters of Credit issued by it), (c) Deutsche Bank AG New York Branch with respect to Letters of Credit issued by it, (d) Goldman Sachs Bank USA with respect to Letters of Credit issued by it, (e) The Toronto-Dominion Bank with respect to Letters of Credit issued by it (including the Existing Letters of Credit issued by it), (f) Bank of Montreal with respect to Letters of Credit issued by it, (g) Citizens Bank, N.A. with respect to Letters of Credit issued by it, (h) Fifth Third Bank, National Association with respect to Letters of Credit issued by it, (i) Royal Bank of Canada with respect to Letters of Credit issued by it, (j) The Bank of Nova Scotia with respect to Letters of Credit issued by it, (k) The Huntington National Bank with respect to Letters of Credit issued by it and (l) any other Lender that may become an Issuing Bank pursuant to Sections 2.12(i) and 2.12(k), with respect to Letters of Credit issued by such Lender. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such affiliate with respect to Letters of Credit issued by such affiliate.

“JPMorgan” shall have the meaning provided in the first paragraph of this Agreement.

“Junior Intercreditor Agreement” shall mean an intercreditor agreement among the Collateral Agent and one or more Junior Representatives for holders of Permitted Junior Debt providing that, inter alia, the Liens on the Collateral in favor of the Collateral Agent (for the benefit of the Secured Creditors) shall be senior to such Liens in favor of the Junior Representatives (for the benefit of the holders of Permitted Junior Debt), as such intercreditor agreement may be amended, amended and restated, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof and thereof. Each Junior Intercreditor Agreement shall be substantially in the form attached as Exhibit K hereto or such other a form customary at such time for transactions of the type contemplated thereby and reasonably satisfactory to the Administrative Agent and the Borrower.

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“Junior Representative” shall mean, with respect to any series of Permitted Junior Debt, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Permitted Junior Debt is issued, incurred or otherwise obtained and each of their successors in such capacities.

“Latest Maturity Date” shall mean, at any time, the latest Maturity Date applicable to any Term Loan hereunder at such time, including the latest maturity date of any Incremental Term Loan, Refinancing Term Loan or Extended Term Loan, in each case as extended in accordance with this Agreement from time to time.

“LC Collateral Account” shall mean a collateral account in the form of a deposit account established and maintained by the Administrative Agent for the benefit of the Secured Creditors, in accordance with the provisions of Section 2.12.

“LC Commitment” shall mean the commitment of each Issuing Bank to issue Letters of Credit pursuant to Section 2.12.

“LC Disbursement” shall mean a payment or disbursement made by any Issuing Bank pursuant to a Letter of Credit.

“LC Documents” shall mean all documents, instruments and agreements delivered by the Borrower (or Parent or any Restricted Subsidiary that is a co-applicant) in respect of any Letter of Credit to any Issuing Bank or the Administrative Agent in connection with any Letter of Credit.

“LC Exposure” shall mean at any time the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate principal amount of all LC Disbursements that have not yet been reimbursed at such time. The LC Exposure of any Revolving Lender at any time shall mean its Pro Rata Percentage of the aggregate LC Exposure at such time.

“LC Obligations” shall mean the sum (without duplication) of (a) all amounts owing by the Borrower for any drawings under Letters of Credit (including any bankers’ acceptances or other payment obligations arising therefrom); and (b) the stated amount of all outstanding Letters of Credit.

“LC Participation Fee” shall have the meaning assigned to such term in Section 4.01(c).

“LC Request” shall mean a request by the Borrower in accordance with the terms of Section 2.12(b) in form and substance satisfactory to the applicable Issuing Bank.

“LC Sublimit” shall mean with respect to (i) (a) JPMorgan Chase Bank, N.A., $15,000,000, (b) Bank of America, N.A., $15,000,000 , (c) Deutsche Bank AG New York Branch, $7,031,250, (d) Goldman Sachs Bank USA, $7,031,250, (e) The Toronto-Dominion Bank, $7,031,250, (f) Bank of Montreal, $3,984,375, (g) Citizens Bank, N.A., $3,984,375, (h) Fifth Third Bank, National Association, $3,984,375, (i) Royal Bank of Canada, $3,984,375, (j) The Bank of Nova Scotia, $3,984,375 and (k) The Huntington National Bank, $3,984,375 and (ii) any additional Issuing Bank appointed hereunder pursuant to Sections 2.12(i) and 2.12(k), such amount as may be established pursuant to the terms of such provisions; provided that the amounts set forth in clause (i) of this definition shall be correspondingly reduced on a ratable basis by the amount allocated to such new Issuing Bank (unless otherwise agreed by all then existing Issuing Banks).

“LCT Election” shall have the meaning provided in Section 1.03.

“LCT Test Date” shall have the meaning provided in Section 1.03.

“Lead Arrangers” shall mean JPMorgan Chase Bank, N.A., BofA Securities, Inc., Deutsche Bank Securities Inc., Goldman Sachs Bank USA, TD Securities (USA) LLC, BMO Capital Markets Corp., Citizens Bank, N.A., Fifth Third Bank, National Association, Royal Bank of Canada, The Bank of Nova Scotia and The Huntington National Bank.

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“Legal Reservations” means with respect to a Credit Party (other than a U.S. Credit Party or Canadian Credit Party):

(a)                 the principle that equitable remedies may be granted or refused at the discretion of a court, the limitation of enforcement by laws relating to insolvency, bankruptcy, liquidation, judicial management, reorganization, court schemes, moratoria, administration and other laws generally affecting the rights of creditors and similar principles or limitations under the laws of any applicable jurisdiction;

(b)                the time barring of claims under applicable limitation laws, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void and defenses of set-off or counterclaim and similar principles or limitations under the laws of any applicable jurisdiction;

(c)                 any general principles, reservations or qualifications, in each case as to matters of law as set out in any legal opinion delivered to the Administrative Agent in connection with any provision of any Credit Document;

(d)                the principle that any additional interest imposed under any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void;

(e)                 the principle that in certain circumstances security granted by way of fixed charge may be characterized as a floating charge or that security purported to be constituted by way of an assignment may be recharacterized as a charge;

(f)                  the principle that a court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant; and

(g)                provisions of a contract being invalid or unenforceable for reasons of oppression or undue influence.

“Lender” shall mean each financial institution listed on Schedule 2.01, as well as any Person that becomes a “Lender” hereunder pursuant to Section 2.14, Section 2.15, Section 2.17, Section 3.04 or Section 13.04(b).

“Lender Creditors” shall mean the Agents, the Lenders, each Issuing Bank and the Indemnified Persons.

“Letter of Credit” shall mean any letters of credit issued or to be issued by an Issuing Bank for the account of the Borrower or the account of Parent or any Restricted Subsidiary of Parent pursuant to Section 2.12 (and shall be deemed to include all Existing Letters of Credit).

“Letter of Credit Expiration Date” shall mean the date which is five (5) Business Days prior to the Maturity Date with respect to Revolving Loans.

“Leverage Excess Proceeds” means with respect to any Asset Sale, the Net Sale Proceeds from such Asset Sale minus the Applicable Proceeds from such Asset Sale.

“Lien” shall mean any mortgage, pledge, hypothecation, collateral assignment, security deposit arrangement, encumbrance, deemed or statutory trust, security conveyance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, and any lease having substantially the same effect as any of the foregoing).

“Limited Condition Transaction” shall mean any transaction in connection with any acquisition (including by way of merger) or similar Investment (including the assumption or incurrence of Indebtedness), the making of any Dividend and/or the making of any voluntary or optional payment or prepayment on or redemption or acquisition for value of any Indebtedness subject to Section 10.07(a).

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“Limited Originator Recourse” shall mean a letter of credit, cash collateral account or other such credit enhancement issued in connection with the incurrence of Indebtedness by a Securitization Subsidiary under a Qualified Securitization Financing, in each case, solely to the extent required to satisfy Standard Securitization Undertakings.

“Loans” shall mean the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Luxembourg” means the Grand Duchy of Luxembourg.

“Luxembourg Credit Party” shall mean any Credit Party that is incorporated, formed or otherwise organized under the laws of Luxembourg.

“Luxembourg Security Agreements” shall mean certain Luxembourg Security Agreements to be executed by each Luxembourg Credit Party and delivered to the Administrative Agent after the Closing Date (as amended, amended and restated, modified, supplemented, extended or renewed from time to time), covering all of each such Luxembourg Credit Party’s present and future Collateral referred to therein.

“Majority Lenders” of any Tranche shall mean those Non-Defaulting Lenders which would constitute the Required Lenders under, and as defined in, this Agreement if all outstanding Obligations of the other Tranches under this Agreement were repaid in full and all Commitments with respect thereto were terminated.

“Management Agreements” means each of (i) the Management Agreement dated as of February 28, 2025 by and between the Borrower and Resolute Management, as manager, as may be amended, amended and restated, modified, supplemented, extended or renewed from time to time in a manner not materially less favorable to the Lenders (ii) the Management Agreement to be dated on or about January 12, 2026 by and between Forge New Holdings, LLC, a Delaware limited liability company, and Resolute Management, as manager, as may be amended, amended and restated, modified, supplemented, extended or renewed from time to time in a manner not materially less favorable to the Lenders and (iii) any additional management agreement that is entered into between any Restricted Subsidiary and Resolute Management or any subsidiary thereof (as may be amended, amended and restated, modified, supplemented, extended or renewed from time to time in a manner not materially less favorable to the Lenders).

“Management Agreement Adjusted EBITDA” shall mean “LTM Adjusted EBITDA” (or any equivalent term) as defined in the applicable Management Agreement.

“Management Investor” means any Person who is an officer or otherwise a member of management of Parent, or any of its Subsidiaries on the Closing Date immediately after giving effect to the Transactions.

“Margin Stock” shall have the meaning provided in Regulation U.

“Market Capitalization” shall mean an amount equal to (i) the total number of issued and outstanding shares of capital stock of Parent on the date of declaration of the relevant dividend multiplied by (ii) the arithmetic mean of the closing prices per share of such capital stock on the New York Stock Exchange (or, if the primary listing of such capital stock is on another exchange, on such other exchange) for the 30 consecutive trading days immediately preceding the date of declaration of such dividend.

“Material Adverse Effect” shall mean a material adverse effect on the business, assets, financial condition or results of operations of Parent and its Restricted Subsidiaries, taken as a whole, (ii) a material and adverse effect on the rights and remedies of the Administrative Agent and Lenders, taken as a whole, under the Credit Documents and (iii) a material and adverse effect on the ability of the Credit Parties, taken as a whole, to perform their payment obligations under the Credit Documents.

“Material Intellectual Property” shall mean any Intellectual Property owned by the Parent or any Restricted Subsidiary that is material to the operation of the business of the Parent and its Restricted Subsidiaries (when taken as a whole).

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“Material Real Property” shall mean each parcel of Real Property that is now or hereafter owned in fee by any Credit Party and located in the United States that (together with any other parcels constituting a single site or operating property) has a fair market value (as determined by the Borrower in good faith) of at least the greater of (i) $25,000,000 and (ii) 4.5% of Consolidated EBITDA.

“Maturity Date” shall mean (a) with respect to any Initial Term Loans that have not been extended pursuant to Section 2.15, the Initial Term Loan Maturity Date, (b) with respect to the Revolving Commitments and any Revolving Loans, January 14, 2031, (c) with respect to any Incremental Term Loans that have not been extended pursuant to Section 2.15, the Initial Incremental Term Loan Maturity Date applicable thereto and (e) with respect to any Tranche of Extended Term Loans or Extended Term Loan Commitments, the Extended Term Loan Maturity Date applicable thereto. For the avoidance of doubt, the parties understand that no waiver of any Default, Event of Default or mandatory prepayment shall constitute an extension of the Maturity Date.

“Minimum Borrowing Amount” shall mean (a) with respect to Term Loans, $1,000,000 and (b) with respect to Revolving Loans, be in an aggregate principal amount that is (i) (A) in the case of Base Rate Loans, not less than $500,000 (or the Dollar Equivalent thereof) and (B) in the case of Term SOFR Loans or Alternative Currency Loans, an integral multiple of $250,000 (or the Dollar Equivalent or Alternative Currency Equivalent thereof, as applicable) and not less than $1,000,000 (or the Dollar Equivalent or Alternative Currency Equivalent thereof, as applicable), or (ii) equal to the remaining available balance of the applicable Revolving Commitments.

“Minimum Purchase Condition” shall have the meaning assigned to such term in Section 2.18(b).

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean a mortgage, debenture, deed of trust, deed of immovable hypothec, deed to secure debt or similar security instrument in form and substance reasonably satisfactory to the Administrative Agent, in favor of the Collateral Agent for the benefit of the Secured Creditors, as the same may be amended, modified, restated and/or supplemented from time to time.

“Mortgaged Property” shall mean, initially, each Material Real Property identified on Schedule 1.01(d) and includes each other Material Real Property of Parent or any of its Restricted Subsidiaries which will be encumbered (or required to be encumbered) by a Mortgage.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA and subject to Title IV of ERISA under which Parent or a Restricted Subsidiary of Parent has any obligation or liability, including on account of an ERISA Affiliate.

“NAIC” shall mean the National Association of Insurance Commissioners.

“Net Debt Proceeds” shall mean, with respect to any incurrence of Indebtedness for borrowed money, an amount in cash equal to the gross cash proceeds received by the respective Person from such incurrence, net of underwriting discounts, commissions, fees and other costs of, and expenses associated with, such incurrence.

“Net Sale Proceeds” shall mean, with respect to any Asset Sale (including, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale), an amount in cash equal to the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such Asset Sale, net of (i) costs of, and expenses associated with, such Asset Sale (including fees and commissions), (ii) any taxes paid or payable as a result of such Asset Sale (including the Borrower’s good faith estimate of any incremental income taxes that will be payable as a result of such Asset Sale, including pursuant to tax sharing arrangements or any tax distributions), (iii) payments of unassumed liabilities relating to the assets sold and required payments of any Indebtedness or other obligations (other than the Loans and Indebtedness secured on a pari passu or junior basis to the Loans) which are secured by the assets which were sold or would be in default under the terms thereof as a result of such Asset Sale, (iv) amounts provided as a reserve in accordance with U.S. GAAP against any liabilities under any indemnification obligation or purchase price adjustment associated with such Asset Sale (provided

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that to the extent and at the time any such amounts are released from such reserve to Parent or any of its Restricted Subsidiaries, such amounts shall constitute Net Sale Proceeds), (v) cash escrows from the sale price for such Asset Sale (provided that to the extent and at the time any such amounts are released from escrow to Parent or any of its Restricted Subsidiaries, such amounts shall constitute Net Sale Proceeds) and (vi) to the extent such Asset Sale involves any disposition of Investments made after the Closing Date the permissibility of which was contingent upon the utilization of the Available Amount, the percentage of the proceeds thereof that is proportional to the portion of such Investments that were made in reliance on the Available Amount.

“New Project” means (x) each plant, facility or branch which is either a new plant, facility or branch or an expansion of an existing plant, facility or branch owned by Parent, the Borrower or its Subsidiaries which in fact commences operations and (y) each creation (in one or a series of related transactions) of a business unit or product line to the extent such business unit or product line commences operations or each expansion (in one or a series of related transactions) of business into a new market or distribution or sales channel.

“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

“Note” shall mean each Revolving Note and Term Note, as applicable.

“Notice of Borrowing” shall mean a notice substantially in the form of Exhibit A-1 hereto.

“Notice of Conversion/Continuation” shall mean a notice substantially in the form of Exhibit A-2 hereto.

“NYFRB” shall mean the Federal Reserve Bank of New York or any successor thereto.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined would be less than 0.00%, such rate shall be deemed to be 0.00% for purposes of this Agreement.

“NYFRB’s Website” shall mean the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” shall mean (x) all now existing or hereafter arising debts, obligations, covenants, and duties of payment or performance of every kind, matured or unmatured, direct or contingent, owing, arising, due, or payable by any Credit Party arising out of this Agreement or any other Credit Document, including, without limitation, all obligations to repay principal or interest (including interest, fees and other amounts accruing during any proceeding under any Debtor Relief Laws, regardless of whether allowed or allowable in such proceeding) on the Loans, and to pay interest, fees, costs, charges, expenses, professional fees, and all sums chargeable to any Credit Party or for which any Credit Party is liable as indemnitor under the Credit Documents, whether or not evidenced by any note or other instrument (including all amounts accruing during any proceeding under any Debtor Relief Laws, regardless of whether allowed or allowable in such proceeding) and (y) liabilities and indebtedness of a Parent or any of its Restricted Subsidiaries owing under any Designated Interest Rate Protection Agreement or Designated Treasury Services Agreement (with respect to any Guarantor, other than any Excluded Swap Obligation of such Guarantor) entered into by Parent or any of its Restricted Subsidiaries, whether now in existence or hereafter arising. Notwithstanding anything to the contrary contained above, (x) obligations of any Credit Party or Restricted Subsidiary under any Designated Interest Rate Protection Agreement or Designated Treasury Services Agreement shall be secured and guaranteed pursuant to the Credit Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (y) any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Designated Interest Rate Protection Agreement or Designated Treasury Services Agreement.

“OFAC” shall mean the U.S. Treasury Department Office of Foreign Assets Control.

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“Open Market Purchase” shall have the meaning provided in Section 2.19(a).

“Other Hedging Agreements” shall mean any foreign exchange contracts, currency swap agreements, commodity agreements or other similar arrangements, or arrangements designed to protect against fluctuations in currency values or commodity prices.

“Other Taxes” shall mean all stamp, court or documentary, intangible, recording, filing or similar Taxes arising from any payment made under, from the execution, delivery, registration, performance or enforcement of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document except (i) any such Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.04) that are imposed as a result of any present or former connection between the relevant Lender and the jurisdiction imposing such Tax (other than a connection arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document) and (ii) any Luxembourg registration duties (droits d’enregistrement) payable in the case of a voluntary registration of any Credit Document by the Lenders with the Administration de l’Enregistrement des Domaines et de la TVA in Luxembourg, when such registration is not required to establish, maintain, preserve or enforce their rights under the Credit Document.

“Outbound Investment Rules” means the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation; as of the date of this Agreement, and as codified at 31 C.F.R. § 850.101 et seq.

“Outstanding Amount” shall mean with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Parallel Debt Obligations” shall have the meaning provided in Section 13.25(a).

“Parent” shall have the meaning provided in the preamble hereto.

“Pari Passu Intercreditor Agreement” shall mean that certain Pari Passu Intercreditor Agreement, dated as of the Closing Date (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and among the Collateral Agent, U.S. Bank Trust Company, National Association, as Pari Passu Representative and each Additional Agent (as defined therein) from time to time party thereto, and any other intercreditor agreement in a form customary at such time for transactions of the type contemplated thereby and otherwise reasonably satisfactory to the Administrative Agent and the Borrower, among the Administrative Agent, the Collateral Agent and one or more Pari Passu Representatives for holders of Permitted Pari Passu Notes or Permitted Pari Passu Loans (or Permitted Refinancing Indebtedness in respect thereof) providing that, inter alia, the Liens on the Collateral in favor of the Collateral Agent (for the benefit of the Secured Creditors) shall be pari passu with such Liens in favor of the Pari Passu Representatives (for the benefit of the holders of Permitted Pari Passu Notes or Permitted Pari Passu Loans (or Permitted Refinancing Indebtedness in respect thereof)), in each case, as such intercreditor agreement may be amended, amended and restated, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof and thereof.

“Pari Passu Representative” shall mean, with respect to any series of Permitted Pari Passu Notes or Permitted Pari Passu Loans (or Permitted Refinancing Indebtedness in respect thereof), the trustee, collateral agent, security agent or similar agent under the indenture or other agreement pursuant to which such Permitted Pari Passu or Permitted Pari Passu Loans Notes (or Permitted Refinancing Indebtedness in respect thereof) are issued and each of their successors in such capacities. For the avoidance of doubt, U.S. Bank Trust Company, National Association shall be the Pari Passu Representative with respect to the Senior Secured Notes on and after the Closing Date.

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“Participant” shall have the meaning provided in Section 13.04(c).

“Participant Register” shall have the meaning provided in Section 13.04(c).

“Participating Member State” shall mean each state as described in any EMU Legislation.

“Patriot Act” shall have the meaning provided in Section 13.17.

“Payment” shall have the meaning provided in Section 12.15(a).

“Payment Notice” shall have the meaning provided in Section 12.15(b).

“Payment Office” shall mean the office of the Administrative Agent located at JPMorgan Chase Bank, N.A., 131 S Dearborn St, Floor 04, Chicago, IL, 60603-5506, attention: Loan and Agency Servicing, email: jpm.agency.cri@jpmorgan.com, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Perfection Certificate” shall mean that certain perfection certificate, dated as of the date hereof, executed and delivered by the U.S. Credit Parties and the Canadian Credit Parties, and each other Perfection Certificate (which shall be in form and substance consistent with the Perfection Certificate delivered on the date hereof or otherwise reasonably acceptable to the Collateral Agent) executed and delivered by the applicable Credit Parties pursuant to any of the Credit Documents, in each case, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with this Agreement (including pursuant to any officer’s certificate delivered pursuant to Section 9.01(e) or upon the reasonable request of the Collateral Agent pursuant to the Security Documents).

“Perfection Requirements” means (i) the delivery of all certificates of title to securities which are the subject to any Security Document in favor of any of the Administrative Agent, the Issuing Banks and the Lenders, together with signed but otherwise undated transfer forms, confirmations and notices and acknowledgements duly executed and delivered in the form required pursuant to each Security Document; and (ii) the making or the procuring of registrations, filings (including in any shareholder register or other person’s books), endorsements, notarisations, translations, stampings, notifications, acknowledgements and/or acceptances of the Security Documents (and/or the security created thereunder) necessary for the validity, enforceability (as against the relevant Credit Party as well as any third party) and/or perfection thereof.

“Permitted Additional Refinancing Amounts” shall have the meaning provided in the defined term “Permitted Refinancing Indebtedness.”

“Permitted Acquisition” shall mean the acquisition by Parent or any of its Restricted Subsidiaries of an Acquired Entity or Business; provided that (A) the Acquired Entity or Business acquired is in a business permitted by Section 10.09 and (B) all applicable requirements of Sections 9.13 are satisfied.

“Permitted Encumbrance” shall mean, with respect to any Mortgaged Property, such exceptions to title as are set forth in the mortgage title insurance policy delivered with respect thereto, all of which exceptions must be acceptable to the Administrative Agent in its reasonable discretion.

“Permitted Holders” shall mean (i) each of the Principals, (ii) any Management Investor, (iii) any Related Party of any of the foregoing persons, (iv) any Permitted Parent and (v) any “group” (within the meaning of Section 13(d)(3) or Section 13(d)(5) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that in the case of such “group” and without giving effect to the existence of such “group” or any other “group,” (x) such Persons specified in clauses (i), (ii), (iii) or (iv) above, collectively, have beneficial ownership, directly or indirectly, of more than 50% of the total voting power of the Voting Equity Interests of Parent or any of its

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direct or indirect parent entities held by such “group” and (y) the Principals and their Related Parties collectively, do not have beneficial ownership, directly or indirectly, of a lesser percentage of the Voting Equity Interests of Parent or any of its direct or indirect parent entities than any other Person that is a member of such “group” (without giving effect to any Voting Equity Interests that may be deemed owned by such other Person pursuant to Rule 13d-3 or 13d-5 under the Exchange Act as a result of such “group”).

“Permitted Investment” shall have the meaning provided in Section 10.05.

“Permitted Junior Debt” shall mean and include (i) any Permitted Junior Notes and (ii) any Permitted Junior Loans.

“Permitted Junior Debt Documents” shall mean and include the Permitted Junior Notes Documents and the Permitted Junior Loan Documents.

“Permitted Junior Loan Documents” shall mean, after the execution and delivery thereof, each agreement, document or instrument relating to the incurrence of Permitted Junior Loans, in each case as the same may be amended, amended and restated, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof and thereof.

“Permitted Junior Loans” shall mean any Indebtedness of Parent or any Restricted Subsidiary in the form of unsecured or secured loans; provided that, (i) except as provided in clause (iv) below, no such Indebtedness, to the extent incurred by any Credit Party, shall be secured by any asset of the Borrower or any of its Subsidiaries, (ii) no such Indebtedness, to the extent incurred by any Credit Party, shall be guaranteed by any Person other than Parent, the Borrower or a Subsidiary Guarantor, (iii) no such Indebtedness shall be subject to scheduled amortization or have a final stated maturity (excluding for this purpose, interim loan financings that provide for automatic rollover, subject to customary conditions, to Indebtedness otherwise meeting the maturity requirements of this clause), in either case, except in the case of Extendable Bridge Loans and amounts not in excess of the Inside Maturity Basket, prior to the Latest Maturity Date as of the date such Indebtedness was incurred (other than any payment that is intended to prevent any Permitted Junior Loan from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code) or shall have a Weighted Average Life to Maturity of less than the Weighted Average Life to Maturity as then in effect for the Tranche of then outstanding Term Loans with the then longest Weighted Average Life to Maturity, (iv) in the case of any such Indebtedness incurred by a Credit Party that is secured (a) such Indebtedness is secured by only assets comprising Collateral on a junior-lien basis relative to the Liens on such Collateral securing the Obligations of the Credit Parties, and not secured by any property or assets of any Credit Party other than the Collateral, (b) the security agreements relating to such Indebtedness are substantially the same as the Security Documents (with such differences as are necessary to reflect the differing lien priorities and otherwise reasonably satisfactory to the Collateral Agent) and (c) a Junior Representative acting on behalf of the holders of such Indebtedness shall have become party to the Junior Intercreditor Agreement; provided that if such Indebtedness is the initial incurrence of Permitted Junior Debt that is secured by assets of any Credit Party, then the Administrative Agent, the Collateral Agent and the Junior Representative for such Indebtedness shall have executed and delivered, and each Credit Party shall have acknowledged, the Junior Intercreditor Agreement and (v) the other terms and conditions (excluding pricing and optional prepayment or redemption terms), taken as a whole, contained in the agreement governing such Indebtedness shall not be materially more favorable to the lenders of the Permitted Junior Loans than those with respect to the Initial Term Loans; provided that (x) any such terms may be materially more favorable to the extent they take effect after the Latest Maturity Date as of the date such Indebtedness was incurred and (y) in the event that any agreement evidencing such Indebtedness contains financial maintenance covenants, the Borrower shall have offered in good faith to enter into an amendment to this Agreement to add any such financial covenants as are not then contained in this Agreement (provided that a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement set out in the foregoing clause (v), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to the Borrower of an objection during such five Business Day period (including a reasonable description of the basis upon which it objects)).

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“Permitted Junior Notes” shall mean any Indebtedness of Parent or any Restricted Subsidiary evidenced by a note security and incurred pursuant to one or more issuances of such notes; provided that (i) except as provided in clause (iii) below, no such Indebtedness, to the extent incurred by any Credit Party, shall be guaranteed by any Person other than Parent, the Borrower or any Subsidiary Guarantor or shall be secured by any asset of the Borrower or any of its Subsidiaries, (ii) no such Indebtedness shall be subject to scheduled amortization or have a final stated maturity, in either case, except in the case of Extendable Bridge Loans and amounts not in excess of the Inside Maturity Basket, prior to the Latest Maturity Date as of the date such Indebtedness was incurred or have a Weighted Average Life to Maturity of less than the Weighted Average Life to Maturity as then in effect for the Tranche of then outstanding Term Loans with the then longest Weighted Average Life to Maturity, (iii) in the case of any such Indebtedness incurred by a Credit Party that is secured (a) such Indebtedness is secured by only assets comprising Collateral on a junior-lien basis relative to the Liens on such Collateral securing the Obligations of the Credit Parties, and not secured by any property or assets of the Borrower or any of its Subsidiaries other than the Collateral, (b) the security agreements relating to such Indebtedness are substantially the same as the Security Documents (with such differences as are necessary to reflect the differing lien priorities and otherwise reasonably satisfactory to the Collateral Agent) and (c) a Junior Representative acting on behalf of the holders of such Indebtedness shall have become party to the Junior Intercreditor Agreement; provided that if such Indebtedness is the initial incurrence of Permitted Junior Debt that is secured by assets of any Credit Party, then the Administrative Agent, the Collateral Agent and the Junior Representative for such Indebtedness shall have executed and delivered the Junior Intercreditor Agreement and each Credit Party shall have acknowledged, and (iv) the other terms and conditions (excluding pricing and optional prepayment or redemption terms), taken as a whole, contained in the indenture governing such Indebtedness shall not be materially more favorable to the holders of the Permitted Junior Notes than those with respect to the Initial Term Loans; provided that (x) any such terms may be materially more favorable to the extent they take effect after the Latest Maturity Date as of the date such Indebtedness was incurred and (y) in the event that any indenture evidencing such Indebtedness contains financial maintenance covenants, the Borrower shall have offered in good faith to enter into an amendment to this Agreement to add any such financial covenants as are not then contained in this Agreement (provided that a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement set out in the foregoing clause (iv), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to the Borrower of an objection during such five Business Day period (including a reasonable description of the basis upon which it objects)).

“Permitted Junior Notes Documents” shall mean, after the execution and delivery thereof, each Permitted Junior Notes Indenture, and the Permitted Junior Notes, in each case as the same may be amended, amended and restated, modified, supplemented, extended, or renewed from time to time in accordance with the terms hereof and thereof.

“Permitted Junior Notes Indenture” shall mean any indenture or similar agreement entered into in connection with the issuance of Permitted Junior Notes, as the same may be amended, amended and restated, modified, supplemented, extended, or renewed from time to time in accordance with the terms hereof and thereof.

“Permitted Liens” shall have the meaning provided in Section 10.01.

“Permitted Notes” shall mean and include (i) any Permitted Junior Notes and (ii) any Permitted Pari Passu Notes.

“Permitted Parent” means any (a) direct or indirect parent of Parent formed not in connection with, or in contemplation of, a transaction that, assuming such parent was not so formed, after giving effect thereto would constitute a Change of Control, (b) direct or indirect parent of Parent formed in connection with an underwritten public equity offering, and (c) direct or indirect parent of Parent where the direct or indirect holders of the Voting Equity Interests of such parent company immediately following the applicable transaction (i) are substantially the same as the direct or indirect holders of the Voting Equity Interests of Parent immediately prior to that transaction and (ii) beneficially own substantially the same percentage of Voting Equity Interests of such parent company as immediately prior to the applicable transaction.

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“Permitted Pari Passu Loan Documents” shall mean, after the execution and delivery thereof, each agreement, document or instrument relating to the incurrence of Permitted Pari Passu Loans, in each case as the same may be amended, amended and restated, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof and thereof.

“Permitted Pari Passu Loans” shall mean any Indebtedness of the Parent or any Restricted Subsidiary in the form of secured loans; provided that, (i) no such Indebtedness, to the extent incurred by any Credit Party, shall be guaranteed by any Person other than Parent, the Borrower or any Subsidiary Guarantor, (ii) if incurred as term loans, no such Indebtedness shall have (x) a final stated maturity prior to the Latest Maturity Date of the Term Loans as of the date such Indebtedness was incurred and (y) a Weighted Average Life to Maturity of less than the Weighted Average Life to Maturity as then in effect for the Tranche of then outstanding Term Loans with the then longest Weighted Average Life to Maturity, except, in each case, for (A) term “A” loans provided primarily by lenders that are Regulated Banks, (B) interim loan financings that provide for automatic rollover, subject to customary conditions, to Indebtedness otherwise meeting the requirements of this clause (ii) and (C) a 364-day bridge loans, (iii) if incurred as revolving loans, no such Indebtedness shall (x) to the extent any other Revolving Commitments are outstanding at such time, have a maturity date earlier than the then latest maturing Tranche of any then outstanding Revolving Commitments or (y) be subject to any amortization, (iv) any “asset sale” mandatory prepayment provision included in the agreement governing such Indebtedness, to the extent incurred by any Credit Party, shall not prohibit Parent or the respective Subsidiary from repaying Term Loans under this Agreement on at least a pro rata basis with such Indebtedness from asset sale proceeds, (v)(a) such Indebtedness is secured only by assets comprising Collateral on a pari passu basis relative to the Liens on such Collateral securing the Obligations of the Credit Parties, and not secured by any property or assets of any Credit Party other than the Collateral, (b) the security agreements relating to such Indebtedness are substantially the same in all material respects as the Security Documents (or with such differences as are reasonably satisfactory to the Administrative Agent) and (c) a Pari Passu Representative acting on behalf of the holders of such Indebtedness shall have become party to the Pari Passu Intercreditor Agreement; provided that if such Indebtedness is the initial incurrence of Permitted Pari Passu Loans by a Credit Party, then the Administrative Agent, the Collateral Agent and the Pari Passu Representative for such Indebtedness shall have executed and delivered, and Parent, the Borrower and the Subsidiary Guarantors shall have acknowledged, the Pari Passu Intercreditor Agreement and (vi) to the extent incurred by any Credit Party, the negative covenants and events of default, taken as a whole, contained in the agreement governing such Indebtedness (i) shall not be materially more favorable to the lenders providing such Permitted Pari Passu Loans than the related provisions contained in this Agreement, except for terms and provisions customary for revolving facilities and term “A” facilities (including any financial maintenance covenant); provided that any such terms may be more favorable to the extent they (x) take effect after the applicable Latest Maturity Date as of the date such Indebtedness was incurred or (y) in the event that any agreement evidencing such Indebtedness contains such terms that are more materially favorable that are effective prior to the Latest Maturity Date as of the date such Indebtedness was incurred, the Borrower shall have offered in good faith to enter into an amendment to this Agreement to add or conform any such terms as are not then contained in this Agreement, (ii) reflect market terms and conditions (taken as a whole) at the time of incurrence thereof or (iii) are otherwise reasonably satisfactory to the Administrative Agent (provided that a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement set out in the foregoing clause (vi), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to the Borrower of an objection during such five (5) Business Day period (including a reasonable description of the basis upon which it objects)).

“Permitted Pari Passu Notes” shall mean any Indebtedness of Parent or any Restricted Subsidiary in the form of notes and incurred pursuant to one or more issuances of such notes; provided that, (i) no such Indebtedness shall be guaranteed by any Person other than Parent, the Borrower or any Subsidiary Guarantor, (ii) no such Indebtedness shall have a final stated maturity, except in the case of Extendable Bridge Loans and amounts not in excess of the Inside Maturity Basket, prior to the Latest Maturity Date as of the date such Indebtedness was incurred or have a Weighted Average Life to Maturity of less than the Weighted Average Life to Maturity as then in effect for the Tranche of then outstanding Term Loans with the then longest Weighted Average Life to Maturity, (iii) (a) such Indebtedness is secured only by assets comprising Collateral on a pari passu basis relative to the Liens on such Collateral securing the Obligations of the Credit Parties, and not secured by any property or assets of any Credit Party other than the Collateral, (b) the security agreements relating to such Indebtedness are substantially the same in all material respects

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as the Security Documents (with such differences as are reasonably satisfactory to the Administrative Agent) and (c) a Pari Passu Representative acting on behalf of the holders of such Indebtedness shall have become party to the Pari Passu Intercreditor Agreement; provided that if such Indebtedness is the initial issue of Permitted Pari Passu Notes by the Borrower, then the Borrower, the Subsidiary Guarantors, the Administrative Agent, the Collateral Agent and the Pari Passu Representative for such Indebtedness shall have executed and delivered the Pari Passu Intercreditor Agreement, and (iv) the other terms and conditions (excluding pricing and optional prepayment or redemption terms), taken as a whole, contained in the indenture governing such Indebtedness shall not be materially more favorable to the holders of the Permitted Pari Passu Notes than those with respect to the Initial Term Loans; provided that any such terms may be more favorable to the extent they (x) take effect after the applicable Latest Maturity Date as of the date such Indebtedness was incurred or (y) in the event that any agreement evidencing such Indebtedness contains such terms that are more materially favorable that are effective prior to the Latest Maturity Date as of the date such Indebtedness was incurred, the Borrower shall have offered in good faith to enter into an amendment to this Agreement to add or conform any such terms as are not then contained in this Agreement, (y) reflect market terms and conditions (taken as a whole) at the time of incurrence thereof or (z) are otherwise reasonably satisfactory to the Administrative Agent (provided that a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement set out in the foregoing clause (iv), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to the Borrower of an objection during such five (5) Business Day period (including a reasonable description of the basis upon which it objects)).

“Permitted Pari Passu Notes Documents” shall mean, after the execution and delivery thereof, each Permitted Pari Passu Notes Indenture and the Permitted Pari Passu Notes, in each case as the same may be amended, amended and restated, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof and thereof.

“Permitted Pari Passu Notes Indenture” shall mean any indenture or similar agreement entered into in connection with the issuance of Permitted Pari Passu Notes, as the same may be amended, amended and restated, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof and thereof.

“Permitted Refinancing Indebtedness” shall mean Indebtedness incurred by Parent or any Restricted Subsidiary which serves to extend, replace, refund, refinance, renew or defease (“Refinance”) any Indebtedness, including any previously issued Permitted Refinancing Indebtedness, so long as:

(1)       the principal amount of such new Indebtedness does not exceed (a) the principal amount of Indebtedness (including any unused commitments therefor that are able to be drawn at such time) being so extended, replaced, refunded, refinanced, renewed or defeased (such Indebtedness, the “Refinanced Debt”), plus (b) any accrued and unpaid interest on such Refinanced Debt, plus (c) the amount of any tender or redemption premium paid thereon or any penalty or premium required to be paid under the terms of the instrument or documents governing such Refinanced Debt and any costs, fees and expenses incurred in connection with the issuance of such new Indebtedness and the Refinancing of such Refinanced Debt (amounts incurred under clauses (1)(b) and (c), “Permitted Additional Refinancing Amounts”);

(2)       except in the case of (x) Extendable Bridge Loans, (y) term “A” loans provided primarily by lenders that are Regulated Banks and/or (z) Indebtedness in an aggregate principal amount not in excess of the Inside Maturity Basket, such Permitted Refinancing Indebtedness has a:

(a)       Weighted Average Life to Maturity at the time such Permitted Refinancing Indebtedness is incurred that is not less than the remaining Weighted Average Life to Maturity of the applicable Refinanced Debt; and

(b)       final scheduled maturity date equal to or later than the final scheduled maturity date of the Refinanced Debt (or, if earlier, the date that is 91 days after the Latest Maturity Date as of the date such Indebtedness was incurred);

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(3)       to the extent such Permitted Refinancing Indebtedness Refinances (a) Indebtedness that is expressly subordinated in right of payment to the Obligations (other than Indebtedness assumed or acquired in an acquisition and not created in contemplation thereof), such Permitted Refinancing Indebtedness is subordinated to the Obligations on terms that are, (x) consistent with market terms at the time of incurrence or effectiveness as determined by Parent in good faith or (y) taken as a whole, not materially less favorable to the Lenders than the subordination terms applicable to the Refinanced Debt (provided that in the case of clause (y) above, any such terms may be more favorable to the extent they take effect after the Latest Maturity Date of the Term Loans and Revolving Commitments as of the date such Indebtedness was incurred), (b) Indebtedness that is secured by Liens that are subordinated to the Liens securing the Obligations, such Permitted Refinancing Indebtedness is (i) unsecured or (ii) secured by Liens that are subordinated to the Liens that secure the Obligations on terms that are, (x) consistent with market terms at the time of incurrence or effectiveness as determined by Parent in good faith or (y) taken as a whole, not materially less favorable to the Lenders than the Lien subordination terms applicable to the Refinanced Debt (provided that in the case of clause (y) above, any such terms may be more favorable to the extent they take effect after the Latest Maturity Date of the Term Loans and Revolving Commitments as of the date such Indebtedness was incurred) or (c) secured by Liens that are pari passu with the Liens securing the Obligations, such Permitted Refinancing Indebtedness is (i) unsecured or (ii) secured by Liens that are pari passu or subordinated to the Liens that secure the Obligations on terms that are, (x) consistent with market terms at the time of incurrence or effectiveness as determined by Parent in good faith or (y) taken as a whole, not materially less favorable to the Lenders than the Lien subordination terms applicable to the Refinanced Debt (provided that in the case of clause (y) above, any such terms may be more favorable to the extent they take effect after the Latest Maturity Date of the Term Loans and Revolving Commitments as of the date such Indebtedness was incurred); and

(4)       subject to Section 10.01(vi), such Permitted Refinancing Indebtedness shall not be secured by any assets or property of Parent or any Restricted Subsidiary that does not secure the Refinanced Debt being Refinanced (plus improvements and accessions thereon and proceeds in respect thereof);

provided that (a) Permitted Refinancing Indebtedness will not include Indebtedness of a Restricted Subsidiary of Parent that is not a Subsidiary Guarantor that refinances Indebtedness of Parent, the Borrower or a Subsidiary Guarantor, (b) clause (2) of this definition will not apply to any Refinancing of any Indebtedness under clause (iii) or (v) of Section 10.04.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, unlimited liability company, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” shall mean any pension plan as defined in Section 3(2) of ERISA other than a Foreign Pension Plan or a Multiemployer Plan, which is maintained or contributed to by (or to which there is an obligation to contribute of) Parent or a Restricted Subsidiary of Parent or with respect to which Parent or a Restricted Subsidiary of Parent has, or may have, any liability, including, for greater certainty, liability arising from an ERISA Affiliate.

“Plan of Reorganization” means any plan of reorganization, plan of liquidation, agreement for composition, compromise or other type of plan of arrangement proposed in or in connection with any Insolvency or Liquidation Proceeding.

“Platform” shall mean Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.

“Pledged Collateral” shall have the meaning provided in the U.S. Security Agreement, the Luxembourg Security Agreements and/or the Canadian Security Agreement, as applicable.

“Pounds Sterling” shall mean freely transferable lawful money of the United Kingdom (expressed in Pounds Sterling).

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“PPSA” shall mean the Personal Property Security Act (Ontario) together with any regulations thereto and related Minister’s Orders as in effect from time to time; provided, however, if granting, attachment, perfection or priority of the Liens in any Collateral are governed by the personal property security or any other applicable laws of any Canadian jurisdiction other than Ontario, “PPSA” shall mean those personal property security laws or other applicable laws in such other jurisdiction for the purposes of the provisions of this Agreement, including in the case of Quebec, the Civil Code of Quebec, relating to such granting, attachment, perfection or priority and for the definitions related to such provisions.

“Prime Rate” shall mean the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Principal Obligations” shall have the meaning provided in Section 13.25(a).

“Principals” means (1) the Sponsor and (2) one or more investment funds advised, managed or controlled by the Sponsor and, in each case (whether individually or as a group) their Affiliates, but not initially, however, any portfolio company of any of the foregoing.

“Pro Forma Basis” shall mean, with respect to the calculation of any test, financial ratio, basket or covenant under this Agreement, including the Fixed Charge Coverage Ratio, the Consolidated First Lien Net Leverage Ratio, the Consolidated Senior Secured Net Leverage Ratio and the Consolidated Total Net Leverage Ratio and the calculation of Consolidated Total Assets and Consolidated EBITDA, of any Person and its Restricted Subsidiaries, as of any date, that pro forma effect will be given to the Transaction, any acquisition, merger, consolidation, Investment, any issuance, incurrence, assumption or repayment or redemption of Indebtedness (including Indebtedness issued, incurred or assumed or repaid or redeemed as a result of, or to finance, any relevant transaction and for which any such test, financial ratio, basket or covenant is being calculated) (but excluding the identifiable proceeds of any Indebtedness being incurred substantially simultaneously therewith or as part of the same transaction or series of related transactions for purposes of netting cash to calculate the applicable ratio), any issuance or redemption of preferred stock, all sales, transfers and other dispositions or discontinuance of any Subsidiary, line of business, division, segment or operating unit, any operational change (including the entry into any material contract or arrangement) or any designation of a Restricted Subsidiary to an Unrestricted Subsidiary or of an Unrestricted Subsidiary to a Restricted Subsidiary, in each case that have occurred during the four consecutive fiscal quarter period of such Person being used to calculate such test, financial ratio, basket or covenant (the “Reference Period”), or subsequent to the end of the Reference Period but prior to such date or prior to or simultaneously with the event for which a determination under this definition is made (including any such event occurring at a Person who became a Restricted Subsidiary of the subject Person or was merged or consolidated with or into the subject Person or any other Restricted Subsidiary of the subject Person after the commencement of the Reference Period), as if each such event occurred on the first day of the Reference Period.

For purposes of making any computation referred to above:

(1)       if any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date for which a determination under this definition is made had been the applicable rate for the entire period (taking into account any Interest Rate Protection Agreements or Other Hedging Agreements applicable to such Indebtedness if such Interest Rate Protection Agreements or Other Hedging Agreements has a remaining term in excess of 12 months);

(2)       interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer, in his or her capacity as such and not in his or her personal capacity, of the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with U.S. GAAP;

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(3)       interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, an eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate; and

(4)       interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period.

Any pro forma calculation may include, without limitation, adjustments calculated in accordance with Regulation S-X under the Securities Act; provided that any such adjustments, other than Specified Permitted Adjustments, that consist of reductions in costs and other operating improvements or synergies (whether added pursuant to this definition, the definition of “Pro Forma Cost Savings” or otherwise added to Consolidated Net Income or Consolidated EBITDA) shall be calculated in accordance with, and satisfy the requirements specified in, the definition of “Pro Forma Cost Savings.”

“Pro Forma Cost Savings” shall mean, without duplication of any amounts referenced in the definition of “Pro Forma Basis,” an amount equal to the amount of cost savings, operating expense reductions, operating improvements (including the entry into any material contract or arrangement) and acquisition synergies, in each case, projected by Parent or the Borrower in good faith to be realized (calculated on a pro forma basis as though such items had been realized on the first day of such period) as a result of actions taken on or prior to, or to be taken by the Borrower (or any successor thereto) or any Restricted Subsidiary within 36 months of, the date of such pro forma calculation, net of the amount of actual benefits realized or expected to be realized during such period that are otherwise included in the calculation of Consolidated EBITDA from such action; provided that (a) such cost savings, operating expense reductions, operating improvements and synergies are factually supportable and reasonably identifiable (as determined in good faith by a responsible financial or accounting officer, in his or her capacity as such and not in his or her personal capacity, of the Borrower (or any successor thereto)) and are reasonably anticipated to be realized within 36 months after the date of such pro forma calculation and (b) no cost savings, operating expense reductions, operating improvements and synergies shall be added pursuant to this definition to the extent duplicative of any expenses or charges otherwise added to Consolidated Net Income or Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period.

“Pro Rata Percentage” of any Revolving Lender at any time shall mean the percentage of the total Revolving Commitment represented by such Lender’s Revolving Commitment.

“Pro Rata Share” shall mean, with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Revolving Exposure of such Lender at such time and the denominator of which is the aggregate amount of all Aggregate Exposures at such time. The initial Pro Rata Shares of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption Agreement pursuant to which such Lender becomes a party hereto, as applicable.

“Projections” shall mean the detailed projected consolidated financial statements of the Parent and its Subsidiaries (after giving effect to the Transaction) delivered to the Administrative Agent on or prior to the Closing Date.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public-Sider” shall mean a Lender whose representatives may trade in securities of the Borrower or its controlling person or any of its Subsidiaries while in possession of the financial statements provided by the Borrower under the terms of this Agreement.

“QFC” shall have the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

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“QFC Credit Support” shall have the meaning provided in Section 13.27.

“Qualified Preferred Stock” shall mean any preferred capital stock of Parent or the Borrower so long as the terms of any such preferred capital stock (x) do not contain any mandatory put, redemption, repayment, sinking fund or other similar provision prior to the 91st day after the Latest Maturity Date as of the date such Qualified Preferred Stock was issued other than (i) provisions requiring payment solely (or with provisions permitting Parent or the Borrower, as applicable, to opt to make payment solely) in the form of common Equity Interests or Qualified Preferred Stock of Parent or the Borrower, as applicable, (ii) provisions requiring payment solely as a result of a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale are subject to the payment in full of all Obligations in cash (other than unasserted contingent indemnification obligations) or such payment is otherwise permitted by this Agreement (including as a result of a waiver or amendment hereunder) and (iii) with respect to preferred capital stock issued to any plan for the benefit of employees of Parent or the Borrower, as applicable, or its Subsidiaries or by any such plan to such employees, provisions requiring the repurchase thereof in order to satisfy applicable statutory or regulatory obligations and (y) give Parent or the Borrower the option to elect to pay such dividends or distributions on a non-cash basis or otherwise do not require the cash payment of dividends or distributions at any time that such cash payment is not permitted under this Agreement or would result in an Event of Default hereunder.

“Qualified Reporting Subsidiary” shall have the meaning provided in Section 9.01.

“Qualified Securitization Financing” means any Securitization Financing of a Securitization Subsidiary that meets the following conditions: (a) such Qualified Securitization Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to Parent and the Securitization Subsidiary; (b) all sales and/or contributions of Securitization Assets and related assets to the Securitization Subsidiary are made at fair market value; and (c) the financing terms, covenants, termination events and other provisions thereof, including any Standard Securitization Undertakings, shall be market terms, in each case, as determined by Parent or the applicable Restricted Subsidiary in good faith. The grant of a security interest in any Securitization Assets of Parent or any of the Restricted Subsidiaries (other than a Securitization Subsidiary) to secure Indebtedness under this Agreement prior to engaging in any Securitization Financing shall not be deemed a Qualified Securitization Financing.

“Quarterly Payment Date” shall mean the last Business Day of each March, June, September and December occurring after the Closing Date, commencing on the last Business Day of the first full fiscal quarter ending after the Closing Date.

“Ratio-Based Incremental Facility” shall have the meaning provided in Section 2.14(a)(v)(y).

“Ratio-Based Incremental Facility Incurrence Test” shall have the meaning provided in Section 2.14(a)(v)(y).

“Real Property” of any Person shall mean, collectively, the right, title and interest of such Person (including any leasehold, mineral or other estate) in and to any and all land, improvements and fixtures owned, leased or operated by such Person, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Receivables Assets” means (a) any accounts receivable owed to Parent or a Restricted Subsidiary subject to a Receivables Facility and the proceeds thereof and (b) all collateral securing such accounts receivable, all contracts and contract rights, guarantees or other obligations in respect of such accounts receivable, all records with respect to such accounts receivable and any other assets customarily transferred together with accounts receivable in connection with a non-recourse accounts receivable factoring arrangement and which are, in each case, sold, conveyed, assigned or otherwise transferred or pledged by the Borrower to a commercial bank in connection with a Receivables Facility.

“Receivables Facility” means an agreement between Parent or a Restricted Subsidiary and a commercial bank that is entered into at the request of a customer of Parent or a Restricted Subsidiary, pursuant to which (a) Parent or such Restricted Subsidiary, as applicable, agrees to sell to such commercial bank accounts receivable owing by

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such customer, together with Receivables Assets related thereto, at a maximum discount, for each such account receivable, not to exceed 5.0% of the face value thereof, and (b) the obligations of Parent or such Restricted Subsidiary, as applicable, thereunder are non-recourse (except for Securitization Repurchase Obligations) to Parent and such Restricted Subsidiary.

“Recovery Event” shall mean the receipt by Parent or any of its Restricted Subsidiaries of any cash insurance proceeds or condemnation awards payable (i) by reason of theft, loss, physical destruction, damage, taking or any other similar event with respect to any property or assets of Parent or any of its Restricted Subsidiaries (but not by reason of any loss of revenues or interruption of business or operations caused thereby) and (ii) under any policy of insurance required to be maintained under Section 9.03, in each case to the extent such proceeds or awards do not constitute reimbursement or compensation for amounts previously paid by Parent or any of its Restricted Subsidiaries in respect of any such event.

“Refinance” or “Refinanced” shall have the meaning provided in the definition of “Permitted Refinancing Indebtedness”.

“Refinanced Indebtedness” shall mean the Existing Husky Credit Agreement.

“Refinancing” shall have the meaning provided in Section 6.04.

“Refinancing Effective Date” shall have the meaning specified in Section 2.17.

“Refinancing Note Documents” shall mean the Refinancing Notes, the Refinancing Notes Indenture and all other documents executed and delivered with respect to the Refinancing Notes or Refinancing Notes Indenture, as the same may be amended, amended and restated, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof and thereof.

“Refinancing Notes” shall mean Permitted Junior Debt, Permitted Pari Passu Notes or Permitted Pari Passu Loans (or Indebtedness that would constitute Permitted Junior Debt, Permitted Pari Passu Notes or Permitted Pari Passu Loans except as a result of a failure to comply with any maturity or amortization requirement applicable thereto), in each case, that constitute Permitted Refinancing Indebtedness in respect of any Term Loans.

“Refinancing Notes Indenture” shall mean the indenture entered into with respect to the Refinancing Notes and pursuant to which same shall be issued.

“Refinancing Revolving Amendment” shall have the meaning specified in Section 2.17(d).

“Refinancing Revolving Commitments” shall mean one or more tranches of Revolving Commitments hereunder that result from a Refinancing Revolving Amendment.

“Refinancing Revolving Loans” shall mean Revolving Loans made pursuant to any Refinancing Revolving Commitments.

“Refinancing Term Loan Amendment” shall have the meaning specified in Section 2.17(c).

“Refinancing Term Loan Commitments” shall mean one or more commitments hereunder to convert Initial Term Loans or Incremental Term Loans under an Existing Initial Term Loan Tranche or Existing Incremental Term Loan Tranche into a new Tranche of Refinancing Term Loans or Refinancing Term Loans under an existing Tranche of Refinancing Term Loans.

“Refinancing Term Loan Lender” shall have the meaning specified in Section 2.17(b).

“Refinancing Term Loans” shall have the meaning specified in Section 2.17(a).

“Register” shall have the meaning provided in Section 13.15.

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“Regulated Bank” shall mean an (i) Approved Commercial Bank that is (a) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation, (b) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913, (c) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board of Governors under 12 CFR part 211, (d) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (c) or (e) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction or (ii) any Affiliate of a Person set forth in clause (i) above to the extent that (a) all of the Equity Interest of such Affiliate is directly or indirectly owned by either (x) such Person set forth in clause (i) above or (y) a parent entity that also owns, directly or indirectly, all of the Equity Interest of such Person set forth in clause (i) and (b) such Affiliate is a securities broker or dealer registered with the SEC under Section 15 of the Securities Exchange Act.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulatory Authority” shall have the meaning provided in Section 13.16.

“Related Party” shall means (a) with respect to the Sponsor, (i) any investment fund advised, managed, controlled by or under common control with the Sponsor and Affiliates thereof (excluding any portfolio company of the Sponsor), any officer or director of the foregoing Persons, or any entity controlled by any of the foregoing Persons and (ii) any spouse or lineal descendant (including by adoption or stepchildren) of the officers and directors referred to in clause (a)(i); (b) with respect to any officer of the Borrower or its Subsidiaries, (i) any spouse or lineal descendant (including by adoption and stepchildren) of such officer and (ii) any trust, corporation or partnership or other entity, in each case to the extent not an operating company, of which an 80% or more controlling interest is held by the beneficiaries, stockholders, partners or owners who are the officer, any of the Persons described in clause (b)(i) above or any combination of these identified relationships and (c) with respect to any Agent, such Agent’s Affiliates and the respective directors, officers, employees, agents and advisors of such Agent and such Agent’s Affiliates.

“Release” shall mean actively or passively disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring, seeping, migrating or the like, into, through or upon the Environment or within, from or into any building, structure, facility or fixture.

“Relevant Rate” shall mean with respect to any Credit Extension denominated in (a) U.S. Dollars, Term SOFR Rate, (b) Pounds Sterling, SONIA, (c) Euros, the EURIBOR Rate and (d) Canadian Dollars, Term CORRA.

“Replaced Lender” shall have the meaning provided in Section 3.04.

“Replacement Lender” shall have the meaning provided in Section 3.04.

“Repricing Transaction” shall mean (1) the incurrence by Parent or any of its Restricted Subsidiaries of any Indebtedness in the form of term loans secured by the Collateral on a pari passu basis relative to the Liens on such Collateral securing the Obligations (including, without limitation, any new or additional term loans under this Agreement (including Refinancing Term Loans), whether incurred directly or by way of the conversion of Initial Term Loans into a new tranche of replacement term loans under this Agreement) (i) having an All-In Yield that is less than the All-In Yield for Initial Term Loans and (ii) the proceeds of which are used to prepay (or, in the case of a conversion, deemed to prepay or replace), in whole or in part, outstanding principal of the Initial Term Loans or (2) an amendment

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to this Agreement in an effective reduction in the Applicable Margin for the Initial Term Loans (with such determination to be made in the reasonable judgment of the Administrative Agent, consistent with generally accepted financial practices), in each case, to the extent the primary purpose of such incurrence or amendment to this Agreement is to reduce the All-In Yield applicable to the Initial Term Loans; provided that any prepayment, refinancing, replacement or amendment in connection with a Change of Control or acquisition or Investment not permitted by this Agreement or permitted but with respect to which the Borrower has determined in good faith that this Agreement will not provide sufficient flexibility for the operation of the combined business following consummation thereof shall not constitute a Repricing Transaction.

“Required Lenders” shall mean Non-Defaulting Lenders, the sum of whose outstanding principal of Loans and Commitments as of any date of determination represent greater than 50% of the sum of all outstanding principal of Loans and Commitments of Non-Defaulting Lenders at such time; provided that, for purposes of this definition, the outstanding principal amount of Alternative Currency Loans at any time shall be determined using the Dollar Equivalent thereof at the most recent Revaluation Date.

“Required Revolving Lenders” shall mean as of any date of determination, Revolving Lenders holding more than 50% of the sum of the (a) Revolving Exposure (with the aggregate amount of each Revolving Lender’s risk participation and funded participation in LC Obligations being deemed “held” by such Revolving Lender for purposes of this definition) and (b) aggregate unused Revolving Commitments; provided that the unused Revolving Commitment of, and the portion of the Revolving Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders; provided, further, that, for purposes of this definition, the outstanding principal amount of Alternative Currency Loans at any time shall be determined using the Dollar Equivalent thereof at the most recent Revaluation Date.

“Required Term Lenders” shall mean, at any time, Lenders (other than Defaulting Lenders) holding a majority of the aggregate principal amount of the then outstanding Term Loans (excluding Term Loans held by Defaulting Lenders).

“Requirement of Law” or “Requirements of Law” shall mean, with respect to any Person, (i) the charter, notice of articles, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person and (ii) any statute, law, treaty, rule, regulation, order, official administrative pronouncement, decree, writ, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolute Management” shall mean Resolute Holdings Management, Inc., a Delaware corporation.

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” shall mean, with respect to any Person, its chief financial officer, chief executive officer, chief administrative officer, president, or any vice president, managing director, treasurer or assistant treasurer, controller, secretary or assistant secretary, or other officer of such Person having substantially the same authority and responsibility and, solely for purposes of notices given pursuant to Article 2, any other officer or employee of the applicable Credit Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Credit Party designated in or pursuant to an agreement between the applicable Credit Party and the Administrative Agent; provided that, with respect to compliance with financial covenants, “Responsible Officer” shall mean the chief financial officer, treasurer or controller of Parent, or any other officer of Parent having substantially the same authority and responsibility.

“Restricted Subsidiary” shall mean each Subsidiary of Parent other than any Unrestricted Subsidiaries. Each Borrower shall at all times be a Restricted Subsidiary of Parent.

“Returns” shall have the meaning provided in Section 8.09.

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“Revaluation Date” shall mean (a) with respect to any Alternative Currency Loan, each of the following: (i) each date of Borrowing of a Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Borrowing denominated in an Alternative Currency pursuant to Section 2.09, and (iii) such additional dates as the Administrative Agent shall determine or the Required Revolving Lenders shall require; and (b) with respect to any Letter of Credit denominated in an Alternative Currency, each of the following: (i) each date of issuance of any such Letter of Credit, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any payment by the applicable Issuing Bank under any such Letter of Credit and (iv) such additional dates as the Administrative Agent or the applicable Issuing Bank shall determine or the Required Revolving Lenders shall require.

“Revolving Availability Period” shall mean the period from and including the Closing Date to but excluding the earlier of (a) the Maturity Date and (b) the date of termination of the Revolving Commitments.

“Revolving Borrowing” shall mean a Borrowing comprised of Revolving Loans.

“Revolving Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans hereunder up to the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption Agreement pursuant to which such Lender assumed its Revolving Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 4.02 and (b) reduced or increased from time to time pursuant to (i) assignments by or to such Lender pursuant to Section 13.04, (ii) Refinancing Revolving Commitments, (iii) a Revolving Commitment Increase or (iv) Additional/Replacement Revolving Commitments. The aggregate amount of the Lenders’ Revolving Commitments on the Closing Date is $400,000,000.

“Revolving Commitment Increase” shall have the meaning provided in Section 2.14(a).

“Revolving Exposure” shall mean, with respect to any Revolving Lender at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of such Revolving Lender, plus the aggregate amount at such time of such Lender’s LC Exposure.

“Revolving Facility” shall mean, at any time, the aggregate amount of the Revolving Lenders’ Revolving Commitments at such time.

“Revolving Lender” shall mean a Lender with a Revolving Commitment.

“Revolving Loans” shall have the meaning set forth in Section 2.01(b).

“Revolving Note” shall have the meaning set forth in Section 2.05(a).

“S&P” shall mean Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sale-Leaseback Transaction” shall mean any arrangements with any Person providing for the leasing by Parent or any of its Restricted Subsidiaries of real or personal property which has been or is to be sold or transferred by Parent or such Restricted Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person in connection therewith.

“Sanctioned Country” shall mean a country, region or territory that at any time is the subject or target of any comprehensive territorial Sanctions (as of the Closing Date, the Crimea region of the Ukraine, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, Cuba (in respect of the U.S. Credit Parties only), Iran and North Korea.

“Sanctioned Person” shall mean, at any time, (a) any Person that is the target of any Sanctions or that is listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the Government of Canada, the European Union, any European Union member state or His Majesty’s Treasury of the United Kingdom,

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(b) any Person located, organized or ordinarily resident in a Sanctioned Country or (c) any Person 50% or more owned or controlled by any such Person or Persons described in the foregoing clause (a) or (b).

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the Canadian Government, the European Union, any European Union member state or His Majesty’s Treasury of the United Kingdom.

“Scheduled Repayment” shall have the meaning provided in Section 5.02(a).

“Scheduled Unavailability Date” shall have the meaning provided in Section 3.06(a).

“SEC” shall have the meaning provided in Section 9.01(f).

“Section 9.01 Financials” shall mean the quarterly and annual financial statements required to be delivered pursuant to Sections 9.01(a) and 9.01(b), respectively.

“Secured Bank Product Provider” shall mean, at the time of entry into a Designated Treasury Service Agreements or Designated Interest Rate Protection Agreements with Parent or its Restricted Subsidiary (or, if such Designated Treasury Service Agreements or Designated Interest Rate Protection Agreements exists on the Closing Date, as of the Closing Date) the Administrative Agent, the Collateral Agent, any Lender or any of their respective Affiliates in its capacity as a counterparty to such Designated Treasury Service Agreements or Designated Interest Rate Protection Agreements (even if the Administrative Agent, the Collateral Agent or such Lender subsequently ceases to be the Administrative Agent, the Collateral Agent or a Lender under this Agreement for any reason).

“Secured Creditors” shall mean the Administrative Agent, the Collateral Agent, each Lender, each Issuing Bank and the other Guaranteed Creditors, together with their permitted successors and assigns.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Securitization Assets” shall mean (a) the accounts receivable, loans or other financial assets subject to a Qualified Securitization Financing and the proceeds thereof and (b) all collateral securing such accounts receivable, all contracts and contract rights, guaranties or other obligations in respect of such accounts receivable, lockbox accounts and records with respect to such accounts receivable and any other assets customarily transferred (or in respect of which security interests are customarily granted), together with accounts receivable in a securitization financing and which in the case of clause (a) and (b) above are sold, conveyed, assigned or otherwise transferred or pledged by Parent or any Restricted Subsidiary in connection with a Securitization Financing.

“Securitization Fees” shall mean distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees and expenses (including reasonable fees and expenses of legal counsel) paid to a Person that is not a Securitization Subsidiary in connection with any Qualified Securitization Financing or a Receivables Facility.

“Securitization Financing” shall mean any transaction or series of transactions that may be entered into by Parent or any of its Subsidiaries or a Securitization Subsidiary pursuant to which Parent, such Subsidiary or such Securitization Subsidiary may sell, convey or otherwise transfer to, or grant a security interest in for the benefit of, (1) a Securitization Subsidiary, Parent or any of its Subsidiaries which subsequently transfers to a Securitization Subsidiary (in the case of a transfer by Parent or such Subsidiary) and (2) any other Person (in the case of transfer by a Securitization Subsidiary), any accounts receivable (whether now existing or arising or acquired in the future) of Parent or any of its Subsidiaries which arose in the ordinary course of business of Parent or such Subsidiary, and any

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assets related thereto, including, without limitation, all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

“Securitization Repurchase Obligation” shall mean any obligation of a seller of Securitization Assets or Receivables Assets in a Qualified Securitization Financing or a Receivables Facility, as applicable, to repurchase such assets arising as a result of a breach of a Standard Securitization Undertaking, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” shall mean a Wholly-Owned Subsidiary of Parent (or another Person formed for the purposes of engaging in a Qualified Securitization Financing in which Parent or any Subsidiary of Parent makes an Investment and to which Parent or any Subsidiary of Parent transfers Securitization Assets and related assets), that engages in no activities other than in connection with the financing of Securitization Assets of Parent or its Subsidiaries, all proceeds thereof and all rights (contingent and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the board of directors of Parent or such other Person (as provided below) as a Securitization Subsidiary and (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by Parent, the Borrower or any other Subsidiary of Parent, other than another Securitization Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings or Limited Originator Recourse), (ii) is recourse to or obligates Parent, the Borrower or any other Subsidiary of Parent, other than another Securitization Subsidiary, in any way other than pursuant to Standard Securitization Undertakings or Limited Originator Recourse or (iii) subjects any property or asset of Parent, the Borrower or any other Subsidiary of Parent, other than another Securitization Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which none of Parent, the Borrower or any other Subsidiary of Parent, other than another Securitization Subsidiary, has any material contract, agreement, arrangement or understanding other than on terms which Parent reasonably believes to be no less favorable to Parent, the Borrower or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of Parent and (c) to which none of Parent, the Borrower or any other Subsidiary of Parent, other than another Securitization Subsidiary, has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the board of directors of Parent or such other Person shall be evidenced to the Administrative Agent by delivery to the Administrative Agent of a certified copy of the resolution of the board of directors of Parent or such other Person giving effect to such designation and a certificate executed by a Responsible Officer certifying that such designation complied with the foregoing conditions.

“Security Agreements” collectively, the U.S. Security Agreement, the Luxembourg Security Agreements, the Canadian Security Agreement and each other security agreement, pledge agreement and security agreement supplement executed and delivered to the Collateral Agent, in each case, as amended, restated, supplemented or otherwise modified from time to time.

“Security Document” shall mean and include each of the Security Agreements, each Mortgage, after the execution and delivery thereof, each Additional Security Document and each of the security agreements, pledge agreements and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 9.11, Section 9.12 or Section 9.16.

“Senior Secured Notes” means the secured senior notes of the Borrower due 2033 in an aggregate principal amount of $900,000,000 issued on or prior to the Closing Date pursuant to the Senior Secured Notes Indenture.

“Senior Secured Notes Indenture” means the Indenture dated as of the Closing Date, relating to the Senior Secured Notes, among U.S. Bank Trust Company, National Association, as trustee and notes collateral agent, the Borrower, Parent and the other guarantors party thereto, together with all instruments and other agreements in connection therewith, as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, to the extent not prohibited under the Credit Documents.

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“Senior Secured Notes Security Documents” shall have the meaning assigned to the term “Security Documents” in the Senior Secured Notes Indenture.

“Similar Business” shall mean any business and any services, activities or businesses (including technologies) incidental, or reasonably related or similar to, complementary or corollary to any line of business engaged in by Parent and its Restricted Subsidiaries on the Closing Date (after giving effect to the Transaction) or any business activity that is a reasonable extension, development or expansion thereof or ancillary thereto; provided that any line of business or additional operating segment acquired after the Closing Date shall be deemed to be a Similar Business.

“SOFR” means a rate equal to the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or such successor administrator).

“Solvent” and “Solvency” shall mean, with respect to any Person on any date of determination, that on such date (i) the fair value of the assets of such Person and its Subsidiaries on a consolidated basis, is greater than the total amount of liabilities, including contingent liabilities, of such Person and its Subsidiaries, on a consolidated basis (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability); (ii) the present fair saleable value of the assets of such Person and its Subsidiaries on a consolidated basis, is greater than the total amount of liabilities, including contingent liabilities, of such Person and its Subsidiaries, on a consolidated basis (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability); (iii) such Person and its Subsidiaries, on a consolidated basis are able to pay their debts and liabilities (including, without limitation, contingent and subordinated liabilities) as they become absolute and mature in the ordinary course of business on their respective stated maturities and are otherwise “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances; and (iv) such Person and its Subsidiaries on a consolidated basis will have adequate capital with which to conduct the business they are presently conducting and reasonably anticipate conducting.

“SONIA” shall mean, with respect to any applicable determination date, the Sterling Overnight Index Average Reference Rate published on the fifth (5th) Business Day preceding such date on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time); provided however that if such determination date is not a Business Day, SONIA means such rate that applied on the first Business Day immediately prior thereto.

“Specified Equity Contribution” shall have the meaning provided in Section 10.11(b).

“Specified Event of Default” shall mean any Event of Default arising under Section 11.01 or 11.05.

“Specified Jurisdiction” shall mean Canada (or any province or territory thereof), Luxembourg or Singapore.

“Specified Permitted Adjustments” shall mean all adjustments of the type or nature identified in the calculations of “Net Adjusted EBITDA” and “Pro Forma Net Adjusted EBITDA” as set forth in the section entitled “Summary—Summary Historical Consolidated Financial and Other Data” in the offering memorandum for the Senior Secured Notes to the extent such adjustments, without duplication, continue to be applicable to the reference period (it being understood that such adjustments shall be calculated net of the amount of actual benefits realized or expected to be realized during such reference period that are otherwise included in the calculation of Consolidated EBITDA).

“Specified Representations” shall mean the representations and warranties of the Credit Parties set forth in Sections 8.02, 8.03(iii) (in the case of any Tranche of Loans with respect to which such Specified Representations are made, limited to the incurrence of such Tranche of Loans in the case of the Borrower, the provision of the applicable Guaranty in the case of each Guarantor and the grant of the Liens in the Collateral to the Collateral Agent for the benefit of the Secured Creditors in the case of all Credit Parties), 8.05(b), 8.08(d) (in the case of any Tranche of Loans with respect to which such Specified Representations are made, limited to the incurrence and use of proceeds thereof),

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8.08(e) (in the case of any Tranche of Loans with respect to which such Specified Representations are made, limited to the incurrence and use of proceeds thereof), 8.11, 8.15 (in the case of any Tranche of Loans with respect to which such Specified Representations are made, limited to the incurrence and use of proceeds thereof) and 8.16 (in the case of any Tranche of Loans with respect to which such Specified Representations are made, limited to the incurrence and use of proceeds thereof).

“Sponsor” shall mean (i) Tungsten 2024 LLC and its Affiliates (other than their respective portfolio companies), (ii) Resolute Compo Holdings LLC and its Affiliates, (iii) Platinum Equity Advisors, LLC and its Affiliates (other than their respective portfolio companies) and (iv) David M. Cote and (w) his parents, parents-in-law, spouse, siblings, descendants, step children, step grandchildren, nieces and nephews and their respective spouses, and any person financially dependent upon one or more of the foregoing, (x) his state, legatees and devisees and that of any of the persons referred to in clause (w) of this definition and, in the event of the incompetence or death of such specified natural person or any of the persons referred to in clause (w) of this definition, such person’s executor, administrator, committee or other personal representative or similar fiduciary, (y) any trusts or private foundations created primarily for the benefit of, or controlled at the time of creation by, such specified natural person or any of the Persons referred to in clause (w) or (x) of this definition, or any trusts or private foundations created primarily for the benefit of any such trust or private foundation or for charitable purposes, and (z) any company, partnership, trust or other entity or investment vehicle controlled by such specified natural person or any of the Persons referred to in clause (w), (x) or (y) of this definition or the holdings of which are for the primary benefit of any of such Persons.

“Sponsor Affiliate” shall mean the collective reference to any entities (other than a portfolio company) controlled directly or indirectly by the Sponsor.

“Standard Securitization Undertakings” means representations, warranties, covenants, agreements and indemnities entered into by Parent or any Subsidiary of Parent that are customary in a Securitization Financing or, in the case of a Receivables Facility, a non-credit related recourse accounts receivable factoring arrangement.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject with respect to the Adjusted EURIBOR Rate for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D) or any other reserve ratio or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans. Such reserve percentage shall include those imposed pursuant to Regulation D. Alternative Currency Term Rate Loans for which the associated reference rate is adjusted by reference to the Statutory Reserve Rate (per the related definition of such reference rate) shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subject Transaction” shall have the meaning provided in Section 1.02.

“Subsequent Transaction” shall have the meaning provided in Section 1.03.

“Subsidiary” shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, unlimited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% Equity Interest at the time. Unless the context shall otherwise require, a Subsidiary shall refer to a Subsidiary of Parent.

“Subsidiary Asset Sale” shall have the meaning provided in Section 5.02(j).

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“Subsidiary Guarantor” shall mean each Domestic Subsidiary of Parent and each Foreign Subsidiary of Parent organized in a Specified Jurisdiction, in existence on the Closing Date (after giving effect to the Transaction) other than any Excluded Subsidiary, as well as each Domestic Subsidiary of Parent, and each Foreign Subsidiary of Parent, in each case, established, created or acquired after the Closing Date which becomes a party to the Guaranty in accordance with the requirements of this Agreement and the provisions of the Guaranty, in each case, other than the Borrower.

“Successor Rate” shall have the meaning provided in Section 3.06.

“Supported QFC” shall have the meaning provided in Section 13.27.

“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Synthetic Lease” shall mean a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“T2” means the real time gross settlement system operated by the Eurosystem, or any successor system.

“TARGET Day” means any day on which T2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Target Person” shall have the meaning provided in Section 10.05.

“Tax Group” shall have the meaning provided in Section 10.03(vi)(B).

“Tax Receivables Agreement” refers to the Tax Receivable Agreement, dated as of December 27, 2021, by and among CompoSecure, Inc., CompoSecure Holdings, L.L.C. and the TRA Parties (as defined therein) party thereto.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, assessments, withholdings or similar liabilities, deductions, charges or fees imposed by any Governmental Authority, including interest, penalties and additions to tax with respect thereto.

“Term A Lender” means a Lender with an Incremental Term A Loan Commitment to make Incremental Term A Loans hereunder.

“Term CORRA” means, for any calculation with respect to a Term CORRA Loan, the Term CORRA Reference Rate for a tenor comparable to the applicable CORRA Interest Period on the day (such day, the “Periodic Term CORRA Determination Day”) that is two (2) Business Days prior to the first (1st) day of such CORRA Interest Period, as such rate is published by the Term CORRA Administrator; provided, however, that if as of 1:00 p.m. (Toronto time) on any Periodic Term CORRA Determination Day the Term CORRA Reference Rate for the applicable tenor has not been published by the Term CORRA Administrator and a CORRA Benchmark Replacement Date with respect to the Term CORRA Reference Rate has not occurred, then Term CORRA will be the Term CORRA Reference Rate for such tenor as published by the Term CORRA Administrator on the first (1st) preceding Business Day for which such Term CORRA Reference Rate for such tenor was published by the Term CORRA Administrator so long as such first (1st) preceding Business Day is not more than five (5) Business Days prior to such Periodic Term CORRA Determination Day; provided, further, that if Term CORRA shall ever be less than the Floor, then Term CORRA shall be deemed to be the Floor.

“Term CORRA Administrator” means CanDeal Benchmark Administration Services Inc., TSX Inc., or any successor administrator.

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“Term CORRA Loan” means a Loan that bears interest at a rate based on Term CORRA.

“Term CORRA Margin” means, with respect to Term CORRA Loans, the applicable percentage rate per annum indicated below the references to “Alternative Currency Term Rate Loans” in the pricing grid in the definition of “Applicable Margin”.

“Term CORRA Reference Rate” means the forward looking term rate based on CORRA.

“Term Lender” shall mean, each Lender with a Term Loan Commitment.

“Term Loan Commitment” shall mean, for each Lender, its Initial Term Loan Commitment, its Refinancing Term Loan Commitment, its Extended Term Loan Commitment or its Incremental Term Loan Commitment. As of the Closing Date the aggregate Term Loan Commitment is $1,200,000,000.

“Term Loan Percentage” of a Tranche of Term Loans shall mean, at any time, a fraction (expressed as a percentage), the numerator of which is equal to the aggregate outstanding principal amount of all Term Loans of such Tranche at such time and the denominator of which is equal to the aggregate outstanding principal amount of all Term Loans of all Tranches at such time.

“Term Loans” shall mean the Initial Term Loans, each Incremental Term Loan, each Refinancing Term Loan and each Extended Term Loan of a given Extension Series.

“Term SOFR Determination Day” has the meaning assigned to it under the definition of “Term SOFR Reference Rate”.

“Term SOFR Loan” shall mean a Loan that bears interest at a rate based on the definition of Term SOFR Rate.

“Term SOFR Rate” shall mean the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator; provided that if the Term SOFR determined in accordance with either of the foregoing provisions (a) or (b) of this definition would otherwise be less than the Floor, the Term SOFR shall be deemed to equal the Floor for purposes of this Agreement.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Borrowing of Term SOFR Loans denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Term SOFR Scheduled Unavailability Date” shall have the meaning provided in Section 3.07(b).

“Test Period” shall mean each period of four consecutive fiscal quarters of Parent (in each case taken as one accounting period) for which Section 9.01 Financials have been (or were required to be) delivered; provided that, until the first such Section 9.01 Financials are (or are required to be) delivered hereunder, “Test Period” shall mean the four consecutive fiscal quarters of Borrower for which financial statements have been delivered pursuant to Section 6.09.

“Threshold Amount” shall mean the greater of (x) $192,500,000 and (y) 35% of Consolidated EBITDA.

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“Total Commitment” shall mean, at any time, the sum of the Total Initial Term Loan Commitment and the Total Incremental Term Loan Commitment.

“Total Incremental Term Loan Commitment” shall mean, at any time, the sum of the Incremental Term Loan Commitments of each of the Lenders with such a Commitment at such time.

“Total Initial Term Loan Commitment” shall mean, at any time, the sum of the Initial Term Loan Commitments of each of the Lenders at such time.

“Tranche” shall mean the respective facilities and commitments utilized in making Initial Term Loans or Incremental Term Loans made pursuant to one or more tranches designated pursuant to the respective Incremental Agreements in accordance with the relevant requirements specified in Section 2.14 (each, an “Initial Tranche”), and after giving effect to the Extension pursuant to Section 2.15, shall include any group of Extended Term Loans pursuant to Extended Term Loan Commitments, extended, directly or indirectly, from the same Initial Tranche and having the same Maturity Date, interest rate and fees and after giving effect to any Refinancing Term Loan Amendment pursuant to Section 2.17, shall include any group of Refinancing Term Loans refinancing, directly or indirectly, the same Initial Tranche having the same Maturity Date, interest rate and fees; provided that only in the circumstances contemplated by Section 2.17(b), Refinancing Term Loans may be made part of a then existing Tranche of Term Loans; provided further that only in the circumstances contemplated by Section 2.14(c), Incremental Term Loans may be made part of a then existing Tranche of Term Loans. With respect to Revolving Commitments, “Tranche” shall refer to the respective facilities and commitments in respect of the Revolving Commitment as of the Closing Date and any Refinancing Revolving Commitment or Extended Revolving Commitment.

“Transaction” shall mean, collectively, (i) the consummation of the Refinancing of the Refinanced Indebtedness, (ii) the entering into of the Credit Documents and the incurrence of the Initial Term Loans and the Revolving Loans (if applicable) on the Closing Date, (iii) the issuance and sale of the Senior Secured Notes in a private placement pursuant to Rule 144A or Regulation S under the Securities Act on or prior to the Closing Date and (iv) the payment of all Transaction Costs.

“Transaction Costs” shall mean the fees, premiums, commissions and expenses payable by Parent, the Borrower and its Subsidiaries in connection with the transactions described in clauses (i) through (iv) of the definition of “Transaction.”

“Treasury Services Agreement” shall mean any agreement or other arrangement governing the provision of treasury or cash management services, including deposit accounts, overdraft, credit or debit card, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Type” shall mean the type of Loan determined with regard to the interest option applicable thereto, i.e., whether a Base Rate Loan, a Term SOFR Loan, Alternative Currency Daily Rate Loan or Alternative Currency Term Rate Loan.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Undisclosed Administration” shall mean in relation to a Lender or a parent company that directly or indirectly controls such Lender, the appointment of an administrator, provisional liquidator, conservator, receiver,

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trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or Person, as the case may be, is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.

“Unfunded Pension Liability” of any Plan subject to Title IV of ERISA shall mean the amount, if any, by which the value of the accumulated plan benefits under the Plan determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all plan assets of such Plan.

“United States” and “U.S.” shall each mean the United States of America.

“Unrestricted Subsidiary” shall mean (i) on the Closing Date, each Subsidiary of Parent listed on Schedule 1.01(a) and (ii) any other Subsidiary of Parent designated by the board of directors of Parent as an Unrestricted Subsidiary pursuant to Section 9.15 subsequent to the Closing Date, in each case, except to the extent redesignated as a Restricted Subsidiary in accordance with such Section 9.15; provided that (a) any Subsidiary of an Unrestricted Subsidiary shall automatically be deemed an Unrestricted Subsidiary and (b) each Securitization Subsidiary shall be deemed an Unrestricted Subsidiary. Notwithstanding the foregoing, in no event shall the Borrower constitute an Unrestricted Subsidiary.

“Unused Line Fee” shall have the meaning provided in Section 4.01(a).

“Unused Line Fee Rate” shall mean a percentage per annum equal to, (i) from the Closing Date until the first Business Day that immediately follows the date on which a Compliance Certificate is delivered pursuant to Section 9.01(d) in respect of the first full fiscal quarter ending after the Closing Date, 0.375% per annum and (ii) thereafter, the applicable percentage per annum set forth below, as determined by reference to the Consolidated First Lien Net Leverage Ratio, as set forth in the then most recent Compliance Certificate received by the Administrative Agent pursuant to Section 9.01(d):

Pricing Level	Consolidated First Lien Net Leverage Ratio	Unused Line Fee Rate
1	>3.20:1:00	0.375%
2	≤3.20:1:00	0.25%

Any increase or decrease in the Unused Line Fee Rate resulting from a change in the Consolidated First Lien Net Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 9.01(d); provided, however, that “Pricing Level 1” for the table set forth above shall apply without regard to the Consolidated First Lien Net Leverage Ratio (x) at any time after the date on which any annual or quarterly financial statement was required to have been delivered pursuant to Section 9.01(a) or Section 9.01(b) but was not delivered (or the Compliance Certificate related to such financial statements was required to have been delivered pursuant to Section 9.01(d) but was not delivered), commencing with the first Business Day immediately following such date and continuing until the first Business Day immediately following the date on which such financial statements (or, if later, the Compliance Certificate related to such financial statements) are delivered, or (y) at the election of the Majority Lenders under the Revolving Facility at such time, at all times if an Event of Default shall have occurred and be continuing.

“U.S. Credit Party” shall mean any Credit Party that is incorporated, formed or otherwise organized under the laws of the United States, any state thereof or the District of Columbia.

“U.S. Dollars” and the sign “$” shall each mean freely transferable lawful money (expressed in dollars) of the United States.

“U.S. GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board Accounting Standards Codification or in such other statements by such other entity as have been approved by a significant segment of the accounting

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profession (but excluding the policies, rules and regulations of the SEC applicable only to public companies, and except as set forth in the definition of “Capital Lease Obligation”), as in effect on the Fixed GAAP Date (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Agreement); provided that the Borrower may at any time elect by written notice to the Administrative Agent to use IFRS in lieu of U.S. GAAP for financial reporting purposes and, upon any such notice, references herein to U.S. GAAP shall thereafter be construed to mean (a) for periods beginning on and after the date specified in such notice, IFRS as in effect on the date specified in such notice (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Agreement) and (b) for prior periods, U.S. GAAP as defined in the first sentence of this definition. All ratios and computations based on U.S. GAAP contained herein shall be computed in conformity with GAAP, except that, for the purposes of this Agreement, the term “consolidated,” with respect to any Person, shall be calculated as such Person giving effect to its consolidation with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment provided, that for the purpose of calculating any ratios or financial metrics based on U.S. GAAP, including but not limited to Fixed Charge Coverage Ratio, Consolidated Total Debt Ratio, Consolidated Senior Secured Debt Ratio, Consolidated Net Income, Consolidated EBITDA, Consolidated First Lien Debt Ratio, Consolidated Total Assets and/or Pro Forma Cost Savings, any variable interest entity that is a Restricted Subsidiary and that is not consolidated under U.S. GAAP due to a Management Agreement will be consolidated (including, for the avoidance of doubt, any Indebtedness, Disqualified Stock or preferred stock of such variable interest entity).

“U.S. Government Securities Business Day” shall mean any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Security Agreement” shall have the meaning provided in Section 6.06(a).

“U.S. Tax Compliance Certificate” has the meaning specified in Section 5.03(b).

“Voting Equity Interests” shall mean (i) all classes of Equity Interests entitled to vote and (ii) any other Equity Interests treated as voting stock for purposes of Treasury Regulation Section 1.956- 2(c)(2).

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the then outstanding principal amount of such Indebtedness into (ii) the product obtained by multiplying (x) the amount of each then remaining installment or other required scheduled payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

“Wholly-Owned Domestic Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is a Domestic Subsidiary of such Person.

“Wholly-Owned Restricted Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is a Restricted Subsidiary of such Person.

“Wholly-Owned Subsidiary” shall mean, as to any Person, (i) any corporation 100% of whose capital stock is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person owns 100% of the Equity Interests at such time (other than, in the case of a Foreign Subsidiary with respect to preceding clause (i) or (ii), director’s qualifying shares and/or other nominal amounts of shares required to be held by Persons other than Parent and its Subsidiaries under applicable law).

“Withholding Agent” shall mean any Credit Party, the Administrative Agent and any other applicable withholding agent.

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“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“WURA” means the Winding Up and Restructuring Act (Canada).

Section 1.02              Terms Generally and Certain Interpretive Provisions. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. The words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement unless the context shall otherwise require. All references herein to Articles, Sections, paragraphs, clauses, subclauses, Exhibits and Schedules shall be deemed references to Articles, Sections, paragraphs, clauses and subclauses of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Unless otherwise expressly provided herein, (a) all references to documents, instruments and other agreements (including the Credit Documents and organizational documents) shall be deemed to include all subsequent amendments, restatements, amendments and restatements, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendments and restatements, supplements and other modifications are not prohibited by any Credit Document and (b) references to any law, statute, rule or regulation shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable). For purposes of determining compliance at any time with Sections 10.01, 10.02, 10.03, 10.04, 10.05, 10.06 and 10.07, it is understood and agreed that (i) any Lien, sale, lease or other disposition of assets, Dividend, Indebtedness, Investment, Affiliate transaction or prepayment of Indebtedness (for the purposes of Section 1.02, a “Subject Transaction”), need not be permitted solely by reference to one category of Subject Transaction under Sections 10.01, 10.02, 10.03, 10.04, 10.05, 10.06 and 10.07, respectively, but may instead be permitted in part under any combination thereof and (ii) if any such Subject Transaction is undertaken in compliance with any provision under Sections 10.01, 10.02, 10.03, 10.04, 10.05, 10.06 and 10.07 in reliance on the testing of any ratio (a “Ratio Based Basket”) on the same date that a Subject Transaction is undertaken under such Sections in reliance on any non-ratio based provision (a “Fixed Amount Basket”), then the testing of any Ratio Based Basket will be calculated without regard to the utilization of any Fixed Amount Basket; provided that unless the Borrower elects otherwise, the undertaking of a Subject Transaction shall be deemed to use any Ratio Based Basket prior to the utilization of any Fixed Amount Basket.

Section 1.03              Limited Condition Transactions. Notwithstanding anything to the contrary in this Agreement, in connection with any action being taken in connection with a Limited Condition Transaction, for purposes of:

(i)              determining compliance with any provision of this Agreement which requires the calculation of any financial ratio or test, including the Fixed Charge Coverage Ratio, the Consolidated First Lien Net Leverage Ratio, the Consolidated Senior Secured Net Leverage Ratio and the Consolidated Total Net Leverage Ratio (and, for the avoidance of doubt, any financial ratio set forth in Section 2.14(a)); or

(ii)               testing availability under baskets set forth in this Agreement (including baskets determined by reference to Consolidated EBITDA or Consolidated Total Assets, as applicable); or

(iii)               determining other compliance with this Agreement (including the determination that representations and warranties are true and correct (other than the Specified Representations) and that no

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Default or Event of Default (or any type of Default or Event of Default) has occurred, is continuing or would result therefrom);

in each case, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder shall be made (1) in the case of any acquisition (including by way of merger) or similar Investment (including the assumption or incurrence of Indebtedness in connection therewith), at the time of (or on the basis of the Section 9.01 Financials for the most recently ended Test Period at the time of) either (x) the execution of the definitive agreement with respect to such acquisition or Investment, (y) a public announcement of an intention to make an offer in respect of the target of such acquisition or Investment or (z) the consummation of such acquisition or Investment, (2) in the case of any Dividend, at the time of (or on the basis of the Section 9.01 Financials for the most recently ended Test Period at the time of) (x) the declaration of such Dividend or (y) the making of such Dividend and (3) in the case of any voluntary or optional payment or prepayment on or redemption or acquisition for value of any Indebtedness subject to Section 10.07(a), at the time of (or on the basis of the Section 9.01 Financials for the most recently ended Test Period at the time of) (x) delivery of irrevocable (which may be conditional) notice with respect to such payment or prepayment or redemption or acquisition of such Indebtedness or (y) the making of such voluntary or optional payment or prepayment on or redemption or acquisition for value of any Indebtedness (the applicable date pursuant to any of the foregoing clauses (1), (2) or (3), the “LCT Test Date”), and if, for the Limited Condition Transaction (and the other transactions to be entered into in connection therewith), Parent or any of its Restricted Subsidiaries would have been permitted to take such action on the relevant LCT Test Date in compliance with such ratio, test or basket, such ratio, test or basket shall be deemed to have been complied with. For the avoidance of doubt, if the Borrower has made an LCT Election and any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date would have failed to have been complied with as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in Consolidated EBITDA or Consolidated Total Assets of Parent or the Person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such baskets, tests or ratios will not be deemed to have failed to have been complied with as a result of such fluctuations; provided that, notwithstanding anything to the contrary herein, if financial statements for one or more subsequent Test Periods shall have become available, Borrower may elect, in its sole discretion, to re-determine all such financial ratios or tests, with respect to, or as of the last day of, the most recently ended Test Period on the basis of such financial statements, in which case such date of redetermination shall thereafter be deemed to be the LCT Test Date for purposes of such baskets, ratios and financial metrics. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any calculation of any ratio, test or basket availability with respect to the incurrence of Indebtedness or Liens, the making of Dividends, the making of any Permitted Investment, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of Parent, the prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness, or the designation of an Unrestricted Subsidiary (each, a “Subsequent Transaction”) following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement, public announcement or irrevocable notice for such Limited Condition Transaction is terminated, revoked or expires without consummation of such Limited Condition Transaction, for purposes of determining whether such Subsequent Transaction is permitted under this Agreement, any such ratio, test or basket shall be required to be satisfied on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated.

Section 1.04              Currency Equivalents Generally.

(a)                 If any basket is exceeded solely as a result of fluctuations in applicable currency exchange rates after the last time such basket was utilized, such basket will not be deemed to have been exceeded solely as a result of such fluctuations in currency exchange rates.

(b)                Any determinations as to the Dollar Equivalent of Revolving Loans or Letters of Credit denominated in Euros, Canadian Dollars, Pounds Sterling or any other Alternative Currency, the amount of fees owing in respect of Letters of Credit denominated in Euros, Canadian Dollars, Pounds Sterling or any other Alternative Currency and the amount of any unreimbursed amounts owing to any Issuing Bank shall be made by the Administrative Agent as of the most recent Revaluation Date and such determination shall be conclusive absent manifest error.

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(c)                 For purposes of determining the Fixed Charge Coverage Ratio, the Consolidated First Lien Net Leverage Ratio, the Consolidated Senior Secured Net Leverage Ratio and the Consolidated Total Net Leverage Ratio, amounts denominated in a currency other than U.S. Dollars will be converted to U.S. Dollars for the purposes of (A) testing the financial covenant set forth in Section 10.11, at the Exchange Rate as of the last day of the fiscal quarter for which such measurement is being made, and (B) calculating any Fixed Charge Coverage Ratio, the Consolidated First Lien Net Leverage Ratio (other than for the purposes of determining compliance with Section 10.11), the Consolidated Senior Secured Net Leverage Ratio and the Consolidated Total Net Leverage Ratio, at the Exchange Rate as of the date of calculation, and will, in the case of Indebtedness, reflect the currency translation effects, determined in accordance with U.S. GAAP, of Interest Rate Protection Agreements and Other Hedging Agreements permitted hereunder for currency exchange risks with respect to the applicable currency in effect on the date of determination of the U.S. Dollar equivalent of such Indebtedness.

(d)                The Administrative Agent or any Issuing Bank, as applicable, shall use the Exchange Rate as of each Revaluation Date for the purpose of calculating Dollar Equivalent amounts of the Revolving Loans denominated in Euros, Canadian Dollars, Pounds Sterling or any other Alternative Currency, as the case may be. Such Exchange Rates shall become effective as of such Revaluation Date and shall be the Exchange Rates employed in converting any amounts between the applicable currencies for such purposes until the next Revaluation Date to occur.

Section 1.05              Treatment of Subsidiaries Prior to Joinder. Each Subsidiary of Parent that is required to be joined as a Credit Party pursuant to Section 9.11 shall, until the completion of such joinder, be deemed for the purposes of Article 10 of this Agreement to be a Credit Party from and after the Closing Date (or the date of formation or acquisition of such subsidiary).

Section 1.06              Pro Forma Calculations. Notwithstanding anything to the contrary herein, the Consolidated First Lien Net Leverage Ratio, the Consolidated Senior Secured Net Leverage Ratio, the Consolidated Total Net Leverage Ratio and the Fixed Charge Coverage Ratio and Consolidated EBITDA shall be calculated on a Pro Forma Basis with respect to each relevant transaction occurring during the applicable four quarter period to which such calculation relates, and/or subsequent to the end of such four-quarter period but not later than the date of such calculation; provided that notwithstanding the foregoing, when calculating the Consolidated First Lien Net Leverage Ratio for purposes of (i) determining the applicable percentage of Excess Cash Flow for purposes of Section 5.02(e), (ii) the Applicable Margin, (iii) the Unused Line Fee Rate and (iv) determining actual compliance (and not pro forma compliance or compliance on a Pro Forma Basis) with the financial covenant set forth in Section 10.11(a), any relevant and any related adjustment contemplated in the definition of Pro Forma Basis (and corresponding provisions of the definition of Consolidated EBITDA) that occurred subsequent to the end of the applicable four quarter period shall not be given pro forma effect.

Section 1.07              Classification and Reclassification. It is understood and agreed that any transaction with Affiliates, Lien, sale, lease or other disposition of assets, Dividend, Indebtedness, Investment or prepayment of Indebtedness need not be permitted solely by reference to one category of permitted transactions with Affiliates, Lien, sale, lease or other disposition of assets, Dividend, Indebtedness, Investment or prepayment of Indebtedness under Section 9.17 and Sections 10.01, 10.02, 10.03, 10.04, 10.05 and 10.07(i), respectively, but may instead be permitted in part under any combination thereof (it being understood that Parent and its Restricted Subsidiaries may utilize amounts under any category that is subject to any financial ratio or test, including the Fixed Charge Coverage Ratio, Consolidated First Lien Net Leverage Ratio, Consolidated Senior Secured Net Leverage Ratio or Consolidated Total Net Leverage Ratio, prior to amounts under any other category). For purposes of determining compliance at any time with Section 9.17 and Sections 10.01, 10.02, 10.03, 10.04, 10.05 and 10.07(i), in the event that any transaction with Affiliates, Lien, sale, lease or other disposition of assets, Dividend, Indebtedness, Investment or prepayment of Indebtedness meets the criteria of more than one of the categories of transactions or items permitted pursuant to any clause of such Section 9.17 and Sections 10.01, 10.02, 10.03, 10.04, 10.05 and 10.07(i), Borrower, in its sole discretion, may, from time to time, classify or reclassify such transaction or item (or portion thereof) and will only be required to include the amount and type of such transaction (or portion thereof) in any one category. Reclassifications of any utilization of the Fixed Available Incremental First Lien Amount or Incremental First Lien Prepayment Amount to be incurred under the Ratio-Based Incremental Facility Incurrence Test shall occur automatically in accordance with Section 2.14(a)(v).

Section 1.08              Calculation of Baskets. If any of the baskets set forth in this Agreement are exceeded solely as a result of fluctuations to Consolidated EBITDA for the most recently completed fiscal quarter after the last time such

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baskets were calculated for any purpose under this Agreement, such baskets will not be deemed to have been exceeded solely as a result of such fluctuations.

Section 1.09              Guaranty and Security Principles. Any obligation of a Foreign Subsidiary to enter into guaranty and security documents pursuant to this Agreement shall be subject in all respects to the Guaranty and Security Principles set forth on Schedule 1.09.

Section 1.10              Foreign Guarantor Provisions. Any guaranty to be given by any Foreign Subsidiary (other than a Canadian Subsidiary) shall be subject in all respects to the Foreign Guarantor Provisions set forth on Schedule 1.10 (as may be supplemented pursuant to the terms of the Guaranty or Section 13.12, or as otherwise agreed by the Administrative Agent).

Section 1.11              Quebec Matters. For purposes of any assets, liabilities or entities located in the Province of Québec and for all other purposes pursuant to which the interpretation or construction of this Agreement may be subject to the laws of the Province of Québec or a court or tribunal exercising jurisdiction in the Province of Québec, (a) “personal property” shall be deemed to include “movable property”, (b) “real property” shall be deemed to include “immovable property”, (c) “tangible property” shall be deemed to include “corporeal property”, (d) “intangible property” shall be deemed to include “incorporeal property”, (e) “security interest”, “mortgage” and “lien” shall be deemed to include a “hypothec”, “prior claim” and a resolutory clause, (f) all references to filing, registering or recording under the PPSA or UCC shall be deemed to include publication under the Civil Code of Québec, (g) all references to “perfection” of or “perfected” liens or security interest shall be deemed to include a reference to an “opposable” or “set up” lien or security interest as against third parties, (h) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (i) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (j) an “agent” shall be deemed to include a “mandatary”, (k) “construction liens” shall be deemed to include “legal hypothecs”; (l) “joint and several” shall be deemed to include solidary; (m) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault”; (n) “beneficial ownership” shall be deemed to include “ownership on behalf of another as mandatary”; (o) “servitude” shall be deemed to include easement; (p) “priority” shall be deemed to include “prior claim”; (q) “survey” shall be deemed to include “certificate of location and plan”; and (r) “fee simple title” shall be deemed to include “absolute ownership”. The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated herein be drawn up in the English language only and that all other documents contemplated thereunder or relating thereto, including notices, may also be drawn up in the English language only. Les parties aux présentes confirment que c’est leur volonté que cette convention et les autres documents de crédit soient rédigés en langue anglaise seulement et que tous les documents, y compris tous avis, envisages par cette convention et les autres documents peuvent être rédigés en la langue anglaise seulement.

Section 1.12              Time

All time references herein shall, unless otherwise specified, be references to local time in Toronto, Ontario. Time is of the essence of this Agreement and the other Credit Documents.

Section 1.13              Permitted Liens

Any reference in any of the Credit Documents to a Permitted Lien is not intended to subordinate or postpone, and shall not be interpreted as subordinating or postponing, or as any agreement to subordinate or postpone, any Lien created by any of the Credit Documents to any Permitted Lien.

Section 1.14              Interest Rates.

(a)       The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the relevant interbank offered rate or other rates in the definition of “Alternative Currency Daily Rate” or “Alternative Currency Term Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof (including any such alternative, successor or replacement rate implemented pursuant to Section 3.06), or of any Conforming Changes.

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(b)       The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Base Rate, the Term SOFR Reference Rate, Term SOFR Rate, Term CORRA or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto, including whether the composition or characteristics of any such alternative, successor or replacement rate will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Base Rate, the Term SOFR Reference Rate, Term SOFR Rate, Term CORRA or any other benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes or CORRA Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Base Rate, the Term SOFR Reference Rate, Term SOFR Rate, Term CORRA, any alternative, successor or replacement rate or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Base Rate, the Term SOFR Reference Rate, Term SOFR Rate, Term CORRA or any other benchmark, or any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.15              Divisions. For all purposes under the Credit Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE 2

AMOUNT AND TERMS OF CREDIT

Section 2.01              The Commitments.

(a)                 Subject to and upon the terms and conditions set forth herein, each Lender with an Initial Term Loan Commitment severally agrees to make an Initial Term Loan or Initial Term Loans to the Borrower, which Initial Term Loans (i) shall be incurred by the Borrower pursuant to a single drawing on the Closing Date, (ii) shall be denominated in U.S. Dollars, (iii) shall except as hereinafter provided, at the option of the Borrower, be incurred and maintained as, and/or converted into, one or more Borrowings of Base Rate Loans; provided that except as otherwise specifically provided in Section 3.01(b), all Initial Term Loans comprising the same Borrowing shall at all times be of the same Type, and (iv) shall be made by each such Lender in that aggregate principal amount which does not exceed the Initial Term Loan Commitment of such Lender on the Closing Date (before giving effect to the termination thereof pursuant to Section 4.02(d)). Once repaid, Initial Term Loans may not be reborrowed.

(b)                Subject to the terms and conditions set forth herein, each Revolving Lender agrees, severally and not jointly, to make revolving credit loans denominated in U.S. Dollars and Alternative Currencies (“Revolving Loans”) to the Borrower, at any time and from time to time on and after the Closing Date until the earlier of one Business Day prior to the Maturity Date and the termination of the Revolving Commitment of such Revolving Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Revolving Lender’s Revolving Exposure exceeding such Revolving Lender’s Revolving Commitment. Within the limits set forth above and subject to the terms, conditions and limitations set forth herein, the Borrower may borrow, pay or prepay and reborrow Revolving Loans.

Section 2.02              Minimum Amount of Each Borrowing.

(a)                 The aggregate principal amount of each Borrowing of Term Loans under any Tranche shall not be less than the Minimum Borrowing Amount.

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(b)                Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their applicable Revolving Commitments (it being understood, for the avoidance of doubt, that each Borrowing consisting of Revolving Loans shall be made by the Revolving Lenders on the basis of its Pro Rata Percentage of the aggregate Revolving Commitments); provided that the failure of any Revolving Lender to make any Revolving Loan shall not in itself relieve any other Revolving Lender of its obligation to lend hereunder (it being understood, however, that no Revolving Lender shall be responsible for the failure of any other Revolving Lender to make any Revolving Loan required to be made by such other Revolving Lender). Except for Revolving Loans deemed made pursuant to Section 2.04(b)(iv), Revolving Loans comprising any Borrowing shall not be less than the Minimum Borrowing Amount.

Section 2.03              Notice of Borrowing; Borrowing Procedure.

(a)                 Whenever the Borrower desires to make a Borrowing of Term Loans hereunder, the Borrower shall give the Administrative Agent prior written notice on the day of such Borrowing (or telephonic notice promptly confirmed in writing) of each Base Rate Loan to be made hereunder and at least (x) in the case of a Borrowing on the Closing Date, one Business Day’s prior written notice and (y) in the case of any Borrowing after the Closing Date, three Business Days’ (or such shorter period as the Administrative Agent shall agree in its sole and absolute discretion) prior written notice (or telephonic notice promptly confirmed in writing) of each Term SOFR Loan to be made hereunder; provided that (in each case) any such notice shall be deemed to have been given on a certain day only if given before 11:00 a.m. (New York City time) on such day (or such later time as the Administrative Agent shall agree in it its sole and absolute discretion). Each such Notice of Borrowing, except as otherwise expressly provided in Section 3.02, shall be irrevocable (but may be conditional) and shall be in writing, or by telephone promptly confirmed in writing by or on behalf of the Borrower, in the form of Exhibit A-1 or such other form as may be approved by the Administrative Agent including any form on an electronic platform or electronic transmission as shall be approved by the Administrative Agent, appropriately completed by a Responsible Officer of the Borrower to specify:

(i)              the aggregate principal amount of the Term Loans to be made pursuant to such Borrowing;

(ii)               the date of such Borrowing (which shall be a Business Day);

(iii)               whether the respective Borrowing shall consist of Initial Term Loans or Incremental Term Loans;

(iv)               whether the Term Loans being made pursuant to such Borrowing are to be initially maintained as Base Rate Loans or Term SOFR Loans; and

(v)              in the case of Term SOFR Loans, the Interest Period to be initially applicable thereto.

If no election as to the Type of Borrowing of Term Loans is specified, then the requested Borrowing shall be a Borrowing of Base Rate Loans. If no Interest Period is specified with respect to any requested Borrowing of Term SOFR Loans, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly give each Lender that is required to make Term Loans of the Tranche specified in the respective Notice of Borrowing, notice of such proposed Borrowing, of such Lender’s proportionate share thereof (determined in accordance with Section 2.08) and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.

(b)                Whenever the Borrower desires to request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by telecopy or electronic transmission (if arrangements for doing so have been approved by the Administrative Agent, which approval shall not be unreasonably withheld, conditioned or delayed) or telephone (promptly confirmed by telecopy or electronic transmission) (i) in the case of a Borrowing of Term SOFR Loans denominated in U.S. Dollars, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of the proposed Borrowing, (ii) in the case of a Borrowing of Base Rate, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing, (iii) in the case of a Borrowing of Alternative Currency Daily Rate Loans, not later than 11:00 a.m., New York City time, five (5) Business Days before the date of the proposed Borrowing, and (iv) in the case of a Borrowing of Alternative Currency Term Rate Loans, not later than 11:00 a.m.,

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New York City time, three (3) Business Days before the date of the proposed Borrowing. Each such telephonic Notice of Borrowing shall be irrevocable, subject to Sections 5.02 and 3.02, and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Notice of Borrowing, in the form of Exhibit A-1 or such other form as may be approved by the Administrative Agent including any form on an electronic platform or electronic transmission as shall be approved by the Administrative Agent, appropriately completed by a Responsible Officer of the Borrower. Each such telephonic and written Notice of Borrowing shall specify the following information in compliance with Section 2.02:

(i)              the aggregate amount of such Revolving Borrowing;

(ii)               the date of such Revolving Borrowing, which shall be a Business Day;

(iii)               whether such Revolving Borrowing is to be a Borrowing of Base Rate Loans, Term SOFR Loans, Alternative Currency Daily Rate Loans or Alternative Currency Term Rate Loans;

(iv)               in the case of a Revolving Borrowing of Term SOFR Loans or Alternative Currency Term Rate Loans, (x) the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period” and (y) the applicable currency, which shall be either U.S. Dollars or an Alternative Currency; and

(v)              the location and number of the account to which funds are to be disbursed, which shall comply with the requirements of Section 2.02.

With respect to any Revolving Borrowing denominated in U.S. Dollars, if no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be a Borrowing of Base Rate Loans. If no Interest Period is specified with respect to any requested Revolving Borrowing of Term SOFR Loans or Alternative Currency Term Rate Loans, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Notice of Borrowing in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Revolving Lender’s Revolving Loan to be made as part of the requested Revolving Borrowing.

Section 2.04              Disbursement of Funds.

(a)                 Term Loans. No later than 1:00 p.m. (New York City time) on the date specified in each Notice of Borrowing, each Term Lender with a Commitment of the relevant Tranche will make available its pro rata portion (determined in accordance with Section 2.08) of each such Borrowing requested to be made on such date. All such amounts will be made available in U.S. Dollars and in immediately available funds at the Payment Office, and the Administrative Agent will make available to the Borrower at the Payment Office the aggregate of the amounts so made available by the Term Lenders. Unless the Administrative Agent shall have been notified by any Term Lender prior to the date of any Borrowing that such Term Lender does not intend to make available to the Administrative Agent such Term Lender’s portion of any Borrowing to be made on such date, the Administrative Agent may assume that such Term Lender has made such amount available to the Administrative Agent on such date of Borrowing and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Term Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Term Lender. If such Term Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent also shall be entitled to recover on demand from such Term Lender interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if recovered from such Term Lender, the Overnight Bank Funding Rate for the first three days and at the interest rate otherwise applicable to such Term Loans for each day thereafter and (ii) if recovered from the Borrower, the rate of interest applicable to the relevant Borrowing, as determined pursuant to Section 2.07. Nothing in this Section 2.04 shall be deemed to relieve any Term Lender from its obligation to make Term Loans hereunder or to prejudice any

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rights which the Borrower may have against any Term Lender as a result of any failure by such Term Lender to make Term Loans hereunder.

(b)                Revolving Loans.

(i)               Except with respect to Loans made pursuant to Section 2.04(b)(iv), each Revolving Lender shall make each Revolving Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 1:00 p.m., New York City time (for Revolving Loans denominated in U.S. Dollars) or the Applicable Time for Revolving Loans denominated in an Alternative Currency, and the Administrative Agent shall promptly credit the amounts so received to an account as directed by the Borrower in the applicable Notice of Borrowing maintained with the Administrative Agent or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met or waived, return the amounts so received to the respective Revolving Lenders. Each Revolving Lender at its option may make any Term SOFR Loan, Alternative Currency Daily Rate Loan or Alternative Currency Term Rate Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that (i) any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement, (ii) such Term SOFR Loan, Alternative Currency Daily Rate Loan or Alternative Currency Term Rate Loan shall be deemed to have been made and held by such Lender, and the obligation of the Borrower to repay such Term SOFR Loan, Alternative Currency Daily Rate Loan or Alternative Currency Term Rate Loan shall nevertheless be to such Lender for the account of such domestic or foreign branch or Affiliate of such Lender and (iii) in exercising such option, such Lender shall use commercially reasonable efforts to minimize increased costs to the Borrower resulting therefrom (which obligation of such Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it otherwise determines would be disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 3.01 shall apply).

(ii)               Unless the Administrative Agent shall have received notice from a Revolving Lender prior to the date of any Revolving Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with clause (i) above, and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Revolving Lender shall not have made such portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, the interest rate applicable at the time to the Revolving Loans comprising such Borrowing and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error). If such Revolving Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Revolving Loan as part of such Borrowing for purposes of this Agreement.

(iii)               Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Revolving Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(iv)               Letters of Credit. If an Issuing Bank shall not have received from the Borrower the payment required to be made by Section 2.12(e) within the time specified in such Section 2.12(e), such Issuing Bank will promptly notify the Administrative Agent of the LC Disbursement and the Administrative Agent will promptly notify each Revolving Lender of such LC Disbursement and its Pro Rata Percentage thereof. Each Revolving Lender shall pay by wire transfer of immediately available funds to the Administrative Agent on such date (or, if such Revolving Lender shall have received such notice later than 1:00 p.m., New York City time, on any day, not later than 11:00 a.m., New York City time, on the immediately following Business Day), an amount equal to such Lender’s Pro Rata Percentage of such LC Disbursement (it being understood that such amount shall be deemed to constitute a Base Rate Loan (for LC Disbursements denominated in U.S. Dollars) or an Alternative Currency Daily Rate Loan or Alternative Currency Term Rate Loan with an Interest Period of one month (for LC Disbursements denominated in any other currency) of such Revolving Lender, and such payment shall be deemed to have reduced the LC Exposure), and the Administrative

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Agent will promptly pay to such Issuing Bank amounts so received by it from the Revolving Lenders. The Administrative Agent will promptly pay to the applicable Issuing Bank any amounts received by it from the Borrower pursuant to Section 2.12(e) prior to the time that any Revolving Lender makes any payment pursuant to this paragraph (iv); any such amounts received by the Administrative Agent thereafter will be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made such payments and to the Issuing Banks, as their interests may appear. If any Revolving Lender shall not have made its Pro Rata Percentage of such LC Disbursement available to the Administrative Agent as provided above, such Lender and the Borrower severally agree to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with this paragraph (iv) to but excluding the date such amount is paid, to the Administrative Agent for the account of the applicable Issuing Bank at (i) in the case of the Borrower, a rate per annum equal to the interest rate applicable to Revolving Loans pursuant to Section 2.07(a), and (ii) in the case of such Lender, for the first such day, the NYFRB Rate (or, with respect to an Alternative Currency, overnight rate determined by the Administrative Agent), and for each day thereafter, the Base Rate (for U.S. Dollars), the applicable Alternative Currency Daily Rate or Alternative Currency Term Rate (for Alternative Currencies).

Section 2.05              Notes.

(a)                 The Borrower’s obligation to pay the principal of, and interest on, the Loans made by each Lender shall be evidenced in the Register maintained by the Administrative Agent pursuant to Section 13.15 and shall, if requested by such Lender, also be evidenced (i) in the case of a Term Loan, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-1, with blanks appropriately completed in conformity herewith (each, a “Term Note”) and (ii) in the case of a Revolving Loan, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-2, with blanks appropriately completed in conformity herewith (each, a “Revolving Note”).

(b)                The Term Note issued to each requesting Term Lender with outstanding Initial Term Loans shall (i) be executed by the Borrower, (ii) be payable to such Term Lender or its registered assigns and be dated the Closing Date (or, if issued after the Closing Date, be dated the date of issuance thereof), (iii) be in a stated principal amount equal to Initial Term Loans made by such Lender on the Closing Date (or, if issued after the Closing Date, be in a stated principal amount equal to the outstanding Initial Term Loans of such Lender at such time) and be payable in the outstanding principal amount of Initial Term Loans evidenced thereby, (iv) mature on the Maturity Date for Initial Term Loans, (v) bear interest as provided in the appropriate clause of Section 2.07 in respect of the Base Rate Loans and Term SOFR Loans, as the case may be, evidenced thereby, (vi) be subject to voluntary prepayment as provided in Section 5.01, and mandatory repayment as provided in Section 5.02, and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

(c)                 The Term Note issued to each requesting Lender with an Incremental Term Loan Commitment or outstanding Incremental Term Loans under a given Tranche shall (i) be executed by the Borrower, (ii) be payable to such Term Lender or its registered assigns and be dated the date of issuance thereof, (iii) be in a stated principal amount equal to the Incremental Term Loan Commitment of such Lender on the Incremental Term Loan Borrowing Date (prior to the incurrence of any Incremental Term Loans pursuant thereto on such date) (or, if issued thereafter, be in a stated principal amount equal to the outstanding principal amount of the Incremental Term Loans of such Lender on the date of issuance thereof) and be payable in the principal amount of the Incremental Term Loans evidenced thereby, (iv) mature on the Maturity Date for such Incremental Term Loans, (v) bear interest as provided in the appropriate clause of Section 2.07 or in the relevant Incremental Agreement in respect of Base Rate Loans and Term SOFR Loans, as the case may be, evidenced thereby, (vi) be subject to voluntary prepayment as provided in Section 5.01 and mandatory repayment as provided in Section 5.02 and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

(d)                The Revolving Note issued to each requesting Revolving Lender with a Revolving Commitment or outstanding Revolving Loans under a given Tranche shall (i) be executed by the Borrower, (ii) be payable to such Revolving Lender or its registered assigns and be dated the date of issuance thereof, (iii) be in a stated principal amount equal to the outstanding Revolving Loans of such Revolving Lender at such time and be payable in the principal amount of the Revolving Loans evidenced thereby, (iv) mature on the Maturity Date for such Revolving Loans, (v) bear interest as provided in the appropriate clause of Section 2.07 in respect of Base Rate Loans, Term SOFR Loans, Alternative Currency Term Rate Loans and Alternative Currency Daily Rate Loans, as the case may be, evidenced

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thereby, (vi) be subject to voluntary prepayment as provided in Section 5.01 and mandatory repayment as provided in Section 5.02 and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

(e)                 Notwithstanding anything to the contrary contained above in this Section 2.05 or elsewhere in this Agreement, Notes shall only be delivered to Lenders that at any time specifically request the delivery of such Notes. No failure of any Lender to request or obtain a Note evidencing its Loans to the Borrower shall affect or in any manner impair the obligations of the Borrower to pay the Loans (and all related Obligations) incurred by the Borrower which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to the various Credit Documents. Any Lender which does not have a Note evidencing its outstanding Loans shall in no event be required to make the notations otherwise described in clause (f) below. At any time when any Lender requests the delivery of a Note to evidence any of its Loans, the Borrower shall promptly execute and deliver to the respective Lender the requested Note in the appropriate amount or amounts to evidence such Loans.

(f)                  Each Term Lender will note on its internal records the amount of each Term Loan made by it and each payment in respect thereof and prior to any transfer of any of its Notes will endorse on the reverse side thereof the outstanding principal amount of Term Loans evidenced thereby, in all cases in accordance with, and to the extent required by, such Lender’s customary practice. Failure to make any such notation or any error in such notation shall not affect the Borrower’s obligations in respect of such Term Loans.

Section 2.06              Evidence of Debt; Repayment of Revolving Loans.

(a)                 The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Revolving Lender, the then unpaid principal amount of each Revolving Loan under such Revolving Facility of such Lender on the applicable Maturity Date.

(b)                Each Revolving Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Revolving Lender resulting from each Revolving Loan made by such Revolving Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement. The Borrower shall be entitled to review records of such accounts with prior reasonable notice during normal business hours.

(c)                 The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Revolving Loan made hereunder, the Type thereof and the Interest Period applicable thereto; (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Revolving Lender hereunder; and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Revolving Lenders and each Revolving Lender’s share thereof. Each Revolving Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender. The Borrower shall be entitled to review records of such accounts with prior reasonable notice during normal business hours.

(d)                The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded absent manifest error; provided that the failure of any Revolving Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Revolving Loans in accordance with their terms.

Section 2.07              Interest on Loans.

(a)                 Interest on Revolving Loans.

(i)               The Borrower agrees to pay interest in respect of the unpaid principal amount of each Revolving Loan that is a Base Rate Loan (including with respect to any Term SOFR Loan converted into a Base Rate Loan pursuant to Section 2.09) made to the Borrower hereunder from the date of Revolving Borrowing thereof (or, in the circumstances described in the immediately preceding parenthetical, from the date of conversion of the Term SOFR Loan into a Base Rate Loan) until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii)

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the conversion of such Base Rate Loan to a Term SOFR Loan pursuant to Section 2.09, at a rate per annum which shall be equal to the sum of the Applicable Margin plus the Base Rate, as in effect from time to time.

(ii)               [Reserved].

(iii)               The Borrower agrees to pay interest in respect of the unpaid principal amount of each Revolving Loan that is a Term SOFR Loan, each Alternative Currency Term Rate Loan and each Alternative Currency Daily Rate Loan made to the Borrower from the date of Revolving Borrowing thereof until (w) in the case of Term SOFR Loans, the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Term SOFR Loan to a Base Rate Loan pursuant to Section 2.09, as applicable, at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the Applicable Margin for Term SOFR Loans plus the applicable Term SOFR for such Interest Period, (x) in the case of Alternative Currency Term Rate Loans (other than CORRA Loans), the maturity thereof (whether by acceleration or otherwise) at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the Applicable Margin plus the applicable Alternative Currency Term Rate for such Interest Period, (y) in the case of Alternative Currency Term Rate Loans which are CORRA Loans, the maturity thereof (whether by acceleration or otherwise) at a rate per annum which shall, during each CORRA Interest Period applicable thereto be equal to the sum of the Applicable Margin for Alternative Currency Term Rate Loans plus Term CORRA, and (z) in the case of Alternative Currency Daily Rate Loans, the earlier of (i) the maturity thereof (whether by acceleration or otherwise) at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the Applicable Margin plus the Alternative Currency Daily Rate as in effect from time to time and (ii) each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Alternative Currency Daily Rate Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month).

(iv)               [Reserved].

(v)               Upon the occurrence and during the continuance of any Event of Default under Section 11.01, overdue principal and, to the extent permitted by law, overdue interest in respect of each Revolving Loan shall bear interest at a rate per annum equal to (i) for Base Rate Loans and associated interest, 2.00% per annum in excess of the Applicable Margin for Base Rate Loans plus the Base Rate, (ii) for Term SOFR Loans, Alternative Currency Term Rate Loans or Alternative Currency Daily Rate Loans and associated interest, 2.00% per annum in excess of the Applicable Margin for Term SOFR Loans, Alternative Currency Term Rate Loans or Alternative Currency Daily Rate Loans (as applicable) plus the Term SOFR Rate, Alternative Currency Term Rate or Alternative Currency Daily Rate (as applicable) and (iii) with respect to fees 2.00% per annum in excess of the Applicable Margin for Base Rate Loans plus the Base Rate, each as in effect from time to time, in each case with such interest to be payable on demand.

(vi)               Accrued (and theretofore unpaid) interest shall be calculated daily and payable (i) in respect of each Base Rate Loan and each Alternative Currency Daily Rate Loan, quarterly in arrears on each Quarterly Payment Date and on the applicable Maturity Date, (ii) in respect of each Term SOFR Loan and each Alternative Currency Term Rate Loan, on (x) the date of any conversion thereof into a Base Rate Loan pursuant to Section 2.09 or 3.01(b), as applicable (on the amount converted) and (y) the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three-month intervals after the first day of such Interest Period and (iii) in respect of each Revolving Loan, on (x) the date of any prepayment or repayment thereof (on the amount prepaid or repaid) (other than a prepayment of any Revolving Loan that is a Base Rate Loan or Alternative Currency Daily Rate Loan prior to the end of the Revolving Availability Period), (y) at maturity (whether by acceleration or otherwise) and (z) after such maturity, on demand.

(vii)               The applicable Base Rate, Term SOFR Rate or Term CORRA shall be determined by the Administrative Agent in accordance with the provisions of this Agreement and such determination shall be conclusive absent manifest error.

(b)                Interest on Term Loans.

(i)               The Borrower agrees to pay interest in respect of the unpaid principal amount of each Term Loan that is a Base Rate Loan (including with respect to any Term SOFR Loan converted into a Base Rate Loan pursuant to Section 2.09) made to the Borrower hereunder from the date of Borrowing thereof (or, in the circumstances

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described in the immediately preceding parenthetical, from the date of conversion of the respective Term SOFR Loan into a Base Rate Loan) until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Base Rate Loan to a Term SOFR Loan pursuant to Section 2.09, at a rate per annum which shall be equal to the sum of the Applicable Margin plus the Base Rate, as in effect from time to time.

(ii)               The Borrower agrees to pay interest in respect of the unpaid principal amount of each Term Loan that is a Term SOFR Loan made to the Borrower from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Term SOFR Loan to a Base Rate Loan pursuant to Section 2.09 or 3.01, as applicable, at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the Applicable Margin plus Term SOFR for such Interest Period.

(iii)               Upon the occurrence and during the continuance of any Event of Default under Section 11.01, overdue principal and, to the extent permitted by law, overdue interest in respect of each Term Loan shall bear interest at a rate per annum equal to (i) for Base Rate Loans and associated interest, 2.00% per annum in excess of the Applicable Margin for Base Rate Loans plus the Base Rate, (ii) for Term SOFR Loans and associated interest, 2.00% per annum in excess of the Applicable Margin for Term SOFR Loans plus Term SOFR Rate, and (iii) with respect to fees, 2.00% per annum in excess of the Applicable Margin for Base Rate Loans plus the Base Rate, each as in effect from time to time, in each case with such interest to be payable on demand.

(iv)               Accrued (and theretofore unpaid) interest shall be calculated daily and payable (i) in respect of each Base Rate Loan, quarterly in arrears on each Quarterly Payment Date and on the applicable Maturity Date, (ii) in respect of each Term SOFR Loan, on (x) the date of any conversion thereof into a Base Rate Loan, pursuant to Section 2.09 or 3.01(b), as applicable (on the amount converted) and (y) the last day of each Interest Period applicable thereto and, in the case of an Interest Period, in excess of three months, on each date occurring at three-month intervals after the first day of such Interest Period and (iii) in respect of each Term Loan, on (x) the date of any prepayment or repayment thereof (on the amount prepaid or repaid), (y) at maturity (whether by acceleration or otherwise) and (z) after such maturity, on demand.

(v)               Upon each Interest Determination Date, the applicable Base Rate or Term SOFR Rate, as applicable, shall be determined by the Administrative Agent in accordance with the provisions of this Agreement and such determination shall be conclusive absent manifest error.

(c)                 Interest Act (Canada).

(i)              For purposes of the Interest Act (Canada), (i) whenever any interest or fee under this Agreement is calculated using a rate based on a year of 360 days or 365 days, as the case may be, the rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (x) the applicable rate based on a year of 360 days or 365 days, as the case may be, (y) multiplied by the actual number of days in the calendar year in which the period for which such interest or fee is payable (or compounded) ends, and (z) divided by 360 or 365, as the case may be, (ii) the principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement and (iii) the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

(ii)               If any provision of this Agreement or of any of the other Credit Documents would obligate a Borrower, a Restricted Subsidiary or any other Credit Party to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by applicable law or would result in a receipt by such Lender of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)) then, notwithstanding such provisions, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by applicable law or so result in a receipt by such Lender of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: firstly, by reducing the amount or rate of interest required to be paid to such Lender under the applicable Credit Document, and thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to such Lender which would constitute “interest” for purposes of Section 347 of the Criminal Code (Canada).

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Section 2.08              Pro Rata Borrowings. All Borrowings of Initial Term Loans and Incremental Term Loans under this Agreement shall be incurred from the Lenders pro rata on the basis of such Lenders’ Initial Term Loan Commitments or Incremental Term Loan Commitments, as the case may be. No Lender shall be responsible for any default by any other Lender of its obligation to make Term Loans hereunder, and each Lender shall be obligated to make the Term Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Term Loans hereunder.

Section 2.09              Interest Elections and Interest Periods.

(a)                 Loans.

(i)               Each Borrowing initially shall be of the Type specified in the applicable Notice of Borrowing and, in the case of a Borrowing of Term SOFR Loans or Alternative Currency Term Rate Loans, shall have an initial Interest Period as specified in such Notice of Borrowing. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Borrowing of Term SOFR Loans or Alternative Currency Term Rate Loans, may elect Interest Periods therefor, all as provided in this Section 2.09. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. Notwithstanding anything to the contrary, the Borrower shall not be entitled to request any conversion or continuation that, if made, would result in more than (A) fifteen (15) Borrowings of (i) Revolving Loans that are Term SOFR Loans and (ii) Revolving Loans that are Term CORRA Loans or (B) five (5) Borrowings of Term Loans that are Term SOFR Loans outstanding hereunder at any one time.

(iii)               To make an election pursuant to this Section 2.09, the Borrower shall notify the Administrative Agent of such election by telephone or electronic transmission (if arrangements for doing so have been approved by the Administrative Agent, which approval shall not be unreasonably withheld, delayed or conditioned) by the time that a Notice of Borrowing would be required under Section 2.03 if the Borrower was requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election, subject to Section 3.05. Each such telephonic Notice of Conversion/Continuation shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Notice of Conversion/Continuation substantially in the form of Exhibit A-2, unless otherwise agreed to by the Administrative Agent and the Borrower.

(iv)               Each telephonic and written Notice of Conversion/Continuation shall specify the following information in compliance with Section 2.03:

(A)               the Borrowing to which such Notice of Conversion/Continuation applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iv) and (v) below shall be specified for each resulting Borrowing);

(B)               the effective date of the election made pursuant to such Notice of Conversion/Continuation, which shall be a Business Day;

(C)               whether the resulting Borrowing is to be a Borrowing of Base Rate Loans, a Borrowing of Term SOFR Loans, a Borrowing of Alternative Currency Daily Rate Loans or a Borrowing of Alternative Currency Term Rate Loans; and

(D)               if the resulting Borrowing is a Borrowing of Term SOFR Loans or Alternative Currency Term Rate Loans, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Notice of Conversion/Continuation requests a Borrowing of Term SOFR Loans or Alternative Currency Term Rate Loans but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

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(v)               Promptly following receipt of a Notice of Conversion/Continuation, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(vi)               If a Notice of Conversion/Continuation with respect to a Borrowing of Term SOFR Loans is not timely delivered prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Borrowing of Base Rate Loans. If a Notice of Conversion/Continuation with respect to a CORRA Loan is not timely delivered prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, after the occurrence and during the continuance of such Event of Default (i) no outstanding Borrowing may be converted to or continued as a Borrowing of Term SOFR Loans and (ii) unless repaid, each Borrowing of Term SOFR Loans shall be converted to a Borrowing of Base Rate Loans at the end of the Interest Period applicable thereto.

(b)                At the time the Borrower gives any Notice of Borrowing or Notice of Conversion/Continuation in respect of the making of, or conversion into, any Term SOFR Loan (in the case of the initial Interest Period applicable thereto) or prior to 1:00 p.m. (New York City time) on the third Business Day prior to the expiration of an Interest Period applicable to such Term SOFR Loan (in the case of any subsequent Interest Period), the Borrower shall have the right to elect the Interest Period applicable to such Term SOFR Loan. At the time the Borrower gives any Notice of Borrowing or Notice of Conversion/Continuation in respect of the making of, or conversion into, any CORRA Loan (in the case of the initial Interest Period applicable thereto) or prior to 1:00 p.m. (New York City time) on the third Business Day prior to the expiration of an Interest Period applicable to such CORRA Loan (in the case of any subsequent Interest Period), the Borrower shall have the right to elect the Interest Period applicable to such CORRA Loan.

Section 2.10              Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)                 The Borrower shall make each payment required to be made by it hereunder or under any other Credit Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Sections 3.01, 3.02 and 5.04 or otherwise) at or before the time expressly required hereunder or under such other Credit Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the reasonable discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Payment Office, except payments to be made directly to an Issuing Bank as expressly provided herein and except that payments pursuant to Sections 3.01, 3.02, 5.04 and 13.01 shall be made to the Administrative Agent for the benefit of to the Persons entitled thereto and payments pursuant to other Credit Documents shall be made to the Administrative Agent for the benefit of the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Credit Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Credit Document, other than payments made in an Alternative Currency, shall be made in U.S. Dollars.

(b)                If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied in the manner as provided in Section 5.02(l) or 11.11 hereof, as applicable, ratably among the parties entitled thereto.

(c)                 If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations

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in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Credit Parties rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of a Credit Party in the amount of such participation. For purposes of clause (f)(i) of the definition of “Excluded Taxes”, a participation acquired pursuant to this Section 2.10(c) shall be treated as having been acquired on the earlier date(s) on which the applicable Lender acquired the applicable interest in the Commitment(s) or Loan(s) to which such participation relates.

(d)                Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the applicable Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of (x) the NYFRB Rate and (y) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)                 If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(b)(i), 2.04(b)(iv), 2.10(d) or 2.12(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

(f)                  Notwithstanding anything to the contrary contained herein, the provisions of this Section 2.10 shall be subject to (x) the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders, (y) the express provisions of this Agreement which permit disproportionate payments with respect to various of the Tranches as and to the extent provided herein, and (z) any other provisions which permit disproportionate payments with respect to the Obligations as, and to the extent provided therein.

Section 2.11              Defaulting Lenders.

(a)                 Reallocation of Pro Rata Share; Amendments. For purposes of determining the Revolving Lenders’ obligations to fund or acquire participations in Revolving Loans or Letters of Credit, the Administrative Agent may exclude the Revolving Commitments and Revolving Loans of any Defaulting Lender(s) from the calculation of Pro Rata Shares. A Defaulting Lender shall have no right to vote on any amendment, waiver or other modification of a Credit Document, except as provided in Section 13.12.

(b)                Payments; Fees. The Administrative Agent may, in its discretion, receive and retain any amounts payable to a Defaulting Lender under the Credit Documents, and a Defaulting Lender shall be deemed to have assigned to the Administrative Agent such amounts until all Obligations owing to the Administrative Agent, Non-Defaulting Lenders and other Secured Creditors have been paid in full. The Administrative Agent may apply such amounts to the Defaulting Lender’s defaulted obligations, use the funds to Cash Collateralize such Lender’s Fronting Exposure, or readvance the amounts to the Borrower hereunder. A Lender shall not be entitled to receive any fees accruing hereunder during the period in which it is a Defaulting Lender, and the unfunded portion of its Revolving Commitment shall be disregarded for purposes of calculating the Unused Line Fee under Section 4.01(a). To the extent any LC Obligations owing to a Defaulting Lender are reallocated to other Revolving Lenders, LC Participation Fees

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attributable to such LC Obligations under Section 4.01(c) shall be paid to such other Revolving Lenders. The Administrative Agent shall be paid all LC Participation Fees attributable to LC Obligations that are not so reallocated.

(c)                 Cure. The Borrower, Administrative Agent and each Issuing Bank may agree in writing that a Revolving Lender is no longer a Defaulting Lender. At such time, Pro Rata Shares shall be reallocated without exclusion of such Lender’s Revolving Commitments and Revolving Loans, and all outstanding Revolving Loans, LC Obligations and other exposures under the Revolving Commitments shall be reallocated among Revolving Lenders and settled by the Administrative Agent (with appropriate payments by the reinstated Lender) in accordance with the readjusted Pro Rata Shares. Unless expressly agreed by the Borrower, Administrative Agent and each Issuing Bank, no reinstatement of a Defaulting Lender shall constitute a waiver or release of claims against such Lender. The failure of any Revolving Lender to fund a Loan, to make a payment in respect of LC Obligations or otherwise to perform its obligations hereunder shall not relieve any other Revolving Lender of its obligations, and no Revolving Lender shall be responsible for default by another Revolving Lender.

Section 2.12              Letters of Credit.

(a)                 General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit in U.S. Dollars or any Alternative Currency acceptable to the applicable Issuing Bank for the Borrower’s account or the account of Parent or any Restricted Subsidiary of Parent in a form reasonably acceptable to the applicable Issuing Bank, at any time and from time to time during the Revolving Availability Period (provided that the Borrower shall be a co-applicant with respect to each Letter of Credit issued for the account of a Subsidiary). In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b)                Request for Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit or the amendment, renewal or extension of an outstanding Letter of Credit, the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) a LC Request to the applicable Issuing Bank and the Administrative Agent not later than 1:00 p.m. on the third Business Day preceding the requested date of issuance, amendment, renewal or extension (or 1:00 p.m. on the fifth preceding Business Day with respect to Letters of Credit denominated in Alternative Currencies) (or such later date and time as is reasonably acceptable to the applicable Issuing Bank). A request for an initial issuance of a Letter of Credit shall specify in form and detail reasonably satisfactory to the applicable Issuing Bank: (i) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (ii) the amount thereof; (iii) the expiry date thereof; (iv) the name and address of the beneficiary thereof; (v) the documents to be presented by such beneficiary in case of any drawing thereunder; (vi) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder, (vii) the currency thereof (it being understood that Barclays Bank PLC, as Issuing Bank, will not be required to issue Letters of Credit in any currency other than U.S. Dollars) and (viii) such other matters as the applicable Issuing Bank may reasonably require. A request for an amendment, renewal or extension of any outstanding Letter of Credit shall specify in form and detail reasonably satisfactory to the applicable Issuing Bank (w) the Letter of Credit to be amended, renewed or extended; (x) the proposed date of amendment, renewal or extension thereof (which shall be a Business Day), (y) the nature of the proposed amendment, renewal or extension, and (z) such other matters as the applicable Issuing Bank may reasonably require. If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application substantially on the applicable Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant (solely in the case of (w) and (x) that)), after giving effect to such issuance, amendment, renewal or extension (A) the aggregate LC Exposure shall not exceed $75,000,000, (B) the total Revolving Exposures shall not exceed the total Revolving Commitments, (C) the aggregate LC Exposure with respect to Letters of Credit issued by such Issuing Bank (other than the Existing Letters of Credit) shall not exceed the LC Sublimit of such Issuing Bank, (D) the Revolving Exposure of such Issuing Bank does not exceed its Revolving Commitments and (E) if a Defaulting Lender exists, either such Revolving Lender or the Borrower has entered into arrangements satisfactory to the Administrative Agent and the Issuing Banks to eliminate any Fronting Exposure associated with such Lender; provided that no Issuing Bank shall be required to issue any Letters of Credit other than standby Letters of Credit.

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(c)                 Expiration Date. Each Letter of Credit shall expire not later than the earlier of (a) 12 months after its date of issuance and (b) except to the extent cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the Issuing Bank, the fifth business day prior to the Maturity Date; provided that, subject to the terms of this Agreement, a letter of credit may provide that it shall automatically renew for additional periods but in any event not beyond the Letter of Credit Expiration Date unless cash collateralized or backstopped in accordance with the foregoing clause (b).

(d)                Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, the applicable Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit (calculated, in the case of Letters of Credit in an Alternative Currency, based on the Dollar Equivalent thereof). In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Pro Rata Percentage of each LC Disbursement made by the applicable Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section 2.12, or of any reimbursement payment required to be refunded to the Borrower for any reason (calculated, in the case of Letters of Credit in an Alternative Currency, based on the Dollar Equivalent thereof). Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Aggregate Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)                 Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount in the currency of such LC Disbursement equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt or (y) in the case of reimbursement in an Alternative Currency, the Applicable Time specified by the Administrative Agent on the Business Day after receiving notice from such Issuing Bank of such LC Disbursement; provided that, whether or not the Borrower submits a Notice of Borrowing, the Borrower shall be deemed to have requested (except to the extent the Borrower makes payment to reimburse such LC Disbursement when due) a Borrowing of Base Rate Loans (in the case of LC Disbursement in U.S. Dollars), Alternative Currency Daily Rate Loans (in the case of LC Disbursement in Pounds Sterling) or Alternative Currency Term Rate Loans with an Interest Period of one month (in the case of LC Disbursement in any other currency), as applicable, in an amount necessary to reimburse such LC Disbursement. If the Borrower fails to make such payment when due, the applicable Issuing Bank shall notify the Administrative Agent and the Administrative Agent shall notify each applicable Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Pro Rata Percentage thereof. Promptly following receipt of such notice, each applicable Revolving Lender shall pay to the Administrative Agent its Pro Rata Percentage of the unreimbursed LC Disbursement (in U.S. Dollars, if the applicable Letter of Credit was denominated in U.S. Dollars, or in the applicable Alternative Currency, if the applicable Letter of Credit was denominated in an Alternative Currency) in the same manner as provided in Section 2.04(b)(iv) with respect to Loans made by such Lender, and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders. In the case of a Letter of Credit denominated in an Alternative Currency, Borrower shall reimburse the applicable Issuing Bank in such Alternative Currency, unless (A) such Issuing Bank (at its option) shall have specified in such notice that it will require reimbursement in U.S. Dollars, or (B) in the absence of any such requirement for reimbursement in U.S. Dollars, Borrower shall have notified such Issuing Bank promptly following receipt of the notice of drawing that Borrower will reimburse such Issuing Bank in U.S. Dollars. In the case of any such reimbursement in U.S. Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the applicable Issuing Bank shall notify Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall, to the extent that Revolving Lenders have made payments pursuant to this paragraph to

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reimburse the applicable Issuing Bank, distribute such payment to such Lenders and the applicable Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of Base Rate Loans, Alternative Currency Daily Rate Loans or Alternative Currency Term Rate Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement. In the event that (A) a drawing denominated in an Alternative Currency is to be reimbursed in U.S. Dollars pursuant to the third sentence in this Section 2.12(e) and (B) the U.S. Dollar amount paid by Borrower shall not be adequate on the date of that payment to purchase in accordance with normal banking procedures a sum denominated in the Alternative Currency equal to the drawing, Borrower agrees, as a separate and independent obligation, to indemnify the applicable Issuing Bank for the loss resulting from its inability on that date to purchase the Alternative Currency in the full amount of the drawing.

(f)                  Obligations Absolute.

(i)               Subject to the limitations set forth below, the obligation of the Borrower to reimburse LC Disbursements as provided in paragraph (e) of this Section 2.12 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not strictly comply with the terms of such Letter of Credit, (iv) the existence of any claim, set-off, defense or other right which the Borrower may have at any time against a beneficiary of any Letter of Credit, (v) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to Parent or any Restricted Subsidiary or in the relevant currency markets generally or (vi) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.12, constitute a legal or equitable discharge of, or provide a right of set-off against, the obligations of the Borrower hereunder; provided that the Borrower shall have no obligation to reimburse an Issuing Bank to the extent that such payment was made in error due to the gross negligence, bad faith, or willful misconduct of such Issuing Bank (as determined by a court of competent jurisdiction or another independent tribunal having jurisdiction). Neither the Administrative Agent, the Lenders nor the Issuing Banks, nor any of their Affiliates, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the foregoing shall not be construed to excuse an Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, willful misconduct, or bad faith on the part of an Issuing Bank (as determined by a court of competent jurisdiction or another independent tribunal having jurisdiction), the applicable Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(ii)               No Issuing Bank assumes any responsibility for any failure or delay in performance or any breach by the Borrower or other Person of any obligations under any LC Document. No Issuing Bank makes to the Revolving Lenders any express or implied warranty, representation or guaranty with respect to the Collateral, such documents or any Credit Party. No Issuing Bank shall be responsible to any Revolving Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any LC Document; the validity, genuineness, enforceability, collectability, value or sufficiency of

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any Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Credit Party.

(iii)               No Issuing Bank or any of its Affiliates or any of its or their respective officers, directors, employees, agents and investment advisors shall be liable to any Lender or other Person for any action taken or omitted to be taken in connection with any LC Documents except as a result of its actual gross negligence or willful misconduct as determined by court of competent jurisdiction in a final nonappealable judgment. No Issuing Bank shall have any liability to any Lender if such Issuing Bank refrains from any action under any Letter of Credit or such LC Documents until it receives written instructions from the Required Lenders.

(g)                Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement (other than with respect to the timing of such reimbursement obligation set forth in Section 2.12(e)).

(h)                Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Base Rate Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section 2.12, then Section 2.07(a)(iii) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section 2.12 to reimburse the applicable Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)                  Resignation or Removal of an Issuing Bank. Any Issuing Bank may resign as Issuing Bank hereunder at any time upon at least 30 days’ prior written notice to the Lenders, the Administrative Agent and the Borrower. Any Issuing Bank may be replaced at any time by agreement between the Borrower and the Administrative Agent; provided that so long as no Default or Event of Default exists, such successor Issuing Bank shall be reasonably acceptable to the Borrower. One or more Revolving Lenders may be appointed as additional Issuing Banks in accordance with paragraph (k) below. The Administrative Agent shall notify the Revolving Lenders of any such replacement of an Issuing Bank or any such additional Issuing Bank. At the time any such resignation or replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 4.01(c). From and after the effective date of any such resignation or replacement or addition, as applicable, (i) the successor or additional Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or such addition or to any previous Issuing Bank, or to such successor or such additional Issuing Bank and all previous Issuing Banks, as the context shall require. After the resignation or replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit. If at any time there is more than one Issuing Bank hereunder, the Borrower may, in its discretion, select which Issuing Bank is to issue any particular Letter of Credit.

(j)                  Cash Collateralization.

(i)               If any Specified Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent (acting at the request of the Required Lenders) demanding the deposit of Cash Collateral pursuant to this paragraph, the Borrower shall deposit in the LC Collateral Account, in the name of the Administrative Agent and for the benefit of the Secured Creditors, an amount in cash equal to 102.00% of the LC Exposure as of such date. Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement, but shall be immediately released and returned to the Borrower (in no event later than two (2) Business Days) once all Specified Events of Default are

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cured or waived. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made only in Cash Equivalents and at the direction of the Borrower and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Obligations of the Borrower.

(ii)               The Borrower shall, on demand by an Issuing Bank or the Administrative Agent from time to time, Cash Collateralize the Fronting Exposure associated with any Defaulting Lender.

(k)                Additional Issuing Banks. The Borrower may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld, delayed or conditioned) and such Revolving Lender, designate one or more additional Revolving Lenders to act as an issuing bank under the terms of this Agreement. Any Revolving Lender designated as an issuing bank pursuant to this paragraph (k) shall be deemed (in addition to being a Revolving Lender) to be an Issuing Bank with respect to Letters of Credit issued or to be issued by such Lender, and all references herein and in the other Credit Documents to the term “Issuing Bank” shall, with respect to such Letters of Credit, be deemed to refer to such Lender in its capacity as Issuing Bank, as the context shall require.

(l)                  No Issuing Bank shall be under any obligation to issue any Letter of Credit if:

(i)              any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuing Bank in good faith deems material to it; or

(ii)               the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank.

(m)               No Issuing Bank shall be under any obligation to amend any Letter of Credit if (i) such Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (ii) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(n)                LC Collateral Account.

(i)               The Administrative Agent is hereby authorized to establish and maintain, in the name of the Administrative Agent and pursuant to a control agreement, a restricted deposit account designated “The Borrower LC Collateral Account.” Each Credit Party shall deposit into the LC Collateral Account from time to time the Cash Collateral required to be deposited under Section 2.12(j) hereof.

(ii)               The balance from time to time in such LC Collateral Account shall constitute part of the Collateral and shall not constitute payment of the Obligations until applied as hereinafter provided. Notwithstanding any other provision hereof to the contrary, all amounts held in the LC Collateral Account shall constitute collateral security first for the liabilities in respect of Letters of Credit outstanding from time to time and second for the other Obligations hereunder until such time as all Letters of Credit shall have been terminated and all of the liabilities in respect of Letters of Credit have been paid in full. All funds in “The Borrower LC Collateral Account” may be invested in accordance with the provisions of Section 2.12(j).

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(o)                Extended Commitments. If the Maturity Date shall have occurred at a time when Extended Revolving Commitments are in effect, then (i) such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Lenders to purchase participations therein and to make payments in respect thereof pursuant to Sections 2.12(d) and (e)) under (and ratably participated in by Revolving Lenders) the Extended Revolving Commitments, up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Extended Revolving Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to the immediately preceding clause (i), the Borrower shall Cash Collateralize any such Letter of Credit in accordance with Section 2.12(j). Except to the extent of reallocations of participations pursuant to the prior sentence, the occurrence of the Maturity Date with respect to Existing Revolving Commitments shall have no effect upon (and shall not diminish) the percentage participations of the Lenders of Extended Revolving Commitments in any Letter of Credit issued before the Maturity Date.

(p)                Existing Letters of Credit. All Existing Letters of Credit shall be deemed Letters of Credit for all purposes under this Agreement, without need for any further action by the Borrower, any Existing Letter of Credit Issuer or any other Person.

Section 2.13              [Reserved].

Section 2.14              Incremental Commitments.

(a)                 The Borrower shall have the right, upon notice to the Administrative Agent or, if not the Administrative Agent, the Person appointed by such Borrower to arrange an incremental facility as set forth in this Section 2.14 (such Person (who (i) may be the Administrative Agent, if it so agrees, or (ii) any other Person appointed by such Borrower; provided that such Person may not be an Affiliate of any Borrower), the “Incremental Arranger”) as to all of the matters set forth below in this Section 2.14, but without requiring the consent of any of the Lenders, to request at any time and from time to time that one or more Lenders (and/or one or more other Persons which are Eligible Transferees and which will become Lenders, subject to the terms set forth in Section 2.20) provide an increase in Revolving Commitments (a “Revolving Commitment Increase”), one or more additional Tranches of Revolving Commitments (an “Additional/Replacement Revolving Commitment”) and/or Incremental Term Loan Commitments (such term loans incurred in connection therewith, each, an “Incremental Term Loan” and, collectively, the “Incremental Term Loans”) to the Borrower and, subject to the terms and conditions contained in this Agreement and in the relevant Incremental Agreement, make Loans pursuant thereto; it being understood and agreed, however, that

(i)              no Lender shall be obligated to provide a Revolving Commitment Increase, an Additional/Replacement Revolving Commitment or an Incremental Term Loan Commitment as a result of any such request by the Borrower, and until such time, if any, as such Lender has agreed in its sole discretion to provide a Revolving Commitment Increase, an Additional/Replacement Revolving Commitment or an Incremental Term Loan Commitment and executed and delivered to the Administrative Agent an Incremental Agreement as provided in clause (b) of this Section 2.14, such Lender shall not be obligated to fund any Loans,

(ii)               any Lender (including any Eligible Transferee who will become a Lender) may so provide a Revolving Commitment Increase, an Additional/Replacement Revolving Commitments or an Incremental Term Loan Commitment without the consent of any other Lender,

(iii)               each Revolving Commitment Increase, Additional/Replacement Revolving Commitments and Tranche of Incremental Term Loan Commitments may be denominated in U.S. Dollars or any other currency acceptable to the Administrative Agent, the Incremental Arranger and the applicable Lenders,

(iv)               the amount of any Revolving Commitment Increase, Additional/Replacement Revolving Commitments and Incremental Term Loan Commitment made available pursuant to a given Incremental Agreement shall be in a minimum aggregate amount for all Lenders which provide a Revolving Commitment Increase, Additional/Replacement Revolving Commitment or Incremental Term Loan Commitment thereunder (including Eligible Transferees who will become Lenders) of at least $20,000,000,

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(v)              the aggregate amount of all Revolving Commitment Increases, Additional/Replacement Revolving Commitments and Incremental Term Loan Commitments provided pursuant to this Section 2.14 after the Closing Date shall not exceed the sum of (x) (A) the greater of (I) $550,000,000 and (II) 100% of Consolidated EBITDA for the Test Period then most recently ended (the amount incurred under this clause (A), the “Fixed Available Incremental First Lien Amount”) plus (B) at the option of the Borrower, the amount of Indebtedness permitted to be incurred under Section 10.04(xv) at the time such Indebtedness is incurred; provided that any Indebtedness outstanding and incurred in reliance on (after giving effect to any applicable reclassification thereof) this clause (B) in lieu of Section 10.04(xv) shall reduce availability under Section 10.04(xv) plus (C) all voluntary prepayments of Term Loans and Refinancing Notes, any voluntary commitment reductions under the Revolving Commitments and any voluntary prepayments of Indebtedness incurred pursuant to Section 10.04(xxvii) that ranks pari passu with the Term Loans (limited, in the case of any voluntary prepayment in accordance with the provisions of Section 2.18 or Section 2.19 or similar provisions in the definitive documentation with respect to such Refinancing Notes or other Indebtedness, to the cash payment made by any Credit Party or Restricted Subsidiary therefor) (in each case, unless funded with long-term Indebtedness (excluding, for the avoidance of doubt, proceeds of any revolving credit facility (including Revolving Borrowings hereunder))) in each case prior to the date of incurrence of any such Incremental Commitments; provided that no Indebtedness incurred pursuant to this Section 2.14 or Section 10.04(xxvii) in reliance on this clause (C) shall be secured on a greater priority basis than any then outstanding Term Loans are secured (the amount incurred under this clause (C), the “Incremental First Lien Prepayment Amount”) and (y) an unlimited amount (a “Ratio-Based Incremental Facility”) (i) in the case of Incremental Commitments that are secured by Liens on the Collateral that rank pari passu with the Liens on the Collateral securing the Initial Term Loans, so long as the Consolidated First Lien Net Leverage Ratio, determined on a Pro Forma Basis as of the last day of the most recently ended Test Period would not exceed (1) 3.70 to 1.00 or (2) at the election of the Borrower, if such Indebtedness is incurred in connection with a Permitted Acquisition or similar Investment, the Consolidated First Lien Net Leverage Ratio, determined on a Pro Forma Basis as of such date, the Consolidated First Lien Net Leverage Ratio in effect immediately prior to the incurrence of the additional Indebtedness as of the most recently ended Test Period, (ii) in the case of Incremental Commitments that are secured by Liens on the Collateral that rank junior to the Liens securing the Initial Term Loans, so long as either (a) the Consolidated Senior Secured Net Leverage Ratio, determined on a Pro Forma Basis as of the last day of the most recently ended Test Period, would not exceed (1) 4.20 to 1.00 or (2) at the election of the Borrower, if such Indebtedness is incurred in connection with a Permitted Acquisition or similar Investment, the Consolidated Senior Secured Net Leverage Ratio in effect immediately prior to the incurrence of the additional Indebtedness as of the most recently ended Test Period or (b) the Fixed Charge Coverage Ratio, determined on a Pro Forma Basis, is at least (1) 2.00:1.00 or (2) at the election of Borrower if such Indebtedness is incurred in connection with a Permitted Acquisition or similar Investment, the Fixed Charge Coverage Ratio in effect immediately prior to the consummation of such transaction and (iii) in the case of Incremental Commitments that are secured only on assets that are not Collateral or that are unsecured, so long as either (a) the Consolidated Total Net Leverage Ratio, determined on a Pro Forma Basis as of the last day of the most recently ended Test Period, would not exceed (1) 4.75 to 1.00 or (2) at the election of the Borrower, if such Indebtedness is incurred in connection with a Permitted Acquisition or similar Investment permitted or not prohibited under this Agreement, the Consolidated Total Net Leverage Ratio, determined on a Pro Forma Basis as of such date, the Consolidated Senior Secured Net Leverage Ratio in effect immediately prior to the incurrence of the additional Indebtedness as of the most recently ended Test Period or (b) the Fixed Charge Coverage Ratio, determined on a Pro Forma Basis, is at least (1) 2.00:1.00 or (2) at the election of Borrower if such Indebtedness is incurred in connection with a Permitted Acquisition or similar Investment, the Fixed Charge Coverage Ratio in effect immediately prior to the consummation of such transaction (the test under this clause (y), the “Ratio-Based Incremental Facility Incurrence Test”), in each case, tested as if such Ratio-Based Incremental Facility had been outstanding on the last day of such four-quarter period (it being understood that the Borrower shall be deemed to have utilized amounts under clause (y) prior to amounts under clause (x) and that amounts under both clauses may be used in a single transaction and it being further understood that the Borrower may redesignate all or any portion of Indebtedness originally designated as incurred under clause (x) as having been incurred under clause (y) so long as, at the time of such redesignation, the Borrower would be permitted to incur the aggregate principal amount of Indebtedness being so redesignated under the Ratio-Based Incremental Facility Incurrence Test (which, for the avoidance of doubt, shall have the effect of increasing the Fixed Available Incremental First

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Lien Amount or the Incremental First Lien Prepayment Amount, as applicable, by the amount of such redesignated Indebtedness)),

(vi)               the proceeds of all Revolving Commitment Increases, Additional/Replacement Revolving Commitments and Incremental Term Loans incurred by the Borrower may be used for any purpose not prohibited under this Agreement,

(vii)               each Incremental Agreement shall specifically designate, with the approval of the Incremental Arranger, the Tranche of the Incremental Commitments being provided thereunder (which Tranche shall be a new Tranche i.e., not the same as any existing Tranche of Incremental Term Loans, Incremental Commitments or other Loans), unless, in the case of Incremental Term Loans or Incremental Term Loan Commitments, the requirements of Section 2.14(c) are satisfied,

(viii)               if to be incurred as a new Tranche of Incremental Term Loans, such Incremental Term Loans shall have the same terms as each other Tranche of Term Loans as in effect immediately prior to the effectiveness of the relevant Incremental Agreement (subject to, solely with respect to Incremental Term A Loans, modifications reasonably customary for a term “A” loan facility (including any financial maintenance covenant), as jointly determined by the Borrower and the Administrative Agent (and any such determination thereof shall be conclusive and binding on all parties)), except as to purpose (which is subject to the requirements of preceding clause (vi)) and optional prepayment provisions and mandatory prepayment provisions (which are governed by Section 5.02); provided that each new Tranche of Incremental Term Loans shall be entitled to share in mandatory prepayments on a ratable basis with the Initial Term Loans and the other Tranches of Incremental Term Loans (unless the holders of the Incremental Term Loans of any Tranche agree to take a lesser share of certain prepayments); provided, however, that (I) the maturity and amortization of such Tranche of Incremental Term Loans may differ, so long as, except in the case of Extendable Bridge Loans, Incremental Term A Loans, 364-day bridge loans and other Incremental Term Loans in an aggregate principal amount outstanding at the time of determination not in excess of the Inside Maturity Basket, such Tranche of Incremental Term Loans shall have (a) an Initial Incremental Term Loan Maturity Date of no earlier than the then Latest Maturity Date as of the date such Indebtedness was incurred and (b) a Weighted Average Life to Maturity of no less than the Weighted Average Life to Maturity as then in effect for the Tranche of then outstanding Term Loans with the then longest Weighted Average Life to Maturity; provided, however, that Extendable Bridge Loans, Incremental Term A Loans, 364-day bridge loans and other Incremental Term Loans in an aggregate principal amount outstanding at the time of determination not in excess of the Inside Maturity Basket may have a maturity date earlier than the Latest Maturity Date of all then outstanding Term Loans and, with respect to Extendable Bridge Loans and amounts not in excess of the Inside Maturity Basket, the Weighted Average Life to Maturity thereof may be shorter than the then longest remaining Weighted Average Life to Maturity of any then outstanding Term Loans, (II) the All-In Yield applicable to such Tranche of Incremental Term Loans may differ from that applicable to the then outstanding Tranches of Term Loans, with the All-In Yield applicable thereto to be specified in the respective Incremental Agreement; provided, however, that if the All-In Yield for any such Incremental Term Loans that (1) are a U.S. dollar denominated broadly syndicated floating rate term “B” loans, (2) are in an aggregate principal amount in excess of the greater of $550,000,000 and 100% of Consolidated EBITDA, (3) are secured by Liens on the Collateral that rank pari passu with the Liens on the Collateral securing the then-outstanding Term Loans, (4) rank pari passu in right of payment with the then-outstanding Term Loans, and (5) are incurred on or prior to the date that is twelve months after the Closing Date, exceeds the All-In Yield then applicable to any then outstanding Initial Term Loans of the same currency by more than 0.50% per annum, any such Initial Term Loans of the same currency shall become subject to a determination of a new Applicable Increased Term Loan Spread and the Applicable Margins for all then outstanding Initial Term Loans shall be increased as of such date in accordance with the requirements of the definition of “Applicable Margin”; provided that this clause (II) shall not be applicable to any Incremental Term Loans that (x) are established for purposes of financing an acquisition or Investment or (y) have a maturity date that is at least one year after the maturity date of the applicable then-outstanding Term Loans and (III) such Tranche of Incremental Term Loans may have other terms (other than those described in preceding clauses (I) and (II)) that may differ from those of other Tranches of Term Loans, including, without limitation, as to the application of optional or voluntary prepayments among the Incremental Term Loans and the existing Term Loans and such

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other differences as may be reasonably satisfactory to the Administrative Agent and the Incremental Arranger,

(ix)               the terms and provisions of any Revolving Commitment Increase shall be identical to the Revolving Loans and the Revolving Commitments and, for purposes of this Agreement and the other Credit Documents, all Revolving Loans made under the Revolving Commitment Increase shall be deemed to be Revolving Loans (including, without limitation, the following: (A) the rate of interest applicable to the Revolving Commitment Increase shall be the same as the rate of interest applicable to the existing Revolving Loans, (B) unused line fees applicable to the Revolving Commitment Increase shall be calculated using the same Unused Line Fee Rate applicable to the existing Revolving Loans, (C) the Revolving Commitment Increase shall share ratably in any mandatory prepayments of the Revolving Loans, (D) after giving effect to such Revolving Commitment Increases, Revolving Commitments shall be reduced based on each Lender’s Pro Rata Percentage, and (E) the Revolving Commitment Increase shall rank pari passu in right of payment and security with the existing Revolving Loans),

(x)              the maturity of any Tranche of Additional/Replacement Revolving Commitments may differ, so long as such Tranche of Revolving Loans made under the Additional/Replacement Revolving Commitments shall have a Maturity Date of no earlier than the then latest maturing Tranche of outstanding Revolving Loans,

(xi)               all Incremental Term Loans (and all interest, fees and other amounts payable thereon) incurred by the Borrower shall be Obligations of the Borrower under this Agreement and the other applicable Credit Documents and shall be secured on, at the election of the Borrower, either a pari passu or junior lien basis with all other Term Loans secured by such Security Agreements and guaranteed under each relevant Guaranty,

(xii)               any Incremental Term A Loans shall be provided primarily by Lenders that are Regulated Banks,

(xiii)               each Lender (including any Eligible Transferee who will become a Lender) agreeing to provide an Incremental Commitment pursuant to an Incremental Agreement shall, subject to the satisfaction of the relevant conditions set forth in this Agreement, make Revolving Commitment Increases, Additional/Replacement Revolving Commitments and/or Incremental Term Loans under the Tranche specified in such Incremental Agreement as provided in Section 2.01 and such Loans shall thereafter be deemed to be Revolving Loans or Incremental Term Loans under such Tranche, as applicable, for all purposes of this Agreement and the other applicable Credit Documents, and

(xiv)               to the extent any Additional/Replacement Revolving Commitments or Incremental Term Loans shall be denominated in an Alternative Currency, this Agreement and the other Credit Documents shall be amended to the extent necessary or appropriate to provide for the administrative and operational provisions applicable to such Alternative Currency, in each case as are reasonably satisfactory to the Administrative Agent.

(b)                At the time of the provision of Incremental Commitments pursuant to this Section 2.14, the Borrower, the Incremental Arranger and each such Lender or other Eligible Transferee which agrees to provide an Incremental Commitment (each, an “Incremental Lender”) shall execute and deliver to the Administrative Agent an Incremental Agreement substantially in the form of Exhibit J (appropriately completed), with the effectiveness of the Incremental Commitment provided therein to occur on the date on which (w) a fully executed copy of such Incremental Agreement shall have been delivered to the Administrative Agent, (x) all fees required to be paid in connection therewith at the time of such effectiveness shall have been paid (including, without limitation, any agreed upon upfront or arrangement fees owing to the Administrative Agent), (y) all Incremental Commitment Requirements are satisfied, and (z) all other conditions set forth in this Section 2.14 shall have been satisfied. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Agreement, and at such time, (i) Schedule 2.01 shall be deemed modified to reflect the revised Incremental Commitments of the affected Lenders and (ii) to the extent requested by any Incremental Lender, Notes will be issued at the Borrower’s expense to such Incremental

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Lender, to be in conformity with the requirements of Section 2.05 (with appropriate modification) to the extent needed to reflect the new Incremental Commitments made by such Incremental Lender.

(c)                 Notwithstanding anything to the contrary contained above in this Section 2.14, the Incremental Term Loan Commitments provided by an Incremental Lender or Incremental Lenders, as the case may be, pursuant to each Incremental Agreement shall constitute a new Tranche, which shall be separate and distinct from the existing Tranches pursuant to this Agreement (with a designation which may be made in letters (i.e., A, B, C, etc.), numbers (1, 2, 3, etc.) or a combination thereof (i.e., A-1, A-2, B-1, B-2, C-1, C-2, etc.)), provided that, with the consent of the Administrative Agent (not to be unreasonably withheld, delayed or conditioned), the parties to a given Incremental Agreement may specify therein that the Incremental Term Loans made pursuant thereto shall constitute part of, and be added to, an existing Tranche of Term Loans, in any case so long as the following requirements are satisfied:

(i)              the Incremental Term Loans to be made pursuant to such Incremental Agreement shall have the same Borrower, the same Maturity Date and the same Applicable Margins as the Tranche of Term Loans to which the new Incremental Term Loans are being added;

(ii)               the new Incremental Term Loans shall have the same Scheduled Repayment dates as then remain with respect to the Tranche to which such new Incremental Term Loans are being added (with the amount of each Scheduled Repayment applicable to such new Incremental Term Loans to be the same (on a proportionate basis) as is theretofore applicable to the Tranche to which such new Incremental Term Loans are being added, thereby increasing the amount of each then remaining Scheduled Repayment of the respective Tranche proportionately); and

(iii)               on the date of the making of such new Incremental Term Loans, and notwithstanding anything to the contrary set forth in Section 2.09, such new Incremental Term Loans shall be added to (and form part of) each Borrowing of outstanding Term Loans of the applicable Tranche on a pro rata basis (based on the relative sizes of the various outstanding Borrowings), so that each Lender holding Term Loans under the respective Tranche of Term Loans participates in each outstanding Borrowing of Term Loans of the respective Tranche (after giving effect to the incurrence of such new Incremental Term Loans pursuant to Section 2.01) on a pro rata basis.

To the extent the provisions of preceding clause (iii) require that Lenders making new Incremental Term Loans add such Incremental Term Loans to the then outstanding Borrowings of Term SOFR Loans of such Tranche, it is acknowledged that the effect thereof may result in such new Incremental Term Loans having short Interest Periods i.e., an Interest Period that began during an Interest Period then applicable to outstanding Term SOFR Loans of such Tranche and which will end on the last day of such Interest Period. All determinations by any Lender pursuant to the immediately preceding sentence shall, absent manifest error, be final and conclusive and binding on all parties hereto.

Section 2.15              Extended Term Loans and Extended Revolving Commitments.

(a)                 Notwithstanding anything to the contrary in this Agreement, subject to the terms of this Section 2.15, the Borrower may at any time and from time to time when no Event of Default then exists request that all or a portion of the Initial Term Loans, the Extended Term Loans or any Tranche of Incremental Term Loans (each, an “Existing Initial Term Loan Tranche,” “Existing Extended Term Loan Tranche” and “Existing Incremental Term Loan Tranche,” respectively) or the then-existing Revolving Commitments (each, an “Existing Revolving Commitments”), together with any related outstandings, be converted to extend the scheduled maturity date(s) of any payment of principal with respect to all or any portion of the principal amount (and related outstandings) of such Initial Term Loans, Extended Term Loans or Incremental Term Loans (any such Term Loans which have been so converted, “Extended Initial Term Loans,” “Extended Existing Term Loans” and “Extended Incremental Term Loans,” respectively) or such Revolving Commitments (any such Revolving Commitments which have been so converted, “Extended Revolving Commitments”) and to provide for other terms consistent with this Section 2.15. In order to establish any Extended Term Loans or Extended Revolving Commitments, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Term Lenders or each of the Revolving Lenders, as applicable) (each, an “Extension Request”) setting forth the proposed terms of the Extended Term Loans or Extended Revolving Commitments to be established, which shall (x) be identical as offered to each Term Lender under the relevant Existing Term Loan Tranche or be identical as offered to each Revolving Lender (in each case,

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including as to the proposed interest rates and fees payable) and (y) be identical to the Term Loans under the relevant Existing Term Loan Tranche from which such Extended Term Loans are to be converted or the Existing Revolving Commitments, as applicable, except that: (i) all or any of the scheduled amortization payments of principal of the Extended Term Loans may be delayed to later dates than the scheduled amortization payments of principal of the Term Loans of such Existing Term Loan Tranche to the extent provided in the applicable Extension Amendment; (ii) repayments of principal of the Extended Revolving Commitments may be delayed to later dates than the Maturity Date; (iii) the All-In Yield with respect to the Extended Term Loans or Extended Revolving Commitments may be different than the All-In Yield for the Term Loans of such Existing Term Loan Tranche or the Existing Revolving Commitments, as applicable, to the extent provided in the applicable Extension Amendment; (iv) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the applicable Extension Amendment (immediately prior to the establishment of such Extended Term Loans or Extended Revolving Commitments); (v) Extended Term Loans may have mandatory prepayment terms which provide for the application of proceeds from mandatory prepayment events to be made first to prepay the Term Loans under the Existing Term Loan Tranche from which such Extended Term Loans have been converted before applying any such proceeds to prepay such Extended Term Loans; and (vi) Extended Term Loans may have optional prepayment terms (including call protection and terms which allow Term Loans under the relevant Existing Term Loan Tranche from which such Extended Term Loans have been converted to be optionally prepaid prior to the prepayment of such Extended Term Loans) as may be agreed by the Borrower and the Lenders thereof; provided that no Extended Term Loans may be optionally prepaid prior to the date on which all Term Loans with an earlier final stated maturity (including Term Loans under the Existing Term Loan Tranche from which such Term Loans were converted) are repaid in full, unless such optional prepayment is accompanied by a pro rata optional prepayment of such other Term Loans; provided, however, that (A) in no event shall the final maturity date of any Extended Term Loans of a given Extension Series at the time of establishment thereof be earlier than the then Latest Maturity Date of any other Term Loans hereunder, (B) in no event shall the final maturity date of any Extended Revolving Commitments at the time of establishment thereof be earlier than the then Maturity Date of any other Revolving Commitments hereunder and (C) the Weighted Average Life to Maturity of any Extended Term Loans of a given Extension Series or any Extended Revolving Commitments at the time of establishment thereof shall be no shorter than the remaining Weighted Average Life to Maturity of any other Tranche of Term Loans or Revolving Commitments, as applicable, then outstanding. Any Extended Term Loans or Extended Revolving Commitments converted pursuant to any Extension Request shall be designated a series (each, an “Extension Series”) of Extended Term Loans or Extended Revolving Commitments, as applicable, for all purposes of this Agreement; provided that any Extended Term Loans converted from an Existing Term Loan Tranche or Extended Revolving Commitments converted from Existing Revolving Commitments may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Extension Series with respect to such Existing Term Loan Tranche or Existing Revolving Commitments, as applicable.

(b)                With respect to any Extended Revolving Commitments, subject to the provisions of Section 2.12(o), to the extent dealing with Letters of Credit which mature or expire after the Maturity Date, all Letters of Credit shall be participated in on a pro rata basis by all Lenders with Revolving Commitments and/or Extended Revolving Commitments in accordance with their Pro Rata Share of the Aggregate Commitments (and, except as provided in Section 2.12(o), without giving effect to changes thereto on the Maturity Date with respect to Letters of Credit theretofore incurred or issued) and all borrowings under the Aggregate Commitments and repayments thereunder shall be made on a pro rata basis (except for (x) payments of interest and fees at different rates on Extended Revolving Commitments (and related outstandings) and (y) repayments required upon any Maturity Date of any Revolving Commitments or Extended Revolving Commitments).

(c)                 The Borrower shall provide the applicable Extension Request at least ten (10) Business Days prior to the date on which Lenders under the Existing Term Loan Tranche or Existing Revolving Commitments are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.15. No Lender shall have any obligation to agree to have any of its Loans of any Existing Term Loan Tranche converted into Extended Term Loans or any of its Existing Revolving Commitments converted into Extended Revolving Commitments pursuant to any Extension Request. Any Lender (each, an “Extending Lender”) wishing to have all or a portion of its Loans or Commitments subject to such Extension Request converted into Extended Term Loans or Extended Revolving Commitments, as applicable, shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans under the Existing Term Loan

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Tranche or its Existing Revolving Commitments which it has elected to have converted into Extended Term Loans or Extended Revolving Commitments, as applicable (subject to any minimum denomination requirements imposed by the Administrative Agent). Any Lender that does not respond to the Extension Request on or prior to the date specified therein shall be deemed to have rejected such Extension Request. In the event that the aggregate principal amount of Term Loans under the applicable Existing Term Loan Tranche exceeds the amount of Extended Term Loans requested pursuant to such Extension Request, Term Loans of such Existing Term Loan Tranche, subject to such Extension Elections shall either (i) be converted to Extended Term Loans of such Existing Term Loan Tranche on a pro rata basis based on the aggregate principal amount of Term Loans of such Existing Term Loan Tranche included in such Extension Elections or (ii) to the extent such option is expressly set forth in the applicable Extension Request, be converted to Extended Term Loans upon an increase in the amount of Extended Term Loans so that such excess does not exist. In the event that the aggregate principal amount of Existing Revolving Commitments subject to Extension Elections relating to a particular Extension Request exceeds the amount of Extended Revolving Commitments requested pursuant to such Extension Request, Revolving Commitments subject to such Extension Elections shall be converted to Extended Revolving Commitments, on a pro rata basis based on the aggregate principal amount of Revolving Commitments included in each such Extension Elections or to the extent such option is expressly set forth in the respective Extension Request, the Borrower shall have the option to increase the amount of Extended Revolving Commitments so that such excess does not exist.

(d)                Extended Term Loans and Extended Revolving Commitments shall be established pursuant to an amendment (each, an “Extension Amendment”) to this Agreement among the Borrower, the Administrative Agent and each Extending Lender providing an Extended Term Loan or Extended Revolving Commitment thereunder, which shall be consistent with the provisions set forth in Section 2.15(a) above (but which shall not require the consent of any other Lender). The Administrative Agent shall promptly notify each relevant Lender as to the effectiveness of each Extension Amendment. After giving effect to the Extension, the Initial Term Loan Commitments so extended shall cease to be a part of the Tranche they were a part of immediately prior to the Extension.

(e)                 (i) Extensions consummated by the Borrower pursuant to this Section 2.15 shall not constitute voluntary or mandatory payments or prepayments for purposes of this Agreement and (ii) with respect to Extended Revolving Commitments, if the aggregate amount extended is less than the LC Commitment, the LC Commitment shall be reduced upon the date that is five (5) Business Days prior to the Maturity Date (to the extent needed so that the LC Commitment does not exceed the aggregate Revolving Commitment which would be in effect after the Maturity Date), and, if applicable, the Borrower shall Cash Collateralize obligations under any issued Letters of Credit in an amount equal to 102% of the stated amount of such Letters of Credit. The Administrative Agent and the Lenders hereby consent to each Extension and the other transactions contemplated by this Section 2.15 (including, for the avoidance of doubt, payment of any interest or fees in respect of any Extended Term Loans or Extended Revolving Commitments on such terms as may be set forth in the applicable Extension Request) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Section 2.10, 5.01, 5.02, 5.03, or 13.02) or any other Credit Document that may otherwise prohibit any Extension Amendment or any other transaction contemplated by this Section 2.15; provided that such consent shall not be deemed to be an acceptance of any Extension Request.

(f)                  Each of the parties hereto hereby agrees that this Agreement and the other Credit Documents may be amended pursuant to an Extension Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of any Extended Term Loans or Extended Revolving Commitments incurred pursuant thereto, (ii) modify the scheduled repayments set forth in Section 5.02(a) with respect to any Existing Term Loan Tranche subject to an Extension Election to reflect a reduction in the principal amount of the Term Loans thereunder in an amount equal to the aggregate principal amount of the Extended Term Loans converted pursuant to the applicable Extension (with such amount to be applied ratably to reduce scheduled repayments of such Term Loans required pursuant to Section 5.02(a)), (iii) make such other changes to this Agreement and the other Credit Documents consistent with the provisions and intent of Section 13.12(d)(i), (iv) establish new Tranches or sub-Tranches in respect of Loans so extended and such technical amendments as may be necessary in connection with the establishment of such new Tranches or sub-Tranches, in each case on terms consistent with this Section 2.15, (v) with respect to any Incremental Term A Loan Commitments or Incremental Term A Loans, to modify this Agreement and any other Credit Documents to include provisions applicable to a term “A” loan facility, including, without limitation, modifications and amendments establishing borrowing mechanics for such term “A” loan facility, establishing amortization with respect to such term “A” loan facility, including one or more financial maintenance

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covenants, and providing for customary voting rights and protections and (vi) effect such other amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.15, and each Lender hereby expressly authorizes the Administrative Agent to enter into any such Extension Amendment. In connection with any Extension Amendment, the Credit Parties shall (at their expense) amend (and the Administrative Agent is hereby directed to amend) any Mortgage that has a maturity date prior to the Latest Maturity Date so that such maturity date is extended to the Latest Maturity Date (or such later date as may be advised by local counsel to the Administrative Agent), to the extent required pursuant to applicable local law.

Section 2.16              Additional Alternative Currencies.

(a)                 Any Borrower may from time to time request that Revolving Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency”; provided that such requested currency is a lawful currency that is readily available and freely transferable and convertible into Euros, Canadian Dollars or Dollars. In the case of any such request with respect to the making of Revolving Loans, such request shall be subject to the approval of the Administrative Agent and the Revolving Lenders; and, in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the applicable Issuing Bank.

(b)                Any such request shall be made to the Administrative Agent not later than 11:00 a.m. fifteen Business Days prior to the date of the desired Borrowing (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the relevant Issuing Bank, in its or their sole discretion). In the case of any such request pertaining to Revolving Loans, the Administrative Agent shall promptly notify each Revolving Lender thereof and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the relevant Issuing Bank. Each such Revolving Lender (in the case of any such request pertaining to Revolving Loans) or the Issuing Bank (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., ten Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Revolving Loans or the issuance of Letters of Credit, as the case may be, in the requested currency.

Any failure by any Revolving Lender or any Issuing Bank, as the case may be, to respond to such request within the time period specified in the preceding paragraph (b) shall be deemed to be a refusal by such Revolving Lender or Issuing Bank, as the case may be, to permit Revolving Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Revolving Lenders that would be obligated to make Revolving Loans denominated in such requested currency consent to making Revolving Loans in such requested currency, the Administrative Agent shall so notify the Borrower and (i) the Administrative Agent and such Lenders may amend the definition of Alternative Currency Daily Rate or Alternative Currency Term Rate to the extent necessary to add the applicable rate for such currency and any applicable adjustment for such rate and (ii) to the extent the definition of Alternative Currency Daily Rate or Alternative Currency Term Rate, as applicable, has been amended to reflect the appropriate rate for such currency, such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Borrowings of Alternative Currency Loans. If the Administrative Agent and the relevant Issuing Bank consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower and (i) the Administrative Agent and the Issuing Bank may amend the definition of Alternative Currency Daily Rate or Alternative Currency Term Rate, as applicable, to the extent necessary to add the applicable rate for such currency and any applicable adjustment for such rate and (ii) to the extent the definition of Alternative Currency Daily Rate or Alternative Currency Term Rate, as applicable, has been amended to reflect the appropriate rate for such currency, such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain the requisite consent to any request for an additional currency under this Section 2.16, the Administrative Agent shall promptly so notify the Borrower.

Section 2.17              Refinancing Facilities.

(a)                 The Borrower may from time to time by written notice to the Administrative Agent elect to request the establishment of one or more additional Tranches of Term Loans under this Agreement (“Refinancing Term Loans”), which refinance, renew, replace, defease or refund all or any portion of one or more Tranches of Term Loans

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under this Agreement selected by the Borrower; provided, that such Refinancing Term Loans may not be in an amount greater than the aggregate principal amount of the Term Loans being refinanced, renewed, replaced, defeased or refunded plus unpaid accrued interest and premium (if any) thereon and upfront fees, original issue discount, underwriting discounts, fees, commissions and expenses incurred in connection with the Refinancing Term Loans; provided that such aggregate principal amount may also be increased to the extent such additional amount is capable of being incurred at such time pursuant to Section 2.14 and such excess incurrence shall for all purposes hereof be an incurrence under the relevant subclauses of Section 2.14. Each such notice shall specify the date (each, a “Refinancing Effective Date”) on which the Borrower proposes that the Refinancing Term Loans shall be made, which shall be a date not less than three (3) Business Days after the date on which such notice is delivered to the Administrative Agent; provided that:

(i)              except in the case of Extendable Bridge Loans, term “A” loans provided primarily by lenders that are Regulated Banks, 364-day bridge loans and other Refinancing Term Loans in an aggregate principal amount outstanding at such time not in excess of the Inside Maturity Basket, the Weighted Average Life to Maturity of such Refinancing Term Loans shall not be shorter than the remaining Weighted Average Life to Maturity of the Term Loans being refinanced and the Refinancing Term Loans shall not have a final maturity (excluding for this purpose (x) interim loan financings that provide for automatic rollover, subject to customary conditions, to Indebtedness otherwise meeting the maturity requirements of this clause, (y) term “A” loans provided primarily by lenders that are Regulated Banks and (z) 364-day bridge loans) before the Maturity Date applicable to the Term Loans being refinanced;

(ii)               such Refinancing Term Loans shall have pricing (including interest rates, fees and premiums), amortization, optional prepayment, mandatory prepayment (so long as such Refinancing Term Loans are not entitled to participate on a greater than pro rata basis in any mandatory prepayment than the then outstanding Term Loans) and redemption terms as may be agreed to by the Borrower and the relevant Refinancing Term Loan Lenders (as defined below);

(iii)               such Refinancing Term Loans shall not be guaranteed by any Person other than Parent, the Borrower or a Subsidiary Guarantor;

(iv)               in the case of any such Refinancing Term Loans that are secured, such Refinancing Term Loans are secured only by assets comprising Collateral, and not secured by any property or assets of the Borrower or any of its Subsidiaries other than the Collateral;

(v)              all other terms applicable to such Refinancing Term Loans (except as set forth above and, with respect to any term “A” loans, except for terms and provisions customary for term “A” facilities (including any financial maintenance covenant)) shall (I) be substantially identical to, or (II) (taken as a whole) be otherwise not materially more favorable to the lenders providing the Refinancing Term Loans than those applicable to the then outstanding Term Loans, except to the extent such covenants and other terms apply solely to any period after the Latest Maturity Date as of the date such Indebtedness was incurred (provided that a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent in good faith at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement set out in this clause (v), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to the Borrower of an objection during such five Business Day period (including a reasonable description of the basis upon which it objects)).

(b)                The Borrower may approach any Lender or any other Person that would be an Eligible Transferee of Term Loans to provide all or a portion of the Refinancing Term Loans (a “Refinancing Term Loan Lender”); provided that any Lender offered or approached to provide all or a portion of the Refinancing Term Loans may elect or decline, in its sole discretion, to provide a Refinancing Term Loan. Any Refinancing Term Loans made on any Refinancing Effective Date shall be designated a series of Refinancing Term Loans for all purposes of this Agreement; provided that any Refinancing Term Loans may, to the extent provided in the applicable Refinancing Term Loan

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Amendment and subject to the restrictions set forth in clause (a) above, be designated as an increase in any previously established Tranche of Term Loans.

(c)                 The Administrative Agent and the Lenders hereby consent to the transactions contemplated by Section 2.17(a) (including, for the avoidance of doubt, the payment of interest, fees, amortization or premium in respect of the Refinancing Term Loans on the terms specified by the Borrower) and hereby waive the requirements of this Agreement or any other Credit Document that may otherwise prohibit any transaction contemplated by Section 2.17(a). The Refinancing Term Loans shall be established pursuant to an amendment to this Agreement among Parent, the Borrower and the Refinancing Term Loan Lenders providing such Refinancing Term Loans (a “Refinancing Term Loan Amendment”) (which shall not require the consent of any other Lender) which shall be consistent with the provisions set forth in Section 2.17(a). Each Refinancing Term Loan Amendment shall be binding on the Lenders, the Administrative Agent, the Credit Parties party thereto and the other parties hereto without the consent of any other Lender, and the Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Credit Documents as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower, (i) to effect the provisions of Section 2.17, including such technical amendments as may be necessary or appropriate in connection therewith and to adjust the amortization schedule in Section 5.02(a) (insofar as such schedule relates to payments due to Lenders the Term Loans of which are refinanced with the proceeds of Refinancing Term Loans; provided that no such amendment shall reduce the pro rata share of any such payment that would have otherwise been payable to the Lenders, the Term Loans of which are not refinanced with the proceeds of Refinancing Term Loans) and (ii) with respect to any Refinancing Term Loan Amendment that provides for term “A” loans, to modify this Agreement and any other Credit Documents to include provisions applicable to a term “A” loan facility, including, without limitation, modifications and amendments establishing borrowing mechanics for such term “A” loan facility, establishing amortization with respect to such term “A” loan facility, including one or more financial maintenance covenants, and providing for customary voting rights and protections. The Administrative Agent shall be permitted, and each is hereby authorized, to enter into such amendments with the Borrower to effect the foregoing.

(d)                On one or more occasions after the Closing Date, the Borrower may obtain, from any Lender or any Eligible Transferee that becomes a Lender, Indebtedness which refinances all or any portion of the Revolving Loans (or unused Revolving Commitments) then outstanding under this Agreement in the form of Refinancing Revolving Commitments or Refinancing Revolving Loans pursuant to an amendment to this Agreement among Parent, the Borrower and the Lenders providing such Refinancing Revolving Commitments or Refinancing Revolving Loans (a “Refinancing Revolving Amendment”); provided that notwithstanding anything to the contrary in this Section 2.17 or otherwise, (1) the borrowing and repayment of Refinancing Revolving Loans (except for (A) payments of interest and fees at different rates on Refinancing Revolving Commitments (and related outstandings), (B) repayments required upon the maturity date of the Refinancing Revolving Commitments and (C) repayment made in connection with a permanent repayment and termination of commitments of Revolving Loans with respect to Refinancing Revolving Commitments after the date of obtaining any Refinancing Revolving Commitments) shall be made on a pro rata basis with all other Revolving Commitments, (2) subject to the provisions of Section 2.12 to the extent dealing with Letters of Credit which mature or expire after a maturity date when there exist Extended Revolving Commitments with a longer maturity date, all Letters of Credit shall be participated on a pro rata basis by all Lenders with Commitments in accordance with their percentage of the Revolving Commitments and (3) assignments and participations of Refinancing Revolving Commitments and Refinancing Revolving Loans shall be governed by the same assignment and participation provisions applicable to Revolving Commitments and Revolving Loans. Each of the parties hereto hereby agrees that this Agreement and the other Credit Documents may be amended pursuant to a Refinancing Revolving Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Refinancing Revolving Commitments and/or Refinancing Revolving Loans incurred pursuant thereto and (ii) make such other changes to this Agreement and the other Credit Documents consistent with the provisions of Section 13.12 and (iii) effect such other amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.17, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Refinancing Revolving Amendment.

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Section 2.18              Reverse Dutch Auction Repurchases.

(a)                 Notwithstanding anything to the contrary contained in this Agreement or any other Credit Document, Parent, the Borrower or any Restricted Subsidiary may, at any time and from time to time, conduct reverse Dutch auctions in order to purchase Term Loans of a particular Tranche (each, an “Auction”) (each such Auction to be managed exclusively by JPMorgan or another investment bank of recognized standing selected by the Borrower following consultation with the Administrative Agent (in such capacity, the “Auction Manager”)), so long as the following conditions are satisfied:

(i)              each Auction shall be conducted in accordance with the procedures, terms and conditions set forth in this Section 2.18(a) and Schedule 2.18(a);

(ii)               no Event of Default shall have occurred and be continuing on the date of the delivery of each auction notice and at the time of purchase of Term Loans in connection with any Auction;

(iii)               the minimum principal amount (calculated on the face amount thereof) of all Term Loans that Parent, the Borrower or such Restricted Subsidiary offers to purchase in any such Auction shall be no less than $2,500,000 (unless another amount is agreed to by the Administrative Agent); and

(iv)               the aggregate principal amount (calculated on the face amount thereof) of all Term Loans so purchased by Parent, the Borrower or any Restricted Subsidiary shall automatically be cancelled and retired by Parent, the Borrower or any Restricted Subsidiary on the settlement date of the relevant purchase (and may not be resold);

(b)                Parent, the Borrower or such Restricted Subsidiary must terminate an Auction if it fails to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of purchase of Term Loans pursuant to such Auction. Parent, the Borrower or such Restricted Subsidiary may withdraw any Auction if the reply amounts are insufficient to complete the purchase of a minimum principal amount of the Term Loans designated in writing to the applicable Auction Manager by Parent, the Borrower or such Restricted Subsidiary (the “Minimum Purchase Condition”). No Credit Party or any Restricted Subsidiary shall have any liability to any Lender for any termination of such Auction as a result of its failure to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of purchase of Term Loans pursuant to the such Auction, or for any termination of such Auction as a result of the failure to satisfy the Minimum Purchase Condition, and any such failure shall not result in any Default or Event of Default hereunder. With respect to all purchases of Term Loans made pursuant to this Section 2.18, (x) Parent, the Borrower or such Restricted Subsidiary shall pay on the settlement date of each such purchase all accrued and unpaid interest (except to the extent otherwise set forth in the relevant offering documents), if any, on the purchased Term Loans up to the settlement date of such purchase and (y) such purchases (and the payments made therefor and the cancellation of the purchased Term Loans, in each case in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Sections 5.01 or 5.02. At the time of purchases of Term Loans pursuant to an Auction, the then remaining Scheduled Repayments shall be reduced by the aggregate principal amount (taking the face amount thereof) of Term Loans repurchased pursuant to such Auction, with such reduction to be applied to such Scheduled Repayments on a pro rata basis (based on the then remaining principal amount of each such Scheduled Repayments).

(c)                 The Administrative Agent and the Lenders hereby consent to the Auctions and the other transactions contemplated by this Section 2.18 (provided that no Lender shall have an obligation to participate in any such Auctions) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 2.10, 5.01, and 5.02 (it being understood and acknowledged that purchases of the Term Loans by Parent, the Borrower or any Restricted Subsidiary contemplated by this Section 2.18 shall not constitute Investments by such Person)) or any other Credit Document that may otherwise prohibit any Auction or any other transaction contemplated by this Section 2.18. The Auction Manager acting in its capacity as such hereunder shall be entitled to the benefits of the provisions of Section 12 and Section 13.01 mutatis mutandis as if each reference therein to the “Administrative Agent” were a reference to the Auction Manager, and the Administrative Agent and the Auction Manager shall cooperate in a reasonable manner in connection therewith.

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(d)                In no event shall the Sponsor, Parent, the Borrower or any of their respective Affiliates or Subsidiaries be required to make any representations regarding any absence of material non-public information with respect to the business of Parent, the Borrower and its Subsidiaries in connection with any Auction. The Sponsor, Parent, the Borrower or any of their respective Affiliates or Subsidiaries shall identify itself as a Credit Party or Affiliate thereof, as applicable, in the Assignment and Assumption Agreement with any Lender participating in such Auction, and any Lender participating in any Auction shall waive any potential claims arising from the Sponsor, Parent, the Borrower or any of their respective Affiliates or Subsidiaries being in possession of undisclosed information that may be material to a Lender’s decision to participate.

Section 2.19              Open Market Purchases.

(a)                 Notwithstanding anything to the contrary contained in this Agreement or any other Credit Document, Parent, the Borrower or any of its Restricted Subsidiaries may, at any time and from time to time, make open market purchases (including on a non pro rata basis) of Term Loans (each, an “Open Market Purchase”), so long as the following conditions are satisfied:

(i)              no Event of Default shall have occurred and be continuing on the date of such Open Market Purchase;

(ii)               the aggregate principal amount (calculated on the face amount thereof) of all Term Loans so purchased by Parent, the Borrower or any of its Restricted Subsidiaries shall automatically be cancelled and retired by the Borrower on the settlement date of the relevant purchase (and may not be resold); and

(iii)               Parent, the Borrower or any of its Restricted Subsidiaries shall not use the proceeds of any Revolving Borrowing to finance any such repurchase.

(b)                With respect to all purchases of Term Loans made by the Borrower pursuant to this Section 2.19, (x) Parent, the Borrower or any Restricted Subsidiary shall pay on the settlement date of each such purchase all accrued and unpaid interest, if any, on the purchased Term Loans up to the settlement date of such purchase (except to the extent otherwise set forth in the relevant purchase documents as agreed by the respective selling Lender) and (y) such purchases (and the payments made therefor and the cancellation of the purchased Term Loans, in each case in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.10, 5.01, or 5.02. At the time of purchases of Term Loans pursuant to any Open Market Purchase, the then remaining Scheduled Repayments shall be reduced by the aggregate principal amount (taking the face amount thereof) of Term Loans repurchased pursuant to such Open Market Purchase, with such reduction to be applied to such Scheduled Repayments on a pro rata basis (based on the then remaining principal amount of each such Scheduled Repayments).

(c)                 The Administrative Agent and the Lenders hereby consent to the Open Market Purchases contemplated by this Section 2.19 and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 2.10, 5.01, and 5.02 (it being understood and acknowledged that purchases of the Term Loans by Parent, the Borrower or any Restricted Subsidiary contemplated by this Section 2.19 shall not constitute Investments by the Borrower)) or any other Credit Document that may otherwise prohibit any Open Market Purchase by this Section 2.19.

(d)                In no event shall the Sponsor, Parent, the Borrower or any of their respective Affiliates or Subsidiaries be required to make any representations regarding any absence of material non-public information with respect to the business of Parent, the Borrower and its Subsidiaries in connection with any Auction. The Sponsor, Parent, the Borrower or any of their respective Affiliates or Subsidiaries shall identify itself as a Credit Party or Affiliate thereof, as applicable, in the Assignment and Assumption Agreement with any Lender participating in such Auction, and any Lender participating in any Auction shall waive any potential claims arising from the Sponsor, Parent, the Borrower or any of their respective Affiliates or Subsidiaries being in possession of undisclosed information that may be material to a Lender’s decision to participate.

Section 2.20              Sponsor and Affiliate Term Loan Purchases. Notwithstanding anything to the contrary in this Agreement, each Sponsor (other than any natural person (or a holding company, investment vehicle or trust for, or

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owned and operated by or for the primary benefit of one or more natural persons)) and any Affiliate of the Sponsor (other than Parent, the Borrower, any Subsidiary or any natural person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of one or more natural persons)) may be an assignee in respect of Term Loans (and to such extent shall constitute an “Eligible Transferee”); provided that:

(a)               at the time of acquisition thereof, the aggregate principal amount of Term Loans held by the Sponsor and Affiliates (other than Debt Fund Affiliates), together with the aggregate principal amount of the Term Loans so acquired, shall not exceed 35% of the aggregate outstanding principal amount of the Term Loans at such time;

(b)               notwithstanding anything to the contrary in the definition of “Required Lenders,” or in Section 13.12, the holder of any Term Loans acquired pursuant to this Section 2.20(b) (other than Debt Fund Affiliates) shall not be entitled to vote such Term Loans in any “Required Lender” vote pursuant to the terms of this Agreement or any other Credit Document (it being understood that the holder of such Term Loans shall have the right to consent to votes requiring the consent of “all Lenders” or “all Lenders directly and adversely affected thereby” pursuant to Section 13.12 or otherwise, or any other amendment which treats such Lenders differently from other Lenders), and for purposes of any such vote such Term Loans shall be deemed not to be outstanding;

(c)               by acquiring a Term Loan hereunder, each of the Sponsor and each Affiliate thereof (other than Debt Fund Affiliates) shall be deemed to have (I) waived its right to receive information prepared by the Administrative Agent or any Lender (or any advisor, agent or counsel thereof) under or in connection with the Credit Documents (in each case to the extent not provided to the Credit Parties) and attend any meeting or conference call with the Administrative Agent or any Lender (unless any Credit Party has been invited to attend such meeting or conference call), (II) agreed that it is prohibited from making or bringing any claim (but not from joining any claim initiated by any other Lender and acting as a passive participant with respect thereto), in its capacity as a Lender, against Administrative Agent or any Lender with respect to the duties and obligations of such Persons under the Credit Documents, and (III) agreed, without limiting its rights as a Lender described in Section 2.20(b), that it will have no right whatsoever to require Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to this Agreement or any other Credit Document;

(d)               the Sponsor or such Affiliate (other than Debt Fund Affiliates) identifies itself as an Affiliate of the Credit Parties prior to the assignment of Term Loans to it pursuant to the applicable Assignment and Assumption Agreement; provided that this clause (d) shall not apply in the case of an acquisition of Term Loans through an un-Affiliated intermediary to the extent the Sponsor or such Affiliate has made any representations and warranties to such intermediary as are required by such intermediary in connection with its engagement as such (which may include, to the extent required by such intermediary, a representation and warranty that it does not possess any material non-public information about the Credit Parties and their respective securities);

(e)               Term Loans acquired by the Sponsor and Affiliates thereof shall be subject to the voting limitations set forth in Section 13.04(g);

(f)               notwithstanding anything in Section 13.12 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Credit Document or any departure by any Credit Party therefrom, (ii) otherwise acted on any matter related to any Credit Document or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Credit Document, all Term Loans held by Debt Fund Affiliates may not account for more than 49.9% of the Term Loans of consenting Lenders included in determining whether the Required Lenders have consented to any action pursuant to Section 13.12; and

(g)               except as may be required by any un-Affiliated intermediary referenced in clause (d) above, in no event shall the Sponsor or any of its Affiliates be required to make any representations regarding any absence of material non-public information with respect to the business of Parent, the Borrower and its

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Subsidiaries in connection with any such assignment, and any Lender participating in any such assignment shall waive any potential claims arising from the Sponsor or such Affiliate being in possession of undisclosed information that may be material to a Lender’s decision to participate.

ARTICLE 3

YIELD PROTECTION, ILLEGALITY AND REPLACEMENT OF LENDERS

Section 3.01              Increased Costs, Illegality, etc.

(a)                 In the event that any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clause (i) below, may be made only by the Administrative Agent):

(i)              on any Interest Determination Date that, by reason of any changes arising after the date of this Agreement affecting any relevant interbank market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of “Relevant Rate” or for determining a Successor Rate in accordance with Section 3.06;

(ii)               at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Term SOFR Loans, Alternative Currency Daily Rate Loans or Alternative Currency Term Rate Loans because of any change since the Closing Date in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the official interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, official guideline or request, such as, but not limited to: (A) any additional Tax imposed on any Lender (except no Lender shall be entitled to additional amounts under this Section 3.01(a) in respect of Indemnified Taxes indemnified under Section 5.04 or any Excluded Taxes) or (B) a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of Term SOFR; or

(iii)               at any time, if the making or continuance of any Term SOFR Loan, Alternative Currency Daily Rate Loan or Alternative Currency Term Rate Loan has been made (x) unlawful by any law or governmental rule, regulation or order, (y) impossible by compliance by any Lender in good faith with any governmental request (whether or not having force of law) or (z) impracticable as a result of a contingency occurring after the Closing Date which materially and adversely affects the interbank eurodollar market;

then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall promptly give notice (by telephone promptly confirmed in writing) to the Borrower and, except in the case of clause (i) above, to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter, (x) in the case of clause (i) above, Alternative Currency Daily Rate Loans or Alternative Currency Term Rate Loans shall no longer be available until such time as the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Conversion/Continuation given by the Borrower with respect to Alternative Currency Daily Rate Loans or Alternative Currency Term Rate Loans which have not yet been incurred (including by way of conversion) shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower agrees to pay to such Lender, upon such Lender’s written request therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts received or receivable hereunder (a written notice setting forth the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, shall be submitted to the Borrower by such Lender and shall, absent manifest error, be final and conclusive and binding on all the parties hereto (provided that such Lender need not disclose any information that is price sensitive or confidential or to the extent prohibited by law or regulation)) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 3.01(b) as promptly as possible and, in any event, within the time period required by law.

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(b)                At any time that any Term SOFR Loan, Alternative Currency Daily Rate Loan or Alternative Currency Term Rate Loan is affected by the circumstances described in Section 3.01(a)(ii), the Borrower may, and in the case of a Term SOFR Loan, Alternative Currency Daily Rate Loan or Alternative Currency Term Rate Loan affected by the circumstances described in Section 3.01(a)(iii), the Borrower shall, either (x) if the affected Term SOFR Loan, Alternative Currency Daily Rate Loan or Alternative Currency Term Rate Loan is then being made initially or pursuant to a conversion, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed in writing) on the same date that the Borrower was notified by the affected Lender or the Administrative Agent pursuant to Section 3.01(a)(ii) or (iii) or (y) if the affected Term SOFR Loan, Alternative Currency Daily Rate Loan or Alternative Currency Term Rate Loan is then outstanding, upon at least three Business Days’ written notice to the Administrative Agent, require the affected Lender to convert such Term SOFR Loan, Alternative Currency Daily Rate Loan or Alternative Currency Term Rate Loan into a Base Rate Loan, as applicable; provided that if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 3.01(b).

(c)                 If any Lender determines that after the Closing Date the introduction of or any change in any applicable law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) concerning capital or liquidity requirements, or any change in interpretation or administration thereof by the NAIC or any relevant Governmental Authority, central bank or comparable agency, will have the effect of increasing the amount of capital or liquidity required or expected to be maintained by such Lender or any corporation controlling such Lender based on the existence of such Lender’s Commitments hereunder or its obligations hereunder, then the Borrower agrees to pay to such Lender, upon its written demand therefor, such additional documented amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital. In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable; provided that such Lender’s determination of compensation owing under this Section 3.01(c) shall, absent manifest error, be final and conclusive and binding on all the parties hereto. Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 3.01(c), will give prompt written notice thereof to the Borrower, which notice shall show in reasonable detail the basis for calculation of such additional amounts (provided that such Lender need not disclose any information that is price sensitive or confidential or to the extent prohibited by law or regulation).

(d)                Notwithstanding anything in this Agreement to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a change after the Closing Date in a requirement of law or government rule, regulation or order, regardless of the date enacted, adopted, issued or implemented (including for purposes of this Section 3.01).

(e)                 Without limiting the foregoing, if any Lender determines, acting reasonably, that any applicable Requirement of Law has made it unlawful, or that any Governmental Authority has notified such Lender or publicly asserted that it is unlawful, for such Lender or its applicable lending office to make or maintain Loans to any Borrower designated after the Closing Date pursuant to Section 9.12 that is organized under the laws of any jurisdiction other than Canada or any province or territory thereof (or to maintain its obligation to make Loans to any such Borrower), or to participate in, issue or maintain any Letter of Credit for the account of any such Borrower (or to maintain its obligation to participate in or to issue any Letter of Credit for the account of any such Borrower), then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender solely with respect to the activity that is unlawful shall be suspended until the circumstances giving rise to such determination no longer exist; it being understood that the foregoing shall not limit the obligations of such Lender to any other Borrower not otherwise subject to the foregoing limitations. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay any applicable Loans held by such Lender, or take any necessary steps with respect to any Letter of Credit in order to avoid the activity that is unlawful and, upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted; provided that the Borrower shall be entitled, in lieu of making any such prepayment or taking any such steps with respect to any Letter of Credit, promptly after receipt of such notice, to cause such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 13.04), all its interests, rights

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and obligations under this Agreement to an assignee (which assignee may be another Lender, if a Lender accepts such assignment); provided further that, (i) to the extent such consent would be required under Section 13.04, the Borrower shall have received the prior written consent of the Administrative Agent and the Issuing Banks, which consent shall not unreasonably be withheld, and (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and funded participations and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts). Each Lender agrees to designate a different lending office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender. In the event any obligation of any Lender to participate in any Letter of Credit is suspended under this clause (e), then the LC Exposure of such Lender shall be reallocated among the other Lenders in accordance with their respective Pro Rata Share (determined without giving effect to such Lender that has had its obligation to participate in any Letter of Credit suspended), but only to the extent that the sum of such other Lenders’ Aggregate Exposure, plus such Lender’s LC Exposure does not exceed the total of all such other Lenders’ Revolving Commitments.

Notwithstanding the above, the failure of a Lender to give any notice to this Section 3.01 shall not release or diminish any of the Borrower’s obligations to pay additional amounts pursuant to this Section 3.01 upon the subsequent receipt of such notice, but a Lender will not be entitled to demand compensation for any increased cost or reduction set forth in this Section 3.01 at any time if it is not the general practice and policy of such Lender to demand such compensation from similarly situated borrowers in similar circumstances at such time.

Section 3.02              Compensation. The Borrower agrees to compensate each Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting such compensation and the calculation of the amount of such compensation), for all losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Term SOFR Loans or Alternative Currency Term Rate Loans but excluding loss of anticipated profits and without giving effect to the minimum “Alternative Currency Term Rate”) which such Lender may sustain: (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of, or conversion from or into, Term SOFR Loans or Alternative Currency Term Rate Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 3.01(a)); (ii) if any prepayment or repayment (including any prepayment or repayment made pursuant to Section 5.01 or Section 5.02 or any termination or reduction of Commitments pursuant to Section 4.02 or as a result of an acceleration of the Loans pursuant to Article 11) or conversion of any of its Term SOFR Loans or Alternative Currency Term Rate Loans occurs on a date which is not the last day of an Interest Period or CORRA Interest Period with respect thereto; (iii) if any prepayment of any Term SOFR Loans or Alternative Currency Term Rate Loans is not made on any date specified in a notice of prepayment, termination or reduction given by the Borrower; or (iv) as a consequence of (x) any other default by the Borrower to repay its Term SOFR Loans or Alternative Currency Term Rate Loans when required by the terms of this Agreement or any Note held by such Lender or (y) any election made pursuant to Section 3.01(b). The requirements of this Section 3.02 shall survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Obligations.

Section 3.03              Change of Lending Office. Each Lender agrees that on the occurrence of any event giving rise to the operation of Section 3.01(a)(ii) or (iii), Section 3.01(c) or Section 5.04 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event; provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding or reducing the consequence of the event giving rise to the operation of such Section. Nothing in this Section 3.03 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Sections 3.01 and 5.04.

Section 3.04              Replacement of Lenders. (x) If any Lender becomes a Defaulting Lender, (y) upon the occurrence of an event giving rise to the operation of Section 3.01(a)(ii) or (iii), Section 3.01(c) or Section 5.04 with respect to such Lender or (z) in the case of a refusal by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 13.12(b), the Borrower shall have the right, if no Event of Default then exists (or, in the case of preceding clause (z), will exist immediately after giving effect to such replacement), to replace such Lender (the

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“Replaced Lender”) with one or more other Eligible Transferees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) and each of whom shall be required to be reasonably acceptable to the Administrative Agent (to the extent the Administrative Agent’s consent would be required for an assignment to such Replacement Lender pursuant to Section 13.04); provided that (i) at the time of any replacement pursuant to this Section 3.04, the Replacement Lender shall enter into one or more Assignment and Assumption Agreements pursuant to Section 13.04(b) (and with all fees payable pursuant to said Section 13.04(b) to be paid by the Replacement Lender and/or the Replaced Lender (as may be agreed to at such time by and among the Borrower, the Replacement Lender and the Replaced Lender)) pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans of, the Replaced Lender and, in connection therewith, shall pay to (x) the Replaced Lender in respect thereof an amount equal to the sum of (I) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the respective Replaced Lender (and with respect to Term Loans, under each Tranche with respect to which such Replaced Lender is being replaced) and (II) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Lender pursuant to Section 4.01 and (ii) all obligations of the Borrower due and owing to the Replaced Lender at such time (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Lender concurrently with such replacement. Upon receipt by the Replaced Lender of all amounts required to be paid to it pursuant to this Section 3.04, the Administrative Agent shall be entitled (but not obligated) and authorized to execute an Assignment and Assumption Agreement on behalf of such Replaced Lender, and any such Assignment and Assumption Agreement so executed by the Administrative Agent and the Replacement Lender shall be effective for purposes of this Section 3.04 and Section 13.04. Upon the execution of the respective Assignment and Assumption Agreement, the payment of amounts referred to in clauses (i) and (ii) above, recordation of the assignment on the Register pursuant to Section 13.15 and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the Borrower, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 3.01, 3.02, 5.04, 12.07 and 13.01), which shall survive as to such Replaced Lender. In connection with any replacement of Lenders pursuant to, and as contemplated by, this Section 3.04, Borrower hereby irrevocably authorizes Parent to take all necessary action, in its name, as described above in this Section 3.04 in order to effect the replacement of the respective Lender or Lenders in accordance with the preceding provisions of this Section 3.04.

In the event of any assignment, transfer or novation by any existing Lender to one or more new Lender(s) (including a Replacement Lender) of all or any part of its rights and obligations under this Agreement, for the purposes of articles 1278 et seq. of the Luxembourg Civil Code (to the extent applicable), any security interest created and/or guarantee given under this Agreement, the Credit Documents or in relation to this Agreement by a Luxembourg Credit Party securing and/or guaranteeing the obligations assigned, transferred or novated thereby, if any, will be preserved for the benefit of the new Lender(s) (including a Replacement Lender) and continue in full force and effect for the benefit of such new Lender(s) (including a Replacement Lender).

Section 3.05              Inability to Determine Rates. If the Required Lenders determine in good faith that for any reason (a) [reserved], (b) adequate and reasonable means do not exist for determining either the Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Loan or Term CORRA, as applicable, for any requested Interest Period with respect to a proposed CORRA Loan, or (c) that Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, or Term CORRA for any requested Interest Period with respect to a Term CORRA Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Term SOFR Loans or applicable CORRA Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Term SOFR Loans or CORRA Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

Section 3.06              Successor Rate for Loans other than Term SOFR Loans and CORRA Loans.

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(a)                 Notwithstanding anything to the contrary in this Agreement or any other Credit Documents, with respect to any Alternative Currency, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:

(i)              adequate and reasonable means do not exist for ascertaining the Relevant Rate for an Alternative Currency because none of the tenors of such Relevant Rate (including any forward-looking term rate thereof) is available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii)               the Applicable Authority has made a public statement identifying a specific date after which all tenors of the Relevant Rate for an Alternative Currency (including any forward-looking term rate thereof) shall or will no longer be representative or made available, or used for determining the interest rate of loans denominated in such Alternative Currency, or shall or will otherwise cease, provided that, in each case, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent that will continue to provide such representative tenor(s) of the Relevant Rate for such Alternative Currency (the latest date on which all tenors of the Relevant Rate for such Alternative Currency (including any forward-looking term rate thereof) are no longer representative or available permanently or indefinitely, the “Scheduled Unavailability Date”); or

(iii)               syndicated loans currently being executed, or that include language similar to that contained in this Section, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace the Relevant Rate for an Alternative Currency, as applicable, or if the events or circumstances of the type described in Section 3.06(a)(i), (ii) or (iii) have occurred with respect to a Successor Rate than in effect, then, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace the Relevant Rate for an Alternative Currency or any then current Successor Rate for an Alternative Currency in accordance with this Section 3.06 with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein), giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in such Alternative Currency for such alternative benchmarks (any such proposed rate, a “Successor Rate”), together with any proposed Conforming Changes and any such amendment shall become effective at 5:00 p.m. (New York time) on the fifth (5th) Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders do not accept such amendment.

(b)                If no Successor Rate has been determined and the circumstances under clause (a)(i) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Borrower and each Lender.

(c)                 Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than 0%, the Successor Rate will be deemed to be 0% for the purposes of this Agreement and the other Credit Documents.

Section 3.07              Successor Rate for Term SOFR Loans. Solely with respect to Term SOFR Loans:

(a)                 If in connection with any request for a Term SOFR Loan or a conversion of Base Rate Loans to Term SOFR Loans or a continuation of any of such Term SOFR Loan, as applicable, (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate has been determined in accordance with Section 3.07(b), and the circumstances under clause (i) of Section 3.07(b) or the Term SOFR Scheduled Unavailability Date has occurred, or (B) adequate and reasonable means do not otherwise exist for determining Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Loan or in connection with an existing or proposed Base Rate Loan, or (ii) the Administrative Agent or the Majority Lenders in respect of the Term SOFR Loans determine that

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for any reason that Term SOFR for any requested Interest Period with respect to a proposed Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Term SOFR Loans, or to convert Base Rate Loans to Term SOFR Loans, shall be suspended (to the extent of the affected Term SOFR Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Majority Lenders in respect of the Term SOFR Loans described in clause (ii) of this Section 3.07(a), until the Administrative Agent upon instruction of the Majority Lenders in respect of the Term SOFR Loans) revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a Borrowing of, or conversion to, or continuation of Term SOFR Loans (to the extent of the affected Term SOFR Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein and (ii) any outstanding Term SOFR Loans shall be deemed to have been converted to Base Rate Loans immediately at the end of their respective applicable Interest Period.

(b)                Notwithstanding anything to the contrary in this Agreement or any other Credit Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Majority Lenders in respect of the Term SOFR Loans notify the Administrative Agent (with, in the case of the Majority Lenders in respect of the Term SOFR Loans, a copy to the Borrower) that the Borrower or Majority Lenders in respect of the Term SOFR Loans (as applicable) have determined, that:

(i)              adequate and reasonable means do not exist for ascertaining one month, three month and six month interest periods of Term SOFR Rate, including, without limitation, because the Term SOFR Reference Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii)               CME Term SOFR Administrator or any successor administrator of the Term SOFR Reference Rate or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of Term SOFR Rate, in each case acting in such capacity, has made a public statement identifying a specific date after which one month, three month and six month interest periods of Term SOFR Rate or the Term SOFR Reference Rate shall or will no longer be made available, or permitted to be used for determining the interest rate of U.S. dollar denominated syndicated loans, or shall or will otherwise cease, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide such interest periods of Term SOFR after such specific date (the latest date on which one month, three month and six month interest periods of Term SOFR Rate or the Term SOFR Reference Rate are no longer available permanently or indefinitely, the “Term SOFR Scheduled Unavailability Date”);

then, on a date and time determined by the Administrative Agent (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the Term SOFR Scheduled Unavailability Date, Term SOFR Rate will be replaced hereunder and under any Credit Document with Daily Simple SOFR for any payment period for interest calculated that can be determined by the Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document (the “Successor Rate”).

If the Successor Rate is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.

Notwithstanding anything to the contrary herein, (i) if the Administrative Agent determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date, or (ii) if the events or circumstances of the type described in Section 3.07(a)(i) or (ii) have occurred with respect to the Successor Rate then in effect, then in each case, the Administrative Agent and the Borrower may amend this Agreement solely for the purpose of replacing Term SOFR Rate or any then current Successor Rate in accordance with this Section 3.07 at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark

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rate giving due consideration to any evolving or then existing convention for similar U.S. Dollar denominated credit facilities syndicated and agented in the United States for such alternative benchmark. and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. Dollar denominated credit facilities syndicated and agented in the United States for such benchmark, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated. For the avoidance of doubt, any such proposed rate and adjustments, shall constitute a “Successor Rate”. Any such amendment shall become effective at 5:00 p.m. (New York City time) on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Majority Lenders in respect of the Term SOFR Loans have delivered to the Administrative Agent written notice that such Majority Lenders in respect of the Term SOFR Loans object to such amendment.

The Administrative Agent will promptly (in one or more notices) notify the Borrower and each Lender of the implementation of any Successor Rate.

Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than 0.00%, the Successor Rate will be deemed to be 0.00% for the purposes of this Agreement and the other Credit Documents.

In connection with the implementation of a Successor Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.

Section 3.08              CORRA Benchmark Replacement Setting.

(a)                 Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Credit Document (and any Interest Rate Protection Agreement and Other Hedging Agreement shall be deemed not to be a “Credit Document” for the purposes of this Section 3.08), if a CORRA Benchmark Transition Event and its related CORRA Benchmark Replacement Date have occurred prior to any setting of the then-current CORRA Benchmark, then (x) if a CORRA Benchmark Replacement is determined in accordance with clause (a) of the definition of “CORRA Benchmark Replacement” for such CORRA Benchmark Replacement Date, such CORRA Benchmark Replacement will replace such CORRA Benchmark for all purposes hereunder and under any Credit Document in respect of such CORRA Benchmark setting and subsequent CORRA Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document and (y) if a CORRA Benchmark Replacement is determined in accordance with clause (b) of the definition of “CORRA Benchmark Replacement” for such CORRA Benchmark Replacement Date, such CORRA Benchmark Replacement will replace such CORRA Benchmark for all purposes hereunder and under any Credit Document in respect of any CORRA Benchmark setting at or after 5:00 p.m. (Toronto time) on the fifth (5th) Business Day after the date notice of such CORRA Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document so long as Administrative Agent has not received, by such time, written notice of objection to such CORRA Benchmark Replacement from Lenders comprising the Required Lenders. If the CORRA Benchmark Replacement is Daily Simple CORRA, all interest payments will be payable on the last day of each CORRA Interest Period.

(b)                CORRA Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a CORRA Benchmark Replacement, the Administrative Agent will have the right to make CORRA Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such CORRA Conforming Changes will

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become effective without any further action or consent of any other party to this Agreement or any other Credit Document.

(c)                 Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any CORRA Benchmark Replacement and (ii) the effectiveness of any CORRA Conforming Changes in connection with the use, administration, adoption or implementation of a CORRA Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a CORRA Benchmark pursuant to Section 3.08(d) and (y) the commencement of any CORRA Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.08 including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Credit Document, except, in each case, as expressly required pursuant to this Section 3.08.

(d)                Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Credit Document, at any time (including in connection with the implementation of a CORRA Benchmark Replacement), (i) if the then-current CORRA Benchmark is a term rate (including Term CORRA) and either (A) any tenor for such CORRA Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such CORRA Benchmark has provided a public statement or publication of information announcing that any tenor for such CORRA Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “CORRA Interest Period” (or any similar or analogous definition) for any CORRA Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a CORRA Benchmark (including a CORRA Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a CORRA Benchmark (including a CORRA Benchmark Replacement), then the Administrative Agent may modify the definition of “CORRA Interest Period” (or any similar or analogous definition) for all CORRA Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)                 Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a CORRA Benchmark Unavailability Period, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Loans, which are of the type that have a rate of interest determined by reference to the then-current CORRA Benchmark, to be made, converted or continued during any CORRA Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a drawdown of or conversion to Daily Simple CORRA Loans.

ARTICLE 4

FEES; REDUCTIONS OF COMMITMENT

Section 4.01              Fees.

(a)                 Unused Line Fee. The Borrower shall pay to the Administrative Agent, for the pro rata benefit of the Revolving Lenders (other than any Defaulting Lender) a fee equal to the Unused Line Fee Rate multiplied by the amount by which the Revolving Commitments (other than Revolving Commitments of a Defaulting Lender) exceed the average daily balance of outstanding Revolving Loans and stated amount of outstanding Letters of Credit during the applicable fiscal quarter (such fee, the “Unused Line Fee”). Such fee shall accrue commencing on the Closing Date, and will be payable in arrears, on the fifteenth day following the last day of each fiscal quarter, commencing with the first full fiscal quarter ending after the Closing Date.

(b)                Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, the fees set forth in the Fee Letter or such other fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

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(c)                 LC and Fronting Fees. The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee (“LC Participation Fee”) with respect to its participations in Letters of Credit, which shall accrue at a rate equal to the Applicable Margin from time to time used to determine the interest rate on Term SOFR Loans pursuant to Section 2.09, on the average daily amount of such Revolving Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank a fronting fee (“Fronting Fee”), which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure of such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as each Issuing Bank’s standard and reasonable fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit issued by such Issuing Bank or processing of drawings thereunder as agreed among the Borrower and such Issuing Bank from time to time. LC Participation Fees and Fronting Fees accrued to but excluding the last day of March, June, September and December of each year shall be payable on the fifteenth day following such last day, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand (including documentation reasonably supporting such request). Any other fees payable to the Issuing Banks pursuant to this paragraph shall be payable within 10 days after written demand (together with backup documentation supporting such reimbursement request). All LC Participation Fees and Fronting Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(d)                All fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders (other than Defaulting Lenders), except that the Fronting Fees shall be paid directly to the applicable Issuing Banks. Once paid, none of the fees shall be refundable under any circumstances.

(e)                 The Borrower shall pay to the Incremental Arranger for distribution to each Incremental Lender such fees and other amounts, if any, as are specified in the relevant Incremental Agreement, with the fees and other amounts, if any, to be payable on the relevant Incremental Term Loan Borrowing Date.

(f)                  At the time of the effectiveness of any Repricing Transaction that is consummated prior to the date that is six months after the Closing Date, the Borrower agrees to pay to the Administrative Agent, for the ratable account of each Term Lender with outstanding Initial Term Loans that are repaid or prepaid (and/or converted) pursuant to such Repricing Transaction (including each Lender that withholds its consent to such Repricing Transaction and is replaced as a non-consenting Lender under Section 3.04), a fee in an amount equal to 1.00% of (x) in the case of a Repricing Transaction of the type described in clause (1) of the definition thereof, the aggregate principal amount of all Initial Term Loans prepaid (or converted) by Borrower in connection with such Repricing Transaction and (y) in the case of a Repricing Transaction of the type described in clause (2) of the definition thereof, the aggregate principal amount of all Initial Term Loans or Term Loans outstanding with respect to the Borrower on such date that are subject to an effective reduction of the Applicable Margin pursuant to such Repricing Transaction. Such fees shall be due and payable upon the date of the effectiveness of such Repricing Transaction.

Section 4.02              Reduction of Commitments.

(a)                 The Revolving Commitments and the LC Commitment shall automatically terminate on the applicable Maturity Date.

(b)                The Borrower may at any time terminate, or from time to time reduce, the Revolving Commitments; provided that (i) any such reduction shall be in an amount that is an integral multiple of $1,000,000 and (ii) the Revolving Commitments shall not be terminated or reduced if after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 5.01, the Aggregate Exposures would exceed the Aggregate Commitments.

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(c)                 The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Aggregate Commitments under paragraph (b) of this Section 4.02 at least two Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 4.02(c) shall be irrevocable except that, to the extent delivered in connection with a refinancing of the Obligations, such notice shall not be irrevocable until such refinancing is closed and funded. Any effectuated termination or reduction of the Aggregate Commitments shall be permanent. Each reduction of the Aggregate Commitments shall be made ratably among the Lenders in accordance with their respective Revolving Commitments.

(d)                In addition to any other mandatory commitment reductions pursuant to this Section 4.02, the Total Initial Term Loan Commitment shall terminate in its entirety on the Closing Date (after giving effect to the incurrence of Initial Term Loans on such date).

(e)                 In addition to any other mandatory commitment reductions pursuant to this Section 4.02, the Total Incremental Term Loan Commitment pursuant to an Incremental Agreement (and the Incremental Term Loan Commitment of each Lender with such a Commitment) shall terminate in its entirety on the Incremental Term Loan Borrowing Date for such Total Incremental Term Loan Commitment (after giving effect to the incurrence of the relevant Incremental Term Loans on such date).

(f)                  Each reduction to the Total Initial Term Loan Commitment and the Total Incremental Term Loan Commitment under a given Tranche pursuant to this Section 4.02 as provided above (or pursuant to Section 5.02) shall be applied proportionately to reduce the Initial Term Loan Commitment or the Incremental Term Loan Commitment under such Tranche, as the case may be, of each Lender with such a Commitment.

ARTICLE 5

PREPAYMENTS; PAYMENTS; TAXES

Section 5.01              Voluntary Prepayments.

(a)                 The Borrower shall have the right to prepay the Term Loans of any Tranche, without premium or penalty (other than as provided in Section 4.01(f)), in whole or in part at any time and from time to time on the following terms and conditions: (i) the Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay all of the Term Loans, or in the case of any partial prepayment, the Tranche of Term Loans to be prepaid, the amount of the Term Loans to be prepaid, the Types of Term Loans to be repaid, the manner in which such prepayment shall apply to reduce the Scheduled Repayments and, in the case of Term SOFR Loans, the specific Borrowing or Borrowings pursuant to which made, which notice shall be given by the Borrower (x) prior to 12:00 Noon (New York City time) at least one Business Day prior to the date of such prepayment in the case of Term Loans maintained as Base Rate Loans and (y) prior to 12:00 Noon (New York City time) at least three Business Days prior to the date of such prepayment in the case of Term SOFR Loans (or, in the case of clauses (x) and (y), such shorter period as the Administrative Agent shall agree in its sole and absolute discretion), and be promptly transmitted by the Administrative Agent to each of the Lenders; (ii) each partial prepayment of Term Loans pursuant to this Section 5.01(a) shall be in an aggregate principal amount of at least $1,000,000 or such lesser amount as is acceptable to the Administrative Agent, provided that if any partial prepayment of Term SOFR Loans made pursuant to any Borrowing shall reduce the outstanding principal amount of Term SOFR Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, then if such Borrowing is a Borrowing of Term SOFR Loans, such Borrowing shall automatically be converted into a Borrowing of Base Rate Loans and any election of an Interest Period with respect thereto given by the Borrower shall have no force or effect; (iii) each prepayment pursuant to this Section 5.01(a) in respect of any Term Loans made pursuant to a Borrowing shall be applied pro rata among such Term Loans, provided that it is understood and agreed that this clause (iii) may be modified as expressly provided in Section 2.15 in connection with an Extension Amendment; and (iv) each prepayment of principal of Term Loans of a given Tranche pursuant to this Section 5.01(a) shall be applied as directed by the Borrower in the applicable notice of prepayment delivered pursuant to this Section 5.01(a) or, if no such direction is given, in direct order of maturity. Notwithstanding anything to the contrary contained in this Agreement, any such notice of prepayment pursuant to this Section 5.01(a), may state that it is conditioned

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upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities, the occurrence of a Change of Control or any similar event), in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(b)                In the event (i) a Lender is a non-consenting Lender, or (ii) any Lender becomes a Defaulting Lender, the Borrower may, upon five Business Days’ prior written notice to the Administrative Agent (or such shorter notice as may be agreed by the Administrative Agent) repay all Term Loans of such Lender, together with accrued and unpaid interest, Fees and other amounts owing to such Lender in accordance with, and subject to the requirements of, Section 13.12(b), so long as the consents, if any, required under Section 13.12(b) in connection with the repayment pursuant to clause (b) have been obtained. Each prepayment of any Term Loan pursuant to this Section 5.01(b) shall reduce the then remaining Scheduled Repayments of the applicable Tranche of Term Loans on a pro rata basis (based upon the then remaining unpaid principal amounts of Scheduled Repayments of the respective Tranche after giving effect to all prior reductions thereto).

(c)                 The Borrower shall have the right at any time and from time to time to prepay, without premium or penalty, any Revolving Borrowing, in whole or in part, subject to the requirements of Sections 5.02(l) and (m); provided that each partial prepayment shall be in an amount that is an integral multiple of $100,000 (or the Dollar Equivalent thereof). Each prepayment of the principal of, and interest on, any Revolving Loans denominated in an Alternative Currency shall be made in the relevant Alternative Currency.

Section 5.02              Mandatory Repayments.

(a)                 In addition to any other mandatory repayments pursuant to this Section 5.02, on each date set forth below, the Borrower shall be required to repay to the Administrative Agent for the ratable account of the Lenders, that principal amount of the Initial Term Loans, to the extent then outstanding, as is set forth opposite each such date below (each such repayment in this Section 5.02(a), as the same may be reduced as provided in this Agreement, including in Section 2.18, 2.19, 5.01 or 5.02(g), or as a result of the application of prepayments in connection with any Extension as provided in Section 2.15, a “Scheduled Repayment”):

Date	Amount
September 30, 2026	$3,000,000
December 31, 2026	$3,000,000
March 31, 2027	$3,000,000
June 30, 2027	$3,000,000
September 30, 2027	$3,000,000
December 31, 2027	$3,000,000
March 31, 2028	$3,000,000
June 30, 2028	$3,000,000
September 30, 2028	$3,000,000
December 31, 2028	$3,000,000
March 31, 2029	$3,000,000
June 30, 2029	$3,000,000
September 30, 2029	$3,000,000
December 31, 2029	$3,000,000
March 31, 2030	$3,000,000
June 30, 2030	$3,000,000
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Date	Amount
September 30, 2030	$3,000,000
December 31, 2030	$3,000,000
March 31, 2031	$3,000,000
June 30, 2031	$3,000,000
September 30, 2031	$3,000,000
December 31, 2031	$3,000,000
March 31, 2032	$3,000,000
June 30, 2032	$3,000,000
September 30, 2032	$3,000,000
December 31, 2032	$3,000,000
Maturity Date for Initial Term Loan	All unpaid aggregate principal amounts of any outstanding Initial Term Loans

(b)                In addition to any other mandatory repayments pursuant to this Section 5.02, the Borrower shall be required to make, with respect to each new Tranche (i.e., other than Initial Term Loans, which are addressed in the preceding clause (a)) of Term Loans to the extent then outstanding, scheduled amortization payments of such Tranche of Term Loans to the extent, and on the dates and in the principal amounts, set forth in the Incremental Term Loan Commitment Agreement, Refinancing Term Loan Amendment or Extension Amendment applicable thereto.

(c)                 In addition to any other mandatory repayments pursuant to this Section 5.02, within five Business Days following each date on or after the Closing Date upon which Parent or any of its Restricted Subsidiaries receives any cash proceeds from any issuance or incurrence of Indebtedness (other than Indebtedness permitted to be incurred pursuant to Section 10.04 (other than Refinancing Term Loans and Refinancing Notes)), an amount equal to 100% of the Net Debt Proceeds therefrom shall be applied as a mandatory repayment in accordance with the requirements of Sections 5.02(g) and (h).

(d)                In addition to any other mandatory repayments pursuant to this Section 5.02, within five Business Days following each date on or after the Closing Date upon which Parent or any of its Restricted Subsidiaries receives any Net Sale Proceeds from any Asset Sale, an amount equal to the Applicable Prepayment Percentage of the Net Sale Proceeds therefrom shall be applied as a mandatory repayment in accordance with the requirements of Sections 5.02(g) and (h); provided, however, with respect to (i) no more than the greater of $55,000,000 and 10% of Consolidated EBITDA in the aggregate of such Net Sale Proceeds received by Parent and its Restricted Subsidiaries in any transaction or series of related transactions and (ii) no more than the greater of $137,500,000 and 25% of Consolidated EBITDA in any fiscal year, such Net Sale Proceeds shall not be required to be so applied or used to make mandatory repayments of Term Loans. Notwithstanding the foregoing, the Borrower may reinvest all or a portion of such Net Sale Proceeds in the purchase of assets useful in the business of Parent and its Restricted Subsidiaries within 540 days following the date of receipt of such Net Sale Proceeds (or, if within such 540 day period, Parent or any of its Restricted Subsidiaries enters into a binding commitment to so reinvest such Net Sale Proceeds, within 180 days following such 540-day period during which Parent so committed to such plan of reinvestment); provided, further, that if within 540 days (or, to the extent applicable, 720 days) after the date of receipt by Parent or its Restricted Subsidiaries of such Net Sale Proceeds, Parent or its Restricted Subsidiaries have not so used all or a portion of such Net Sale Proceeds otherwise required to be applied as a mandatory repayment pursuant to this sentence, an amount equal to the remaining portion of such Net Sale Proceeds shall be applied as a mandatory repayment in accordance with the requirements of Sections 5.02(g) and (h) on the last day of such 540-day (or, to the extent applicable, 720-day) period.

(e)                 In addition to any other mandatory repayments pursuant to this Section 5.02, on each Excess Cash Flow Payment Date (commencing with the Excess Cash Flow Payment Period ending December 31, 2027), an amount equal to the remainder of (i) the Applicable Prepayment Percentage of the Excess Cash Flow for the related Excess

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Cash Flow Payment Period less (ii) the aggregate amount of all (x) voluntary prepayments or redemptions of Term Loans, Refinancing Notes, Senior Secured Notes and Indebtedness incurred pursuant to Section 10.04(xxvii) that rank pari passu with the Term Loans (limited, in the case of any voluntary prepayment in accordance with the provisions of Section 2.18 or Section 2.19 or similar provisions in the definitive documentation with respect to such Refinancing Notes or other Indebtedness, to the cash payment made by any Credit Party or Restricted Subsidiary therefor) and (y) prepayments of Revolving Loans or any other revolving credit facility secured by a Lien on the Collateral ranking senior or pari passu with the Lien on the Collateral securing the Indebtedness hereunder, in each case, to the extent accompanied by permanent reductions in commitments therefor, during such Excess Cash Flow Payment Period with Internally Generated Cash shall be applied as a mandatory repayment in accordance with the requirements of Sections 5.02(g) and (h); provided that no prepayment shall be required with respect to any Excess Cash Flow Payment Period to the extent Excess Cash Flow for such period is equal to or less than the greater of $55,000,000 and 10% of Consolidated EBITDA.

(f)                  [Reserved].

(g)                Each amount required to be applied pursuant to Sections 5.02(c), (d) and (e) in accordance with this Section 5.02(g) shall be applied to repay the outstanding principal amount of Term Loans, with each Tranche of then outstanding Term Loans to be allocated its Term Loan Percentage of each amount so required to be applied; provided that to the extent any Senior Secured Notes, Permitted Pari Passu Notes or Permitted Pari Passu Loans (or any Permitted Refinancing Indebtedness in respect thereof that is secured on a pari passu basis with the Obligations) requires any mandatory prepayment or repurchase from any Net Sale Proceeds that would otherwise be required to be applied to prepay Term Loans in accordance with clause (d) above, up to a pro rata portion (based on the aggregate principal amount of Term Loans and such pari passu secured Indebtedness then outstanding) of such Net Sale Proceeds may be applied to prepay or repurchase such pari passu secured Indebtedness in lieu of prepaying Term Loans as provided above. Prepayments pursuant to Section 5.02(c) shall be applied to the Tranche or Tranches of Term Loans selected by the Borrower. Except as otherwise provided below, all repayments of outstanding Term Loans of a given Tranche pursuant to Sections 5.02(c), (d) and (e) (and applied pursuant to this clause (g)) shall be applied to reduce the Scheduled Repayments of the applicable Tranche in direct order of maturity of such Scheduled Repayments.

(h)                With respect to each repayment of Term Loans required by this Section 5.02, the Borrower may (subject to the priority payment requirements of Section 5.02(g)) designate the Types of Term Loans of the applicable Tranche which are to be repaid and, in the case of Term SOFR Loans, the specific Borrowing or Borrowings of the applicable Tranche pursuant to which such Term SOFR Loans were made; provided that: (i) repayments of Term SOFR Loans pursuant to this Section 5.02 may only be made on the last day of an Interest Period applicable thereto unless all such Term SOFR Loans of the applicable Tranche with Interest Periods ending on such date of required repayment and all Base Rate Loans of the applicable Tranche have been paid in full; and (ii) each repayment of any Term Loans made pursuant to a Borrowing shall be applied pro rata among such Term Loans. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion.

(i)                  In addition to any other mandatory repayments pursuant to this Section 5.02, all then outstanding Term Loans of any Tranche of Term Loans shall be repaid in full on the Maturity Date for such Tranche of Term Loans.

(j)                  Notwithstanding any other provisions of this Section 5.02, (i) to the extent that a distribution of any or all of the Net Sale Proceeds of any Asset Sale by a non-Canadian Subsidiary of Parent (a “Subsidiary Asset Sale”) or Excess Cash Flow attributable to non-U.S. or non-Canadian Subsidiaries of the Borrower are prohibited or delayed by applicable local law, rule or regulation or applicable organizational documents of such Subsidiary from being repatriated to the Borrower or another Restricted Subsidiary, an amount equal to the portion of such Net Sale Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 5.02 so long, but only so long, as the applicable local law, rule or regulation or applicable organizational documents of such Foreign Subsidiary will not permit repatriation to the Borrower or such Restricted Subsidiary (the Borrower hereby agreeing to use all commercially reasonable efforts to overcome or eliminate any such restrictions on repatriation and/or minimize any such costs of prepayment), and if within one year following the date on which the respective prepayment would otherwise have been required, such repatriation of any of such affected Net Sale

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Proceeds or Excess Cash Flow is permitted under the applicable local law, rule or regulation or applicable organizational documents of such Subsidiary, an amount equal to such Net Sale Proceeds or Excess Cash Flow will be promptly applied (net of additional taxes that would be payable or reserved against as a result of repatriating such amounts and additional costs relating to such repatriation) to the repayment of the Term Loans pursuant to this Section 5.02 or (ii) to the extent that the Borrower has determined in good faith that repatriation of any of or all the Net Sale Proceeds of any Subsidiary Asset Sale of any Subsidiary Asset Sale or Subsidiary Excess Cash Flow would have material adverse tax consequences (including the imposition of material withholding Taxes) the amount of such Net Sale Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 5.02.

(k)                The Borrower shall notify the Administrative Agent in writing of any mandatory repayment of Term Loans required to be made pursuant to Section 5.02(d) or (e) at least three Business Days prior to the date of such repayment. Each such notice shall specify the date of such repayment and provide the amount of such repayment. The Administrative Agent will promptly notify the Lenders of the contents of the Borrower’s repayment notice and of such Lender’s pro rata share of any repayment. Each Lender may reject all or a portion of its pro rata share of any mandatory repayment (such declined amounts, the “Declined Proceeds”) of Term Loans required to be made pursuant to Section 5.02(d) or (e) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrower no later than 5:00 P.M. (New York City time) on the Business Day after the date of such Lender’s receipt of notice from the Administrative Agent regarding such repayment. Each Rejection Notice from a given Lender shall specify the principal amount of the mandatory repayment of Term Loans to be rejected by such Lender. If a Lender fails to deliver such Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory repayment of Term Loans to which such Lender is otherwise entitled. Any Declined Proceeds may be retained by the Borrower in accordance with this Agreement.

(l)                  Revolving Loan Prepayments.

(i)               In the event of the termination of all the Revolving Commitments, the Borrower shall, on the date of such termination, repay or prepay all the outstanding Revolving Borrowings and Cash Collateralize or backstop on terms reasonably satisfactory to the Administrative Agent the LC Exposure in accordance with Section 2.12(j). All Revolving Loans shall be repaid in the currency in which they were made.

(ii)               In the event of any partial reduction of the Revolving Commitments, then (A) at or prior to the effective date of such reduction, the Administrative Agent shall notify the Borrower and the Revolving Lenders of the Aggregate Exposures after giving effect thereto and (B) if the Aggregate Exposures would exceed the Aggregate Commitments, then in effect, after giving effect to such reduction, then the Borrower shall, on the date of such reduction, first, repay or prepay Revolving Borrowings and second, replace or Cash Collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.12(j), in an amount sufficient to eliminate such excess.

(iii)               In the event that the Aggregate Exposures at any time exceeds the Aggregate Commitments then in effect, the Borrower shall, immediately after demand, apply an amount equal to such excess to prepay the Revolving Loans and any interest accrued thereon, in accordance with this Section 5.02(l)(iii). The Borrower shall, first, repay or prepay Revolving Borrowings, and second, replace or Cash Collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.12(j), in an amount sufficient to eliminate such excess.

(iv)               In the event that the aggregate LC Exposure exceeds the LC Commitment then in effect, the Borrower shall, without notice or demand, immediately replace or Cash Collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.12(j), in an amount sufficient to eliminate such excess.

(m)               Application of Prepayments.

(i)               Prior to any optional or mandatory prepayment of Revolving Borrowings hereunder, the Borrower shall select the Revolving Borrowing or Revolving Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to this paragraph (i) of this Section 5.02(m). Except as provided in Section 5.02(l)(iii) hereof, all mandatory prepayments of Revolving Loans shall be applied as follows: first, to fees and

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reimbursable expenses of the Administrative Agent then due and payable pursuant to the Credit Documents; second, to interest then due and payable on the Revolving Loans and other amounts due pursuant to Sections 3.02 and 5.04; third, to the principal balance of the Revolving Loans until the same have been prepaid in full; fourth, to Cash Collateralize all LC Exposure plus any accrued and unpaid interest thereon (to be held and applied in accordance with Section 2.12(j) hereof); fifth, to all other Obligations pro rata in accordance with the amounts that such Lender certifies is outstanding; and sixth, returned to the Borrower or to such party as otherwise required by law.

(ii)               Amounts to be applied pursuant to this Section 5.02(m) to the prepayment of Revolving Loans shall be applied, as applicable, first to reduce outstanding Base Rate Loans or Alternative Currency Daily Rate Loans. Any amounts remaining after each such application shall be applied to prepay (or cash collateralize) Term SOFR Loans or Alternative Currency Term Rate Loans in accordance with the terms hereof. Notwithstanding the foregoing, if the amount of any prepayment of Revolving Loans required under this Section 5.02(m) shall be in excess of the amount of the Base Rate Loans or Alternative Currency Daily Rate Loans at the time outstanding, only the portion of the amount of such prepayment that is equal to the amount of such outstanding Base Rate Loans or Alternative Currency Daily Rate Loans shall be immediately prepaid and, at the election of the Borrower, the balance of such required prepayment shall be either (A) deposited in the LC Collateral Account and applied to the prepayment of Term SOFR Loans or Alternative Currency Term Rate Loans, as applicable, on the last day of the then next-expiring Interest Period for Term SOFR Loans or Alternative Currency Term Rate Loans (in each case with all interest accruing thereon for the account of the Borrower) or (B) prepaid immediately, together with any amounts owing to the Lenders under Section 2.10. Notwithstanding any such deposit in the LC Collateral Account, interest shall continue to accrue on such Loans until prepayment.

(n)                Notice of Prepayment. The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment of Revolving Loans hereunder (i) in the case of prepayment of a Revolving Borrowing of Term SOFR Loans or Alternative Currency Daily Rate Loans, not later than 1:00 p.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of a prepayment of a Revolving Borrowing of Alternative Currency Term Rate Loan, not later than 1:00 p.m. London Time, four (4) Business Days before the prepayment (or three (3) Business Days in the case of a prepayment of CORRA Loans) or (iii) in the case of prepayment of a Revolving Borrowing of Base Rate Loans, not later than 4:00 p.m., New York City time, on the date of prepayment. Each such notice shall specify the prepayment date, the principal amount of each Revolving Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment. Each notice of prepayment pursuant to this clause (n) shall be irrevocable, except that the Borrower may, by subsequent notice to the Administrative Agent, revoke any such notice of prepayment if such notice of revocation is received not later than 10:00 a.m. (New York City time) on the day on which such prepayment is scheduled to occur and, provided that (i) the Borrower reimburses each Lender pursuant to Section 3.02 for any funding losses within five Business Days after receiving written demand therefor and (ii) the amount of Loans as to which such revocation applies shall be deemed converted to (or continued as, as applicable) Base Rate Loans (in the case of Borrowing of U.S. Dollars), Alternative Currency Daily Rate Loans (in the case of Borrowing in Pounds Sterling) or Alternative Currency Term Rate Loans with an Interest Period of one month (in the case of any other currency) in accordance with the provisions of Section 2.09 as of the date of notice of revocation (subject to subsequent conversion in accordance with the provisions of this Agreement). Promptly following receipt of any such notice, the Administrative Agent shall advise the Revolving Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Revolving Borrowing shall be applied ratably to the Revolving Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.07.

Section 5.03              Method and Place of Payment. Except as otherwise specifically provided herein, all payments of Initial Term Loans and Revolving Loans under this Agreement and under any Note (a) shall be made to the Administrative Agent or the account of the Revolving Lender or Revolving Lenders, as applicable, entitled thereto not later than 3:00 p.m. (New York City time) on the date when due and shall be made in U.S. Dollars in immediately available funds at the Payment Office of the Administrative Agent shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff and (b) with respect to any Revolving Loans denominated in an Alternative Currency, except as otherwise expressly provided herein, shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative

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Agent’s applicable office in such Alternative Currency and in immediately available funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. If, for any reason, Borrower is prohibited by any law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in U.S. Dollars in the Dollar Equivalent of the Alternative Currency payment amount. Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension. All Loans shall be paid, whether pursuant to this Section 5.03 or otherwise, in the currency in which they were made.

Section 5.04              Net Payments.

(a)                 All payments made by or on account of any obligation of any Credit Party under any Credit Document shall be made free and clear of, and without deduction or withholding for, any Taxes, except as required by applicable Requirements of Law. If any Taxes are required to be withheld or deducted from any such payments, then (i) to the extent such deduction or withholding is on account of an Indemnified Tax, the sum payable by the applicable Credit Party shall be increased as necessary so that after all such required deductions or withholding (including deduction or withholdings applicable to additional sums payable under this Section 5.04) have been made by any applicable Withholding Agent, the applicable Lender (or, in the case of a payment made to the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable Withholding Agent will make such deductions or withholdings, and (iii) the applicable Withholding Agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law. In addition, the Credit Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law. The Credit Parties will furnish to the Administrative Agent as soon as practicable after the date the payment by any of them of any Indemnified Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by the applicable Credit Party, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent. Without duplication of any other amounts payable by a Credit Party under this Section 5.04, the Credit Parties jointly and severally agree to indemnify and hold harmless the Administrative Agent and each Lender, and reimburse the Administrative Agent and each Lender, within 10 Business Days of written request therefor, for the amount of any Indemnified Taxes (including any Indemnified Taxes imposed on amounts payable under this Section 5.04) payable or paid by the Administrative Agent or such Lender or required to be withheld or deducted from a payment to the Administrative Agent or such Lender, and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.

(b)                Status of Lenders.

(i)              Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to any payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent, certifying as to any entitlement of such Lender to an exemption from, or a reduced rate of, withholding Tax. In addition, each Lender shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such other documentation prescribed by applicable Requirements of Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether such Lender is subject to backup withholding or information reporting requirements. Each Lender shall, whenever a lapse in time or change in circumstances renders any such documentation (including any specific documents required below in Section 5.04(c)) expired, obsolete or inaccurate in any respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so.

(ii)               Without limiting the generality of the foregoing,

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(A)               any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)               any Foreign Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two of whichever of the following is applicable:

(i)                  in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to such tax treaty;

(ii)                executed copies of IRS Form W-8ECI;

(iii)              in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit C-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to any Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and that no payments under any Credit Document is connected with such Foreign Lender’s conduct of a U.S. trade or business and (y) executed copies of IRS Form W-8BEN or IRS Form W 8BEN-E; or

(iv)               to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or a participant Lender), executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W 8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-2 or Exhibit C-3, IRS Form W-9, or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-4 on behalf of such direct and indirect partner(s).

(c)                 Without limiting Section 5.04(b), if any payment made to a Lender or any Agent under any Credit Document would be subject to Tax imposed by FATCA if such Lender or such Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), such Lender or such Agent shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by applicable Requirements of Law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower or the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender or such Agent has complied with its obligations under FATCA or to determine, if necessary, the amount to deduct and withhold from such payment. Solely for purposes of this Section 5.04(c), “FATCA” shall include any amendment made to FATCA after the Closing Date.

Notwithstanding any other provision of this Section 5.04, a Lender shall not be required to deliver any documentation that such Lender is not legally eligible to deliver.

(d)                If the Administrative Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes as to which it has been indemnified by the Credit Parties or with respect to which a Credit Party has paid additional amounts pursuant to Section 5.04(a), it shall pay to the relevant Credit Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Credit Party under Section 5.04(a) with respect to the Indemnified Taxes giving rise to such refund), net

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of all reasonable out-of-pocket expenses (including any Taxes) of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the relevant Credit Party, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Credit Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 5.04(d), in no event will the Administrative Agent or any Lender be required to pay any amount to any Credit Party pursuant to this Section 5.04(d) to the extent that such payment would place the Administrative Agent or such Lender in a less favorable position (on a net after-Tax basis) than such party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. Nothing in this Section 5.04(d) shall be construed to obligate the Administrative Agent or any Lender to disclose its Tax returns or any other information regarding its Tax affairs or computations to any Person or otherwise to arrange its Tax affairs in any manner other than as it determines in its sole discretion.

(e)                 On or before the date the Administrative Agent becomes a party to this Agreement, the Administrative Agent shall provide to the Borrower two executed copies of the documentation prescribed in clause (x) or (y) below, as applicable (together with all required attachments thereto): (x) IRS Form W-9 or any successor thereto, or (y) if the Administrative Agent is not a U.S. Person”, (A) IRS Form W-8ECI or any successor thereto and (B) with respect to payments received on account of any Lender, a U.S. branch withholding certificate on IRS Form W-8IMY or any successor thereto, in each case evidencing its agreement with the Borrower to be treated as a U.S. Person for U.S. federal withholding purposes. The Administrative Agent shall (to the extent it is legally eligible to do so) provide updated documentation previously provided (or a successor form thereto) when any documentation previously delivered has expired or become obsolete or invalid or otherwise upon the reasonable request of the Borrower. Notwithstanding any other provision of this Section 5.04(e), an Administrative Agent shall not be required to deliver any documentation that the Administrative Agent is not legally eligible to deliver as a result of any change in applicable Requirements of Law occurring after the Closing Date.

(f)                  Each Lender hereby authorizes the Administrative Agent to deliver to the Borrower and to any successor Administrative Agent any documentation provided by the Lender to the Administrative Agent pursuant to Section 5.04(b) or 5.04(c).

(g)                For the avoidance of doubt, for purposes of this Section 5.04, the term “Lender” shall include any Issuing Bank.

ARTICLE 6

CONDITIONS PRECEDENT TO CREDIT EVENTS ON THE CLOSING DATE

The Administrative Agent, the Issuing Banks and the Lenders shall not be required to fund any Term Loans or Revolving Loans, or arrange for the issuance of any Letters of Credit on the Closing Date, until the following conditions are satisfied or waived.

Section 6.01              Closing Date; Credit Documents. On or prior to the Closing Date, Parent and the Borrower shall have executed and delivered to the Administrative Agent a counterpart of this Agreement.

Section 6.02              Opinions of Counsel. On the Closing Date, the Administrative Agent shall have received from (i) Paul, Weiss, Rifkind, Wharton & Garrison LLP, special New York counsel to the Credit Parties, an opinion addressed to the Administrative Agent and each of the Lenders and dated the Closing Date in form and substance reasonably satisfactory to the Administrative Agent and (ii) each firm of local counsel for the Credit Parties listed on Schedule 6.02 hereto, an opinion addressed to the Administrative Agent and each of the Lenders and dated the Closing Date in form and substance reasonably satisfactory to the Administrative Agent.

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Section 6.03              Corporate Documents; Proceedings, etc.

(a)                 On the Closing Date, the Administrative Agent shall have received a certificate from each Credit Party, dated the Closing Date, signed by a Responsible Officer or a director, a manager or an authorized signatory of such Credit Party, and attested to by the Secretary, any Assistant Secretary, or a director a manager or an authorized signatory of such Credit Party, substantially in the form of Exhibit D with appropriate insertions, together with copies of the certificate or articles of incorporation or notice of articles and by-laws, articles or constitution (or equivalent organizational documents), as applicable, of such Credit Party, the resolutions of the board of directors, managers or other governing body of such Credit Party and, where required by local law or custom or such Credit Party’s governing documents, the resolutions of the shareholders of such Credit Party referred to in such certificate, and each of the foregoing shall be in form and substance reasonably satisfactory to the Administrative Agent.

(b)                The Administrative Agent shall have received good standing certificates, an up-to-date copy of an excerpt from the companies’ register or equivalent evidence (in each case, to the extent such concept is applicable in the relevant jurisdiction) and bring-down telegrams or facsimiles, if any, for the Credit Parties which the Administrative Agent reasonably may have requested.

Section 6.04              Refinancing. The Borrower shall have repaid, or substantially concurrently with the funding of the Initial Term Loans will repay, all Indebtedness (other than the Existing Letters of Credit, all of which, on the Closing Date, will be deemed to be Letters of Credit issued hereunder) contemplated under the definition of “Refinanced Indebtedness” and terminate all Liens and guarantees in connection therewith (collectively, the “Refinancing”).

Section 6.05              [Reserved].

Section 6.06              Security Agreements. On the Closing Date, each U.S. Credit Party shall have executed and delivered the U.S. Security Agreement substantially in the form of Exhibit E (as amended, amended and restated, modified, supplemented, extended or renewed from time to time, the “U.S. Security Agreement”) covering all of such Credit Party’s present and future Collateral referred to therein, and shall have delivered to the Collateral Agent:

(i)              proper financing statements authorized for filing under the UCC or other appropriate filing offices of each jurisdiction as may be reasonably necessary to perfect the security interests purported to be created by the U.S. Security Agreement;

(ii)               all of the Pledged Collateral, if any, referred to in the U.S. Security Agreement and then owned by such Credit Party together with executed and undated endorsements for transfer in the case of Pledged Collateral constituting certificated securities, along with evidence that all other actions necessary to perfect (to the extent required by the U.S. Security Agreement) the security interests in Pledged Collateral purported to be created by the U.S. Security Agreement have been taken; and

(iii)               an executed Perfection Certificate;

provided that to the extent any Collateral is not able to be provided and/or perfected on the Closing Date after the use by Parent, the Borrower and the Subsidiary Guarantors of commercially reasonable efforts without undue burden or expense, the provisions of this Section 6.06 shall be deemed to have been satisfied and the Credit Parties shall be required to provide such Collateral in accordance with the provisions set forth in Section 9.11 if, and only if, the Credit Parties specified above shall have executed and delivered the U.S. Security Agreement and the Collateral Agent shall have a perfected security interest in all Collateral of the type for which perfection can be accomplished by the filing of a UCC financing statement or possession of certificated securities of each Borrower and Parent’s material Wholly-Owned Restricted Subsidiaries organized under the laws of any state of the United States.

Section 6.07              No Default. On the Closing Date, both before and after giving effect to the consummation of the Transaction, No Default or Event of Default shall have occurred and be continuing.

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Section 6.08              Guaranty Agreement. On the Closing Date, each Credit Party shall have executed and delivered the Guaranty substantially in the form of Exhibit F (as may be amended, amended and restated, modified, supplemented, extended or renewed from time to time, the “Guaranty”).

Section 6.09              Intercreditor Agreement. On the Closing Date, the Administrative Agent shall have received the Pari Passu Intercreditor Agreement executed by the Administrative Agent, the Collateral Agent, U.S. Bank Trust Company, National Association, as Pari Passu Representative, and each Credit Party.

Section 6.10              Solvency Certificate. On the Closing Date, the Administrative Agent shall have received a solvency certificate from the chief financial officer or treasurer (or officer with equivalent duties) of Parent substantially in the form of Exhibit G.

Section 6.11              Fees, etc. On the Closing Date, the Borrower shall have paid to the Agents and each Lender all costs, fees and expenses (including, without limitation, legal fees and expenses) to the extent invoiced at least three Business Days prior the Closing Date and other compensation payable to the Agents or such Lender or otherwise payable in respect of the Transaction to the extent then due.

Section 6.12              Representation and Warranties. Each of the representations and warranties made by any Credit Party set forth in Article 8 hereof or in any other Credit Document shall be true and correct in all material respects (without duplication of any materiality standard set forth in any such representation or warranty) on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such date (without duplication of any materiality standard set forth in any such representation or warranty).

Section 6.13              Patriot Act, Etc.. The Agents shall have received from the Credit Parties, at least three Business Days prior to the Closing Date, all documentation and other information that they reasonably determine is required by applicable regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the under AML Legislation and Patriot Act to the extent reasonably requested in writing at least 10 Business Days prior to the Closing Date.

Section 6.14              Borrowing Notice. Prior to the making of the Initial Term Loan or any Revolving Loan on the Closing Date, the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.03(a).

Section 6.15              Officer’s Certificate. On the Closing Date, Parent shall have delivered to the Administrative Agent a certificate of a Responsible Officer of Parent certifying as to the satisfaction of the conditions in Section 6.04, Section 6.07, Section 6.12 and Section 6.16.

Section 6.16              Material Adverse Effect. Since the date of December 31, 2024, no event, change, occurrence or circumstance shall have occurred that has a Material Adverse Effect.

Notwithstanding the foregoing, to the extent the conditions set forth in Section 6.02, 6.03, 6.08 and 6.09 are not satisfied on the Closing Date with respect to any Credit Party that is a Foreign Subsidiary, such conditions with respect to such Credit Parties that are Foreign Subsidiaries shall be deemed satisfied on the Closing Date and shall instead be required to be satisfied within the time periods set forth in Schedule 9.16.

ARTICLE 7

CONDITIONS PRECEDENT TO ALL CREDIT EVENTS AFTER THE CLOSING DATE

The obligation of each Lender to make Loans after the Closing Date (other than the incurrence of any Incremental Commitments which shall be governed by Section 2.14), and each Issuing Bank to make any Credit Extension (excluding the initial Credit Extension) shall be subject to the satisfaction (or waiver) of each of the conditions precedent set forth below:

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Section 7.01             Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03) if Loans are being requested or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance, amendment, extension or renewal of such Letter of Credit as required by Section 2.12(b).

Section 7.02              No Default. No Default or Event of Default shall exist at the time of, or result from, such funding or issuance.

Section 7.03              Representations and Warranties. Each of the representations and warranties made by any Credit Party set forth in Article 8 hereof or in any other Credit Document shall be true and correct in all material respects (without duplication of any materiality standard set forth in any such representation or warranty) on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such date (without duplication of any materiality standard set forth in any such representation or warranty).

ARTICLE 8

REPRESENTATIONS, WARRANTIES AND AGREEMENTS

In order to induce the Lenders to enter into this Agreement and to make the Loans and each Issuing Bank to make any Credit Extension, Parent and the Borrower make the following representations and warranties (provided that Sections 8.08(f) and 8.15(c) are made solely to the Agents, Revolving Lenders and Issuing Banks).

Section 8.01              Organizational Status. Parent and each of its Restricted Subsidiaries (subject, in the case of clause (iii), to the Legal Reservations and Section 8.04) (i) is a duly organized and validly existing corporation, partnership, limited liability company or unlimited liability company, as the case may be, in good standing (to the extent such concept is applicable) under the laws of the jurisdiction of its organization, (ii) has the corporate, partnership, limited liability company or unlimited holding company power and authority, as the case may be, to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (iii) is, to the extent such concepts are applicable under the laws of the relevant jurisdiction, duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualifications except for failures to be so qualified which, individually and in the aggregate, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 8.02              Power and Authority; Enforceability. Each Credit Party thereof has the corporate, partnership, limited liability company or unlimited liability company power and authority, as the case may be, to execute, deliver and perform the terms and provisions of each of the Credit Documents to which it is party and has taken all necessary corporate, partnership, limited liability company or unlimited liability company action, as the case may be, to authorize the execution, delivery and performance by it of each of such Credit Documents. Each Credit Party thereof has duly executed and delivered each of the Credit Documents to which it is party, and each of such Credit Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

Section 8.03              No Violation. Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party, nor compliance by it with the terms and provisions thereof, (i) will contravene any provision of any applicable law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the property or assets of any Credit Party pursuant to the terms of, any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, in each case to which any Credit Party is a party or by which it or any of its property or assets is bound or to which it may be subject (except, in the case of preceding clauses (i) and (ii), other

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than in the case of any contravention, breach, default and/or conflict, that would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect) or (iii) will violate any provision of the certificate or articles of incorporation, certificate of formation, limited liability company agreement, bylaws or constitution (or equivalent organizational documents), as applicable, of any Credit Party.

Section 8.04              Approvals. Except to the extent the failure to obtain or make the same would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no applicable order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except for (x) those that have otherwise been obtained or made on or prior to the Closing Date and which remain in full force and effect on the Closing Date and (y) filings which are necessary to perfect the security interests created under the Security Documents), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to be obtained or made by, or on behalf of, any Credit Party to authorize, or is required to be obtained or made by, or on behalf of, any Credit Party in connection with, the execution, delivery and performance of any Credit Document.

Section 8.05              Financial Statements; Financial Condition; Projections

(a)                 (i) The consolidated balance sheets of Parent for the fiscal period ended December 31, 2022, December 31, 2023 and December 31, 2024 and the related consolidated statements of income and cash flows of Parent for each such fiscal year present fairly in all material respects the consolidated financial position of Parent at the dates of such balance sheets and the related consolidated statements of income and cash flows of Parent for the periods covered thereby. All of the foregoing historical financial statements have been audited by independent certified public accountants of recognized national standing and prepared in accordance with U.S. GAAP consistently applied.

(ii)               The consolidated balance sheets of Husky for the fiscal period ended December 31, 2022, December 31, 2023 and December 31, 2024 and the related consolidated statements of income and cash flows of Husky for each the fiscal years ended December 31, 2022, December 31, 2023 and December 31, 2024 present fairly in all material respects the consolidated financial position of Husky at the dates of such balance sheets and the related consolidated statements of income and cash flows of Husky for the periods covered thereby. All of the foregoing historical financial statements have been audited by independent certified public accountants of recognized national standing and prepared in accordance with U.S. GAAP consistently applied.

(iii)               The consolidated balance sheets of Parent for the first three fiscal quarters ended March 31, 2025, June 30, 2025 and September 30, 2025, respectively, and the related consolidated statements of income and cash flows of Parent for each such fiscal quarter present fairly in all material respects the consolidated financial position of Parent at the dates of such balance sheets and the related consolidated statements of income and cash flows of Parent for the periods covered thereby.

(iv)               The consolidated balance sheets of Husky as of December 31, 2024 and September 31, 2025, respectively, and the related consolidated statements of income and cash flows of Husky for the three and nine-months ended September 31, 2025 and September 31, 2024, respectively, present fairly in all material respects the consolidated financial position of Husky at the dates of such balance sheets and the related consolidated statements of income and cash flows of Husky for the periods covered thereby.

(b)                On the Closing Date, Parent and its Subsidiaries, on a consolidated basis, are Solvent after giving effect to the consummation of the Transaction.

(c)                 The Projections have been prepared in good faith and are based on assumptions that were believed by Parent to be reasonable at the time delivered to the Administrative Agent (it being understood and agreed that the Projections are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Credit Parties and their Restricted Subsidiaries, no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by the Projections may differ from projected results, and such differences may be material).

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(d)                Since the Closing Date there has been no change, event or occurrence that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 8.06              Litigation. There are no actions, suits or proceedings pending or, to the knowledge of Parent, threatened in writing (i) with respect to the Transaction or any Credit Document or (ii) that either individually or in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect.

Section 8.07              True and Complete Disclosure. All written information (other than information consisting of statements, estimates, forecasts and Projections, as to which no representation, warranty or covenant is made (except with respect to Projections to the extent set forth in Section 8.05(c) above)) that has been or will be made available to the Administrative Agent or any Lender by any Credit Party or any representative of a Credit Party at its direction and on its behalf in connection with this Agreement, the other Credit Documents or any transaction contemplated herein or therein, when taken as a whole and after giving effect to all supplements thereto, is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in each case in light of the circumstances under which such statements are made, not materially misleading.

Section 8.08              Use of Proceeds; Margin Regulations.

(a)                 All proceeds of the Initial Term Loans incurred on the Closing Date will be used by the Borrower to finance, in part, the Transaction. All proceeds of the Revolving Loans incurred on the Closing Date may be utilized (i) to fund original issue discount or upfront fees, (ii) to replace, backstop or cash collateralize any existing letters of credit or surety bonds for the account of Parent and its Subsidiaries and (iii) to finance the Refinancing.

(b)                All proceeds of the Loans incurred after the Closing Date will be used for working capital needs and general corporate purposes, including the financing of capital expenditures, Permitted Acquisitions, and other Permitted Investments, Dividends and any other purpose not prohibited hereunder.

(c)                 All proceeds of Incremental Commitments will be used for the purpose set forth in Section 2.14(a).

(d)                No part of any Credit Event (or the proceeds thereof) will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Term Loan nor the use of the proceeds thereof nor the occurrence of any other Credit Event will violate the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

(e)                 The Borrower will not request any Borrowing, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and, to the knowledge of Parent and the Borrower, agents shall not use, the proceeds of any Borrowing (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country in violation of Sanctions applicable to any party hereto, or (iii) in any manner that would, to the knowledge of Parent and the Borrower, result in the violation of any Sanctions applicable to the Borrower and its Subsidiaries.

Section 8.09              Tax Returns and Payments. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) Parent and each of its Restricted Subsidiaries has timely filed or caused to be timely filed with the appropriate taxing authority all Tax returns, statements, forms and reports for taxes (the “Returns”) required to be filed by, or with respect to the income, properties or operations of, Parent and/or any of its Restricted Subsidiaries, (ii) the Returns accurately reflect in all material respects all liability for Taxes of Parent and its Restricted Subsidiaries for the periods covered thereby, and (iii) Parent and each of its Restricted Subsidiaries have paid all Taxes due and payable by them, other than those that are being contested in good faith by appropriate proceedings and fully provided for as a reserve on the financial statements of Parent and its Restricted Subsidiaries in conformity with generally accepted accounting principles that are applicable in the jurisdiction in which Parent or such Restricted Subsidiary is organized. There is no action, suit, proceeding, audit or claim now pending or, to the knowledge of Parent, threatened in writing by any authority regarding any Taxes relating to Parent or any of its

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Restricted Subsidiaries that would, individually or in the aggregate, be reasonably be expected to result in a Material Adverse Effect.

Section 8.10              ERISA.

(a)                 No ERISA Event has occurred or is reasonably expected to occur that would reasonably be expected to result in a Material Adverse Effect. Each Plan is in compliance in form and operation with its terms and with the applicable provisions of ERISA, the Code and other applicable law, except for such non-compliance that would not reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to result in a Material Adverse Effect, each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is in the form of a prototype document that is the subject of a favorable opinion letter.

(b)                There exists no Unfunded Pension Liability with respect to any Plan, except as would not reasonably be expected to have a Material Adverse Effect.

(c)                 There are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits) or, to the knowledge of Parent or any Restricted Subsidiary, threatened, which would reasonably be expected to be asserted successfully against any Plan and, if so asserted successfully, would reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

(d)                Parent, any Restricted Subsidiary and, to the knowledge of Parent and its Restricted Subsidiaries, any ERISA Affiliate have made all material contributions to or under each Plan and Multiemployer Plan required by law within the applicable time limits prescribed thereby, the terms of such Plan or Multiemployer Plan, respectively, or any contract or agreement requiring contributions to a Plan or Multiemployer Plan except where any failure to comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(e)                 Except as would not reasonably be expected to have a Material Adverse Effect: (i) each Foreign Pension Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities; (ii) all contributions required to be made with respect to a Foreign Pension Plan have been timely made; and (iii) neither Parent nor any of its Restricted Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan. As of the date hereof, none of the Foreign Pension Plans is a Canadian DB Pension Plan.

(f)                  Parent is not a Benefit Plan.

Section 8.11              The Security Documents.

(a)                 The provisions of the U.S. Security Agreement, the Canadian Security Agreement and the Luxembourg Security Agreements are or will be, subject to the Legal Reservations and Perfection Requirements, effective to create in favor of the Collateral Agent for the benefit of the Secured Creditors a legal, valid and enforceable security interest (except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law)) in all right, title and interest of the applicable Credit Parties in the Collateral (as described in the U.S. Security Agreement, the Canadian Security Agreement and the Luxembourg Security Agreements, as applicable), and upon, as applicable (i) the timely and proper filing of financing statements listing each applicable Credit Party, as a debtor, and the Collateral Agent, as secured creditor, in the secretary of state’s office (or other similar governmental entity) of the jurisdiction of organization of such Credit Party, (ii) sufficient identification of commercial tort claims (as applicable), in the case of Collateral subject to perfection under the UCC; (iii) the receipt by the Collateral Agent of all Instruments (as defined in the UCC and the PPSA), Chattel Paper (as defined in the UCC and the PPSA) and certificated pledged Equity Interests that constitute “securities” governed by Article 8 of the New York UCC (or the PPSA as applicable), in each case constituting Collateral in suitable form for transfer by delivery or accompanied by instruments of transfer or assignment duly executed; (iv) the recordation of the Patent Security Agreement (as defined in the applicable Security

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Agreements), if applicable, and the Trademark Security Agreement (as defined in the applicable Security Agreements), if applicable, in the respective form attached to the applicable Security Agreements, in each case in the United States Patent and Trademark Office or Canadian Intellectual Property Office, as applicable and (v) the recordation of the Copyright Security Agreements (as defined in the applicable Security Agreements), if applicable, in the form attached to the applicable Security Agreements, with the United States Copyright Office or Canadian Intellectual Property Office, as applicable, the Collateral Agent, for the benefit of the Secured Creditors, has (to the extent provided in the U.S. Security Agreement and the Canadian Security Agreement) a fully perfected security interest in all right, title and interest in all of the Collateral (as described in the U.S. Security Agreement and the Canadian Security Agreement), subject to no other Liens other than Permitted Liens, in each case, to the extent perfection can be accomplished under applicable law through these actions.

(b)                Upon delivery in accordance with Section 9.11 and Section 9.16, each Mortgage will create, as security for the obligations purported to be secured thereby, a valid and enforceable (except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law)) and, upon recordation in the appropriate recording office, perfected security interest in and mortgage lien on the respective Mortgaged Property in favor of the Collateral Agent (or such other trustee as may be required or desired under local law) for the benefit of the Secured Creditors, superior and prior to the rights of all third Persons (except as may exist pursuant to the Permitted Encumbrances related thereto) and subject to no other Liens (other than Permitted Liens related thereto).

(c)                 Subject to the Legal Reservations and the Guaranty and Security Principles, each other Security Documents will upon execution thereof be effective to create in favor of the Collateral Agent for the benefit of the Secured Creditors a legal, valid and enforceable security interest (except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law)) in all right, title and interest of the Credit Parties in the Collateral described therein, and when the actions described in such Security Document are taken a fully perfected security interest in all right, title and interest in all of the Collateral (as described in such Security Document), subject to no other Liens other than Permitted Liens.

Section 8.12              Properties. Each of Parent and each of its Restricted Subsidiaries has good and marketable title or valid leasehold interest in the case of Real Property, and good and valid title in the case of tangible personal property, to all material tangible properties owned by it, including all material property reflected in the most recent historical balance sheets referred to in Section 8.05(a) (except as sold or otherwise disposed of since the date of such balance sheet in the ordinary course of business or as permitted by the terms of this Agreement), free and clear of all Liens, other than Permitted Liens, except where the failure to have such title or interests would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the use or operation of such Real Property or personal property necessary for the ordinary conduct of the Borrower’s business, taken as a whole.

Section 8.13              Capitalization. As of the Closing Date, after giving effect to the consummation of the Transaction, all outstanding shares of capital stock of each Borrower has been duly and validly issued and are fully paid and non-assessable (other than any assessment on the shareholders of each Borrower that may be imposed as a matter of law) and are owned by Parent. No Borrower has outstanding any capital stock or other securities convertible into or exchangeable for its capital stock or any rights to subscribe for or to purchase, or any options for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock.

Section 8.14              Subsidiaries. On and as of the Closing Date and after giving effect to the consummation of the Transaction, Parent has no Subsidiaries other than those Subsidiaries listed on Schedule 8.14. Schedule 8.14 correctly sets forth, as of the Closing Date and after giving effect to the Transaction, the percentage ownership (direct and indirect) of Parent in each class of capital stock of each of its Subsidiaries and also identifies the direct owner thereof.

Section 8.15              Compliance with Statutes, OFAC Rules and Regulations; Patriot Act; FCPA.

(a)                 Each of the Borrower and its Subsidiaries is in compliance with all applicable statutes, regulations and orders of (including any laws relating to terrorism, money laundering, embargoed persons or the Patriot Act), and

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all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, except such noncompliances as, individually and in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect. The Borrower will not directly (or knowingly indirectly) use the proceeds of the Initial Term Loans, the Revolving Loans or Letters of Credit to violate or result in a violation of any such applicable statutes, regulations, orders or restrictions referred to in the immediately preceding sentence.

(b)                The Borrower, its Subsidiaries and their respective officers and, to the knowledge of the Borrower, its employees, directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (i) the Borrower, any Subsidiary or any of their respective directors or officers or (ii) to the knowledge of the Borrower, any employees or agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing, use of proceeds or the Transaction will violate any Anti-Corruption Law or applicable Sanctions. The foregoing representations in this Section 8.15(b) will not apply to any Canadian Credit Party to which Foreign Extraterritorial Measures (United States) Order, 1992 (Canada) (“Blocking Law”) applies, if and to the extent that such representations would result in a breach and/or violation of any provision of the Blocking Law, as applicable.

(c)                 No Letters of Credit will violate any Anti-Corruption Law or Sanctions.

Section 8.16              Investment Company Act. None of Parent, the Borrower or any of its Restricted Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended, required to be registered as such.

Section 8.17              Environmental Matters.

(a)                 Parent and each of its Restricted Subsidiaries and each of their respective facilities and operations are and have been in compliance with all Environmental Laws. There are no pending or, to the knowledge of any Credit Party, threatened Environmental Claims against Parent or any of its Restricted Subsidiaries or any Real Property currently or formerly owned, leased or operated by Parent or any of its Restricted Subsidiaries. There are no facts, circumstances, conditions or occurrences that would be reasonably expected (i) to form the basis of an Environmental Claim or any liabilities under Environmental Law against Parent or any of its Restricted Subsidiaries or (ii) to cause any Real Property owned, leased or operated by Parent or any of its Restricted Subsidiaries to be subject to any restrictions on the ownership, lease, occupancy or transferability of such Real Property by Parent or any of its Restricted Subsidiaries under any Environmental Law.

(b)                Notwithstanding anything to the contrary in this Section 8.17, the representations and warranties made in this Section 8.17 shall be untrue only if the effect of any or all conditions, violations, claims, restrictions, failures and noncompliances of the types described above would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 8.18              Labor Relations. Except as set forth in Schedule 8.18 or except to the extent the same has not, either individually or in the aggregate, had and would not reasonably be expected to have a Material Adverse Effect, (a) there are no strikes, lockouts, slowdowns or other labor disputes pending against Parent or any of its Restricted Subsidiaries or, to the knowledge of the Borrower, threatened against Parent or any of its Restricted Subsidiaries, (b) to the knowledge of the Borrower, there are no questions concerning union representation with respect to Parent or any of its Restricted Subsidiaries, (c) the hours worked by and payments made to employees of Parent or any of its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local, or foreign law dealing with such matters and (d) to the knowledge of the Borrower, no wage and hour department investigation has been made of Parent or any of its Restricted Subsidiaries.

Section 8.19              Intellectual Property. Each Borrower and each Credit Party owns or has the right to use all the patents, trademarks, domain names, service marks, industrial designs, trade names, copyrights, inventions, trade secrets, formulas, proprietary information and know-how of any type, whether or not written (including, but not limited to, rights in computer programs and databases) (collectively, “Intellectual Property”), necessary for the present conduct of its business, without any known conflict with the Intellectual Property rights of others, except for such

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failures to own or have the right to use and/or conflicts as would not reasonably be expected to have, a Material Adverse Effect.

Section 8.20              COMI Regulation. For the purposes of The Council of the European Union Regulation No. 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast) (the “COMI Regulation”), each Credit Party incorporated or organized under the laws of a country that is a member of the European Union has its (after giving effect to the Transaction) center of main interest (as that term is used in Article 3(1) of the COMI Regulation) situated in its jurisdiction of incorporation and it has no “establishment” (as such term is used in Article 2(10) of the COMI Regulation) in any other jurisdiction.

Section 8.21              Outbound Investment Rules. Neither Parent nor any of its Subsidiaries is a “covered foreign person” as that term is used in the Outbound Investment Rules. Neither Parent nor any of its Subsidiaries currently engages, or has any present intention to engage in the future, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if Parent were a U.S. Person or (iii) any other activity that would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

ARTICLE 9

AFFIRMATIVE COVENANTS

Parent and each of its Restricted Subsidiaries hereby covenants and agrees that on and after the Closing Date and so long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than any indemnification obligations arising hereunder which are not then due and payable and obligations in respect of Interest Rate Protection Agreements, Other Hedging Agreements and Treasury Services Agreements), or any Letter of Credit shall remain outstanding (unless Cash Collateralized or backstopped on terms reasonably satisfactory to the Administrative Agent and the applicable Issuing Bank):

Section 9.01              Information Covenants. Parent will furnish to the Administrative Agent for distribution to each Lender:

(a)                 Quarterly Financial Statements. Within 60 days after the end of each of the first three fiscal quarters of each fiscal year (or in the case of financial statements for the fiscal quarters ending March 31, 2026, June 30, 2026 and September 30, 2026, on or before the date that is 75 days after the end of such fiscal quarter), or, in each case, such longer period as may be permitted by the SEC pursuant to the reporting requirements for a non-accelerated filer, (x) unaudited quarterly consolidated financial statements of Parent (including a balance sheet, statement of operations and statement of cash flows) that are, or would have been if Parent had been a reporting company under the Exchange Act, required to be contained in a quarterly report on Form 10-Q under the Exchange Act for the interim period as of, and for the period ending on, the end of such fiscal quarter, subject to normal year-end adjustments and the absence of footnotes, (y) management’s discussion and analysis of the important operational and financial developments during such quarterly accounting period and (z) for full interim periods during which Parent does not consolidate the financial results of the Borrower, consolidating information of Parent and its Restricted Subsidiaries (including the Borrower); provided that such information under this clause (z) shall not be required to be more extensive than that required under the Senior Secured Notes Indenture (as in effect on the Closing Date) (for the avoidance of doubt, the financial statements provided in this Section 9.01(a) need not be audited or reviewed by the Parent’s independent accountants).

(b)                Annual Financial Statements. Within 120 days after the end of each fiscal year (or in the case of financial statements for the fiscal year ending December 31, 2026, on or before the date that is 150 days after the end of such fiscal year), or, in each case, such longer period as may be permitted by the SEC pursuant to the reporting requirements for a non-accelerated filer, (x) annual audited consolidated financial statements of Parent that are, or would have been required to be if Parent had been a reporting company under the Exchange Act, contained in an annual report on Form 10-K under the Exchange Act for such fiscal year, together with an opinion of such accounting firm (which opinion shall be without a “going concern” or like qualification or exception and without any qualification

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or exception as to the scope of such audit (other than as a result of, or with respect to, (A) an upcoming maturity date of any Indebtedness under this Agreement or any other Indebtedness, (B) any potential inability to satisfy any financial maintenance covenant under any of its Indebtedness on a future date or in a future period, (C) the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiary or (D) any emphasis of matter paragraph)) to the effect such statements fairly present in all material respects in accordance with U.S. GAAP the financial condition of Parent and their Subsidiaries as of the date indicated and the results of their operations for the periods indicated, (y) management’s discussion and analysis of the important operational and financial developments during such fiscal year and (z) solely for full fiscal years during which Parent does not consolidate the financial results of the Borrower, consolidating information of Parent and its Restricted Subsidiaries (including the Borrower); provided that such information under this clause (z) shall not be required to be more extensive than that required under the Senior Secured Notes Indenture (as in effect on the Closing Date) (for the avoidance of doubt, the financial statements provided in this Section 9.01(b)(z) need not be audited or reviewed by the Parent’s independent accountants).

(c)                 [Reserved].

Notwithstanding the foregoing, the obligations referred to in Sections 9.01(a) and 9.01(b)  above may be, rather than those of Parent, those of (a) any predecessor or successor of Parent or any entity otherwise meeting the requirements set forth in Sections 9.01(a) and 9.01(b) above and meeting the requirements of clause (b) of this paragraph or (b) any Wholly-Owned Subsidiary of Parent otherwise meeting the requirements set forth in Sections 9.01(a) and 9.01(b) above that, together with its consolidated Subsidiaries, constitutes substantially all of the assets of Parent and its consolidated Subsidiaries (“Qualified Reporting Subsidiary”); provided that, if the financial information so furnished relates to such Qualified Reporting Subsidiary, the same is accompanied by consolidating information, which may be posted to the website of Parent or the Borrower (or any Subsidiary) or on a non-public, password-protected website maintained by Parent, the Borrower or a third party, that explains in reasonable detail the differences between the information relating to such Qualified Reporting Subsidiary, on the one hand, and the information relating to Parent and its Restricted Subsidiaries on a standalone basis, on the other hand. For the avoidance of doubt, the consolidating information referred to in the proviso in the preceding sentence need not be audited or reviewed by Parent’s independent accountants.

(d)                Officer’s Certificates. No later than five days after the time of the delivery of the Section 9.01 Financials, a Compliance Certificate from a Responsible Officer of Parent substantially in the form of Exhibit H, certifying on behalf of Parent that, to such Responsible Officer’s knowledge, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, which certificate shall (i) if delivered with the financial statements required by Section 9.01(b), set forth in reasonable detail the amount of (and the calculations required to establish the amount of) Excess Cash Flow for the applicable Excess Cash Flow Payment Period, (ii) certify that there have been no changes to Schedules 1(a), 2, 7, 8(a), 8(b) and 9 of the Perfection Certificate, in each case since the Closing Date, or, if later, since the date of the most recent certificate delivered pursuant to this Section 9.01(d), or if there have been any such changes, a list in reasonable detail of such changes (but, in each case with respect to this clause (ii), only to the extent that such changes are required to be reported to the Collateral Agent pursuant to the terms of such Security Documents) and (iii) evidence demonstrating compliance with Section 10.11 (if then in effect) in reasonable detail.

(e)                 Notice of Default, Litigation and Material Adverse Effect. Promptly after any Responsible Officer of Parent or the Borrower obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default or any default or event of default under the Senior Secured Notes, any Permitted Pari Passu Notes Documents, Permitted Pari Passu Loan Documents or any Permitted Junior Debt or other debt instrument in excess of the Threshold Amount, (ii) any litigation, or governmental investigation or proceeding pending against Parent or any of its Subsidiaries (x) which, either individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect or (y) with respect to any Credit Document, or (iii) any other event, change or circumstance that has had, or would reasonably be expected to have, a Material Adverse Effect.

(f)                  Other Reports and Filings. Promptly after the filing or delivery thereof, copies of all financial information, proxy materials and reports, if any, which Parent or any of its Subsidiaries shall publicly file with the Securities and Exchange Commission or any successor thereto (the “SEC”) or with any securities regulatory authority in any other jurisdiction applicable to Parent or its applicable Subsidiary.

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(g)                Environmental Matters. Promptly after any Responsible Officer of Parent or the Borrower obtains knowledge thereof, notice of a pending or threatened Environmental Claim or liability under Environmental Law to the extent that such Environmental Claim or liability, either individually or when aggregated with all other such Environmental Claims, would reasonably be expected to have a Material Adverse Effect. All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the applicable Borrower’s or such Restricted Subsidiary’s response thereto.

(h)                Notices to Holders. Promptly after the sending, filing or receipt thereof, Parent or the Borrower will provide to the Administrative Agent any material notices provided to, or received from, holders of (I) Refinancing Notes, Permitted Pari Passu Notes, Permitted Pari Passu Loans, Permitted Junior Debt or other Indebtedness, in each case of this clause (I), with a principal amount in excess of the Threshold Amount or (II) the Senior Secured Notes.

(i)                  Financial Statements of Unrestricted Subsidiaries. Simultaneously with the delivery of each set of Section 9.01 Financials, the related consolidating financial statements reflecting adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.

(j)                  Insurance. Evidence of insurance renewals as required under Section 9.03 hereunder.

(k)                Other Information. From time to time, such other information or documents (financial or otherwise) with respect to Parent or any of its Restricted Subsidiaries as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request.

The Borrower represents and warrants that it, Parent and any Subsidiary, in each case, if any, either (x) has no registered or publicly traded securities outstanding, or (y) files its financial statements with the SEC and/or makes its financial statements available to potential holders of its 144A securities, and, accordingly, the Borrower hereby (i) authorizes the Administrative Agent to make financial statements and other information provided pursuant to clauses (x) and (y) above, along with the Credit Documents and the list of Disqualified Lenders, available to Public-Siders and (ii) agrees that at the time the Section 9.01 Financials are provided hereunder, they shall already have been, or shall substantially concurrently be, made available to holders of its securities. The Borrower will not request that any other material be posted to Public-Siders without expressly representing and warranting to the Administrative Agent in writing that such materials do not constitute material non-public information within the meaning of the federal securities laws or that Parent has no outstanding publicly traded securities, including 144A securities (it being understood that the Borrower shall have no obligation to request that any material be posted to Public-Siders). Notwithstanding anything herein to the contrary, in no event shall the Borrower request that the Administrative Agent make available to Public-Siders budgets or any certificates, reports or calculations with respect to the Borrower’s compliance with the covenants contained herein.

Section 9.02              Books, Records and Inspections; Conference Calls.

(a)                 Parent will, and will cause each of its Restricted Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in conformity in all material respects with U.S. GAAP shall be made of all dealings and transactions in relation to its business and activities (it being understood and agreed that Foreign Subsidiaries may maintain individual books and records in conformity with generally accepted accounting principles that are applicable in their respective jurisdiction of organization). Parent will, and will cause each of its Restricted Subsidiaries to, permit officers and designated representatives of the Administrative Agent or, during the continuance of an Event of Default, any Lender to visit and inspect, under guidance of officers of Parent or such Restricted Subsidiary, any of the properties of Parent or such Restricted Subsidiary (subject to the rights of lessees or sublessees thereof and subject to any restrictions or limitations in the applicable lease, sublease or other written occupancy arrangement pursuant to which Parent or such Restricted Subsidiary is a party), and to examine the books of account of Parent or such Restricted Subsidiary and discuss the affairs, finances and accounts of Parent or such Restricted Subsidiary with, and be advised as to the same by, its and their officers and independent accountants (provided that neither Parent nor any of its Restricted Subsidiaries will be required to provide any information to the extent that the provision thereof would violate any law, rule or regulation or result in the breach of any binding contractual obligation or the loss of any professional privilege); provided that in the event that Parent or any of its Restricted Subsidiaries does not provide information that otherwise would be required to be provided hereunder in reliance on such exception, Parent or the Borrower shall use commercially reasonable efforts to provide notice to the Administrative Agent

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promptly upon obtaining knowledge that such information is being withheld (but solely if providing such notice would not violate such law, rule or regulation or result in the breach of such binding contractual obligation or the loss of such professional privilege) all upon reasonable prior notice, at such reasonable times and intervals, subject to reasonable expense, and to such reasonable extent as the Administrative Agent or any such Lender may reasonably request; provided that the Administrative Agent shall give Parent an opportunity to participate in any discussions with its accountants; provided, further, that in the absence of the existence of an Event of Default, (i) only the Administrative Agent on behalf of the Lenders may exercise the rights of the Administrative Agent and the Lenders under this Section 9.02 and (ii) the Administrative Agent shall not exercise its inspection rights under this Section 9.02 more often than one time during any fiscal year; provided, further, however, that when an Event of Default under Section 11.01 or 11.05 exists and is continuing, the Administrative Agent or any Lender and their respective designees may do any of the foregoing at the expense of Parent at any time during normal business hours and upon reasonable advance notice.

(b)                At the request of the Administrative Agent or Required Lenders, Parent will, after the date of the delivery (or, if later, required delivery) of the quarterly and annual financial information pursuant to Sections 9.01(a) and (b), hold a conference call or teleconference, at a time selected by Parent and reasonably acceptable to the Administrative Agent, with all of the Lenders that choose to participate, to review the financial results of the previous fiscal quarter or fiscal year, as the case may be, of Parent (it being understood that any such call may be combined with any similar call held for any of Parent’s other lenders or security holders).

Section 9.03              Maintenance of Property; Insurance.

(a)                 Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, Parent will, and will cause each of its Restricted Subsidiaries to, (i) keep all tangible property necessary to the business of Parent and its Restricted Subsidiaries in reasonably good working order and condition, ordinary wear and tear, casualty and condemnation excepted, (ii) maintain with financially sound and reputable insurance companies (as determined in the good faith judgment of management of the Borrower) insurance on all such property and against all such risks as is, in the good faith determination of the Borrower, consistent and in accordance with industry practice for companies similarly situated owning similar properties and engaged in similar businesses as Parent and its Restricted Subsidiaries, and (iii) furnish to the Administrative Agent, upon its request therefor, all information reasonably requested as to the insurance carried. The provisions of this Section 9.03 shall be deemed supplemental to, but not duplicative of, the provisions of any Security Documents that require the maintenance of insurance.

(b)                If any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then Parent shall, or shall cause the applicable Credit Party to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Administrative Agent evidence reasonably requested by the Administrative Agent as to such compliance, including, without limitation, evidence of annual renewals of such insurance.

(c)                 Parent will, and will cause each of its Restricted Subsidiaries to, at all times keep its property constituting Collateral insured in favor of the Collateral Agent, and all policies or certificates (or certified copies thereof) with respect to such insurance (i) shall be endorsed to the Collateral Agent’s reasonable satisfaction (including, without limitation, by naming the Collateral Agent as loss payee and/or additional insured), and (ii) if agreed by the insurer (which agreement Parent or the Borrower shall use commercially reasonable efforts to obtain), shall state that such insurance policies shall not be canceled without at least 30 days’ prior written notice thereof (or, with respect to non-payment of premiums, 10 days’ prior written notice) by the respective insurer to the Collateral Agent; provided that the requirements of this Section 9.03(c) shall not apply to (x) insurance policies covering (1) directors and officers, fiduciary or other professional liability, (2) employment practices liability, (3) workers compensation liability, (4) automobile and aviation liability, (5) health, medical, dental and life insurance, and (6) such other insurance policies and programs as to which a secured lender is not customarily granted an insurable interest therein or as the Collateral Agent may approve; and (y) self-insurance programs; provided, further, unless an Event of Default shall have occurred and be continuing, (A) all proceeds from insurance policies shall be paid to Parent, the Borrower or the applicable Subsidiary Guarantor, (B) to the extent the Collateral Agent receives any proceeds, the

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Collateral Agent shall turn over to Borrower any amounts received by it as an additional insured or loss payee under any property insurance maintained by Parent, the Borrower and their Subsidiaries, and (C) the Collateral Agent agrees that Parent, the Borrower and/or their applicable Subsidiaries shall have the sole right to adjust or settle any claims under such insurance. Notwithstanding anything to the contrary herein, with respect to Foreign Subsidiaries and Collateral located outside of the United States, the requirements of this Section 9.03 shall be deemed satisfied if the Borrower obtains insurance policies that are customary and appropriate for the applicable jurisdiction and uses commercially reasonable efforts to deliver insurance certificates and endorsements to the Collateral Agent as contemplated herein, or such other documents reasonably requested by the Collateral Agent.

Section 9.04              Existence; Franchises. Parent will, and will cause each of its Restricted Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and, in the case of Parent, the Borrower and its Restricted Subsidiaries, its and their franchises, licenses and permits in each case to the extent material; provided, however, that nothing in this Section 9.04 shall prevent (i) sales of assets and other transactions by Parent, the Borrower or any of its Restricted Subsidiaries in accordance with Section 10.02, (ii) the abandonment by Parent, the Borrower or any of its Restricted Subsidiaries of any franchises, licenses or permits that the Borrower reasonably determines are no longer material to the operations of Parent, the Borrower and its Restricted Subsidiaries taken as a whole or (iii) the withdrawal by Parent, the Borrower or any of its Restricted Subsidiaries of its qualification as a foreign corporation, partnership, limited liability company or unlimited liability company, as the case may be, in any jurisdiction if such withdrawal would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.05              Compliance with Statutes, etc. Parent will, and will cause each of its Subsidiaries to, comply in all respects with AML Legislation, the FCPA, OFAC, and the USA PATRIOT Act, except such noncompliances as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Parent will, and will cause each of the Restricted Subsidiaries to, comply with all other applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, except such noncompliances as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.06              Compliance with Environmental Laws. Parent will comply, and will cause each of its Restricted Subsidiaries to comply, with all Environmental Laws and permits applicable to, or required by, the ownership, lease or use of Real Property now or hereafter owned, leased or operated by Parent or any of its Restricted Subsidiaries, except such noncompliances as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and will keep or cause to be kept all such Real Property free and clear of any Liens imposed pursuant to such Environmental Laws (other than Liens imposed on leased Real Property resulting from the acts or omissions of the owner of such leased Real Property or of other tenants of such leased Real Property who are not within the control of Parent or the Borrower), except such Liens as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.07              ERISA. Reasonably promptly upon a Responsible Officer of Parent or the Borrower obtaining knowledge thereof, the Borrower will deliver to the Administrative Agent the full details as to such occurrence and the action, if any, that Parent, the Borrower, any Restricted Subsidiary or, to the knowledge of Parent, the Borrower or any Restricted Subsidiary, an ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given or filed by Parent, the Borrower or such Restricted Subsidiary, or, to the knowledge of the Borrower or any Restricted Subsidiary, the Plan administrator or such ERISA Affiliate to or with the PBGC or any other Governmental Authority or the Multiemployer Plan Sponsor, or to a Plan participant and any notices received by Parent, the Borrower or such Restricted Subsidiary or such ERISA Affiliate from the PBGC or any other Governmental Authority or the Multiemployer Plan Sponsor, or from a Plan participant with respect thereto: that (a) an ERISA Event has occurred that is reasonably expected to result in a Material Adverse Effect; (b) there has been an increase in Unfunded Pension Liabilities since the most recent date the representations hereunder are given which is reasonably expected to result in a Material Adverse Effect; (c) there has been an increase in the estimated withdrawal liability under Section 4201 of ERISA, if Parent, the Borrower, any Restricted Subsidiary and the ERISA Affiliates were to withdraw completely from any and all Multiemployer Plans which is reasonably expected to result in a Material Adverse Effect, (d) Parent, the Borrower, any Restricted Subsidiary or any ERISA Affiliate adopts, or commences contributions to, any Plan subject to Section 412 of the Code, or adopts any amendment to a Plan subject to Section 412 of the Code which is reasonably expected to result in a Material Adverse Effect, (e) that a contribution

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required to be made with respect to a Foreign Pension Plan has not been timely made which failure is reasonably likely to result in a Material Adverse Effect; or (f) that a Foreign Pension Plan has been or is reasonably expected to be terminated, reorganized, partitioned or declared insolvent and such event is reasonably expected to result in a Material Adverse Effect. Parent or the Borrower will also deliver to the Administrative Agent, upon request by the Administrative Agent, a complete copy of the most recent annual report (on Internal Revenue Service Form 5500-series, including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information) filed with the Internal Revenue Service or other Governmental Authority of each Plan that is maintained or sponsored by Parent, the Borrower or a Restricted Subsidiary.

Section 9.08              End of Fiscal Years. Parent will cause its, and each of its Restricted Subsidiaries’, fiscal year(s) to end on or near December 31 of each year; provided, however, that the Borrower or Parent may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any amendments to this Agreement that are necessary, in the judgment of the Administrative Agent and the Borrower or Parent, as applicable, to reflect such change in fiscal year.

Section 9.09              Payment of Taxes. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, Parent and the Borrower will pay and discharge, and will cause each of its Restricted Subsidiaries to pay and discharge, all Taxes imposed upon it or upon its income or profits or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of Parent, the Borrower or any of its Restricted Subsidiaries not otherwise permitted under Section 10.01(i); provided that neither Parent nor its Restricted Subsidiaries shall be required to pay any such Tax or claim which is being contested in good faith and by appropriate proceedings if Parent or such Restricted Subsidiary, as applicable, has maintained adequate reserves with respect thereto in conformity with generally accepted accounting principles that are applicable in the jurisdiction in which it is organized to the extent and during the time that such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation.

Section 9.10              Use of Proceeds. The Borrower will use the proceeds of the Loans only as provided in Section 8.08.

Section 9.11              Additional Security; Further Assurances; etc.

(a)                 Parent and the Borrower will, and will cause each of the Subsidiary Guarantors to, grant to the Collateral Agent for the benefit of the Secured Creditors security interests and Mortgages in such assets and properties (in the case of Real Property, limited to Material Real Property) of Parent, the Borrower and the Subsidiary Guarantors as are acquired after the Closing Date (other than (i) assets constituting Excluded Collateral or, (ii) in the case of any Credit Party that is a Foreign Subsidiary (other than a Canadian Subsidiary), assets that would be excluded by the Guaranty and Security Principles) and as may be reasonably requested from time to time by the Administrative Agent (collectively, as may be amended, amended and restated, modified, supplemented, extended or renewed from time to time, the “Additional Security Documents”). All such security interests and Mortgages shall be granted pursuant to documentation (i) in the case of documents to be governed by New York or Ontario law, consistent with any Security Documents entered into on the Closing Date or otherwise reasonably satisfactory in form and substance to the Administrative Agent and (ii) in the case of documents to be governed by the laws of a jurisdiction other than New York or Ontario, in accordance with the Guaranty and Security Principles and otherwise reasonably satisfactory in form and substance to the Administrative Agent shall constitute, upon taking all necessary perfection action (which the Credit Parties agree to take pursuant to clause (e) below) valid and enforceable perfected security interests and Mortgages (except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law and subject to any other Legal Reservations)), subject to any Pari Passu Intercreditor Agreement, superior to and prior to the rights of all third Persons and subject to no other Liens except for Permitted Liens. The Additional Security Documents or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect (subject to exceptions as are reasonably acceptable to the Administrative Agent and subject to the Guaranty and Security Principles) the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Security Documents. Notwithstanding any other provision in this Agreement or any other Credit Document, no

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Excluded Subsidiary shall be required to pledge any of its assets to secure any obligations of the Borrower under the Credit Documents or guarantee the obligations of the Borrower under the Credit Documents.

(b)                Subject to the terms of any Pari Passu Intercreditor Agreement and, with respect to any Foreign Subsidiary (other than a Canadian Subsidiary), subject to the Guaranty and Security Principles, and any Person that is or becomes a Restricted Subsidiary after the Closing Date (including by way of amalgamation, merger or otherwise, or a Restricted Subsidiary that has merged into or amalgamated with another Restricted Subsidiary) shall, (i) deliver to the Collateral Agent the certificates (or the foreign equivalent thereof, as applicable), if any, representing all (or such lesser amount as is required) of the Equity Interests of such Subsidiary, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests, and all intercompany notes owing from such Subsidiary to any Credit Party together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Credit Party (to the extent required pursuant to the Security Documents), (ii) cause such new Subsidiary (other than an Excluded Subsidiary) (A) to execute a joinder agreement to the Guaranty, a joinder agreement to each applicable Security Document, substantially in the form annexed thereto and to extent required pursuant to an amalgamation, merger or otherwise, an assumption and confirmation agreement with respect to each applicable Security Documents or, if reasonably requested by the Collateral Agent, a new Security Document delivering the documents that would have been required by Section 6.03 or Section 9.16 if such Subsidiary was a Credit Party on the Closing Date or required to become a Credit Party after the Closing Date, each in form and substance reasonably satisfactory to the Administrative Agent, and (B) to take all actions necessary or advisable in the opinion of the Administrative Agent or the Collateral Agent to cause the Lien created by the applicable Security Document to be duly perfected to the extent required by such agreement in accordance with all applicable Requirements of Law, including the filing of financing statements or financing change statements, as applicable, in such jurisdictions as may be reasonably requested by the Administrative Agent or the Collateral Agent and (iii) at the reasonable request of the Administrative Agent, deliver to the Administrative Agent a signed copy of an opinion, addressed to the Administrative Agent and the other Lenders, of counsel to the Credit Parties reasonably acceptable to the Administrative Agent as to such matters set forth in this Section 9.11(b) as the Administrative Agent may reasonably request.

(c)                 Parent will, and will cause each of the other Credit Parties that are Restricted Subsidiaries (in the case of Foreign Subsidiaries (other than Canadian Subsidiaries), subject to the Guaranty and Security Principles) to, at the expense of Parent, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent, promptly, upon the reasonable request of the Administrative Agent or the Collateral Agent, at Borrower’s expense, any document or instrument supplemental to or confirmatory of the Security Documents, including “Life-of-Loan” flood hazard determinations and if applicable, executed Notices to Borrower and evidence of flood insurance, mortgagee title policies, surveys, opinions of counsel, or otherwise to the extent deemed by the Administrative Agent or the Collateral Agent reasonably necessary for the continued validity, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens except for Permitted Liens or as otherwise permitted by the applicable Security Document.

(d)                If the Administrative Agent reasonably determines that it or the Lenders are required by law or regulation to have appraisals prepared in respect of any Mortgaged Property, the Borrower will, at its own expense, provide to the Administrative Agent appraisals which satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of the Financial Institution Reform, Recovery and Enforcement Act of 1989, as amended.

(e)                 Parent and the Borrower agrees that each action required by clauses (a) through (d) of this Section 9.11 shall be completed in no event later than 90 days (or, with respect to Foreign Subsidiaries or property owned by Foreign Subsidiaries, 120 days) after such action is required to be taken pursuant to such clauses or requested to be taken by the Administrative Agent or the Required Lenders (or, in each case, such longer period as the Administrative Agent shall otherwise agree, including with respect to any Real Property acquired after the Closing Date that the Borrower has notified the Administrative Agent that it intends to dispose of pursuant to a disposition permitted by Section 10.04), as the case may be; provided that, in no event will Parent or any of its Restricted Subsidiaries be required to (i) except as set forth in Section 2.12(n) or with respect to any Cash Collateral Account (as defined in the U.S. Security Agreement (or any similarly defined term under any other Security Document)), enter into control agreements or control or similar arrangements with respect to deposit, securities or futures accounts, (ii) execute and deliver any landlord lien waivers, bailee waivers, collateral access agreements or similar agreements, (iii) take any action to obtain consents from third parties with respect to its compliance with this Section 9.11 prior to the occurrence

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and during the continuance of an acceleration event, (iv) perfect (except to the extent perfected through the filing of UCC financing statements or PPSA registrations or similar filings under other applicable laws) letter of credit rights and, to the extent constituting Excluded Collateral, commercial tort claims or (v) execute and deliver Security Documents governed by, or take perfection actions under, the law of a foreign jurisdiction other than a foreign jurisdiction that is a Specified Jurisdiction.

Section 9.12              Joinder of Borrowers. Subject to and conditioned upon compliance with the terms of Section 9.11, the Borrower may cause each direct or indirect Restricted Subsidiary (excluding any Excluded Subsidiary) formed or otherwise purchased or acquired after the date hereof (including pursuant to a Permitted Acquisition), each other Restricted Subsidiary (excluding any Excluded Subsidiary), and each entity or Affiliate thereof created, acquired, amalgamated or merged with another Credit Party, or that directly or indirectly acquires or invests in any Credit Party, in each case, that is organized in the United States, to become a Borrower hereunder by (i) executing a joinder agreement to this Agreement and to the Guaranty, in form and substance satisfactory to the Administrative Agent, appropriately completed, (ii) executing and delivering such documents and taking such actions described in Section 9.11 as if it were a newly formed subsidiary, (iii) delivering an opinion of counsel to such Borrower addressed to the Administrative Agent and each Lender in form and substance reasonably satisfactory to the Administrative Agent, (iv) delivering the documents that would have been required by Section 6.03 if such Borrower was a Credit Party on the Closing Date, each in form and substance reasonably satisfactory to the Administrative Agent, (v) delivering good standing certificates (or equivalent evidence) (to the extent such concept is applicable in the relevant jurisdiction) and bring-down letters or facsimiles, if any, for such Borrower as the Administrative Agent reasonably may have request and (vi) furnishing to the Administrative Agent and the Lenders all documentation and other information that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and if such Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification, consistent with the LSTA form beneficial ownership certification, in relation to Borrower upon request.

Section 9.13              Permitted Acquisitions.

(a)                 Subject to the provisions of Section 1.03 and this Section 9.13 and the requirements contained in the definition of Permitted Acquisition, Parent and its Restricted Subsidiaries may from time to time after the Closing Date effect Permitted Acquisitions, so long as (in each case, except to the extent the Required Lenders otherwise specifically agree in writing), (i) no Event of Default under Sections 11.01 or 11.05 shall have occurred and be continuing at the time of the consummation of the proposed Permitted Acquisition or immediately after giving effect thereto, (ii) any Person acquired shall become, and any Person acquiring assets shall be, a Restricted Subsidiary (unless designated as an Unrestricted Subsidiary) and (iii) the Borrower or such Restricted Subsidiary, as applicable, shall take, and shall cause such Person to take, all actions required under Section 9.11 in connection therewith.

(b)                With respect to any Permitted Acquisition involving the creation or acquisition of a Restricted Subsidiary, or the acquisition of Equity Interests of any Person, the Equity Interests thereof created or acquired in connection with such Permitted Acquisition (other than any such Equity Interests constituting Excluded Collateral and, in the case of any Foreign Subsidiary (other than a Canadian Subsidiary), subject to the Guaranty and Security Principles) shall be pledged for the benefit of the Secured Creditors pursuant to (and to the extent required by) the Security Agreements.

(c)                 Parent shall cause each Restricted Subsidiary (other than an Excluded Subsidiary and, in the case of any Foreign Subsidiary, (other than a Canadian Subsidiary) subject to the Guaranty and Security Principles) which is formed to effect, or is acquired pursuant to, a Permitted Acquisition to comply with, and to execute and deliver all of the documentation as and to the extent (and within the time period) required by, Section 9.11, to the reasonable satisfaction of the Administrative Agent.

Section 9.14              Credit Ratings. The Borrower shall use commercially reasonable efforts to maintain a corporate credit rating from S&P and a corporate family rating from Moody’s, in each case, with respect to the Borrower, and a credit rating from S&P and Moody’s with respect to the Term Loans incurred pursuant to this Agreement, in all cases, but not a specific rating.

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Section 9.15              Designation of Subsidiaries. The Borrower may at any time and from time to time after the Closing Date designate any Restricted Subsidiary (other than the Borrower) as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary by written notice to the Administrative Agent; provided that (i) immediately before and after such designation, no Event of Default shall have occurred and be continuing, (ii) in the case of the designation of any Subsidiary as an Unrestricted Subsidiary, such designation shall constitute an Investment in such Unrestricted Subsidiary (calculated as an amount equal to the sum of (x) the fair market value of the Equity Interests of the designated Subsidiary that are owned by Parent or any Restricted Subsidiary, immediately prior to such designation (such fair market value to be calculated without regard to any Obligations of such designated Subsidiary or any of its Subsidiaries under the Guaranty) and (y) the aggregate principal amount of any Indebtedness owed by such Subsidiary to Parent or any of its Restricted Subsidiaries immediately prior to such designation, all calculated, except as set forth in the parenthetical to clause (x) above, on a consolidated basis in accordance with U.S. GAAP), and such Investment shall be permitted under Section 10.05, (iii) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of (I) the Senior Secured Notes Indenture or (II) any Refinancing Notes Indenture, any Permitted Pari Passu Notes Document, any Permitted Pari Passu Loan Document, any Permitted Junior Notes Document or other debt instrument, in each case of this clause (II), with a principal amount in excess of the Threshold Amount and (iv) in the case of the designation of any Subsidiary as an Unrestricted Subsidiary, each of (x) the Subsidiary to be so designated and (y) its Subsidiaries has not, at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of Parent or any Restricted Subsidiary (other than Equity Interests in an Unrestricted Subsidiary). The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary and its Subsidiaries existing at such time and (ii) a return on any Investment by the Borrower in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of the Borrower’s Investment in such Subsidiary.

Section 9.16              Post-Closing Matters. Parent and the Borrower shall, and shall cause its Restricted Subsidiaries to, take the actions set forth on Schedule 9.16 within the timeframes set forth therein.

Section 9.17              Transactions with Affiliates. Neither Parent nor the Borrower will, and nor will they permit any of their Restricted Subsidiaries to, make any payment to or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Parent or the Borrower involving aggregate payments or consideration in excess of the greater of (x) $55,000,000 and (y) 10% of Consolidated EBITDA (each, an “Affiliate Transaction”), unless:

(i)              the Affiliate Transaction is on terms that are not materially less favorable, taken as a whole, to Parent or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Parent or such Restricted Subsidiary with an unrelated Person (as determined in good faith by the senior management or the Board of Directors of Parent or the Borrower); and

(ii)               with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of the greater of (x) $82,500,000 and (y) 15% of Consolidated EBITDA, the terms of the Affiliate Transaction have been approved by the Board of Directors of Parent or the Borrower or such Restricted Subsidiary, as applicable.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(i)              any reasonable or customary employment agreement, consulting agreement, severance agreement, employee benefit plan, compensation arrangement, officer or director indemnification agreement or any similar arrangement entered into by, or policy of, the Borrower, Parent or any of their Restricted Subsidiaries and payments pursuant thereto;

(ii)               (a) transactions between or among Parent, the Borrower and/or their Restricted Subsidiaries, (b) transactions effected as part of a Qualified Securitization Financing and (c) any merger, amalgamation or consolidation of the Borrower and any direct or indirect parent of the Borrower; provided

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that such parent entity shall have no material liabilities and no material assets (other than cash, Cash Equivalents and the Capital Stock of the Borrower) and such merger, amalgamation or consolidation is otherwise in compliance with the terms of this Agreement and effected for a bona fide business purpose;

(iii)               transactions with a Person (other than an Unrestricted Subsidiary of Parent) that is an Affiliate of Parent or Borrower solely because Parent or the Borrower owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(iv)               payment of fees and reimbursements of expenses (pursuant to indemnity arrangements or otherwise) of officers, directors, employees, independent contractors or consultants of Parent, the Borrower or any of their Restricted Subsidiaries;

(v)              any sale, issuance or transfer of Equity Interests (other than Disqualified Stock) of Parent to Affiliates of Parent and the granting of registration and other customary rights in connection therewith, and the performance by Parent or any of their Restricted Subsidiaries of its obligations with respect thereto;

(vi)               (a) Dividends permitted under Section 10.03 and (b) Investments permitted under Section 10.05 (in each case of clauses (a) and (b), including fees and expenses related thereto);

(vii)               transactions described on Schedule 10.06(vii) or any amendment thereto to the extent such an amendment is not materially adverse to the Lenders;

(viii)               if such Affiliate Transaction is with a Person in its capacity as a holder of Indebtedness, Disqualified Stock, preferred stock or Capital Stock of Parent, the Borrower or any Restricted Subsidiary of Parent where such Person is treated no more favorably than the other holders of Indebtedness, Disqualified Stock, preferred stock or Capital Stock of Parent, the Borrower or any Restricted Subsidiary of Parent;

(ix)               transactions with an Affiliate where the only consideration paid is Qualifying Equity Interests of Parent or the Borrower;

(x)              transactions in which Parent, the Borrower or any of their Restricted Subsidiaries, as the case may be, deliver to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction (i) is fair to Parent, the Borrower or such Restricted Subsidiary from a financial point of view or (ii) meets the requirements of clause (i) of the preceding paragraph;

(xi)               payments, loans, advances or guarantees (or cancellation of loans, advances or guarantees) to employees, officers, directors, consultants or independent contractors of Parent, the Borrower or any of their Restricted Subsidiaries;

(xii)               any agreement as in effect as of the Closing Date or any amendment thereto (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous in any material respect (as determined in good faith by the senior management or the Board of Directors of Parent or the Borrower) to the holders of the notes in any material respect than the original agreement as in effect on the Closing Date) or any transaction contemplated thereby;

(xiii)               transactions with joint ventures entered into in the ordinary course of business;

(xiv)               any contributions to the common equity capital of Parent or the Borrower or any investments by the Principals in Equity Interests (other than Disqualified Stock of Parent or the Borrower, as applicable) of Parent or the Borrower and payment of reasonable out-of-pocket expenses incurred by the Principals in connection therewith;

(xv)               (x) guarantees of performance by Parent, the Borrower and their Restricted Subsidiaries of Unrestricted Subsidiaries in the ordinary course of business, except for guarantees of Indebtedness in respect of borrowed money, and (y) pledges of Equity Interests of Unrestricted Subsidiaries;

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(xvi)               any issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of Parent or the Borrower, or of a Restricted Subsidiary of Parent, as appropriate, in good faith;

(xvii)               the entry into any tax-sharing arrangements between Parent, the Borrower or any of their Restricted Subsidiaries; provided, however, that any payment made by Parent, the Borrower or any of their Restricted Subsidiaries under such tax-sharing arrangements is, at the time made, otherwise permitted under Section 10.03;

(xviii)               transactions with Unrestricted Subsidiaries, customers, clients, lessors, landlords, suppliers, contractors, or purchasers or sellers of goods or services that are Affiliates, in each case, in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are fair to Parent, the Borrower and their Restricted Subsidiaries, or made in the reasonable determination of senior management or the Board of Directors of Parent or the Borrower;

(xix)               transactions among Parent, the Borrower or any of their Restricted Subsidiaries and any Person that is an Affiliate solely due to the fact that a director of such person is also a director of Parent or the Borrower or any direct or indirect parent of the Borrower; provided, however, that such director abstains from voting as a director of Parent or the Borrower or such direct or indirect parent, as the case may be, on any matter involving such other Person;

(xx)               payments by Parent, the Borrower or any of their Restricted Subsidiaries to or on behalf of the Principals for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved in good faith by a majority of the Board of Directors of Parent or the Borrower;

(xxi)               sales of accounts receivable or other transactions effected in connection with a Qualified Securitization Financing or Receivables Facility;

(xxii)               transactions permitted under Section 10.02;

(xxiii)               the Transaction and the payment of any fees or expenses related thereto or to fund amounts owed to Affiliates in connection therewith; and

(xxiv)              transactions undertaken in good faith (as certified by a Responsible Officer of Parent or the Borrower in an officer’s certificate) for the purpose of improving the consolidated tax efficiency of Parent, the Borrower and their Subsidiaries and not for the purpose of circumventing any covenant set forth in this Agreement, so long as, after giving effect to such transactions, the security interest of the Collateral Agent in the Collateral for the benefit of the holders, taken as a whole, is not materially impaired.

For the avoidance of doubt, the entry into and performance of Management Agreements with the managers and their Affiliates, and any related payments of fees and expenses and transactions thereunder, shall not be restricted in any manner by this Section 9.17.

Section 9.18              Canadian DB Pension Plan. In the event that Parent, any Borrower or any Restricted Subsidiary acquires, pursuant to a Permitted Acquisition, an Acquired Entity that sponsors, administers, contributes to or assumes any liability under a Canadian DB Pension Plan, such Acquired Entity may continue to sponsor, administer, contribute to or assume liability under such Canadian DB Pension Plan, except as would reasonably be expected to have a Material Adverse Effect, and notwithstanding Section 10.02, such Acquired Entity shall not merge, amalgamate or otherwise combine with Parent, any Borrower or any Restricted Subsidiary if doing so would reasonably be expected to have a Material Adverse Effect.

Section 9.19              Outbound Investment Rules. Parent will not, and will not permit any of its Subsidiaries to, (a) be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules, or (b) engage, directly

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or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Borrower were a U.S. Person or (iii) any other activity that would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

ARTICLE 10

NEGATIVE COVENANTS

Parent, the Borrower and each of their respective Restricted Subsidiaries each hereby covenant and agree that on and after the Closing Date and so long as any Lender shall have any Commitment hereunder, Loan or other Obligation hereunder (other than any indemnification obligations arising which are not then due and payable and obligations in respect of Interest Rate Protection Agreements, Other Hedging Agreements or Treasury Services Agreements) or any Letter of Credit shall remain outstanding (unless Cash Collateralized or backstopped on terms reasonably satisfactory to the Administrative Agent and the applicable Issuing Bank):

Section 10.01           Liens. Parent and the Borrower will not, and will not permit any of their respective Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) of Parent, the Borrower or any of their respective Restricted Subsidiaries, whether now owned or hereafter acquired; provided that the provisions of this Section 10.01 shall not prevent the creation, incurrence, assumption or existence of, or any filing in respect of, the following (Liens described below are herein referred to as “Permitted Liens”):

(i)              Liens for Taxes, assessments or governmental charges or levies (x) not overdue, (y) being contested in good faith and by appropriate proceedings in jurisdiction of organization for which adequate reserves have been established in accordance with U.S. GAAP (or, for Foreign Subsidiaries, in conformity with generally accepted accounting principles that are applicable in their respective jurisdiction of organization) to the extent and during the time that such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation, or (z) with respect to which the failure to make a payment would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(ii)               Liens in respect of property or assets of Parent, the Borrower or any of their respective Restricted Subsidiaries imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, contractors’, materialmen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business, and which are being contested in good faith by appropriate proceedings, subject to any such Lien for which adequate reserves have been established in accordance with U.S. GAAP;

(iii)               Liens (x) in existence on the Closing Date which are listed, and the property subject thereto described, in Schedule 10.01(iii) (or to the extent not listed on such Schedule 10.01(iii), where the principal amount of obligations secured by such Liens is less than $10,000,000 in the aggregate) and (y) Liens securing Permitted Refinancing Indebtedness in respect of any Indebtedness secured by the Liens referred to in clause (x);

(iv)               Liens created pursuant to the Credit Documents (including any Liens created pursuant to the Credit Documents securing Interest Rate Protection Agreements, Other Hedging Agreements and Treasury Services Agreements);

(v)              Leases, subleases, licenses or sublicenses (including licenses or sublicenses of Intellectual Property) granted to other Persons not materially interfering with the conduct of the business of Parent, the Borrower or any of their Restricted Subsidiaries, taken as a whole;

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(vi)               Liens (x) upon assets of Parent, the Borrower or any of their Restricted Subsidiaries securing Indebtedness permitted by Section 10.04(iii); provided that such Liens do not encumber any asset of Parent or any of its Restricted Subsidiaries other than the assets acquired with such Indebtedness and after-acquired property that is affixed or incorporated into such assets and proceeds and products thereof; provided individual financings of property or equipment provided by one lender may be cross collateralized to other financings of property or equipment provided by such lender and (y) Liens securing Permitted Refinancing Indebtedness in respect of any Indebtedness secured by the Liens referred to in clause (x);

(vii)               easements, rights-of-way, restrictions (including zoning and other land use restrictions), covenants, licenses, encroachments, protrusions and other similar charges or encumbrances and minor title deficiencies, which in the aggregate do not materially interfere with the conduct of the business of Parent or any of its Restricted Subsidiaries;

(viii)               Liens arising from precautionary UCC, PPSA or other similar financing statement filings regarding operating leases or consignments;

(ix)               attachment and judgment Liens, to the extent and for so long as the underlying judgments and decrees do not constitute an Event of Default pursuant to Section 11.09 and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(x)              statutory and common law landlords’ liens under leases to which Parent or any of its Restricted Subsidiaries is a party;

(xi)               Liens (other than Liens imposed under ERISA or any pension standards legislation of any other applicable jurisdiction) incurred in the ordinary course of business in connection with workers’ compensation claims, unemployment insurance and social security benefits and Liens securing the performance of bids, tenders, leases and contracts in the ordinary course of business, statutory obligations, surety, stay, customs or appeal bonds, performance bonds and other obligations of a like nature (including (i) Environmental Laws and other health and safety regulations, rules and laws and (ii) those required or requested by any Governmental Authority other than letters of credit) incurred in the ordinary course of business;

(xii)               Permitted Encumbrances;

(xiii)               (A) Liens on assets, property or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary of Parent or is merged or amalgamated with or into or consolidated with the Borrower or a Restricted Subsidiary of Parent; provided that such Liens (a) were in existence prior to the contemplation of such Person becoming a Restricted Subsidiary of Parent or such merger or consolidation and (b) do not extend to any assets other than those of the Person that becomes a Restricted Subsidiary of Parent or the surviving entity of any such merger, amalgamation or consolidation and (B) Liens securing Permitted Refinancing Indebtedness in respect of Indebtedness in respect of any Indebtedness secured by the Liens referred to in clause (A);

(xiv)               deposits or pledges to secure bids, tenders, contracts (other than contracts for the repayment of borrowed money), leases, statutory obligations, surety, stay, customs and appeal bonds and other obligations of like nature (including (i) those to secure health, safety and environmental obligations and (ii) those required or requested by any Governmental Authority other than letters of credit), and as security for the payment of rent, in each case arising in the ordinary course of business;

(xv)               Liens on assets or property of any Restricted Subsidiary that is not a Credit Party securing Indebtedness of any Restricted Subsidiary that is not a Credit Party permitted pursuant to Section 10.04;

(xvi)               any interest or title of, and any Liens created by, a lessor, sublessor, licensee, sublicensee, licensor or sublicensor under any lease, sublease, license or sublicense agreement (including licenses or

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sublicenses of software and other technology or Intellectual Property) not materially interfering with the conduct of the business of Parent, the Borrower or any of their Restricted Subsidiaries;

(xvii)               Liens on property subject to Sale-Leaseback Transactions to the extent such Sale-Leaseback Transactions are permitted by Section 10.02(xii);

(xviii)               any encumbrances or restrictions (including, without limitation, put and call agreements) with respect to the Equity Interests of any joint venture or similar arrangement permitted by the terms of this Agreement arising pursuant to the agreement evidencing such joint venture or similar arrangement;

(xix)               (i) Liens in favor of Parent or any Restricted Subsidiary securing intercompany Indebtedness permitted by Section 10.05; provided that any Liens securing Indebtedness that is required to be subordinated pursuant to Section 10.05 shall be subordinated to the Liens created pursuant to the Security Documents and (ii) Liens in favor of the Borrower or any Guarantor;

(xx)               Liens on specific items of inventory or other goods and the proceeds thereof (including documents, instruments, accounts, chattel paper, letter of credit rights, general intangibles, supporting obligations, and claims under insurance policies relating thereto) of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(xxi)               Liens on insurance policies and the proceeds thereof (whether accrued or not) and rights or claims against an insurer, in each case securing insurance premium financings;

(xxii)               Liens that may arise on inventory or equipment of Parent or any of its Restricted Subsidiaries in the ordinary course of business as a result of such inventory or equipment being located on premises owned by Persons other than Parent and its Restricted Subsidiaries;

(xxiii)               Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods;

(xxiv)              Liens (i) of a collection bank arising under Section 4-210 of the UCC (or similar provisions of other applicable laws) on items in the course of collection, (ii) attaching to pooling, commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking or other financial institution or electronic payment service provider arising as a matter of law or under customary general terms and conditions encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(xxv)               Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 10.05(ii); provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(xxvi)              Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the incurrence or issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Parent or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Parent or any Restricted Subsidiary or (iii) relating to purchase orders and other agreements entered into with customers of Parent or any of its Restricted Subsidiaries in the ordinary course of business;

(xxvii)               (x) Liens attaching solely to cash earnest money deposits in connection with any letter of intent or purchase agreement in connection with a Permitted Acquisition or other Investment permitted hereunder and (y) Liens on advances of cash or Cash Equivalents in favor of the seller of any property to be acquired in a Permitted Acquisition to be applied against the purchase price for such Investment;

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(xxviii)               other Liens to the extent securing liabilities with a principal amount not in excess of the greater of (x) $275,000,000 and (y) 50% of Consolidated EBITDA (measured at the time of incurrence) in the aggregate at any time outstanding;

(xxix)              Liens on Collateral securing obligations in respect of Indebtedness permitted by Section 10.04(xxvii);

(xxx)               cash deposits with respect to any Refinancing Notes or any Permitted Junior Debt or any other Indebtedness, in each case to the extent permitted by Section 10.07;

(xxxi)              Liens on accounts receivable sold in connection with the sale or discount of accounts receivable permitted by Section 10.02(iv);

(xxxii)               Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by Parent or any Restricted Subsidiary in the ordinary course of business;

(xxxiii)               Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(xxxiv)               (i) zoning, building, by-law, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business of Parent and the Restricted Subsidiaries complies, and (ii) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of Parent or any Restricted Subsidiary;

(xxxv)              deposits made in the ordinary course of business to secure liability to insurance carriers or under self-insurance arrangements in respect of such obligations;

(xxxvi)               receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof;

(xxxvii)               Liens securing Indebtedness under any Interest Rate Protection Agreements, Other Hedging Agreements or Treasury Services Agreements;

(xxxviii)               in the case of any non-wholly owned Restricted Subsidiary, any put and call arrangements or restrictions on disposition related to its Equity Interests set forth in its organizational documents or any related joint venture or similar agreement;

(xxxix)               customary Liens granted in favor of a trustee to secure fees and other amounts owing to such trustee under an indenture or other agreement pursuant to which Indebtedness not prohibited by the indenture is issued (including the indenture under which the notes are to be issued);

(xl)               other Liens incidental to the conduct of Parent’s and its Restricted Subsidiaries’ businesses or the ownership of its property not securing any Indebtedness of Parent or a Subsidiary of Parent, and which do not in the aggregate materially detract from the value of Parent’s and its Restricted Subsidiaries’ Property when taken as a whole, or materially impair the use thereof in the operation of its business;

(xli)               deposits of cash with the owner or lessor of premises leased and operated by Parent or any of its Subsidiaries to secure the performance of Parent’s or such Subsidiary’s obligations under the terms of the lease for such premises;

(xlii)               Liens on cash or Cash Equivalents (and the related escrow accounts) in connection with the issuance into (and pending the release from) escrow of any Refinancing Notes, any Permitted Pari Passu Notes, any Permitted Pari Passu Loans or any Permitted Junior Debt;

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(xliii)              Liens on (i) the Securitization Assets arising in connection with a Qualified Securitization Financing or (ii) the Receivables Assets arising in connection with a Receivables Facility;

(xliv)               the reservations, limitations, provisos and conditions, if any, expressed in any original grant from the Crown of any real property or any interest therein or in any comparable grant in jurisdictions other than Canada which in the aggregate do not materially interfere with the conduct of the business of Parent or any of its Restricted Subsidiaries;

(xlv)               Liens incurred pursuant to the Senior Secured Notes Security Documents and the Senior Secured Notes Indenture other than with respect to any additional notes issued thereunder after the Closing Date;

(xlvi)               Liens securing obligations in respect of Indebtedness permitted by Section 10.04(xv), (xiii), (xxvii), (xxix) (xxxi), (xxxii), (xxxvi),and (xxxvii);

(xlvii)               Liens securing obligations in respect of any Indebtedness permitted by Section 10.04(ix) provided that any such Liens on the Collateral securing any such Indebtedness must rank junior in priority to the Liens on Collateral that secure the Initial Term Loans;

(xlviii)               Liens on the assets of Restricted Subsidiaries that are not Credit Parties so long as such Liens secure obligations of Restricted Subsidiaries that are not Credit Parties that are otherwise permitted pursuant to Section 10.04;

(xlix)               Liens on assets or on property (including Capital Stock) existing at the time of acquisition of the assets or property by Parent, the Borrower or any Subsidiary of Parent and, in each case, on after-acquired property that is affixed or incorporated into such assets and proceeds and products thereof and other after-acquired property to the extent required by the terms of thereof (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition); provided that such Liens (a) were in existence prior to such acquisition and not incurred in contemplation of, such acquisition and (b) do not extend to any other assets of the Borrower or any of its Subsidiaries;

(l)              survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(li)               Liens on Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(lii)               Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(liii)               Liens on assets pursuant to merger agreements, stock or asset purchase agreements and similar agreements in respect of the disposition of such assets otherwise permitted under this Agreement for so long as such agreements are in effect;

(liv)               other ordinary course Liens or Liens consistent with past practice, in each case, incidental to the conduct of Parent’s, the Borrower’s and their Restricted Subsidiaries’ businesses or the ownership of their property not securing any Indebtedness of Parent, the Borrower or any of their Restricted Subsidiaries, and which do not in the aggregate materially detract from the value of Parent, the Borrower and their Restricted Subsidiaries’ property when taken as a whole, or materially impair the use thereof in the operation of its business;

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(lv)               any payment or close out netting or set-off arrangement pursuant to any derivative transaction or foreign exchange transaction entered into by the Borrower or a Guarantor that is not prohibited by this Agreement;

(lvi)               any netting or set-off arrangement entered into by the Borrower or any Guarantor in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of the Borrower or any Guarantor;

(lvii)               Liens on cash proceeds of Indebtedness (and on the related escrow account) in connection with the issuance of such Indebtedness into (and pending the release from) a customary escrow arrangement, to the extent such Indebtedness is incurred in compliance with Section 10.04; and

(lviii)              the reservations, limitations, provisos and conditions, if any, expressed in any original grant from the Crown of any real property or any interest therein or in any comparable grant in jurisdictions other than Canada which in the aggregate do not materially interfere with the conduct of the business of Parent, the Borrower or any of their Restricted Subsidiaries.

In connection with the granting of Liens of the type described in this Section 10.01 by Parent or any Restricted Subsidiary, the Administrative Agent and the Collateral Agent shall, and shall be authorized to, take any actions deemed appropriate by it in connection therewith (including, without limitation, by executing appropriate lien releases or lien subordination agreements in favor of the holder or holders of such Liens, in either case solely with respect to the item or items of equipment or other assets subject to such Liens).

Section 10.02           Consolidation, Merger, or Sale of Assets, etc. Parent will not, and will not permit any of its Restricted Subsidiaries to, wind up, liquidate or dissolve its affairs or enter into any partnership, joint venture, or transaction of merger, amalgamation or consolidation, or convey, sell, lease or otherwise dispose of all or any part of its property or assets, or enter into any Sale-Leaseback Transaction, except that:

(i)              any Investment permitted by Section 10.05 may be structured as a merger, consolidation or amalgamation;

(ii)               Parent and its Restricted Subsidiaries may sell assets (including Equity Interests) so long as (x) Parent or the respective Restricted Subsidiary receives at least fair market value (as determined in good faith by Parent or such Restricted Subsidiary, as the case may be), and (y) in the case of any single transaction that involves assets or Equity Interests having a fair market value equal to or greater than the greater of $82,500,000 and 15% of Consolidated EBITDA, at least 75% of the consideration received by Parent or such Restricted Subsidiary shall be in the form of cash, Cash Equivalents or, subject to the proviso below, Designated Non-cash Consideration (taking into account the amount of cash and Cash Equivalents, the principal amount of any promissory notes and the fair market value, as determined by Parent or such Restricted Subsidiary, as the case may be, in good faith, of any other consideration (including Designated Non-cash Consideration)) and is paid at the time of the closing of such sale; provided, however, that for purposes of this clause (y), the following shall be deemed to be cash: (A) any liabilities (as shown on Parent’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) for which internal financial statements are available immediately preceding such date or, if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been reflected on Parent’s or such Restricted Subsidiary’s balance sheet (or in the notes thereto) if such incurrence or accrual had taken place on or prior to the date of such balance sheet in the good faith determination of Parent that are extinguished in connection with the transactions relating to such Asset Sale of Parent or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Obligations) that are assumed by the transferee with respect to the applicable disposition and for which Parent and the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities, notes, other obligations or assets received by Parent or such Restricted Subsidiary from such transferee that are convertible by Parent or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received in the conversion) within 180 days following the closing of the applicable Asset Sale, (C) consideration consisting of Indebtedness of Parent or such Restricted Subsidiary received from such transferee (other than Indebtedness that is by its terms subordinated to the Obligations), (D) accounts

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receivable of a business retained by Parent or any Restricted Subsidiary, as the case may be, following the sale of such business; provided that such accounts receivable (1) are not past due more than 90 days and (2) do not have a payment date greater than 120 days from the date of the invoices creating such accounts receivable and (E) any Designated Non-cash Consideration received by Parent or any Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (y) that is at that time outstanding, not to exceed the greater of (I) $165,000,000 and (II) 30% of Consolidated EBITDA (measured at the time a legally binding commitment for such Asset Sale was entered into (or, if later, payment is received)) (with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value);

(iii)               each of Parent and the Restricted Subsidiaries may lease (as lessee) or license (as licensee) real or personal property (so long as any such lease or license does not create a Capitalized Lease Obligation except to the extent permitted by Section 10.04(iii));

(iv)               each of Parent and the Restricted Subsidiaries may sell or discount, in each case in the ordinary course of business, accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof and not as part of any financing transaction;

(v)              each of Parent and the Restricted Subsidiaries may grant licenses, sublicenses, leases or subleases to other Persons not materially interfering with the conduct of the business of Parent or any of its Restricted Subsidiaries, including of Intellectual Property;

(vi)               (w) any Subsidiary of Parent may be merged, consolidated, dissolved, amalgamated or liquidated with or into the Borrower (so long as the surviving Person of such merger, consolidation, dissolution, amalgamation or liquidation is, in the case of the Borrower, a corporation, limited liability company or limited partnership organized or existing under the laws of the United States of America, any state thereof or the District of Columbia and, if such surviving Person is not a Borrower, such Person expressly assumes, in writing, all the obligations of such Borrower under the Credit Documents pursuant to an assumption agreement in form and substance reasonably satisfactory to the Administrative Agent) or any Subsidiary Guarantor (so long as the surviving Person of such merger, consolidation, dissolution, amalgamation or liquidation is a Wholly-Owned Subsidiary of Parent, is a corporation, limited liability company or limited partnership and is or becomes a Subsidiary Guarantor concurrently with such merger, dissolution, amalgamation, consolidation or liquidation), (x) any Excluded Subsidiary (other than an Unrestricted Subsidiary) may be merged, consolidated, dissolved, amalgamated or liquidated with or into any other Excluded Subsidiary (other than an Unrestricted Subsidiary), (y) any Excluded Subsidiary (other than an Unrestricted Subsidiary) may be merged, consolidated, dissolved, amalgamated or liquidated with or into any Credit Party (so long as such Credit Party is the surviving corporation of such merger, consolidation, dissolution, amalgamation or liquidation) and (z) any Foreign Subsidiary may be merged, consolidated, dissolved, amalgamated or liquidated with any other Subsidiary (including a Borrower or other Credit Party, subject to clause (w) above); provided that any such merger, consolidation, dissolution, amalgamation or liquidation shall only be permitted pursuant to this clause (vi), so long as (I) no Event of Default then exists or would exist immediately after giving effect thereto and (II) any security interests granted to the Collateral Agent for the benefit of the Secured Creditors in the assets (and Equity Interests) of any such Person subject to any such transaction shall not be impaired in any material respect as a result of such merger, consolidation, dissolution, amalgamation or liquidation;

(vii)               any disposition of Securitization Assets to a Securitization Subsidiary in connection with a Qualified Securitization Financing;

(viii)               each of Parent and the Restricted Subsidiaries may make sales or leases of (A) inventory in the ordinary course of business, (B) goods held for sale in the ordinary course of business and (C) assets in any transaction or series of related transactions with a fair market value, in the case of this clause (C), of less than the greater of (x) $55,000,000 and (y) 10% of Consolidated EBITDA (measured at the time of sale or lease);

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(ix)               each of Parent and the Restricted Subsidiaries may sell or otherwise dispose of (i) outdated, obsolete, surplus or worn out property, in each case, in the ordinary course of business and (ii) property no longer used or useful in the conduct of the business of Parent and its Restricted Subsidiaries;

(x)              each of Parent and the Restricted Subsidiaries may sell or otherwise dispose of assets in connection with the approval of any antitrust authority or otherwise necessary or advisable in the good faith determination of the Borrower to consummate a Permitted Investment permitted under this Agreement;

(xi)               in order to effect a sale, transfer or disposition otherwise permitted by this Section 10.02, a Restricted Subsidiary may be merged, amalgamated or consolidated with or into another Person, or may be dissolved or liquidated;

(xii)               each of Parent and the Restricted Subsidiaries may effect Sale-Leaseback Transactions (a) involving real property acquired after the Closing Date and not more than 270 days prior to such Sale-Leaseback Transaction for cash and fair market value (as determined by the Borrower) or (b) with respect to any other Sale-Leaseback Transactions not described in subclause (xii)(a), having an aggregate fair market value not in excess of the greater of (x) $137,500,000 and (y) 25% of Consolidated EBITDA;

(xiii)               [reserved];

(xiv)               each of Parent and the Restricted Subsidiaries may issue or sell Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(xv)               each of Parent and the Restricted Subsidiaries may make transfers of property subject to casualty or condemnation proceedings upon the occurrence of the related Recovery Event;

(xvi)               each of Parent and the Restricted Subsidiaries may permit to lapse or abandon Intellectual Property rights in the ordinary course of business, in the exercise of its reasonable good faith judgment;

(xvii)               each of Parent and the Restricted Subsidiaries may make voluntary terminations of or unwind Interest Rate Protection Agreements, Other Hedging Agreements and Treasury Services Agreements;

(xviii)               each of Parent and the Restricted Subsidiaries may make dispositions resulting from foreclosures by third parties on properties of Parent or any Restricted Subsidiary and acquisitions by Parent or any Restricted Subsidiary resulting from foreclosures by such Persons or properties of third parties;

(xix)               each of Parent and the Restricted Subsidiaries may terminate leases and subleases;

(xx)               each of Parent and the Restricted Subsidiaries may use cash and Cash Equivalents (or other assets that were Cash Equivalents when the relevant Investment was made) to make payments that are not otherwise prohibited by this Agreement;

(xxi)               each of Parent or the Restricted Subsidiaries may sell or otherwise dispose of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such sale or disposition are promptly applied to the purchase price of such replacement property;

(xxii)               sales, dispositions or contributions of property (A) between Credit Parties (other than Parent), (B) between Restricted Subsidiaries (other than Credit Parties), (C) by Restricted Subsidiaries that are not Credit Parties to the Credit Parties (other than Parent) or (D) by Credit Parties to any Restricted Subsidiary that is not a Credit Party; provided with respect to clause (D) that (1) the portion (if any) of any such sale, disposition or contribution of property made for less than fair market value and (2) any noncash consideration received in exchange for any such sale, disposition or contribution of property shall, in each case, constitute an Investment in such Restricted Subsidiary subject to Section 10.05;

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(xxiii)               dispositions of Investments (including Equity Interests) in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(xxiv)              transfers of condemned property as a result of the exercise of “eminent domain” or other similar powers to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of property that have been subject to a casualty to the respective insurer of such real property as part of an insurance settlement;

(xxv)               any disposition of any asset between or among the Restricted Subsidiaries as a substantially concurrent interim disposition in connection with a disposition otherwise permitted pursuant to this Section 10.02;

(xxvi)              any disposition of Receivables Assets in connection with any Receivables Facility; and

(xxvii)               dispositions permitted by Section 10.03.

To the extent the Required Lenders (or such other percentage of the Lenders as may be required by this Section 10.02) waive the provisions of this Section 10.02 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 10.02 (other than to Parent, a Borrower or a Subsidiary Guarantor), such Collateral shall be sold free and clear of the Liens created by the Security Documents, and the Administrative Agent and the Collateral Agent shall, and shall be authorized to, take any actions deemed appropriate in order to effect the foregoing.

Notwithstanding anything to the contrary in this Agreement, Parent and its Restricted Subsidiaries shall not make any Investment in an Unrestricted Subsidiary in the form of the sale, disposition or other transfer of Material Intellectual Property, or an exclusive license or exclusive sub-license of Material Intellectual Property, to any Unrestricted Subsidiary; provided, further, that nothing in this Section 10.02 shall prohibit any Unrestricted Subsidiary from independently developing (and, thereafter, continuing to own or exclusively license) Intellectual Property that is or may otherwise become Intellectual Property that is material to the operation of the business of the Borrower and its Restricted Subsidiaries (when taken as a whole).

Section 10.03           Dividends. Parent will not, and will not permit any of the Restricted Subsidiaries to, pay any Dividends with respect to Parent or any Restricted Subsidiary, except that:

(i)              any Restricted Subsidiary of Parent may authorize, declare and pay Dividends or return capital or make distributions and other similar payments with regard to its Equity Interests to Parent or to other Restricted Subsidiaries which directly or indirectly own equity therein;

(ii)               any non-Wholly-Owned Subsidiary of Parent may authorize, declare and pay cash Dividends to its shareholders generally so long as Parent or its Restricted Subsidiary which owns the Equity Interests in the Subsidiary paying such Dividends receives at least its proportionate share thereof (based upon its relative holding of the Equity Interests in the Subsidiary paying such Dividends and taking into account the relative preferences, if any, of the various classes of Equity Interests of such Subsidiary);

(iii)               so long as no Event of Default exists at the time of the applicable Dividend, redemption or repurchase or would exist immediately after giving effect thereto, Parent may authorize, declare and pay cash Dividends to redeem or repurchase, contemporaneously with such Dividend, Equity Interests of Parent from management, employees, officers and directors (and their successors and assigns) of Parent and its Restricted Subsidiaries; provided that (A) the aggregate amount of Dividends made by the Borrower to Parent pursuant to this clause (iii), and the aggregate amount paid by Parent in respect of all such Equity Interests so redeemed or repurchased shall not (net of any cash proceeds received by Parent from issuances of its Equity Interests (other than to the extent included in the Available Amount) in connection with such redemption or repurchase), in either case, exceed during any fiscal year of Parent, the greater of $68,750,000 and 12.5% of Consolidated EBITDA (provided that the amount of cash Dividends permitted to be, but not, paid in any fiscal year pursuant to this clause (iii) shall increase the amount of cash Dividends permitted to be paid in

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succeeding fiscal years pursuant to this clause (iii)); (B) such amount in any calendar year may be increased by an amount not to exceed: (I) the cash proceeds of key man life insurance policies received by Parent or any of its Restricted Subsidiaries after the Closing Date; plus (II) the net proceeds from the sale of Equity Interests of Parent, in each case to any employee, officer, director, manager, consultant or independent contractor of any Parent or any of its Subsidiaries that occurs after the Closing Date, where the net proceeds of such sale are received by or contributed to the Borrower; provided that the amount of any such net proceeds that are utilized for any Dividend under this clause (iii) will not be considered to be net proceeds of Equity Interests for purposes of clause (a)(2) of the definition of “Available Amount”; plus (III) the amount of any cash bonuses otherwise payable to employees, officers, directors, managers, consultants or independent contractors of Parent or any Restricted Subsidiary or any direct or indirect parent of Parent that are foregone in return for the receipt of Equity Interests less (IV) the amount of any Dividends previously made with the cash proceeds described in the preceding clause (I); and (C) cancellation of Indebtedness owing to the Borrower from members of management, officers, directors, employees of Parent or any of its Subsidiaries in connection with a repurchase of Equity Interests of Parent will not be deemed to constitute a Dividend for purposes of this Agreement;

(iv)               the making of any Dividends in exchange for, or out of or with the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Parent) of, Equity Interests of Parent (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to Parent; provided that the amount of any such net cash proceeds that are utilized for any such Dividends will not be considered to be net proceeds of Qualifying Equity Interests for purposes of clause (a)(2) of the definition of “Available Amount”;

(v)              [reserved];

(vi)               Parent may pay cash dividends or other distributions, or make loans or advances to, any direct or indirect parent of Parent or the equity interest holders thereof in amounts required for any direct or indirect parent of Parent or the equity interest holders thereof to pay, in each case without duplication:

(A)               franchise Taxes (and other fees and expenses) required to maintain their existence to the extent such Taxes, fees and expenses are reasonably attributable to the operations of Parent and the Restricted Subsidiaries;

(B)               for any taxable period ending after the Closing Date for which Parent and/or any of its Subsidiaries are members of a consolidated, combined or similar income tax group for the U.S. federal and/or applicable state or local income tax purposes of which a direct or indirect parent of Parent is the common parent (a “Tax Group”), the portion of any such income taxes (including any alternative minimum taxes) of such Tax Group that are attributable to the taxable income of Parent and its applicable Restricted Subsidiaries and, to the extent of the amount actually received from its applicable Unrestricted Subsidiaries for such purpose, in amounts required to pay such taxes that are attributable to the taxable income of such Unrestricted Subsidiaries; provided that the aggregate amount of such payments with respect to any such taxable period does not exceed the aggregate amount of such income taxes that Parent and/or such Restricted Subsidiaries (and, if applicable, such Unrestricted Subsidiaries), as applicable, would have been required to pay with respect to such period were such entities a stand alone corporate Tax Group or corporate taxpayer for all applicable taxable periods ending after the Closing Date;

(C)               general corporate operating and overhead costs and expenses (including, without limitation, expenses related to reporting obligations and any franchise and similar taxes, and other fees and expenses, required to maintain their corporate existence) of any direct or indirect parent of the Borrower to the extent such costs and expenses are reasonably attributable to the ownership or operation of Parent and its Restricted Subsidiaries;

(D)               reasonable fees and expenses (other than to Affiliates of Parent) incurred in connection with any successful or unsuccessful debt or equity offering or other financing transaction by such direct or indirect parent of Parent;

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(E)                fees, expenses and indemnities owed by Parent, any direct or indirect parent of Parent or Parent’s Restricted Subsidiaries, as the case may be, to Affiliates, in each case, to the extent permitted by clause (vii) of the second paragraph of Section 9.17;

(F)                customary salary, bonus, severance, indemnification obligations and other benefits payable to directors, officers and employees of any direct or indirect parent company of Parent to the extent such salaries, bonuses, severance, indemnification obligations and other benefits are attributable to the ownership or operation of Parent and its Restricted Subsidiaries;

(G)               the payment of customary transaction fees and expenses payable in accordance with clause (xx) of the second paragraph of Section 9.17; and

(H)               fees and expenses incurred by Parent or any direct or indirect parent of Parent related to the performance of its obligations under the Senior Secured Notes Indenture and similar obligations under any Credit Agreement (as defined in the Senior Secured Notes Indenture);

(vii)               the distribution, as a dividend or otherwise, or other transfer or disposition of shares of Equity Interests of, or Indebtedness owed to Parent, the Borrower or a Restricted Subsidiary of Parent by, Unrestricted Subsidiaries (other than any Unrestricted Subsidiary whose principal assets consist of cash and cash equivalents to the extent such cash and cash equivalents were invested in such Unrestricted Subsidiary pursuant to an Investment made pursuant to Section 10.05);

(viii)               to the extent constituting a Dividends, any payment under the Tax Receivables Agreement;

(ix)               payments and distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a sale, consolidation, merger, amalgamation or transfer of all or substantially all of the assets of Parent, the Borrower and their Restricted Subsidiaries taken as a whole that complies with the terms of the Section 10.02;

(x)              any Dividend used to fund the Transaction, including Transaction Costs;

(xi)               [reserved];

(xii)               repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants or similar equity incentive awards;

(xiii)               the payment of dividends on Parent’s common stock of up to 7% of Market Capitalization per annum;

(xiv)               any Dividends to the extent the same are made solely with the Available Amount, so long as, solely to the extent clause (a)(1)(B) of the definition of “Available Amount” is being utilized, at the time of, and after giving effect to such Dividend on a Pro Forma Basis, (i) no Event of Default pursuant to Section 11.01 or 11.05 shall have occurred and be continuing and (ii) the Consolidated First Lien Net Leverage Ratio does not exceed 3.70 to 1.00;

(xv)               purchases of minority interests in non-Wholly-Owned Subsidiaries by the Borrower and the Guarantors; provided that the aggregate amount of such purchases, when added to the aggregate amount of Investments pursuant to Section 10.05(xvii), shall not exceed the greater of (x) $27,500,000 and (y) 5% of Consolidated EBITDA (measured at the time of purchase);

(xvi)               the declaration and payment of Dividends or the payment of other distributions by Parent in an aggregate amount since the Closing Date not to exceed the greater of (x) $192,500,000 and (y) 35% of Consolidated EBITDA (measured at the time of such dividend or distribution);

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(xvii)               Parent and each Restricted Subsidiary may make dividend payments or other distributions payable solely in the Equity Interests of such Person so long as, in the case of dividend or other distribution by a Restricted Subsidiary, Parent or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution;

(xviii)               Parent and each Restricted Subsidiary may make dividend payments or other distributions that are made with Excluded Contributions;

(xix)               Parent and any Restricted Subsidiary may pay Dividends within 90 days after the date of declaration thereof, if at the date of declaration of such payment, such payment would have complied with another provision of this Section 10.03; and

(xx)               any Dividends, so long as on a Pro Forma Basis, the Consolidated Total Net Leverage Ratio does not exceed 3.20 to 1.00.

For purposes of this Section 10.03, if any Dividend (or a portion thereof) would be permitted pursuant to one or more provisions described above, Parent may divide and classify such Dividend (or a portion thereof) in any manner that complies with this Section 10.03.

Section 10.04           Indebtedness. Parent will not, and will not permit any of the Restricted Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:

(i)              (x) Indebtedness incurred pursuant to this Agreement and the other Credit Documents and (y) Indebtedness represented by the Senior Secured Notes incurred pursuant to the Senior Secured Notes Indenture and the documents arising thereunder, and any guarantees thereof;

(ii)               Indebtedness under Interest Rate Protection Agreements entered into with respect to other Indebtedness permitted under this Section 10.04 so long as the entering into of such Interest Rate Protection Agreements are bona fide hedging activities and are not for speculative purposes;

(iii)               Indebtedness of Parent and its Restricted Subsidiaries, including Indebtedness represented by Capitalized Lease Obligations, mortgage financings or purchase money Indebtedness (including such Indebtedness as lessee or guarantor), in each case, incurred for the purpose of financing all or any part of the acquisition, lease or cost of design, construction, installation, repair, replacement or improvement of fixed or capital assets, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, and any Permitted Refinancing Indebtedness in respect thereof; provided that in no event shall the aggregate principal amount of all such Indebtedness incurred or assumed in each case after the Closing Date permitted by this clause (iii) exceed the greater of (x) $192,500,000 and (y) 35% of Consolidated EBITDA (measured at the time of incurrence) at any one time outstanding;

(iv)               Indebtedness incurred by a Securitization Subsidiary in a Qualified Securitization Financing that is not recourse (except for Standard Securitization Undertakings and Limited Originator Recourse) to Parent or any of the Restricted Subsidiaries;

(v)              (A) Indebtedness of a Restricted Subsidiary of Parent acquired pursuant to a Permitted Acquisition (or Indebtedness assumed at the time of a Permitted Acquisition of an asset securing such Indebtedness); provided that (x) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition and (y) the Consolidated Total Net Leverage Ratio, determined on a Pro Forma Basis as of the last day of the most recently ended Test Period, shall not exceed (I) 4.75 to 1.00 or (II) or at the election of the Borrower, the Consolidated Total Net Leverage Ratio in effect immediately prior to the consummation of such Permitted Acquisition and (B) any Permitted Refinancing Indebtedness in respect thereof;

(vi)               intercompany Indebtedness and cash management pooling obligations and arrangements between or among Parent, the Borrower and any of their Restricted Subsidiaries; provided, however, that:

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(A)               if the Borrower or any Guarantor is the obligor on such Indebtedness (other than cash management pooling obligations and arrangements and Indebtedness for tax planning purposes) and the payee is not the Borrower or a Guarantor, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations then due; and

(B)               any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Parent, the Borrower or a Restricted Subsidiary of Parent and (ii) any sale or other transfer of any such Indebtedness to a Person that is not Parent, the Borrower or a Restricted Subsidiary of Parent will be deemed, in each case, to constitute an issuance of such Indebtedness by Parent, the Borrower or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (vi);

(vii)               Indebtedness outstanding on the Closing Date and listed on Schedule 10.04 (or to the extent not listed on such Schedule 10.04, where the outstanding principal amount of such Indebtedness is less than $5,000,000 individually) (“Existing Indebtedness”) and any Permitted Refinancing Indebtedness in respect thereof;

(viii)               (a) Indebtedness of Subsidiaries that are not Guarantors; provided that the aggregate principal amount of Indebtedness outstanding pursuant to this clause (viii)(a) shall not at any time exceed the greater of (x) $137,500,000 and (y) 25% of Consolidated EBITDA (measured at the time of incurrence) and (b) Indebtedness of Subsidiaries that are not Guarantors arising from secured local lines of credit; provided that the aggregate principal amount of Indebtedness outstanding pursuant to this clause (viii)(b) shall not at any time exceed the greater of (x) $110,000,000 and (y) 20% of Consolidated EBITDA (measured at the time of incurrence), plus, in each case, Permitted Additional Refinancing Amounts with respect to any Permitted Refinancing Indebtedness with respect thereto;

(ix)               Contribution Indebtedness and any Permitted Refinancing Indebtedness with respect thereto;

(x)              Indebtedness incurred in the ordinary course of business to finance insurance premiums or take-or-pay obligations contained in supply arrangements;

(xi)               Indebtedness incurred in the ordinary course of business in respect of netting services, overdraft protections, employee credit card programs, automatic clearinghouse arrangements and other similar services in connection with cash management and deposit accounts and Indebtedness in connection with the honoring of a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, including in each case, obligations under any Treasury Services Agreements;

(xii)               Indebtedness in respect of Interest Rate Protection Agreements, Other Hedging Agreements or Treasury Services Agreements so long as the entering into of such Interest Rate Protection Agreements, Other Hedging Agreements or Treasury Services Agreements are in the ordinary course of business and not for speculative purposes;

(xiii)               Indebtedness of Parent and its Restricted Subsidiaries; provided that (x) such Indebtedness shall not require any payments of principal prior to (A) in the case of any Indebtedness that is secured only assets comprising Collateral on a pari passu basis relative to the Liens on such Collateral securing the Obligations, the Latest Maturity Date for the Term Loans outstanding at the time of such incurrence and (B) with respect to any other Indebtedness, the date that is 91 days after the Latest Maturity Date for the Term Loans at the time of such incurrence, (y) such Indebtedness shall not have any financial maintenance covenants or any other covenants more restrictive than those in this Agreement and (z) (I) in the case of Indebtedness that ranks pari passu with the Term Loans, the Consolidated First Lien Net Leverage Ratio, determined on a Pro Forma Basis as of the last day of the most recently ended Test Period would not exceed (1) 3.70 to 1.00 or (2) at the election of the Borrower, if such Indebtedness is incurred in connection with a Permitted Acquisition or similar Investment, the Consolidated First Lien Net Leverage Ratio, determined on a Pro Forma Basis as of such date, the Consolidated First Lien Net Leverage Ratio in effect immediately prior to the incurrence of the additional Indebtedness as of the most recently ended Test Period, (II) in the

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case of any Indebtedness that is secured by Liens on the Collateral that rank junior to the Liens on the Collateral securing the Initial Term Loans, so long as either (a) the Consolidated Senior Secured Net Leverage Ratio, determined on a Pro Forma Basis as of the last day of the most recently ended Test Period, would not exceed (1) 4.20 to 1.00 or (2) at the election of the Borrower, if such Indebtedness is incurred in connection with a Permitted Acquisition or similar Investment, the Consolidated Senior Secured Net Leverage Ratio in effect immediately prior to the incurrence of the additional Indebtedness as of the most recently ended Test Period or (b) the Fixed Charge Coverage Ratio, determined on a Pro Forma Basis, is at least (1) 2.00:1.00 or (2) at the election of Borrower if such Indebtedness is incurred in connection with a Permitted Acquisition or similar Investment, the Fixed Charge Coverage Ratio in effect immediately prior to the consummation of such transaction and (III) in the case of any Indebtedness that is secured only on assets that are not Collateral or that is unsecured, so long as either (a) the Consolidated Total Net Leverage Ratio, determined on a Pro Forma Basis as of the last day of the most recently ended Test Period, would not exceed (1) 4.75 to 1.00 or (2) at the election of the Borrower, if such Indebtedness is incurred in connection with a Permitted Acquisition or similar Investment permitted or not prohibited under this Agreement, the Consolidated Total Net Leverage Ratio, determined on a Pro Forma Basis as of such date, the Consolidated Senior Secured Net Leverage Ratio in effect immediately prior to the incurrence of the additional Indebtedness as of the most recently ended Test Period or (b) the Fixed Charge Coverage Ratio, determined on a Pro Forma Basis, is at least (1) 2.00:1.00 or (2) at the election of Borrower if such Indebtedness is incurred in connection with a Permitted Acquisition or similar Investment, the Fixed Charge Coverage Ratio in effect immediately prior to the consummation of such transaction; provided that the amount of Indebtedness which may be incurred pursuant to this clause (xiii) by Restricted Subsidiaries that are not Credit Parties shall not exceed the greater of (x) $275,000,000 and (y) 50% of Consolidated EBITDA (measured at the time of incurrence) at any time outstanding;

(xiv)               earn-out obligations incurred in connection with any acquisition or other Investment and paid or accrued during the applicable period;

(xv)               additional Indebtedness of Parent and its Restricted Subsidiaries not to exceed the greater of (x) $275,000,000 and (y) 50% of Consolidated EBITDA (measured at the time of incurrence) in an aggregate principal amount outstanding at any time, plus Permitted Additional Refinancing Amounts with respect to any Permitted Refinancing Indebtedness in respect thereof;

(xvi)               Contingent Obligations for customs, stay, performance, appeal, judgment, replevin and similar bonds and suretyship arrangements, and completion guarantees and other obligations of a like nature, all in the ordinary course of business;

(xvii)               Contingent Obligations to insurers required in connection with worker’s compensation and other insurance coverage incurred in the ordinary course of business;

(xviii)               guarantees made by Parent or any of its Restricted Subsidiaries of Indebtedness of Parent or any of its Restricted Subsidiaries permitted to be outstanding under this Section 10.04; provided that (x) such guarantees are permitted by Section 10.05 and (y) no Restricted Subsidiary that is not a Subsidiary Guarantor shall guarantee Indebtedness of a Credit Party pursuant to this clause (xviii);

(xix)               guarantees made by any Subsidiary that is not a Credit Party of Indebtedness of any other Subsidiary that is not a Credit Party permitted to be outstanding under this Section 10.04;

(xx)               guarantees made by Restricted Subsidiaries acquired pursuant to a Permitted Acquisition of Indebtedness acquired or assumed pursuant thereto in accordance with this Section 10.04, or any refinancing thereof pursuant to this Section 10.04; provided that such guarantees may only be made by Restricted Subsidiaries who were guarantors of the Indebtedness originally acquired or assumed pursuant to this Section 10.04 at the time of the consummation of the Permitted Acquisition to which such Indebtedness relates;

(xxi)               customary Contingent Obligations in connection with sales, other dispositions and leases permitted under Section 10.02 (but not in respect of Indebtedness for borrowed money or Capitalized Lease

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Obligations) including indemnification obligations with respect to leases, and guarantees of collectability in respect of accounts receivable or notes receivable for up to face value;

(xxii)               guarantees of Indebtedness of directors, officers and employees of Parent or any of its Restricted Subsidiaries in respect of expenses of such Persons in connection with relocations and other ordinary course of business purposes;

(xxiii)               guarantees of Indebtedness of a Person in connection with a joint venture; provided that the aggregate principal amount of any Indebtedness so guaranteed that is then outstanding shall not exceed the greater of (x) $82,500,000 and (y) 15% of Consolidated EBITDA (measured at the time of incurrence);

(xxiv)              Indebtedness consisting of obligations under deferred compensation (including indemnification obligations, obligations in respect of purchase price adjustments, earn-outs, incentive non-competes and other contingent obligations) or other similar arrangements incurred or assumed in connection with any Permitted Acquisition, any other Investment or any asset sale, in each case, permitted under this Agreement;

(xxv)               Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds;

(xxvi)              (x) severance, pension and health and welfare retirement benefits or the equivalent thereof to current and former officers, employees and directors of Parent or its Restricted Subsidiaries incurred in the ordinary course of business, (y) Indebtedness representing deferred compensation or stock-based compensation to officers, employees or directors of Parent and the Restricted Subsidiaries and (z) Indebtedness consisting of promissory notes issued by any Credit Party to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Parent permitted by Section 10.03;

(xxvii)               (A) Permitted Pari Passu Notes, Permitted Pari Passu Loans or Permitted Junior Debt in an amount not to exceed the then remaining aggregate principal amount of Incremental Term Loans that could be incurred at such time pursuant to Section 2.14 (provided that any Indebtedness incurred under this Section 10.04(xxvii) shall be deemed secured on a on a pari passu basis with the Term Loans for purposes of calculating availability under Section 2.14) so long as (i) all such Indebtedness is incurred in accordance with the requirements of the definition of “Permitted Pari Passu Notes,” “Permitted Pari Passu Loans,” “Permitted Junior Notes” or “Permitted Junior Loans,” as the case may be and (ii) no Event of Default then exists or would result therefrom (provided, that with respect to any such Indebtedness incurred to finance a Limited Condition Transaction, such requirement shall be limited to the absence of a Specified Event of Default); and (B) Permitted Refinancing Indebtedness in respect of Indebtedness incurred pursuant to subclause (A);

(xxviii)               (x) guarantees made by Parent or any of its Restricted Subsidiaries of obligations (not constituting debt for borrowed money) of Parent or any of its Restricted Subsidiaries owing to vendors, suppliers and other third parties incurred in the ordinary course of business, (y) Indebtedness of the Parent, the Borrower or any Restricted Subsidiary as an account party in respect of trade letters of credit issued in the ordinary course of business and (z) Indebtedness of the Parent, the Borrower or any Restricted Subsidiary in respect of letters of credit, bank guarantees, workers’ compensation claims, payment obligations in connection with health or other types of social security benefits, unemployment or other insurance or self-insurance obligations, contracts (including trade contracts and government contracts), tenders, financial assurances, bankers’ acceptances, guarantees, performance, bid, surety, statutory, stay, appeal, judgment, replevin, completion, export or import, indemnities, customs, revenue bonds or similar instruments in the ordinary course of business, including guarantees or obligations with respect thereto (in each case other than for an obligation for money borrowed);

(xxix)              Indebtedness incurred by Parent or any Restricted Subsidiary incurred to finance or assumed in connection with an acquisition of any assets (including Equity Interests), business or Person, including all Indebtedness incurred to Refinance any Indebtedness incurred pursuant to this clause (xxix),

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not to exceed the greater of (x) $187,000,000 and (y) 34% of Consolidated EBITDA (measured at the time of incurrence or assumption, as applicable) in an aggregate principal amount outstanding at any time;

(xxx)               Indebtedness arising out of Sale-Leaseback Transactions permitted by Section 10.01(xvii);

(xxxi)              Indebtedness under Refinancing Notes, 100% of the Net Debt Proceeds of which are applied to repay outstanding Term Loans in accordance with Section 5.02(c);

(xxxii)               Indebtedness of Parent, the Borrower or any Restricted Subsidiary in an aggregate principal amount at the time of incurrence that does not exceed the Available RP Capacity Amount at such time and any Indebtedness incurred to Refinance any Indebtedness incurred pursuant to this clause (xxxii) (provided that the aggregate principal amount of any Indebtedness (including any refinancing Indebtedness) outstanding under this clause (xxxii) shall also be deemed to be a Dividends under the appropriate clause of Section 10.03 and reduce the capacity thereunder on a dollar-for-dollar basis);

(xxxiii)               Indebtedness, Disqualified Stock or preferred stock incurred by Parent or any Restricted Subsidiary to future, current or former employees, officers, directors, managers, consultants and independent contractors thereof or any direct or indirect parent thereof, or their respective estates, heirs, family members, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of Parent or any direct or indirect parent of Parent to the extent permitted under Section 10.03;

(xxxiv)               Indebtedness of Parent or any Guarantor in the form of ESG (environmental, social and corporate governance) bonds, “green” bonds or any similarly earmarked Indebtedness in an aggregate principal amount, including all Indebtedness incurred to Refinance any Indebtedness incurred pursuant to this clause (xxxiv), not to exceed the greater of (x) $100,000,000 and (y) 18% of Consolidated EBITDA, at any time outstanding;

(xxxv)              to the extent constituting Indebtedness, any Indebtedness in respect of payments to minority shareholders pursuant to appraisal or dissenters’ rights with respect to shares in Parent or any acquired entity or business held by such shareholders immediately prior to the Closing Date or any acquisition, as applicable;

(xxxvi)               the incurrence by Parent, the Borrower or any of their Restricted Subsidiaries of Indebtedness arising in connection with endorsement of instruments for collection or deposit (including customary Treasury Services Agreements) in the ordinary course of business;

(xxxvii)               Indebtedness of Parent, the Borrower or any of their Restricted Subsidiaries supported by a letter of credit or bank guarantee issued pursuant to any Credit Agreement (as defined in the Senior Secured Notes Indenture) in a principal amount not in excess of the stated amount of such letter of credit;

(xxxviii)               guarantees of Indebtedness of directors, officers and employees of Parent or any of its Restricted Subsidiaries in respect of expenses of such Persons in connection with relocations and other ordinary course of business purposes; and

(xxxix)               all premiums (if any), interest (including post-petition interest and interest paid-in-kind), fees, expenses, charges and additional or contingent interest on obligations described in clauses (i) through (xxxix) above.

Section 10.05           Advances, Investments and Loans. Parent will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any other Person (each of the foregoing, an “Investment” and, collectively, “Investments” and with the value of each Investment being measured at the time made and without giving effect to subsequent changes in value or any write-ups, write-downs or write-offs thereof but giving effect to any cash return or cash distributions received by Parent and the Restricted

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Subsidiaries with respect thereto), except that the following shall be permitted (each of the following, a “Permitted Investment” and collectively, “Permitted Investments”):

(i)              Parent and the Restricted Subsidiaries may acquire and hold accounts receivable owing to any of them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms of Parent or such Restricted Subsidiary;

(ii)               Parent and the Restricted Subsidiaries may acquire and hold cash, Cash Equivalents and Investment Grade Securities;

(iii)               Parent and the Restricted Subsidiaries may hold any Investment existing on, or made pursuant to binding commitments existing on the Closing Date and, to the extent in excess of $5,000,000, described on Schedule 10.05(iii), and any modification, replacement, renewal or extension thereof that does not increase the principal amount thereof; provided that the amount of any such Investment may be increased (a) as required by the terms of such Investment as in existence on the Closing Date or (b) as otherwise permitted under the other provisions of this Section 10.05;

(iv)               Parent and the Restricted Subsidiaries may acquire and hold Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers, and Investments received in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(v)              Parent and Restricted Subsidiaries may enter into Interest Rate Protection Agreements and Other Hedging Agreements, in each case, to the extent permitted by Section 10.04;

(vi)               Parent, the Borrower and any Restricted Subsidiary may make intercompany loans to and other investments (including cash management pooling obligations and arrangements) in Parent, the Borrower or in a Restricted Subsidiary of Parent;

(vii)               Subject to Section 10.04(vi), Permitted Acquisitions shall be permitted in accordance with Section 9.13;

(viii)               loans and advances (including any guarantees of Indebtedness of officers, directors or employees) by Parent and its Restricted Subsidiaries to officers, directors and employees of Parent and its Restricted Subsidiaries in connection with (i) business-related travel, relocations and other ordinary course of business purposes (including travel and entertainment expenses) and (ii) any such Person’s purchase of Equity Interests of Parent;

(ix)               advances of payroll payments to employees of Parent and its Restricted Subsidiaries in the ordinary course of business;

(x)              non-cash consideration may be received in connection with any asset sale permitted hereunder;

(xi)               additional Restricted Subsidiaries of Parent may be established or created if Parent and such Subsidiary comply with the requirements of Section 9.11, if applicable; provided that to the extent any such new Subsidiary is created solely for the purpose of consummating a transaction pursuant to an acquisition permitted by this Section 10.05, and such new Subsidiary at no time holds any assets or liabilities other than any merger consideration contributed to it contemporaneously with the closing of such transaction, such new Subsidiary shall not be required to take the actions set forth in Section 9.11, as applicable, until the respective acquisition is consummated (at which time the surviving or transferee entity of the respective transaction and its Subsidiaries shall be required to so comply in accordance with the provisions thereof);

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(xii)               loans or advances made in the ordinary course of business of Parent, the Borrower or any Restricted Subsidiary of Parent;

(xiii)               earnest money deposits may be made to the extent required in connection with Permitted Acquisitions and other Investments to the extent permitted under Section 10.01(xxvii);

(xiv)               Investments in deposit accounts, securities accounts or commodities accounts opened in the ordinary course of business;

(xv)               Investments by Parent, the Borrower or their Restricted Subsidiaries consisting of deposits, prepayment and other credits to suppliers or landlords made in the ordinary course of business;

(xvi)               Investments in the ordinary course of business consisting of UCC Article 3 (or the equivalent under other applicable law) endorsements for collection or deposit;

(xvii)               purchases of minority interests in Restricted Subsidiaries that are not Wholly-Owned Subsidiaries by Parent, the Borrower and the Guarantors; provided that the aggregate amount of such purchases, when added to the aggregate amount of Dividends pursuant to Section 10.03(xv), shall not exceed the greater of (x) $27,500,000 and (y) 5% of Consolidated EBITDA (measured at the time of purchase);

(xviii)               Investments to the extent made with the Available Amount;

(xix)               in addition to Investments permitted by clauses (i) through (xviii) and (xx) through (xxxiii) of this Section 10.05, Parent and the Restricted Subsidiaries may make additional loans, advances and other Investments to or in a Person (including a joint venture) in an aggregate amount for all loans, advances and other Investments made pursuant to this clause (xix), not to exceed the greater of (x) $275,000,000 and (y) 50% of Consolidated EBITDA (measured at the time such Investment is made), at any one time outstanding;

(xx)               the licensing, sublicensing or contribution of Intellectual Property rights pursuant to arrangements with Persons other than Parent and the Restricted Subsidiaries in the ordinary course of business on reasonable terms, as determined by Parent or such Restricted Subsidiary, as the case may be, in good faith;

(xxi)               any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of Parent, the Borrower or any of their Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; (B) litigation, arbitration or other disputes; or (C) as a result of a foreclosure by Parent, the Borrower or any of their Restricted Subsidiaries with respect to a secured Investment or other transfer of title with respect to any secured Investment in default;

(xxii)               any acquisition of assets or Capital Stock solely in exchange for, or out of the proceeds of, the issuance of common Equity Interests or Qualified Preferred Stock of Parent;

(xxiii)               Investments of a Person that is acquired and becomes a Restricted Subsidiary or of a company merged or amalgamated or consolidated into any Restricted Subsidiary, in each case after the Closing Date and in accordance with this Section 10.05 and/or Section 10.02, as applicable, to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(xxiv)              Investments in a Restricted Subsidiary that is not a Credit Party or in a joint venture, in each case, to the extent such Investment is substantially contemporaneously repaid in full with a dividend or other distribution from such Restricted Subsidiary or joint venture;

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(xxv)               Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses of Intellectual Property or leases;

(xxvi)              Investments by Parent and its Restricted Subsidiaries (A) consisting of deposits, prepayment and other credits to suppliers or landlords and (B) in connection with obtaining, maintaining or renewing client contracts, each made in the ordinary course of business;

(xxvii)               guaranties made in the ordinary course of business of obligations owed to landlords, suppliers, customers, franchisees and licensees of Parent or its Subsidiaries;

(xxviii)               Investments consisting of the licensing, sublicensing or contribution of Intellectual Property pursuant to joint marketing arrangements with other Persons;

(xxix)              Investments in Unrestricted Subsidiaries having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this Section 10.05(xxix) not to exceed the greater of (x) $275,000,000 and (y) 50% of Consolidated EBITDA (measured at the time of Investment), at any one time outstanding;

(xxx)               any Investments, so long as, on the date of such Investment, on a Pro Forma Basis, the Consolidated Total Net Leverage Ratio does not exceed 3.75 to 1.00;

(xxxi)              Investments in any Person to which Parent or any Restricted Subsidiary outsources operational activities or otherwise related to the outsourcing of operational activities in the ordinary course of business in an aggregate amount not to exceed the greater of (x) $22,000,000 and (y) 4% of Consolidated EBITDA at any one time outstanding;

(xxxii)               Investments by Parent and its Restricted Subsidiaries in joint ventures in an aggregate amount for all Investments made pursuant to this clause (xxxii), not to exceed the greater of (x) $275,000,000 and (y) 50% of Consolidated EBITDA (measured at the time such Investment is made) at any one time outstanding;

(xxxiii)               (A) Investments by Parent, the Borrower or a Restricted Subsidiary of Parent in a Securitization Subsidiary or any Investments by a Securitization Subsidiary in any other Person in connection with a Qualified Securitization Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Securitization Financing or any related Indebtedness; provided, however, that such Investment is in the form of (x) a contribution of additional Securitization Assets or (y) a letter of credit, cash collateral account or other such credit enhancement provided in connection with the incurrence of Indebtedness by a Securitization Subsidiary under a Qualified Securitization Financing, in each case, solely to the extent required to satisfy Standard Securitization Undertakings and (B) distributions or payments of Securitization Fees and purchases of Securitization Assets or Receivables Assets pursuant to a Securitization Repurchase Obligation in connection with a Qualified Securitization Financing or a Receivables Facility, as applicable;

(xxxiv)               repurchases of the Senior Secured Notes and the Loans;

(xxxv)              Investments by Parent and its Restricted Subsidiaries in a Person engaged in either the same services, activities or business as the Parent and its Restricted Subsidiaries are engaged in on the Closing Date or a Similar Business in an aggregate amount for all Investments made pursuant to this clause (xxxv), not to exceed the greater of (x) $275,000,000 and (y) 50% of Consolidated EBITDA (measured at the time such Investment is made) at any one time outstanding;

(xxxvi)               Investments in an aggregate amount for all Investments made pursuant to this clause (xxxvi), not to exceed the Available RP Capacity Amount at such time (provided that the amount of

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Investments made under this clause (xxxvi) shall also be deemed to be Dividends under the appropriate clause of Section 10.03 and reduce the capacity thereunder on a dollar-for-dollar basis);

(xxxvii)               any guarantee of Indebtedness permitted to be incurred under Section 10.04;

(xxxviii)               guarantees made in the ordinary course of business of (a) obligations owed to landlords, suppliers, customers, franchisees and licensees of Parent, the Borrower or their Restricted Subsidiaries, (b) operating leases (for the avoidance of doubt, excluding Capital Lease Obligations) or other obligations that do not constitute Indebtedness or (c) Indebtedness under customer financing lines of credit;

(xxxix)               any Investment acquired by Parent, the Borrower or any of their Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by Parent, the Borrower or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Borrower of such other Investment or accounts receivable, or (b) as a result of a foreclosure by Parent, the Borrower or any of their Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(xl)               any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of Section 9.17 (except transactions described in clauses (iii), (vi), (x), (xi), (xiii) and (xix) of such paragraph);

(xli)               Investments arising out of a Sale-Leaseback Transaction that is permitted pursuant to Section 10.02(xii);

(xlii)               Investments in connection with the Transaction; and

(xliii)              any Investment in any Subsidiary of Parent or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business.

In determining the amount of Investments permitted under this Section 10.05, Investments shall always be taken at the original cost thereof (regardless of any subsequent appreciation or depreciation therein), minus all returns of principal, capital, dividends, distributions and other cash returns thereof, minus all liabilities expressly assumed by another Person in connection with the sale or other disposition of any Investment, and Investments constituting loans and advances shall be taken at the principal amount thereof then remaining unpaid.

To the extent an Investment is permitted to be made by a Credit Party directly in any Restricted Subsidiary or any other Person who is not a Credit Party (each such person, a “Target Person”) under any provision of this Section 10.05, such Investment may be made by advance, contribution or distribution by a Credit Party to a Restricted Subsidiary or Parent, and further advanced or contributed to a Restricted Subsidiary for purposes of making the relevant Investment in the Target Person without constituting an additional Investment for purposes of Section 10.05 (it being understood that such Investment must satisfy the requirements of, and shall count toward any thresholds in, a provision of this Section 10.05 as if made by the applicable Credit Party directly to the Target Person).

For purposes of this Section 10.05, if any Investment (or a portion thereof) would be permitted pursuant to one or more provisions described above, Parent or the Borrower may divide and classify such Investment (or a portion thereof) in any manner that complies with this Section 10.05.

In no event shall any Material Intellectual Property of Parent and/or any of its Restricted Subsidiaries be transferred to any Unrestricted Subsidiary pursuant to this Section 10.05.

Section 10.06           Management Agreements. Neither Parent nor the Borrower will, and nor will they permit any of their Restricted Subsidiaries to, make any payment under any Management Agreement, except that notwithstanding anything to the contrary herein or in any other Credit Document, the Borrower, Forge New Holdings, LLC and any other applicable Restricted Subsidiary may make or effect (a) payments of fees owed under the applicable Management Agreement so long as the fees payable thereunder do not exceed 2.5% of the applicable Management

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Agreement Adjusted EBITDA in any fiscal quarter, (b) the reimbursement of expenses and payment of any indemnification obligations or break or termination fees owed under any applicable Management Agreement and (c) the performance of its other obligations pursuant to the terms of the applicable Management Agreement; provided that Parent and its Restricted Subsidiaries are permitted to make any payments contemplated in the Management Agreements as in effect as of the Closing Date.

Section 10.07           Limitations on Payments, Certificate of Incorporation, By-Laws and Certain Other Agreements, etc.

Parent will not, and will not permit any of the Restricted Subsidiaries to:

(a)                 make (or give any notice (other than any such notice that is expressly contingent upon the repayment in full in cash of all Obligations other than any indemnification obligations arising hereunder which are not due and payable) in respect of) any voluntary or optional payment or prepayment on or redemption or acquisition for value of, or any prepayment or redemption as a result of any asset sale, Change of Control or similar event on any subordinated Indebtedness in an outstanding aggregate principal amount greater than the greater of (x) $137,500,000 and (y) 25% of Consolidated EBITDA, except that (A) Parent may consummate the Transaction and (B) any payment that is intended to prevent any subordinated Indebtedness from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code (i) with the Available Amount; provided, that solely to the extent clause (a)(1)(B) of the definition of “Available Amount” is being utilized, (x) no Event of Default pursuant to Section 11.01 or 11.05 shall have occurred and be continuing at the time of the consummation of the proposed repayment or prepayment or immediately after giving effect thereto and (y) the Consolidated First Lien Net Leverage Ratio, determined on a Pro Forma Basis as of the last day of the most recently ended Test Period, shall not exceed 3.70 to 1.00, (ii) so long as on a Pro Forma Basis, the Consolidated Total Net Leverage Ratio does not exceed 3.20 to 1.00, (iii) in an aggregate amount not to exceed the greater of (x) $275,000,000 and (y) 50% of Consolidated EBITDA and (iv) in an aggregate amount for all payments made pursuant to this clause (a)(iv), not to exceed the Available RP Capacity Amount at such time (provided that the amount of payments made under this clause (a)(iv) shall also be deemed to be Dividends under the appropriate clause of Section 10.03 and reduce the capacity thereunder on a dollar-for-dollar basis); provided, that nothing herein shall otherwise prevent Parent and its Restricted Subsidiaries from refinancing the Indebtedness under such Permitted Junior Debt or Refinancing Notes, in each case with Permitted Refinancing Indebtedness.

(b)                amend or modify, or permit the amendment or modification of any provision of, any Refinancing Note Document (after the entering into thereof) other than any amendment or modification that is not materially adverse to the interests of the Lenders;

(c)                 amend or modify, or permit the amendment or modification of any provision of, any subordination provision with respect to any subordinated Indebtedness (after the entering into thereof) with a principal amount in excess of the Threshold Amount, other than any amendment or modification that is not materially adverse to the interests of the Lenders; or

(d)                amend, modify or change its notices of articles, certificate or articles of incorporation (including, without limitation, by the filing or modification of any certificate or articles of designation) or certificate of formation; limited liability company agreement, unlimited liability company agreement, articles, or by-laws or constitution (or the equivalent organizational documents); unless such amendment, modification, change or other action contemplated by this clause (d) is not materially adverse to the interests of the Lenders.

Section 10.08           Limitation on Certain Restrictions on Subsidiaries. Parent will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any such Restricted Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by Parent or any Restricted Subsidiary, or pay any Indebtedness owed to Parent or any of the Restricted Subsidiaries, (b) make loans or advances to Parent or any of the Restricted Subsidiaries or (c) transfer any of its properties or assets to Parent or any of the Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of:

(i)              applicable law;

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(ii)               this Agreement and the other Credit Documents, the Senior Secured Notes Indenture and the other documents arising thereunder;

(iii)               any Refinancing Note Documents;

(iv)               customary provisions restricting subletting or assignment of any lease governing any leasehold interest of Parent or any of the Restricted Subsidiaries;

(v)              customary provisions restricting assignment of any licensing agreement (in which Parent or any of the Restricted Subsidiaries is the licensee) or other contract entered into by Parent or any of the Restricted Subsidiaries in the ordinary course of business;

(vi)               restrictions on the transfer of any asset pending the close of the sale of such asset;

(vii)               any agreement or instrument governing Indebtedness assumed in connection with a Permitted Acquisition, to the extent the relevant encumbrance or restriction was not agreed to or adopted in connection with, or in anticipation of, the respective Permitted Acquisition and does not apply to Parent or any Restricted Subsidiary, or the properties of any such Person, other than the Persons or the properties acquired in such Permitted Acquisition;

(viii)               encumbrances or restrictions on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business;

(ix)               any agreement or instrument relating to Indebtedness of a non-Guarantor Foreign Subsidiary incurred pursuant to Section 10.04 to the extent such encumbrance or restriction only applies to such non-Guarantor Foreign Subsidiary;

(x)              an agreement effecting a refinancing, replacement or substitution of Indebtedness issued, assumed or incurred pursuant to an agreement or instrument referred to in clause (vii) above; provided that the provisions relating to such encumbrance or restriction contained in any such refinancing, replacement or substitution agreement are no less favorable to Parent or the Lenders in any material respect than the provisions relating to such encumbrance or restriction contained in the agreements or instruments referred to in such clause (vii);

(xi)               restrictions on the transfer of any asset subject to a Lien permitted by Section 10.01;

(xii)               restrictions and conditions imposed by the terms of the documentation governing any Indebtedness of a Restricted Subsidiary of Parent that is not a Subsidiary Guarantor, which Indebtedness is permitted by Section 10.04;

(xiii)               customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 10.05 and applicable solely to such joint venture;

(xiv)               on or after the execution and delivery thereof, (i) the Permitted Junior Debt Documents, (ii) the Permitted Pari Passu Notes Documents and (iii) Permitted Pari Passu Loan Documents;

(xv)               negative pledges and restrictions on Liens in favor of any holder of Indebtedness for borrowed money permitted under Section 10.04 but only if such negative pledge or restriction expressly permits Liens for the benefit of the Administrative Agent and/or the Collateral Agent and the Secured Creditors with respect to the credit facilities established hereunder and the Obligations under the Credit Documents on a senior basis and without a requirement that such holders of such Indebtedness be secured by such Liens securing the Obligations under the Credit Documents equally and ratably or on a junior basis; and

(xvi)               restrictions and conditions under the terms of the documentation governing any Qualified Securitization Financing or a Receivables Facility that in the good faith determination of Parent or the

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Borrower are necessary or advisable to effect such Qualified Securitization Financing or such Receivables Facility.

Section 10.09           Business. Parent will not permit at any time the business activities taken as a whole conducted by Parent and the Restricted Subsidiaries to be materially different from the business activities taken as a whole conducted by Parent and the Restricted Subsidiaries on the Closing Date and any Similar Business.

Section 10.10           Negative Pledges. Parent shall not, and shall not permit any of the Restricted Subsidiaries to, agree or covenant with any Person to restrict in any way its ability to grant any Lien on its assets in favor of the Lenders, other than pursuant to any Junior Intercreditor Agreement, any Pari Passu Intercreditor Agreement or any other intercreditor agreement contemplated by this Agreement, and except that this Section 10.10 shall not apply to:

(i)              any covenants contained in this Agreement or any other Credit Documents or that exist on the Closing Date;

(ii)               covenants existing under the Senior Secured Notes Indentures or Senior Secured Notes as in effect on the Closing Date and the other documents pursuant thereto;

(iii)               the covenants contained in any Refinancing Term Loans, any Refinancing Note Documents, any Permitted Pari Passu Notes Documents, any Permitted Pari Passu Loan Documents, any Permitted Junior Debt, (in each case so long as same do not restrict the granting of Liens to secure Indebtedness pursuant to this Agreement);

(iv)               covenants and agreements made in connection with any agreement relating to secured Indebtedness permitted by this Agreement but only if such covenant or agreement applies solely to the specific asset or assets to which such Lien relates;

(v)              customary provisions in leases, subleases, licenses or sublicenses and other contracts restricting the right of assignment thereof;

(vi)               customary provisions in joint venture agreements and other similar agreements applicable to joint ventures that are applicable solely to such joint venture;

(vii)               restrictions imposed by law;

(viii)               customary restrictions and conditions contained in agreements relating to any sale of assets or Equity Interests pending such sale; provided such restrictions and conditions apply only to the Person or property that is to be sold;

(ix)               contractual obligations binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such contractual obligations were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary;

(x)              negative pledges and restrictions on Liens in favor of any holder of Indebtedness for borrowed money entered into after the Closing Date and otherwise permitted under Section 10.04 but only if such negative pledge or restriction expressly permits Liens for the benefit of the Administrative Agent and/or the Collateral Agent and the Secured Creditors with respect to the credit facilities established hereunder and the Obligations under the Credit Documents on a senior basis and without a requirement that such holders of such Indebtedness be secured by such Liens securing the Obligations under the Credit Documents equally and ratably or on a junior basis;

(xi)               restrictions on any non-Guarantor Subsidiary pursuant to the terms of any Indebtedness of such non-Guarantor Subsidiary permitted to be incurred hereunder;

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(xii)               restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business; and

(xiii)               any restrictions on Liens imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i), (ii), (iii), (ix), (x) and (xi) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of Parent, not materially more restrictive, taken as a whole, with respect to such encumbrance and other restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Section 10.11           Financial Covenant.

(a)                 Parent and the Restricted Subsidiaries shall not permit the Consolidated First Lien Net Leverage Ratio at the end of any Test Period beginning with the fiscal quarter of Parent ending on or about September 30, 2026, at the end of any fiscal quarter of Parent when the aggregate Revolving Exposure of all Lenders exceeds 35% of Revolving Commitments at such date (excluding Letters of Credit (except to the extent drawn and not reimbursed)), to be greater than 5.70 to 1.00.

(b)                For purposes of determining compliance with the financial covenant set forth in Section 10.11(a) above, cash equity contributions (which equity shall be common equity or otherwise in a form reasonably acceptable to the Administrative Agent) made to Parent (which shall be contributed in cash to the common equity of Parent) after the end of the relevant fiscal quarter and on or prior to the day that is 10 Business Days after Parent and its Restricted Subsidiaries become subject to testing the financial covenant under clause (a) of this Section 10.11 for such fiscal quarter (such 10-Business Day period being referred to herein as the “Interim Period”) will, at the request of the Borrower, be included in the calculation of Consolidated EBITDA solely for the purposes of determining compliance with such financial covenant at the end of such fiscal quarter and applicable subsequent periods which include such fiscal quarter (any such equity contribution so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”); provided that (a) Specified Equity Contributions may be made no more than two times in any four fiscal quarter period and no more than five times during the term of this Agreement, (b) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause Parent to be in pro forma compliance with such financial covenant, (c) the Borrower shall not be permitted to make any Borrowings and no Letters of Credit shall be issued hereunder during the Interim Period until the relevant Specified Equity Contribution has been made, (d) all Specified Equity Contributions shall be counted solely for purposes of compliance with Section 10.11(a) and shall be disregarded for all other purposes, including for purposes of determining any baskets calculated on the basis of Consolidated EBITDA contained herein and in the other Credit Documents, (e) there shall be no pro forma or other reduction in Indebtedness with the proceeds of any Specified Equity Contribution for determining compliance with the financial covenant for the fiscal quarter in which such Specified Equity Contribution is made and (f) from the date of the Administrative Agent’s receipt of a written notice from the Borrower that the Borrower intends to exercise its cure rights under this Section 10.11(b) through the last Business Day of the Interim Period, neither the Administrative Agent nor any Lender shall have any right to accelerate the Loans or terminate the Commitments, and none of the Administrative Agent nor any Lender shall have any right to foreclose on or take possession of the Collateral or any other right or remedy under the Credit Documents that would be available on the basis of an Event of Default resulting from the failure to comply with Section 10.11(a).

ARTICLE 11

EVENTS OF DEFAULT

Upon the occurrence of any of the following specified events (each, an “Event of Default”):

Section 11.01           Payments. The Borrower shall (i) default in the payment when due of any principal of any Loan or (ii) default, and such default shall continue unremedied for five or more Business Days, in the payment when due of any interest on any Loan or any Fees or any other amounts owing hereunder or under any other Credit Document; or

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Section 11.02           Representations, etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or in any certificate delivered to the Administrative Agent or any Lender pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made and such incorrect representation, warranty or statement shall remain untrue in such material respect for a period of 30 days after written notice thereof to the Borrower by the Administrative Agent or the Required Lenders; or

Section 11.03           Covenants. The Borrower or Parent or any of its Restricted Subsidiaries shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.01(e)(i), 9.04 (as to the Borrower), 9.11 or Article 10 (subject to, in the case of Section 10.11(a), the cure rights contained in Section 10.11(b) and the proviso at the end of this clause (i)); provided that an Event of Default for failure to comply with Section 10.11(a) shall not constitute an Event of Default with respect to any Term Loans unless and until the Required Revolving Lenders shall have terminated their Revolving Commitments and declared all Revolving Loans to be due and payable and such declaration has not been rescinded on or before the date that the requisite Term Lenders declare an Event of Default with respect to Section 10.11(a), or (ii) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement or in any other Credit Document (other than those set forth in Sections 11.01 and 11.02), and such default shall continue unremedied for a period of 30 days after written notice thereof to the Borrower by the Administrative Agent, the Collateral Agent or the Required Lenders; or

Section 11.04           Default Under Other Agreements. (i) Parent or any of its Restricted Subsidiaries shall (x) default in any payment of any Indebtedness (other than the Obligations) beyond the period of grace, if any, provided in an instrument or agreement under which such Indebtedness was created or (y) default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Indebtedness to become due prior to its stated maturity or (ii) any Indebtedness (other than the Obligations) of Parent or any of its Restricted Subsidiaries shall be declared to be (or shall become) due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof; provided that (A) it shall not be a Default or an Event of Default under this Section 11.04 unless the aggregate principal amount of all Indebtedness as described in preceding clauses (i) and (ii) is at least equal to the Threshold Amount and (B) the preceding clause (ii) shall not apply to Indebtedness that becomes due as a result of a voluntary sale or transfer of, or Recovery Event with respect to, the property or assets securing such Indebtedness, if such sale or transfer or Recovery Event is otherwise permitted hereunder;

Section 11.05           Bankruptcy, etc. Parent or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”) or under any other Debtor Relief Laws; or an involuntary case is commenced against Parent or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary), and the petition is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code), receiver, receiver-manager, trustee, monitor, judicial manager or other similar official (whether court or privately appointed) is appointed for, or takes charge of, all or substantially all of the property of Parent or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary), or Parent or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) commences any other proceeding under any reorganization, bankruptcy, insolvency, arrangement, winding-up, judicial management, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law (such similar law includes any applicable corporations legislation to the extent the relief sought under such corporations legislation relates to or involves the compromise, settlement, adjustment or arrangement of debt) of any jurisdiction whether now or hereafter in effect relating to Parent or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary), or there is commenced against Parent or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) any such proceeding which remains undismissed for a period of 60 days, or Parent or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or Parent or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) suffers any appointment of any custodian, receiver, receiver-manager, trustee, monitor, judicial manager or other similar official for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or Parent or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) makes a general assignment for the benefit of creditors; or any corporate,

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limited liability company, unlimited liability company or similar action is taken by Parent or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) for the purpose of effecting any of the foregoing; or

Section 11.06           ERISA. (a) An ERISA Event has occurred with respect to a Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in a Material Adverse Effect, (b) there is or arises Unfunded Pension Liability which has resulted or would reasonably be expected to result in a Material Adverse Effect, (c) a Foreign Pension Plan has failed to comply with, or be funded in accordance with, the terms of the plan or any applicable law which has resulted or would reasonably be expected to result in a Material Adverse Effect, or (d) Parent or any of its Restricted Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan that, in each case, has resulted or would reasonably be expected to result in a Material Adverse Effect; or

Section 11.07           Security Documents. Any (i) of the Security Documents shall cease to be in full force and effect, or shall cease to give the Collateral Agent for the benefit of the Secured Creditors the Liens, rights, powers and privileges purported to be created thereby and (ii) security interest purported to be created by any Security Document in any Collateral other than Collateral with an aggregate fair market value not in excess of the Threshold Amount shall cease to be a perfected security interest, to the extent required by the Credit Documents (other than as a result of continuation statements not having been filed or possessory collateral delivered to the Collateral Agent not being in its possession), in favor of the Collateral Agent, superior to and prior to the rights of all third Persons (except as permitted by Section 10.01), and subject to no other Liens (except as permitted by Section 10.01); or

Section 11.08           Guarantees. Any Guaranty shall cease to be in full force or effect as to any Guarantor (other than any Guarantor otherwise qualifying as an Immaterial Subsidiary, whether or not so designated), or any Guarantor or any Person acting for or on behalf of such Guarantor shall deny or disaffirm in writing such Guarantor’s obligations under the Guaranty to which it is a party; or

Section 11.09           Judgments. One or more judgments or decrees shall be entered against Parent or any Restricted Subsidiary (other than any Immaterial Subsidiary) involving in the aggregate for Parent and its Restricted Subsidiaries (other than any Immaterial Subsidiary) a liability or liabilities (not paid or fully covered by a reputable and solvent insurance company with respect to judgments for the payment of money) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 60 consecutive days, and the aggregate amount of all such judgments and decrees (to the extent not paid or fully covered by such insurance company) equals or exceeds the Threshold Amount; or

Section 11.10           Change of Control. A Change of Control shall occur;

then and in any such event, and at any time thereafter, (x) if any Event of Default shall then be continuing, the Administrative Agent, upon the written request of the Required Lenders, shall by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against any Credit Party (provided that, if an Event of Default specified in Section 11.05 shall occur with respect to any Credit Party, the result of which would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice): (i) declare the Commitments terminated, whereupon all Commitments of each Lender shall forthwith terminate immediately; (ii) declare the principal of and any accrued interest in respect of all Loans and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party; (iii) enforce, as Collateral Agent, all of the Liens and security interests created pursuant to the Security Documents; (iv) enforce each Guaranty, (v) terminate, reduce or condition any Revolving Commitment and (vi) require the Credit Parties to Cash Collateralize LC Obligations, and, if the Credit Parties fail promptly to deposit such Cash Collateral, the Administrative Agent may (and shall upon the direction of Required Lenders) advance the required Cash Collateral as Revolving Loans (whether or not the conditions in Section 7.01 are satisfied) and (y) if any Event of Default for failure to comply with Section 10.11(a) shall then be continuing, the Administrative Agent, upon the written request of the Required Revolving Lenders, shall by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, any Lender or the holder of any Note to enforce its claims against any Credit Party: (i) declare the Revolving Commitments terminated, whereupon all Revolving Commitments of each Revolving Lender shall forthwith terminate immediately; (ii) declare the principal of and any accrued interest

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in respect of all Revolving Loans and the Revolving Notes and all Obligations in respect of the Revolving Commitments (including, without limitation, the Revolving Loans and Letters of Credit) owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party and (iii) require the Credit Parties to Cash Collateralize LC Obligations.

Section 11.11           Application of Funds. After the exercise of remedies provided for above (or after the Loans have automatically become immediately due and payable and the LC Exposure has automatically been required to be Cash Collateralized as set forth above), any amounts received on account of the Obligations (including without limitation, proceeds received by the Administrative Agent or Collateral Agent in respect of any sale of, collection from, or other realization upon, all or any part of the Collateral (including, without limitation, pursuant to the exercise by the Administrative Agent or Collateral Agent of its remedies during the continuance of an Event of Default) or otherwise received on account of the Obligations, including in any Insolvency or Liquidation Proceeding) shall, subject to the provisions of Sections 2.11, 2.12(j) and any Pari Passu Intercreditor Agreement, be applied in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including amounts payable under Sections 2.10 and 2.11) payable to the Administrative Agent or the Collateral Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest, and payments under Designated Interest Rate Protection Agreement or Designated Treasury Services Agreement) payable to the Lenders (other than principal, interest, and payments under Designated Interest Rate Protection Agreement or Designated Treasury Services Agreement but including amounts payable under Sections 3.01 and 3.02), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations consisting of accrued and unpaid interest on the Loans and LC Exposure, and any fees, premiums and scheduled periodic payments due under any Designated Interest Rate Protection Agreement or Designated Treasury Services Agreement, ratably among the Secured Creditors in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and LC Exposure (including to Cash Collateralize that portion of LC Exposure comprised of the aggregate undrawn amount of Letters of Credit), and any breakage, termination or other payments under Designated Interest Rate Protection Agreement or Designated Treasury Services Agreement, ratably among the Secured Creditors in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the payment of all other Obligations of the Credit Parties that are due and payable to the Administrative Agent, Collateral Agent and the other Secured Creditors on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent, Collateral Agent and the other Secured Creditors on such date; and

Sixth, the balance, if any, as required by the Intercreditor Agreement or any Additional Intercreditor Agreement or, in the absence of any such requirement, to the Person lawfully entitled thereto (including the applicable Credit Party or its successors or assigns).

Amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Third and clause Sixth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above. Amounts distributed with respect to any Designated Interest Rate Protection Agreements and Designated Treasury Services Agreements shall be the lesser of the maximum Obligations arising under Designated Interest Rate Protection Agreements and Designated Treasury Services Agreements last reported to the Administrative Agent or the actual Obligations owed under Designated Interest Rate Protection Agreements and Designated Treasury Services Agreements as calculated by the methodology reported to the Administrative Agent for determining the amount due. The Administrative Agent shall have no obligation to calculate the amount to be distributed with respect to any Obligations under any Designated

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Interest Rate Protection Agreements and Designated Treasury Services Agreements, and may request a reasonably detailed calculation of such amount from the applicable Secured Creditor. If a Secured Creditor fails to deliver such calculation within five days following request by the Administrative Agent, the Administrative Agent may assume the amount to be distributed is zero.

In the event that any such proceeds are insufficient to pay in full the items described in clauses First through Sixth of this Section 11.11, the Credit Parties shall remain liable for any deficiency.

ARTICLE 12

THE ADMINISTRATIVE AGENT

Section 12.01           Appointment and Authorization.

(a)                 Each of the Lenders hereby irrevocably appoints JPMorgan to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article 12 (other than Sections 12.08, 12.10 and 12.11) are solely for the benefit of the Administrative Agent, the Issuing Banks and the Lenders, and neither the Borrower nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions.

(b)                The Administrative Agent shall also act as the “collateral agent” and “security trustee” under the Credit Documents, and each of the Lenders (on behalf of itself and its Affiliates, including in its capacity as a potential Guaranteed Creditor under a Designated Interest Rate Protection Agreement or Designated Treasury Services Agreement) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any Credit Party to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” or “security trustee” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 12.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article 12 and Article 13 (including Section 13.01, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” or “security trustee” under the Credit Documents) as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Administrative Agent to execute any and all documents (including releases) with respect to the Collateral and the rights of the Guaranteed Creditors with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents and acknowledge and agree that any such action by any Agent shall bind the Lenders. In addition, to the extent required under the laws of any jurisdiction other than within the United States, each Lender hereby grants to the Administrative Agent any required powers of attorney to execute and enforce any Security Document governed by the laws of such jurisdiction on such Lender’s behalf. The Collateral Agent shall be entitled to all rights, powers and protections of the Administrative Agent under this Article 12.

(c)                 The Lenders hereby authorize the Administrative Agent to enter into any Junior Intercreditor Agreement, any Pari Passu Intercreditor Agreement and any other intercreditor agreement or arrangement or supplement thereto satisfactory to the Administrative Agent permitted under this Agreement without any further consent by any Lender and any such intercreditor agreement shall be being binding upon the Lenders, including, with respect to the Junior Intercreditor Agreement, the Pari Passu Intercreditor Agreement or any supplement thereto, with respect to any Indebtedness that is to be secured by a Lien on the Collateral that is not prohibited (including with respect to priority) under this Agreement and to subject the Liens on the Collateral securing the Obligations to the provisions thereof.

(d)                Without limiting the provisions of this Section 12.01, each Lender, acting for itself and on behalf of all other present and future Secured Creditors, hereby irrevocably appoints and authorizes the Collateral Agent (and

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any successor acting as Collateral Agent) to act as the hypothecary representative (within the meaning of Article 2692 of the Civil Code of Québec) in order to hold, for the benefit of all present and future Secured Creditors, any hypothec granted under the laws of the Province of Quebec as security for the Obligations, and to exercise such rights and duties as are conferred upon the hypothecary representative under any such deed of hypothec and applicable laws (with the power to delegate any such rights or duties on such terms and conditions as it may determine from time to time). The Collateral Agent, in its capacity as hypothecary representative as aforesaid, shall benefit from and be subject to all provisions hereof with respect to the Collateral Agent, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Lenders. Any person who becomes a Secured Creditor shall be deemed to have consented to and confirmed the Collateral Agent as the Person acting as hypothecary representative as aforesaid and to have ratified, as of the date it becomes a Secured Creditor, all actions taken by the Collateral Agent in such capacity. The substitution of the Collateral Agent pursuant to the provisions of this Article 12 shall also constitute the substitution of such Collateral Agent as hypothecary representative.

Section 12.02           Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article 12 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents, except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence, bad faith or willful misconduct in the selection of such sub-agents.

Section 12.03           Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a)               shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)               shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable law;

(c)               shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Parent, the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity;

(d)               shall not be liable to any Lender for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Article 11 and Section 13.12) or (ii) in the absence of its own gross negligence, bad faith or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender; and

(e)               shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms

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or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article 6 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 12.04           Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable, in the absence of its own gross negligence, bad faith or willful misconduct in selecting such counsel, accountants or other experts, for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 12.05           No Other Duties, etc. Anything herein to the contrary notwithstanding, the Lead Arrangers shall not have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender hereunder.

Section 12.06           Non-reliance on Administrative Agent and Other Lenders. Each Lender and each Issuing Bank represents and warrants that (i) the Credit Documents set forth the terms of a commercial lending facility, (ii) in participating as a Lender, it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or Issuing Bank, in each case in the ordinary course of business, and not for the purpose of investing in the general performance or operations of the Borrower, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and each Lender and each Issuing Bank agrees not to assert a claim in contravention of the foregoing, such as a claim under the federal or state securities laws), (iii) it has, independently and without reliance upon the Administrative Agent, the Collateral Agent, any Lead Arranger, any Incremental Arranger or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender or an Issuing Bank, as applicable, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or Issuing Bank or any of the Related Parties of any of the foregoing and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

Section 12.07           Indemnification by the Lenders. To the extent that the Borrower for any reason fails to pay any amount required under Section 13.01(a) to be paid by it to the Administrative Agent or Collateral Agent (or any sub-agent thereof), or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent or Collateral Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (based on the amount of then outstanding Loans) of (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or Collateral Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent or Collateral Agent (or any such sub-agent) in

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connection with such capacity. The obligations of the Lenders under this Section 12.07 are subject to the provisions of Section 12.13.

Section 12.08           Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Parent or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 12.09           Administrative Agent May File Proofs of Claim; Credit Bidding. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or LC Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)               to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks and the Administrative Agent under Sections 4.01 and 13.01) allowed in such judicial proceeding; and

(b)               to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Banks to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 4.01 and 13.01.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Issuing Banks any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any Issuing Bank to authorize the Administrative Agent to vote in respect of the claim of any Lender or any Issuing Bank or in any such proceeding.

The Secured Creditors hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar laws in any other jurisdictions to which a Credit Party is subject or (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Creditors shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) the Administrative Agent shall be authorized to adopt documents providing for

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the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a)(i) and (a)(ii) of Section 13.04 of this Agreement), and (iii) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Creditor or any acquisition vehicle to take any further action.

Section 12.10           Resignation of the Agents.

(a)                 The Administrative Agent may at any time give notice of its resignation (including as Collateral Agent) to the Lenders and the Borrower; provided that, if at the time of such resignation, there is a successor Administrative Agent or Collateral Agent, as applicable, satisfactory to each of the resigning Administrative Agent or Collateral Agent, the incoming Administrative Agent or Collateral Agent, the Required Lenders and the Borrower, each, in its sole discretion, then the resigning Administrative Agent or Collateral Agent, the incoming Administrative Agent or Collateral Agent, the Required Lenders and Borrower may agree to waive or shorten the 30 day notice period. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the Borrower’s consent (other than during the existence of a Specified Event of Default), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders (and consented to by the Borrower, to the extent so required) and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, with the Borrower’s consent (other than during the existence of a Specified Event of Default), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment within such period, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Credit Documents, the retiring Administrative Agent shall continue to hold such collateral security solely for purposes of maintaining the Secured Creditors’ security interest thereon until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders (with the consent of the Borrower, to the extent so required) appoint a successor Administrative Agent as provided for above in this Section 12.10. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section). After the retiring Administrative Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Article 12 and Section 13.01 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 12.11           Collateral Matters and Guaranty Matters.

(a)                 Each of the Lenders (including in its capacity as a potential Guaranteed Creditor under a Designated Interest Rate Protection Agreement or Designated Treasury Services Agreement) and the Issuing Banks irrevocably authorize the Administrative Agent, at its option and in its discretion, and the Collateral Agent, as applicable,

(i)              to release any Lien on any property granted to or held by the Collateral Agent under any Credit Document (A) upon termination of the Commitments and payment in full of all Obligations (other than (x) contingent indemnification obligations and (y) obligations and liabilities under Designated Interest Rate Protection Agreements and Designated Treasury Services Agreements) and the expiration or

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termination of all Letters of Credit (unless Cash Collateralized or backstopped on terms reasonably satisfactory to the Administrative Agent and the applicable Issuing Bank), (B) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Credit Document to a Person that is not a Credit Party, (C) subject to Section 13.12, if approved, authorized or ratified in writing by the Required Lenders, (D) that constitutes “Excluded Collateral” (provided that, if any such property constitutes Excluded Collateral under certain Security Documents and not other Security Documents, such release shall be limited to the Security Documents for which such property constitutes Excluded Collateral) or (E) if the property subject to such Lien is owned by a Subsidiary Guarantor, subject to Section 13.12, upon release of such Subsidiary Guarantor from its obligations under the Guaranty pursuant to clause (ii) below;

(ii)               to release any Subsidiary Guarantor from its obligations under the Guaranty if such Person ceases to be a Restricted Subsidiary or becomes an Excluded Subsidiary as a result of a transaction permitted hereunder (other than as a result of a transfer of such Subsidiary Guarantor’s equity interests to any Affiliate of Parent in connection with a non-bona fide transaction the primary purpose of which was to cause such entity to cease to constitute a Restricted Subsidiary or cause such entity to become an Excluded Subsidiary); provided that no Restricted Subsidiary that was designated as a Subsidiary Guarantor pursuant to the definition of “Excluded Subsidiary” shall be released on the basis that it was an Excluded Subsidiary;

(iii)               at the request of the Borrower, to release or subordinate any Lien on any property granted to or held by the Collateral Agent or Administrative Agent under any Credit Document to the holder of any Lien on such property that is permitted by Sections 10.01(vi) or (xiii) or any other Lien that is permitted by Section 10.01 to be senior to the Lien securing the Obligations or to release any Lien securing the Obligations upon the incurrence of any Lien permitted by Section 10.01 with respect to specified assets if the Lien securing the Obligations is not allowed by the documentation creating such Lien or related documentation;

(iv)               take any other actions contemplated by clause (b) below.

(b)                Without limiting the foregoing, clause (a):

(i)       Upon the occurrence of the Termination Date, all rights to the Collateral shall revert to the Credit Parties and the Collateral Agent, at the request and expense of the respective Credit Party, will promptly execute and deliver to such Credit Party a proper instrument or instruments to terminate the perfection of the security interests granted pursuant to the Security Documents and other notices of Liens and acknowledge the satisfaction and termination of the Security Documents, and will return to the Borrower for the benefit of Parent and each of its direct and indirect Subsidiaries (without recourse and without any representation or warranty) all of the Collateral in the possession of the Collateral Agent that has not theretofore been sold or otherwise applied or released pursuant to the Security Documents. As used in this Agreement, “Termination Date” shall mean the date upon which the Commitments have terminated, all Obligations have been paid in full (other than (x) contingent indemnification obligations and (y) obligations and liabilities under Designated Interest Rate Protection Agreements and Designated Treasury Services Agreements) and all Letters of Credit have expired or terminated (unless Cash Collateralized or backstopped on terms reasonably satisfactory to the Administrative Agent and the applicable Issuing Bank).

(ii)       In the event that any part of the Collateral is sold or otherwise disposed of (to a Person other than a Credit Party) in connection with a sale or disposition permitted by Section 10.02 or is otherwise released at the direction of the Required Lenders (or all the Lenders if required by Section 13.12), the security interest created hereby in such Collateral will be automatically released. Furthermore, upon the release of any Subsidiary Guarantor in accordance with Section 12.11(a)(ii), such Subsidiary Guarantor (and the Collateral at such time assigned by the respective Subsidiary Guarantor pursuant to the Security Documents) shall be released from the Security Documents automatically and without further action and the Security Documents shall, as to such Subsidiary Guarantor, terminate, and have no further force and effect (it being understood that in no event shall any Subsidiary Guarantor be automatically released as a result of a transfer of such Subsidiary Guarantor’s equity interests to any Affiliate of Parent in connection with a non-bona fide transaction the primary purpose of which was to cause such entity to cease to constitute a Restricted Subsidiary or cause such entity to become an Excluded Subsidiary).

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(iii)        At any time that a Credit Party desires that the Collateral Agent take any action to acknowledge or give effect to any release of Collateral or subordination pursuant to the foregoing Section 12.11(a)(i), 12.11(a)(iii) or 12.11(b)(ii), such Credit Party shall deliver to the Collateral Agent (and the relevant sub-agent, if any, designated hereunder) a certificate signed by a Responsible Officer of such Credit Party stating that the release or subordination, as applicable, of the respective Collateral is permitted pursuant to such Section 12.11. At any time that either the Borrower or the respective Credit Party desires that, in connection with a Subsidiary of Parent which has been released from the Guaranty, the Collateral Agent take any action in connection with the release of such Subsidiary hereunder as provided in the last sentence of Section 12.11, it shall deliver to the Collateral Agent a certificate signed by a Responsible Officer of Parent and the respective Credit Party stating that the release of the respective Credit Party (and its Collateral) is permitted pursuant to such Section 12.11.

(iv)       The Administrative Agent and the Collateral Agent shall have no liability whatsoever to any other Secured Creditor as the result of any release or subordination of Collateral by it in accordance with (or which the Collateral Agent in the absence of gross negligence and willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision) believes to be in accordance with) this Section 12.11(b); provided that the Collateral Agent may conclusively rely on any certificate delivered by a Credit Party in accordance with this Section 12.11. Any release, subordination and any documents, instruments and agreements in connection therewith shall be without recourse to, or representation or warranty by, the Administrative Agent and the Collateral Agent.

Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s or the Collateral Agent’s, as applicable, authority to release, partially release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 12.11. In each case as specified in this Section 12.11, the Collateral Agent will (and each Lender irrevocably authorizes the Collateral Agent to), at the Borrower’s expense and subject to the receipt of the certificates set forth above, execute and deliver to the applicable Credit Party such documents, including (without limitation) termination or partial release statements, as such Credit Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Credit Documents and this Section 12.11; provided that in the event that the Collateral Agent loses or misplaces any possessory collateral delivered to the Collateral Agent by any Credit Party, upon reasonable request of such Credit Party, the Collateral Agent shall provide a loss affidavit to the Credit Party, in the form customarily provided by the Collateral Agent in such circumstances; provided, further, that the Collateral Agent shall not be required to indemnify such Credit Party for losses related thereto.

Section 12.12           Designated Interest Rate Protection Agreements and Designated Treasury Services Agreements. No Guaranteed Creditor that obtains the benefits of Article 11, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Credit Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Credit Documents. Notwithstanding any other provision of this Section 12.12 to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Designated Interest Rate Protection Agreements and Designated Treasury Services Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Guaranteed Creditor.

Section 12.13           Withholding Taxes. To the extent required by any applicable Requirement of Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service, the Canada Revenue Agency or any other authority of the United States, Canada or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective), whether or

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not such Tax was correctly or legally imposed or asserted, such Lender shall, within 10 days after written demand therefor, indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Credit Parties pursuant to Section 5.04 and without limiting or expanding the obligation of the Credit Parties to do so) for all amounts paid, directly or indirectly, by the Administrative Agent as Taxes or otherwise, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement, any other Credit Document or otherwise against any amount due the Administrative Agent under this Section 12.13. The agreements in this Section 12.13 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all other Obligations. For the avoidance of doubt, for purposes of this Section 12.13, the term “Lender” shall include any Issuing Bank.

Section 12.14           Certain ERISA Matters

(a)                 (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of Parent or any other Credit Party, that at least one of the following is and will be true:

(i)              such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii)               the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class ex-emption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)               (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)               such other representation, warranty and covenant as may be agreed in writing be-tween the Administrative Agent, in its sole discretion, and such Lender.

(b)                In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of Parent or any other Credit Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including

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in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Credit Document or any documents related hereto or thereto).

Section 12.15           Erroneous Payments

(a)                 Each Lender and Issuing Bank hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender or Issuing Bank from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender or Issuing Bank (whether or not known to such Lender or Issuing Bank), and demands the return of such Payment (or a portion thereof), such Lender or Issuing Bank shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent, may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender or Issuing Bank shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 12.15(a) shall be conclusive, absent manifest error.

(b)                Each Lender and Issuing Bank hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment.  Each Lender and Issuing Bank agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender or Issuing Bank shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent, may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or Issuing Bank to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c)                 The Borrower and each other Credit Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender or Issuing Bank that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender or Issuing Bank with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Credit Party.

(d)                Each party’s obligations under this Section 12.15 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Credit Document.

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ARTICLE 13

MISCELLANEOUS

Section 13.01           Payment of Expenses, etc.

(a)                 The Credit Parties hereby jointly and severally agree, from and after the Closing Date, to: (i) pay all reasonable invoiced out-of-pocket costs and expenses of the Agents, Lenders and Issuing Banks (limited in the case of legal expenses to the reasonable fees and disbursements of one primary counsel to all Agents, Lenders and Issuing Banks, taken as a whole, and, if reasonably necessary, one local counsel in any relevant jurisdiction (which may include a single firm of counsel acting in multiple jurisdictions)) in connection with (a) the preparation, execution and delivery of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein, (b) the administration hereof and thereof and any amendment, waiver or consent relating hereto or thereto (whether or not effective), and (x) their syndication efforts with respect to this Agreement; (ii) pay all reasonable invoiced out-of-pocket costs and expenses of the Agents, each Issuing Bank and each Lender in connection with the enforcement of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings (which shall be limited, in the case of legal expenses, to one primary counsel to all Agents, Issuing Banks and Lenders to be retained by the Administrative Agent and, if reasonably necessary, one local counsel in any relevant jurisdiction (which may include a single firm of counsel acting in multiple jurisdictions) and, in the case of an actual or perceived conflict of interest where any Indemnified Person affected by such conflict informs the Borrower of such conflict, of a single additional firm of counsel for all similarly situated affected Indemnified Persons); (iii) without duplication of any other amounts payable under this Section 13.01 and Section 5.04, pay and hold each Agent, each Lender and each Issuing Bank harmless from and against any and all Other Taxes with respect to the foregoing matters and save each Agent, each Issuing Bank and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Agent, such Lender or such Issuing Bank) to pay such Other Taxes; and (iv) indemnify each Agent, each Lender, each Issuing Bank and their respective Affiliates, and the officers, directors, employees, agents, trustees, representatives and investment advisors of each of the foregoing (each, an “Indemnified Person”) from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable attorneys’ and consultants’ fees and disbursements) (but excluding Taxes other than Taxes that represent liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements arising from a non-Tax claim) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not any Agent, any Issuing Bank or any Lender is a party thereto and whether or not such investigation, litigation or other proceeding is brought by or on behalf of any Credit Party) related to the entering into and/or performance of this Agreement or any other Credit Document or the proceeds of any Loans hereunder or the consummation of the Transaction or any other transactions contemplated herein or in any other Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents, or (b) the actual or alleged presence or Release of Hazardous Materials at, under, from or through any Real Property owned, leased or operated, at any time, by Parent or any of its Subsidiaries; the non-compliance by Parent or any of its Subsidiaries with any Environmental Law (including applicable permits thereunder) applicable to any Real Property; or any Environmental Claim relating in any way to Parent or any of its Subsidiaries, including, in each case, without limitation, the reasonable fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnified Person (but excluding in each case (and each Indemnified Person, by accepting the benefits hereof, agrees to promptly refund or return any indemnity received hereunder to the extent it is later determined by a final, non-appealable judgment of a court of competent jurisdiction that such Indemnified Person is not entitled thereto) any losses, liabilities, claims, damages or expenses (i) to the extent incurred by reason of the gross negligence, bad faith or willful misconduct of the applicable Indemnified Person, any Affiliate of such Indemnified Person or any of their respective directors, officers, employees, representatives, agents, Affiliates, trustees or investment advisors, (ii) to the extent incurred by reason of any material breach of the obligations of such Indemnified Person under this Agreement or the other Credit Documents (in the case of each of preceding clauses (i) and (ii), as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iii) that do not involve or arise from an act or omission by the Borrower or Guarantors or any of their respective

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affiliates and is brought by an Indemnified Person (other than claims against any Agent solely in its capacity as such or in its fulfilling such role)). To the extent that the undertaking to indemnify, pay or hold harmless any Agent, any Issuing Bank or any Lender or other Indemnified Person set forth in the preceding sentence may be unenforceable because it violates any law or public policy, the Credit Parties shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.

(b)                No Agent or any Indemnified Person shall be responsible or liable to any Credit Party or any other Person for (x) any determination made by it pursuant to this Agreement or any other Credit Document in the absence of gross negligence, bad faith or willful misconduct on the part of such Indemnified Person (in each case, as determined by a court of competent jurisdiction in a final and non-appealable judgment) or (y) any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems.

(c)                 No party hereto (and no Indemnified Person or any Subsidiary or Affiliate of Parent or the Borrower) shall be responsible to any other party hereto (or any Indemnified Person or any Subsidiary or Affiliate of Parent or the Borrower) for any indirect, special, exemplary, incidental, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) which may be alleged as a result of this Agreement or any other Credit Document or the financing contemplated hereby; provided that nothing in this Section 13.01(c) shall limit the Credit Parties’ indemnity obligations to the extent that such indirect, special, punitive or consequential damages are included in any claim by a third party unaffiliated with any Indemnified Person with respect to which the applicable Indemnified Person is entitled to indemnification under Section 13.01(a).

Section 13.02           Right of Set-off.

(a)                 In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent, each Issuing Bank and each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) (other than accounts used exclusively for payroll, payroll taxes, fiduciary and trust purposes, and employee benefits) and any other Indebtedness at any time held or owing by the Administrative Agent, such Issuing Bank or such Lender (including, without limitation, by branches and agencies of the Administrative Agent or such Lender wherever located) to or for the credit or the account of the Borrower or any of its Subsidiaries against and on account of the Obligations and liabilities of the Credit Parties to the Administrative Agent, such Issuing Bank or such Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations purchased by such Lender pursuant to Section 2.10, and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not the Administrative Agent, such Issuing Bank or such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

Section 13.03           Notices.

(a)                 Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, telecopier, cable communication or electronic transmission) and mailed, telegraphed, telexed, telecopied, cabled, delivered or transmitted to the address, telecopier number, electronic mail address or telephone number specified for such Credit Party, the Administrative Agent, the Collateral Agent or an Issuing Bank at its address specified on Schedule 13.03 or at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to the Borrower and the Administrative Agent.

(b)                Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by the Administrative Agent. Each of the Administrative Agent, the Borrower or Parent may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

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(c)                 (i) Notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

Section 13.04           Benefit of Agreement; Assignments; Participations, etc.

(a)                 The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Transferees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed; provided that any investment objectives and/or history of any proposed Lender or its Affiliates shall be a reasonable basis for the Borrower to withhold consent to a proposed assignment) of:

(A)               the Borrower; provided that, the Borrower shall be deemed to have consented to an assignment unless it shall have objected thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; provided that no consent of the Borrower shall be required (x)(I) with respect to Term Loans or Commitments thereof, for an assignment to a Term Lender, an Affiliate of a Term Lender or an Approved Fund or (II) with respect to Revolving Loans and Revolving Commitments, for an assignment to a Revolving Lender, an Affiliate of a Revolving Lender or an Approved Fund or (y) if a Specified Event of Default has occurred and is continuing, any other Eligible Transferee;

(B)               the Administrative Agent; provided that no consent of the Administrative Agent shall be required (x) with respect to Term Loans or Commitments thereof, for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, (y) with respect to Revolving Loans and Revolving Commitments, for an assignment to a Revolving Lender, an Affiliate of a Revolving Lender or an Approved Fund or (z) for assignments between Goldman Sachs Bank USA and Goldman Sachs Lending Partners LLC;

(C)               each Issuing Bank, solely with respect to assignments of Revolving Loans and Revolving Commitments; provided that no consent of any Issuing Bank shall be required for assignments between Goldman Sachs Bank USA and Goldman Sachs Lending Partners LLC;

(ii)               Assignments shall be subject to the following additional conditions:

(A)               except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Tranche, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the trade date specified in the Assignment and Assumption with respect to such assignment or, if no trade date is so specified, date the Assignment and Assumption Agreement with respect to such assignment is delivered to the Administrative Agent) shall not be less than (I) $1,000,000 in the case of Term Loans and (II) $5,000,000 in the case of Revolving Loans or Revolving Commitments, unless each of the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if

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a Specified Event of Default has occurred and is continuing; provided, however, that concurrent assignments to or from Affiliates and groups of funds will be aggregated and treated as a single assignment for purposes of determining whether such minimum amount has been met;

(B)               each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Tranche of Commitments or Loans;

(C)               the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption Agreement or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption Agreement by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption Agreement are participants, together with the payment by the assignee of a processing and recordation fee of $3,500; and

(D)               the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Credit Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

(iii)               Subject to acceptance and recording thereof pursuant to clause (b)(iv) below, from and after the effective date specified in each Assignment and Assumption Agreement, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 5.04 and 13.01). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) below.

(iv)               [Reserved].

(v)               Upon its receipt of (x) a duly completed Assignment and Assumption Agreement executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption Agreement by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption Agreement are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b)(ii)(C) above and any written consent to such assignment required by clause (b)(i) above, the Administrative Agent shall accept such Assignment and Assumption Agreement and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to this Agreement, the Administrative Agent shall have no obligation to accept such Assignment and Assumption Agreement and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause (v).

(c)                 Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more Eligible Transferees (a “Participant”), in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement

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and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that requires the consent of each Lender or each adversely affected Lender and that directly affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01 and 5.04 (subject to the requirements and limitations therein (it being understood that the documentation required under Section 5.04(b) and (c) shall be delivered solely to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 13.04; provided that such Participant (A) shall be subject to the provisions of Section 3.03 and Section 3.04 as if it were an assignee under clause (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 3.01 or 5.04, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from any change in any Requirement of Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.04 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.02 as though it were a Lender; provided that such Participant shall be subject to Section 3.03 and Section 3.04 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and interest amounts) of each Participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments or Loan or its other obligations under any Credit Document) to any Person except to the extent such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the Treasury Regulations and Section 1.163-5(b) of the Proposed Treasury Regulations (or any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)                Parent and its Restricted Subsidiaries shall also be entitled to purchase (from Lenders) outstanding principal of Term Loans in accordance with the provisions of Sections 2.18 and 2.19, which purchases shall be evidenced by assignments (in form reasonably satisfactory to the Administrative Agent) from the applicable Lender to the Borrower. No such transfer or assignment shall be effective until recorded by the Administrative Agent (which the Administrative Agent agrees to promptly record) on the Register pursuant to clause (b) above. All Term Loans purchased pursuant to Section 2.18 and 2.19 shall be immediately and automatically cancelled and retired, and the Borrower shall in no event become a Lender hereunder. To the extent of any assignment to a Borrower as described in this clause (d), the assigning Lender shall be relieved of its obligations hereunder with respect to the assigned Term Loans.

(e)                 Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans and Notes hereunder to a Federal Reserve Bank or such other central bank as may exercise authority over such Lender in support of borrowings made by such Lender from such Federal Reserve Bank or other central bank and, with prior notification to the Administrative Agent (but without the consent of the Administrative Agent or the Borrower), any Lender which is a fund may pledge all or any portion of its Loans and Notes to its trustee or to a collateral agent providing credit or credit support to such Lender in support of its obligations to such trustee, such collateral agent or a holder of such obligations, as the case may be. No pledge pursuant to this clause (e) shall release the transferor Lender from any of its obligations hereunder.

(f)                  Each Lender acknowledges and agrees to comply with the provisions of Section 13.04 applicable to it as a Lender hereunder.

(g)                Each Sponsor Affiliate, solely in its capacity as a Lender, hereby agrees, and each Sponsor Affiliate Assignment and Assumption Agreement shall provide a confirmation, that, if any Credit Party shall be subject to any voluntary or involuntary proceeding commenced under any Debtor Relief Law now or hereafter in effect (“Bankruptcy Proceedings”), (i) such Sponsor Affiliate shall not take any step or action in such Bankruptcy Proceeding to object to, impede, or delay the exercise of any right or the taking of any action by the Administrative Agent (or the taking of

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any action by a third party that is supported by the Administrative Agent) in relation to such Sponsor Affiliate’s claim with respect to its Term Loans (a “Claim”) (including, without limitation, objecting to any debtor in possession financing, use of cash collateral, grant of adequate protection, sale or disposition, compromise, or plan of reorganization) so long as such Sponsor Affiliate is treated in connection with such exercise or action on the same or better terms as the other Lenders and (ii) with respect to any matter requiring the vote of Lenders during the pendency of a Bankruptcy Proceeding (including, without limitation, voting on any plan of reorganization), the Term Loans held by such Sponsor Affiliate (and any Claim with respect thereto) shall be deemed to be voted by such Sponsor Affiliate in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Sponsor Affiliates, so long as such Sponsor Affiliate is treated in connection with the exercise of such right or taking of such action on the same or better terms as the other Lenders. For the avoidance of doubt, the Lenders and each Sponsor Affiliate agree and acknowledge that the provisions set forth in this Section 13.04(g) constitute a “subordination agreement” as such term is contemplated by, and utilized in, Section 510(a) of the Bankruptcy Code, and, as such, would be enforceable for all purposes in any case where a Credit Party has filed for protection under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect applicable to Credit Party. Except as expressly provided in this Section 13.04(g), the provisions of this Section 13.04(g) shall not be applicable to any Debt Fund Affiliate.

(h)                If any Borrower wishes to replace the Term Loans or Commitments with Term Loans or Commitments having different terms, it shall have the option, with the consent of the Administrative Agent and subject to at least three Business Days’ advance notice to the Lenders of such Term Loans or holding such Commitments, instead of prepaying the Term Loans or reducing or terminating the Commitments to be replaced, to (i) require such Lenders to assign such Term Loans or Commitments to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with Section 13.12 (with such replacement, if applicable, being deemed to have been made pursuant to Section 13.12). Pursuant to any such assignment, all Term Loans and Commitments to be replaced shall be purchased at par (allocated among the applicable Lenders in the same manner as would be required if such Term Loans were being optionally prepaid or such Commitments were being optionally reduced or terminated by the Borrower), accompanied by payment of any accrued interest and fees thereon and any amounts owing pursuant to Section 2.08. By receiving such purchase price, the applicable Lenders shall automatically be deemed to have assigned such Term Loans or Commitments pursuant to the terms of an Assignment and Assumption Agreement, and accordingly no other action by such Lenders shall be required in connection therewith. The provisions of this paragraph are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

(i)                  The Administrative Agent shall provide, and the Borrower hereby expressly authorizes the Administrative Agent to provide, to any requesting Lender, the list of Disqualified Lenders provided to the Administrative Agent by the Borrower and any updates thereto. The Borrower hereby agrees that such requesting Lender may share the list of Disqualified Lenders with any potential assignee, transferee or participant. Notwithstanding the foregoing, each Credit Party and the Lenders acknowledge and agree that the Administrative Agent shall not have any responsibility or obligation to determine whether any Lender or potential Lender is a Disqualified Lender and the Administrative Agent shall have no liability with respect to any assignment made to a Disqualified Lender.

Section 13.05           No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent, the Collateral Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower or any other Credit Party and the Administrative Agent, the Collateral Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent, the Collateral Agent or any Lender would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent, the Collateral Agent or any Lender to any other or further action in any circumstances without notice or demand.

Section 13.06           [Reserved].

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Section 13.07           Calculations; Computations.

(a)                 The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with U.S. GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto); provided that (i) except as otherwise specifically provided herein, all computations of Excess Cash Flow and the Applicable Margin, and all computations and all definitions (including accounting terms) used in determining compliance with Section 9.13, shall utilize U.S. GAAP and policies in conformity with those used to prepare the audited financial statements of the Borrower for the fiscal year of the Borrower ended December 31, 2017 and, (ii) to the extent expressly provided herein, certain calculations shall be made on a Pro Forma Basis; provided, further, that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any leverage calculation or any financial definition used therein to implement the effect of any change in U.S. GAAP or the application thereof occurring after the Closing Date on the operation thereof (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend any leverage test or any financial definition used therein for such purpose), then the Borrower and the Administrative Agent shall negotiate in good faith to amend such leverage test or the definitions used therein (subject to the approval of the Required Lenders; provided, further, that any change affecting the computation of the ratio set forth in Section 10.11 shall be subject solely to the approval of the Required Revolving Lenders (not to be unreasonably withheld, conditioned or delayed)) to preserve the original intent thereof in light of such changes in U.S. GAAP; provided, further, that all determinations made pursuant to any applicable leverage test or any financial definition used therein shall be determined on the basis of U.S. GAAP as applied and in effect immediately before the relevant change in U.S. GAAP or the application thereof became effective, until such leverage test or such financial definition is amended. Notwithstanding any other provision contained herein, (i) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to Statement of Financial Accounting Standards 141R or ASC 805 (or any other financial accounting standard having a similar result or effect) and (ii) all obligations of any Person that are or would be characterized as an operating lease as determined in accordance with past practice of such Person (whether or not such operating lease was in effect on such date) shall continue to be considered an operating lease (and not a Capitalized Lease Obligation) for purposes of this Agreement regardless of any change in U.S. GAAP following the Closing Date that would otherwise require such obligation to be recharacterized as a Capitalized Lease Obligation.

(b)                All computations of interest (other than interest based on the Prime Rate) and other Fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or Fees are payable. All computations of interest based determined by reference to the Prime Rate shall be based on a 365-day or 366-day year, as the case may be.

(c)                 The calculation of any financial ratios under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-down if there is no nearest number).

Section 13.08           GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL.

(a)                 THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND ANY CLAIM, CONTROVERSY, DISPUTE, PROCEEDING OR CAUSE OF ACTION (WHETHER IN CONTRACT, TORT OR OTHERWISE AND WHETHER AT LAW OR IN EQUITY) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT (OTHER THAN WITH RESPECT TO ANY CREDIT DOCUMENT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE THEREIN) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN THE RELEVANT SECURITY DOCUMENT, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. ANY LEGAL ACTION OR PROCEEDING (WHETHER IN CONTRACT, TORT OR OTHERWISE AND WHETHER AT LAW OR IN EQUITY) WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT (EXCEPT THAT, (X) IN THE CASE OF ANY MORTGAGE OR OTHER SECURITY DOCUMENT, PROCEEDINGS MAY ALSO BE BROUGHT BY THE ADMINISTRATIVE AGENT OR COLLATERAL AGENT IN THE STATE IN WHICH THE RELEVANT MORTGAGED PROPERTY OR COLLATERAL IS LOCATED OR ANY OTHER RELEVANT JURISDICTION, (Y) IN THE CASE OF ANY BANKRUPTCY, INSOLVENCY OR SIMILAR PROCEEDINGS WITH RESPECT TO ANY CREDIT PARTY, ACTIONS OR PROCEEDINGS RELATED TO

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THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS MAY BE BROUGHT IN SUCH COURT HOLDING SUCH BANKRUPTCY, INSOLVENCY OR SIMILAR PROCEEDINGS AND (Z) IN THE CASE OF ANY CREDIT DOCUMENT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE THEREIN) SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, EACH OF THE PARTIES HERETO OR THERETO HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HERETO HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER IT, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENTS BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER IT. EACH PARTY HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, SUCH PARTY, AS THE CASE MAY BE, AT ITS ADDRESS SET FORTH OPPOSITE IN SCHEDULE 13.03, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. EACH PARTY HERETO IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY OTHER SUCH PARTY IN ANY OTHER JURISDICTION.

(b)                EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)                 EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER IN CONTRACT, TORT OR OTHERWISE AND WHETHER AT LAW OR IN EQUITY) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 13.09           Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.

Section 13.10           [Reserved].

Section 13.11           Headings Descriptive. The headings of the several Sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

Section 13.12           Amendment or Waiver; etc.

(a)                 Except as expressly contemplated hereby and by Section 3.06, neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the Credit Parties party hereto or thereto and the Required Lenders (although additional parties may be added to (and annexes may be modified to reflect such

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additions) the Guaranty and the Security Documents in accordance with the provisions hereof and thereof without the consent of the other Credit Parties party thereto or the Required Lenders); provided that no such change, waiver, discharge or termination shall:

(i)              without the prior written consent of each Lender (and Issuing Bank, if applicable) directly and adversely affected thereby, extend the final scheduled maturity of any Term Loan or Revolving Commitment, change the currency of any Loan or LC Disbursement, extend or postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with applicability of any post-default increase in interest rates and extensions expressly permitted by Section 2.15) or reduce or forgive the principal amount thereof,

(ii)               except as otherwise expressly provided in the Security Documents, release all or substantially all of the Collateral under all the Security Documents without the prior written consent of each Lender,

(iii)               except as otherwise provided in the Credit Documents, release all or substantially all of the value of the Guaranty without the prior written consent of each Lender,

(iv)               amend, modify or waive any pro rata sharing provision of Section 2.10, any provision of Section 11.11 or any provision of this Section 13.12(a) (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Initial Term Loans and Revolving Commitments on the Closing Date), in each case, without the prior written consent of each Lender directly and adversely affected thereby,

(v)              reduce the percentage specified in the definition of “Required Lenders” without the prior written consent of each Lender (it being understood that, with the prior written consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the extensions of Initial Term Loans and Revolving Commitments are included on the Closing Date),

(vi)               reduce the percentage specified in the definition of “Required Revolving Lenders” without the prior written consent of each Revolving Lender (it being understood that, with the prior written consent of the Required Revolving Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Revolving Lenders on substantially the same basis as the extension of Revolving Commitments are included on the Closing Date,

(vii)               consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement without the consent of each Lender,

(viii)               (1) amend or otherwise modify Section 10.11 (or for the purposes of determining compliance with Section 10.11, any defined terms used therein), (2) waive or consent to any Default or Event of Default resulting from a breach of Section 10.11(a) or (3) alter the rights or remedies of the Required Revolving Lenders arising pursuant to Article 11 as a result of a breach of Section 10.11(a), in each case, without the written consent of the Required Revolving Lenders; provided, however, that the amendments, modifications, waivers and consents described in this clause (viii) shall not require the consent of any Lenders other than the Required Revolving Lenders,

(ix)               amend Section 2.15 the effect of which is to extend the maturity of any Loan without the prior written consent of each Lender directly and adversely affected thereby,

(x)              reduce the percentage specified in the definition of “Required Term Lenders” without the prior written consent of each Term Lender (it being understood that, with the prior written consent of the Required Term Lenders, additional extensions of credit pursuant to this Agreement may be included in the

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determination of the Required Term Lenders on substantially the same basis as the extension of Initial Term Loan Commitments are included on the Closing Date),

(xi)               [reserved],

(xii)               waive any condition set forth in Article 4 as to any Credit Extension of Revolving Loans without the consent of the Required Revolving Lenders,

(xiii)               subordinate the payment or lien priority of the Term Loans or Revolving Loans without the prior written consent of each adversely affected Lender; provided that, any transaction that has the effect of subordinating (x) the Liens securing any of the Term Loans or Revolving Loans on all or substantially all of the Collateral to the Liens securing any other Indebtedness or other obligations or (y) any Term Loans or Revolving Loans in contractual right of payment to any Indebtedness (any such Indebtedness “Senior Indebtedness”), shall be subject to the approval of each adversely affected Lender, in either the case of subclause (x) or (y), unless each such adversely affected Lender (other than a Defaulting Lender) has been offered a bona fide opportunity to fund or otherwise provide its pro rata share (based on the amount of obligations that are adversely affected thereby held by each Lender) of the new Senior Indebtedness on the same terms (other than bona fide backstop fees, any arrangement or restructuring fees and reimbursement of counsel fees and other expenses in connection with the negotiation of the terms of such transaction; such fees and expenses, “Ancillary Fees”) as offered to all other providers (or their affiliates) of the Senior Indebtedness and to the extent such adversely affected Lender decides to participate in the Senior Indebtedness, receive its pro rata share of the fees and any other similar benefit (other than Ancillary Fees) of the Senior Indebtedness afforded to the providers of the Senior Indebtedness (or any of their affiliates) in connection with providing the Senior Indebtedness, or

(xiv)               amend any provision of the Credit Documents in a manner that disproportionately and adversely affects one or more Tranches of Loans or Commitments relative to any other Tranche or Tranches of Loans or Commitments without the consent of the of the Majority Lenders of each such disproportionately and adversely affected Tranche;

provided, further, that no such change, waiver, discharge or termination shall (1) increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Commitment or Aggregate Commitments shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase of the Commitment of such Lender), (2) without the consent of each Agent adversely affected thereby, amend, modify or waive any provision of Article 12 or any other provision as same relates to the rights or obligations of such Agent, (3) without the consent of Collateral Agent, amend, modify or waive any provision relating to the rights or obligations of the Collateral Agent, (4) except in cases where additional extensions of term loans are being afforded substantially the same treatment afforded to the Term Loans pursuant to this Agreement as in effect on the Closing Date, without the consent of the Majority Lenders of each Tranche which is being allocated a lesser prepayment, repayment or commitment reduction, alter the required application of any prepayments or repayments (or commitment reduction), as between the various Tranches, pursuant to Section 5.01 or Sections 5.02 (b), (c) and (d) (although (x) the Required Lenders may waive, in whole or in part, any such prepayment, repayment or commitment reduction, so long as the application, as amongst the various Tranches, of any such prepayment, repayment or commitment reduction which is still required to be made is not altered and (y) any conversion of any Tranche of Term Loans into another Tranche of Term Loans hereunder in like principal amount and any other conversion of any Tranche of Term Loans into Extended Term Loans pursuant to an Extension Amendment shall not be considered a “prepayment” or “repayment” for purposes of this clause (4)), (5) without the consent of an Issuing Bank, amend, modify or waive any provision relating to the rights or obligations of the such Issuing Bank or (6) without the prior written consent of the Majority Lenders affected thereby, amend or change the definition of “Majority Lenders” (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Majority Lenders on substantially the same basis as the extensions of Term Loans and Commitments are included on the Closing Date).

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(b)                If, in connection with any proposed change, waiver, discharge or termination of any of the provisions of this Agreement as contemplated by clauses (i) through (v), inclusive, of the first proviso to Section 13.12(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clause (A) or (B) below, to either (A) replace each such non-consenting Lender or Lenders with one or more Replacement Lenders pursuant to Section 3.04 so long as at the time of such replacement, each such Replacement Lender consents to the proposed change, waiver, discharge or termination or (B) terminate such non-consenting Lender’s Commitments and/or repay the outstanding Revolving Loans of such Lender in accordance with Section 3.04; provided that, unless the Commitments that are terminated, and Revolving Loans repaid, pursuant to the preceding clause (B) are immediately replaced in full at such time through the addition of new Lenders or the increase of outstanding Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding clause (B) the Required Lenders (determined after giving effect to the proposed action) shall specifically consent thereto; provided further that in any event the Borrower shall not have the right to replace a Lender, terminate its Commitments or repay its Revolving Loans solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to Section 13.12(a).

(c)                 Notwithstanding anything to the contrary contained in clause (a) of this Section 13.12, the Borrower, the Administrative Agent and each Lender providing the relevant Revolving Commitment Increase may (i), in accordance with the provisions of Section 2.14, enter into an Incremental Agreement, and (ii) in accordance with the provisions of Section 2.15, enter into an Extension Amendment; provided that after the execution and delivery by the Borrower, the Administrative Agent and each such Lender may thereafter only be modified in accordance with the requirements of clause (a) above of this Section 13.12.

(d)                Notwithstanding anything to the contrary in clause (a) above of this Section 13.12, this Agreement may be amended (or amended and restated) (i) with the written consent of the Required Lenders, the Administrative Agent and the Borrower, (x) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Credit Documents with the Term Loan and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and (ii) with the written consent of the Administrative Agent, the Borrower and the Refinancing Term Loan Lenders, this Agreement and the other Credit Documents shall be amended (or amended and restated) in connection with any refinancing facilities permitted pursuant to Section 2.17.

(e)                 Notwithstanding anything to the contrary herein, any fee letter may be amended, or rights and privileges thereunder waived, in a writing executed only by the parties thereto.

(f)                  Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, to the fullest extent permitted by applicable law, such Lender will not be entitled to vote in respect of amendments, waivers and consents hereunder and the Commitment and the outstanding Loans or other extensions of credit of such Lender hereunder will not be taken into account in determining whether the Majority Lenders, the Required Lenders or all of the Lenders, as required, have approved any such amendment, waiver or consent (and the definitions of “Majority Lenders,” “Required Revolving Lenders,” and “Required Lenders” will automatically be deemed modified accordingly for the duration of such period); provided that any such amendment or waiver that would increase or extend the term of the Commitment of such Defaulting Lender, extend the date fixed for the payment of principal or interest owing to such Defaulting Lender hereunder, reduce the principal amount of any obligation owing to such Defaulting Lender, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Lender or of any fee payable to such Defaulting Lender hereunder, or alter the terms of this proviso, will require the consent of such Defaulting Lender.

(g)                Further, notwithstanding anything to the contrary contained in this Section 13.12, if following the Closing Date, the Administrative Agent and any Credit Party shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Credit Documents, then the Administrative Agent and the Credit Parties shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Credit Documents if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.

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(h)                Further, notwithstanding anything to the contrary in this Section 13.12, the Borrower and the Administrative Agent shall be permitted to amend any provision of a Credit Document in order to (i) comply with local law or the advice of local counsel or (ii) to cause any Credit Document (other than this Agreement) to be consistent with this Agreement and the other Credit Documents, and, in each case, such amendment shall become effective without any further action or consent of any other party to any Credit Document.

Section 13.13           Survival. All indemnities set forth herein shall survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Obligations.

Section 13.14           Domicile of Loans. Each Lender may transfer and carry its Loans at, to or for the account of any office, Subsidiary or Affiliate of such Lender. Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 13.14 would, at the time of such transfer, result in increased costs under Section 3.01 or 3.02 from those being charged by the respective Lender prior to such transfer, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective transfer).

Section 13.15           Register. The Borrower hereby designates the Administrative Agent to serve as its non-fiduciary agent, solely for purposes of this Section 13.15, to maintain a register (the “Register”) on which the Administrative Agent will record the names and addresses of each Lender, and the Commitment of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the term hereof from time to time. Parent, the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement (and the entries in the Register shall be conclusive absent manifest error for such purposes), notwithstanding notice to the contrary. With respect to any Lender, the transfer of the Commitments of, and the principal (and interest) amounts of the Loans owing to, such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitments shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Commitments and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitments and Term Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Commitments and Term Loans shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 13.04(b). Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Term Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note (if any) evidencing such Term Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender at the request of any such Lender. The registration of any provision of Incremental Term Loan Commitments or Revolving Commitment Increases pursuant to Section 2.14 shall be recorded by the Administrative Agent on the Register only upon the acceptance of the Administrative Agent of a properly executed and delivered Incremental Agreement. Coincident with the delivery of such Incremental Agreement, for acceptance and registration of the provision of an Incremental Term Loan Commitment or a Revolving Commitment Increase, as the case may be, or as soon thereafter as practicable, to the extent requested by Lender, Notes shall be issued, at the Borrower’s expense, to such Lender to be in conformity with Section 2.05 (with appropriate modification) to the extent needed to reflect the Incremental Term Loan Commitments or Revolving Commitment Increases, and outstanding Loans made by such Lender. The Register shall be available for inspection by the Borrower and, as to its own positions only, any Lender, at any reasonable time and from time to time upon reasonable prior notice.

Section 13.16           Confidentiality.

(a)                 Subject to the provisions of clause (b) of this Section 13.16, each Agent, Lead Arranger and Lender agrees that it will not disclose without the prior consent of the Borrower (other than to its affiliates and its and their respective directors, officers, employees, auditors, advisors or counsel or to another Lender if such Lender or such Lender’s holding or parent company in its reasonable discretion determines that any such party should have access to such information in connection with the transactions contemplated by this Agreement and such Agent’s, Lead Arranger’s or Lender’s role hereunder or investment in the Term Loans; provided such Persons shall be subject to the provisions of this Section 13.16 to the same extent as such Lender (or language substantially similar to this Section 13.16(a))) any non-public information with respect to the Borrower or any of its Subsidiaries (other than, for the

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avoidance of doubt, information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry) which is now or in the future furnished by or on behalf of any Credit Party pursuant to this Agreement or any other Credit Document; provided that each Agent, Lead Arranger and Lender may disclose any such information (i) as has become generally available to the public other than by virtue of a breach of this Section 13.16(a) by such Agent, Lead Arranger or Lender, (ii) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or Federal or supranational regulatory body (including any self-regulatory body) having or claiming to have jurisdiction over such Agent, Lead Arranger or Lender (including any self-regulatory body) or to the Federal Reserve Board or other central banking authority or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (iii) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (iv) in order to comply with any law, order, regulation or ruling applicable to such Agent, Lead Arranger or Lender, (v) in the case of any Lead Arranger or Lender, to the Administrative Agent or the Collateral Agent, (vi) to any prospective or actual direct or indirect contractual counterparty (other than any Disqualified Lender except that the list of Disqualified Lenders may be furnished) in any swap, hedge or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreements or payments hereunder (or to any such contractual counterparty’s professional advisor), so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section 13.16 (or language substantially similar to this Section 13.16(a)), (vii) in the case of any Lender, to any prospective or actual transferee, pledgee or participant (other than any Disqualified Lender except that the list of Disqualified Lenders may be furnished) in connection with any contemplated transfer, pledge or participation of any of the Notes or Commitments or any interest therein by such Lender, (viii) has become available to any Agent, Lead Arranger, any Lender, or any of their respective Affiliates on a non-confidential basis from a source other than Parent, the Borrower or any Subsidiary thereof, and which source is not known by such Person to be subject to a confidentiality restriction in respect thereof in favor of the Borrower or any Affiliate of the Borrower, (ix) for purposes of establishing a “due diligence” defense and (x) that has been independently developed by such Agent, Lead Arranger or Lender without the use of any other confidential information provided by the Borrower or on the Borrower’s behalf; provided that such prospective transferee, pledge or participant agrees to be bound by the confidentiality provisions contained in this Section 13.16 (or language substantially similar to this Section 13.16(a)); provided, further, that, to the extent permitted pursuant to any applicable law, order, regulation or ruling, and other than in connection with credit and other bank examinations conducted in the ordinary course with respect to such Agent, Lead Arranger or Lender, in the case of any disclosure pursuant to the foregoing clauses (ii), (iii) or (iv), such Agent, Lead Arranger or Lender will use its commercially reasonable efforts to notify the Borrower in advance of such disclosure so as to afford the Borrower the opportunity to protect the confidentiality of the information proposed to be so disclosed; provided, further, that, in the case of information received from the Borrower after the Closing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of information as provided in this Section 13.16 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord to its own confidential information.

(b)                The Borrower hereby acknowledges and agrees that each Lender may share with any of its affiliates, and such affiliates may share with such Lender, any information related to Parent, the Borrower or any of its Subsidiaries (including, without limitation, any non-public customer information regarding the creditworthiness of Parent, the Borrower and its Subsidiaries); provided such Persons shall be subject to the provisions of this Section 13.16 to the same extent as such Lender.

(c)                 For the avoidance of doubt, nothing in this Section 13.16 shall prohibit any Person from voluntarily disclosing or providing any information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”), in each case without any notification to any person, to the extent that any such prohibition on disclosure set forth in this Section 13.16 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

Section 13.17           USA Patriot Act Notice. Each Lender hereby notifies Parent and the Borrower that pursuant to the requirements of the USA PATRIOT Act Title III of Pub. 107-56 (signed into law October 26, 2001 and amended on March 9, 2009) (the “Patriot Act”) and the Beneficial Ownership Regulation, it is required to obtain, verify, and record information that identifies Parent, the Borrower and each Subsidiary Guarantor, which information includes the name of each Credit Party and other information that will allow such Lender to identify the Credit Party in accordance with

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the Patriot Act and the Beneficial Ownership Regulation, and each Credit Party agrees to provide such information from time to time to any Lender.

Section 13.18           Canadian Anti-Terrorism Laws.

(a)                 If, upon the written request of any Lender, the Administrative Agent has ascertained the identity of Parent or the Borrower or any authorized signatories of Parent or the Borrower for purposes of Canadian Anti-Terrorism Laws, then the Administrative Agent:

(i)              shall be deemed to have done so as an agent for such Lender, and this Agreement shall constitute a “written agreement” in such regard between such Lender and the Administrative Agent within the meaning of the applicable Canadian Anti-Terrorism Law; and

(ii)               shall provide to such Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

(b)                Notwithstanding and except as may otherwise be agreed in writing, each of the Lenders agrees that the Administrative Agent does not have any obligation to ascertain the identity of Parent or the Borrower or any authorized signatories of Parent or the Borrower on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from Parent or the Borrower or any authorized signatory in doing so.

Section 13.19           Waiver of Sovereign Immunity. Each of the Credit Parties, in respect of itself, its Subsidiaries, its process agents, and its properties and revenues, hereby irrevocably agrees that, to the extent that Parent, the Borrower, or any of its Subsidiaries or any of their respective properties has or may hereafter acquire any right of immunity, whether characterized as sovereign immunity or otherwise, from any legal proceedings, whether in the United States or elsewhere, to enforce or collect upon the Loans or any Credit Document or any other liability or obligation of Parent, the Borrower, or any of its Subsidiaries related to or arising from the transactions contemplated by any of the Credit Documents, including, without limitation, immunity from service of process, immunity from jurisdiction or judgment of any court or tribunal, immunity from execution of a judgment, and immunity of any of its property from attachment prior to any entry of judgment, or from attachment in aid of execution upon a judgment, Parent and the Borrower, for themselves and on behalf of their respective Subsidiaries, hereby expressly waive, to the fullest extent permissible under applicable law, any such immunity, and agree not to assert any such right or claim in any such proceeding, whether in the United States or elsewhere. Without limiting the generality of the foregoing, Parent and the Borrower further agrees that the waivers set forth in this Section 13.19 shall have the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and are intended to be irrevocable for purposes of such Act.

Section 13.20           Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Solely to the extent an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or Issuing Bank that is an Affected Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)               the application of any Write-Down and Conversion Powers by an the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)               the effects of any Bail-In Action on any such liability, including, if applicable:

(i)               a reduction in full or in part or cancellation of any such liability;

(ii)               a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution

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that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii)               the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any the applicable Resolution Authority.

Section 13.21           Judgment Currency.

(a)                 If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due to a Lender in any currency (the “Original Currency”) into another currency (the “Other Currency”), the parties agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, such Lender could purchase the Original Currency with the Other Currency on the Business Day preceding the day on which final judgment is given or, if permitted by applicable law, on the day on which the judgment is paid or satisfied.

(b)                The obligations of the Borrower in respect of any sum due in the Original Currency from it to the Lender under any of the Credit Documents shall, notwithstanding any judgment in any Other Currency, be discharged only to the extent that on the Business Day following receipt by the Lender of any sum adjudged to be so due in the Other Currency, the Lender may, in accordance with normal banking procedures, purchase the Original Currency with such Other Currency. If the amount of the Original Currency so purchased is less than the sum originally due to the Lender in the Original Currency, the Borrower agrees, as a separate obligation and notwithstanding the judgment, to indemnify the Lender, against any loss, and, if the amount of the Original Currency so purchased exceeds the sum originally due to the Lender in the Original Currency, the Lender shall remit such excess to the Borrower.

Section 13.22           Absence of Fiduciary Relationship. Notwithstanding any other provision of this Agreement or any provision of any other Credit Document, (i) neither the Lead Arrangers nor any Lender shall, solely by reason of this Agreement or any other Credit Document, have any fiduciary, advisory or agency relationship or duty in respect of any Lender or any other Person and (ii) Parent and the Borrower hereby waive, to the fullest extent permitted by law, any claims they may have against the Lead Arrangers or any Lender for breach of fiduciary duty or alleged breach of fiduciary duty.

Section 13.23           Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumption Agreements, amendments or other Notice of Borrowings, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

Section 13.24           Entire Agreement. This Agreement and the other Credit Documents represent the final agreement among the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements among the parties.

Section 13.25           Parallel Debt

(a)                 Notwithstanding any other provision of this Agreement, each Credit Party hereby irrevocably and unconditionally undertakes to pay to the Collateral Agent, as creditor in its own right and not as representative of the other Secured Creditors, sums equal to and in the currency of each amount of the Obligations payable by any Credit

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Party to any Secured Creditor arising out of this Agreement, any other Credit Document, the Designated Interest Rate Protection Agreements, or any Designated Treasury Services Agreement (“Principal Obligations”) as and when that amount falls due for payment under the relevant Credit Document, Designated Interest Rate Protection Agreement or Designated Treasury Services Agreement or that would have fallen due but for any Insolvency or Liquidation Proceedings (“Parallel Debt Obligations”).

(b)                Each Credit Party and each Secured Creditor (other than the Collateral Agent) acknowledges that the Collateral Agent shall have its own independent right to demand payment of the Parallel Debt Obligations and that such right is several from the rights of the other Secured Creditors to demand payment of the Principal Obligations provided that the payment by a Credit Party of its Parallel Debt Obligations to the Collateral Agent in accordance with this Section 13.25(a) shall also discharge (in the amount of the relevant payment) the corresponding Principal Obligations and vice versa the payment by a Credit Party of its Principal Obligations in accordance with the provisions of the Credit Documents shall also discharge (in the amount of the relevant payment) the corresponding Parallel Debt Obligations but further provided that no Principal Obligation shall be discharged by a discharge of the Parallel Debt Obligations if such discharge of the Parallel Debt Obligations is effected by virtue of any set-off, counterclaim or similar defence invoked by a Credit Party vis-à-vis the Collateral Agent.

(c)                 All amounts from time to time received or recovered by the Collateral Agent under this Section 13.25 and/or in connection with the realization and enforcement of all or any part of the Credit Documents shall be applied by the Collateral Agent in accordance with this Section 13.25.

Section 13.26           Intercreditor Agreement.

(a)                 EACH LENDER PARTY HERETO UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT IT (AND EACH OF ITS SUCCESSORS AND ASSIGNS) AND EACH OTHER LENDER (AND EACH OF THEIR SUCCESSORS AND ASSIGNS) SHALL BE BOUND BY THE PARI PASSU INTERCREDITOR AGREEMENT, WHICH IN CERTAIN CIRCUMSTANCES MAY REQUIRE (AS MORE FULLY PROVIDED THEREIN) THE TAKING OF CERTAIN ACTIONS BY THE LENDERS, INCLUDING THE PURCHASE AND SALE OF PARTICIPATIONS BY VARIOUS LENDERS TO EACH OTHER IN ACCORDANCE WITH THE TERMS THEREOF.

(b)       THE PROVISIONS OF THIS SECTION 13.26 ARE NOT INTENDED TO SUMMARIZE OR FULLY DESCRIBE THE PROVISIONS OF THE PARI PASSU INTERCREDITOR AGREEMENT. REFERENCE MUST BE MADE TO THE PARI PASSU INTERCREDITOR AGREEMENT ITSELF TO UNDERSTAND ALL TERMS AND CONDITIONS THEREOF. EACH LENDER IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF THE PARI PASSU INTERCREDITOR AGREEMENT AND THE TERMS AND PROVISIONS THEREOF, AND NO AGENT OR ANY OF AFFILIATES MAKES ANY REPRESENTATION TO ANY LENDER AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE PARI PASSU INTERCREDITOR AGREEMENT. A COPY OF THE PARI PASSU INTERCREDITOR AGREEMENT MAY BE OBTAINED FROM THE ADMINISTRATIVE AGENT.

Section 13.27           Acknowledgement Regarding Any Supported QFCs. To extent that the Credit Documents provide support, through a guarantee or otherwise, for Swap Obligations or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Credit Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York or of the United States or any other state of the United States):

(a)                 In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime

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if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

*       *       *

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IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

COMPOSECURE, INC.,
as Parent

By:	/s/ Mary Holt
	Name:	Mary Holt
	Title:	Chief Financial Officer

COMPOSECURE HOLDINGS, L.L.C.,
as the Borrower

By:	/s/ Mary Holt
	Name:	Mary Holt
	Title:	Chief Financial Officer

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and Collateral Agent

By:	/s/ Radha Mehta
	Name:	Radha Mehta
	Title:	Authorized officer

JPMORGAN CHASE BANK, N.A.,
as a Lender and an Issuing Bank

By:	/s/ Radha Mehta
	Name:	Radha Mehta
	Title:	Authorized officer

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A.,
as a Lender and an Issuing Bank

By:	/s/ Michael Freije
	Name:	Michael Freije
	Title:	Vice President

[Signature Page to Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH,
as a Lender and an Issuing Bank

By:	/s/ Philip Tancorra
	Name:	Philip Tancorra
	Title:	Director

By:	/s/ Suzan Onal
	Name:	Suzan Onal
	Title:	Director

[Signature Page to Credit Agreement]

GOLDMAN SACHS BANK USA,
as a Lender and an Issuing Bank

By:	/s/ Dana Siconolfi
	Name:	Dana Siconolfi
	Title:	Authorized Signatory

[Signature Page to Credit Agreement]

THE TORONTO-DOMINION BANK,
as a Lender and an Issuing Bank

By:	/s/ Ryan Mrozek
	Name:	Ryan Mrozek
	Title:	Director

By:	/s/ Peter Grouios
	Name:	Peter Grouios
	Title:	Director

[Signature Page to Credit Agreement]

BANK OF MONTREAL,
as a Lender and an Issuing Bank

By:	/s/ Andrew Berryman
	Name:	Andrew Berryman
	Title:	Managing Director

[Signature Page to Credit Agreement]

CITIZENS BANK, N.A.,
as a Lender and an Issuing Bank

By:	/s/ Sean McWhinnie
	Name:	Sean McWhinnie
	Title:	Managing Director

[Signature Page to Credit Agreement]

FIFTH THIRD BANK, NATIONAL ASSOCIATION,
as a Lender and an Issuing Bank

By:	/s/ James Disher
	Name:	James Disher
	Title:	Vice President

[Signature Page to Credit Agreement]

ROYAL BANK OF CANADA,
as a Lender and an Issuing Bank

By:	/s/ John Cokinos
	Name:	John Cokinos
	Title:	Managing Director, Head of Leveraged Finance

[Signature Page to Credit Agreement]

THE BANK OF NOVA SCOTIA,
as a Lender and an Issuing Bank

By:	/s/ Catherine Jones
	Name:	Catherine Jones
	Title:	Managing Director

[Signature Page to Credit Agreement]

THE HUNTINGTON NATIONAL BANK,
as a Lender and an Issuing Bank

By:	/s/ Alan DeKeukelaere
	Name:	Alan DeKeukelaere
	Title:	Senior Vice President

[Signature Page to Credit Agreement]